SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

PEPCO HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Statement and

2004 Annual Report to Shareholders

Dear Fellow Shareholders,

I am pleased to report that we made excellent progress on our business plan in 2004. We strengthened the performance of our core power delivery business, reduced the risk profile of our competitive businesses, shed non-core assets and continued to improve our balance sheet.

Our progress was reflected in improved financial performance in 2004. Pepco Holdings reported consolidated earnings of $258.7 million for the year, or $1.47 per share, improving upon the $113.5 million, or 66 cents per share earned during the same period in 2003. Much of the increase was driven by the improved performance of our competitive energy businesses. We also made significant progress toward our debt and preferred stock reduction goal, reducing debt and preferred stock by about $480 million in 2004.

Also of note, we achieved a total shareholder return of more than 22 percent in the combined period of 2003 and 2004, despite the “overhang” of the Mirant bankruptcy proceeding. We continue to aggressively protect our interests in that case to remove any uncertainty that may by hampering the full realization of our shareholder value.

Business Strategy Proves Sound

In my 2003 Shareholder Letter, I said that we were taking actions to set the stage for future earnings growth. I believe that our 2004 financial performance demonstrates that our actions were successful and that our strategy is sound as we move toward our vision of becoming the premier power delivery and energy services company in the mid-Atlantic region.

The positive indicators are many: our sales are growing steadily, our customer satisfaction ratings are on the rise, we have achieved reasonable regulatory agreements and our service territories are economically robust.

PHI Power Delivery Consolidates; Delivers Improved Earnings

Our regulated power delivery business continues to be our primary focus. It is low-risk and stable, producing a steady stream of cash that comfortably pays for our construction expenditures, debt service and shareholder dividends.

I am optimistic about our progress. The organization has moved aggressively to combine operations and the result was an earnings contribution of $233.4 million in 2004, and the establishment of a platform for further efficiencies and savings in 2005 and beyond. We met the challenges of conducting business under delivery rate caps by continuing our work on integration and process redesign with a focus on effectively managing overall spending.

Our mission is to provide excellent customer service and reliability, and we have made a commitment to become a leader in emergency community response. We have made significant strides toward these goals including:

•	completing computer system enhancements to help analyze and locate the cause of outages,

Letter to Shareholders	Cover Page
Notice of 2005 Annual Meeting and Proxy Statement	1
Audit Committee Charter	A-1
Policy on the Approval of Services Provided by the Independent Auditor	B-1
2004 Annual Report to Shareholders	C-1

• Business of the Company	C-7
• Management’s Discussion and Analysis	C-16
• Quantitative and Qualitative Disclosures about Market Risk	C-64
• Consolidated Financial Statements	C-71
Board of Directors and Officers	C-142
Investor Information	C-143

•	working with local communities to address power concerns,

•	increasing the amount of communication with our customers,

•	improving the way we estimate restoration times,

•	educating the public on how to prepare for storms, and

•	enhancing our emergency response plan to more effectively interface with external agencies across multiple jurisdictions.

I was pleased that our efforts in these areas were rewarded with improved customer satisfaction ratings in the 2004 Market Strategies Inc. survey of east coast utilities, in which we participate each year. These improvements are just the beginning. We are committed to continuing on our path toward exceptional performance.

We also are making targeted, focused investments in our transmission system to improve reliability. In 2004, we completed one section of a high-voltage transmission line in New Jersey; the final section is expected to be in operation by July 2005. We were proud to receive the Engineering Excellence Distinguished Award from the American Council of Engineering Companies of New Jersey for siting, permitting and constructing this line.

Also in New Jersey, we are in the process of obtaining regulatory approvals to construct several transmission facilities to maintain reliability after the planned closing of the B.L. England Generating Station in December 2007.

In Delaware in 2006, we will complete a new high-voltage transmission line that spans the state from north to south and improves reliability on the Delmarva peninsula, and in Maryland, between 2005 and 2007, we will continue to install new equipment on Pepco’s transmission system that will improve reliability in that area.

Competitive Energy Posts Profits in a Challenging Market

PHI continues to complement its power delivery foundation by operating profitable, competitive energy businesses. Conectiv Energy provides electric power, capacity, and ancillary services in the wholesale markets administered by PJM, the regional transmission organization that coordinates the movement of wholesale electricity in our region. Conectiv Energy also supplies electricity to other wholesale market participants under long-term bilateral contracts.

Through its focus on cost improvements, efficiency, and a conservatively managed hedging strategy, Conectiv Energy has extracted value in a difficult wholesale energy market. Conectiv Energy posted a marked improvement in earnings growth in 2004, from a loss of $82.8 million in 2003 to a positive contribution of $54.9 million in 2004. Conectiv Energy is well positioned to take advantage of improving market conditions.

PHI’s competitive retail arm, Pepco Energy Services (PES) has profitably capitalized on the retail energy market by supplying electricity, gas and a full range of energy services. PES is one of the largest retail energy providers in PJM, and we expect it to continue attracting customers as rate caps on electricity supply expire in surrounding states. Eighty percent of PES’ revenue comes from sales to large commercial and industrial gas and electricity customers, while 20 percent is from sales of equipment and services. Pepco Energy Services also posted a good year, boosting its earnings contribution from $2 million in 2003 to $12 million in 2004. In fact, 2004 marked Pepco Energy Service’s best earnings year ever.

As part of our strategy of focusing on core assets, we announced in 2003 that we would stop making additional investments in Potomac Capital Investment Corp. (PCI) in 2004. As planned, PCI divested non-core assets and increased cash flow by selling its interests in Starpower (a tele-communications joint venture), all remaining aircraft and other non-utility property. PHI continues to manage PCI’s existing cross-border energy leases.

2

Good Regulatory Relationships Produce Positive Results

Good regulatory relationships are an important element of our strategy to focus on the power delivery business. In 2004, we successfully implemented the transition to market-based default supply service in both Maryland and the District of Columbia. Pepco and Delmarva Power were each approved as the provider of default service and will receive a margin on Standard Offer Service sales of about 0.2 cents per kilowatt hour, on average. We’re pleased with this outcome and see it as a demonstration of a constructive regulatory climate.

Delaware has also adopted the “wholesale model” and recently selected Delmarva Power as the provider of default service when price caps are removed in mid-2006. Under the wholesale model, Delmarva Power will procure energy supply through a competitive process. The mechanics of this process will be defined at a later date.

We continue to work closely with interested parties to craft a settlement on the Atlantic City Electric base rate case. While the process has taken longer than anticipated, we believe we will resolve this case in the near term. Also worth noting, we have finished the first round of post restructuring rate reviews in Maryland and the District with no findings that we are over-earning.

Looking to the future, we are gearing up for the expiration of retail delivery rate caps in 2006 in Delaware and Maryland, and 2007 in the District of Columbia. We plan to pursue achieving fair rates that reflect our costs and a reasonable return on our investments.

We are Strengthening Our Regional Focus

In order to strengthen our public policy focus and better serve our customers, we are heightening the regional focus in the way we do business. This entails returning to our roots as the local power company serving the local community. With this in mind, we are returning to our historic utility names of Delmarva Power and Atlantic City Electric in those regions and we plan to reintroduce these brands gradually over the coming months. In addition, each of our three regions—Atlantic City Electric, Delmarva Power and Pepco—will be spearheaded by a PHI leader who will be responsible for building mutually beneficial relationships with the local constituencies and responding to their needs.

PHI’s Credit Profile Is Improving

In response to the expectations of the financial community, we are channeling our cash flows into improving our balance sheet with the goal of achieving an equity ratio as a percentage of total capital in the 40-45 percent range by the close of 2007. Toward that end, we are on track to reduce debt by $1.3 billion over the five-year period ending in 2007. Steps taken in 2003-04 included issuing more than $340 million of equity and refinancing about $945 million of higher costs securities. By year end 2004, we achieved $730 million or 56 percent of our goal.

Our Internal Controls and Corporate Policies are Effective

In 2004, we met our deadlines for documenting, evaluating and testing our internal financial controls at the PHI holding company level as required by the Sarbanes-Oxley Act (SOX). Significant energy was applied to this effort, and as we expected, our independent registered public accounting firm, PricewaterhouseCoopers LLP, in an independent review found that we maintained effective internal control over financial reporting as of the December 31, 2004 deadline. In 2005, we will take advantage of our experience and identify further opportunities to improve the operating effectiveness and efficiency of internal control over financial reporting

Early in 2005, we launched a new Web-based Corporate Business Policies course and certification process, part of a broader online Corporate Ethics Center. On an annual basis, employees and other persons in positions of trust are required to certify that they know and understand PHI’s comprehensive set of business policies. Conducting the certification process by requiring completion of an online course is a best practice in corporate governance.

3

Competitive Employee Programs, Contracts Implemented

In 2004, we integrated the compensation and benefits programs for PHI’s management employees into a single program that provides a competitive package of benefits, streamlines administration, achieves cost savings and improves employee mobility across the organization. We also introduced a new Performance Accountability System that ties financial incentives to individual, organization and team goals. This approach aligns our activities at all levels with the corporate business plan and is designed to achieve improved performance.

In 2004, we successfully negotiated a new five-year labor agreement with IBEW, Local 1900, that represents employees in our Pepco region. In 2005, a number of contracts expire for employees who work in the Delmarva Power and Atlantic City Electric regions and we will be seeking to negotiate agreements that more closely align the benefits and compensation of all our union employees, while being competitive with the market.

We are Enhancing our Safety and Environmental Programs

Safety and environmental stewardship are at the heart of our core values. In 2004, we were deeply saddened by three tragic employee job-related deaths. True to our values, we have rededicated ourselves to significantly improving our safety culture and performance through increasing field audits, instituting an executive panel to review accidents, emphasizing adherence to safety rules and expanding our safety training program.

In the environmental arena, we continue to reach out with partners to increase environmental stewardship efforts in our regions. In 2004, new wetlands preservation initiatives were begun in Delaware and river restoration initiatives increased throughout our regions, including the Anacostia and Potomac Rivers. We continue to minimize pollution by recycling annually about 4,000 tons of material—from the metal and wires that distribute our electricity to the tires used on our service vehicles. Through Pepco Energy Services, we own and manage a portfolio of assets which produce energy from environmentally friendly renewable sources that we sell to customers throughout the mid-Atlantic region.

We were honored in 2004 to be recognized by Fortune and DiversityInc magazines for our commitment to diversity in employee programs and business practices. Our team has been diligent in its efforts to ensure that diversity is a core business value and this recognition is an affirmation that we are moving in the right direction.

A Note of Thanks to Our Employees and Directors

I want you to know that I am very proud of PHI’s employees. They work hard each day to deliver essential energy services to our customers and to provide a stable return to you, our shareholders. Ours is a dedicated, talented and diverse team—and I want to express my appreciation for the value they create each day.

I also am proud of our Board of Directors, who worked diligently to ensure that our governance practices are among the best.

Let me close by restating the fundamentals of our business: a stable, rate-regulated power delivery business complemented by profitable, competitive energy businesses. We are focused on generating cash flows to support a secure dividend and improve our credit profile. We believe these fundamentals, as evidenced by our 2004 financial performance and total shareholder return, make PHI a very attractive investment. We are optimistic about our future, and we look forward to providing increased value to our shareholders.

Sincerely,

Dennis R. Wraase

Chairman of the Board,

President and Chief Executive Officer

March 31, 2005

4

701 Ninth Street, N.W.

Washington, D.C. 20068

Notice of Annual Meeting of Shareholders

March 31, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pepco Holdings, Inc. will be held at 10:00 a.m. local time on Friday, May 20, 2005 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. for the following purposes:

1.	To elect three directors to serve for a term of three years;

2.	To consider and take action on a proposal to amend the Restated Certificate of Incorporation to declassify the Company’s staggered Board;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2005;

4.	To consider and vote on a shareholder proposal concerning the election of directors by a majority vote, if the proposal is brought before the meeting;

5.	To transact such other business as may properly be brought before the meeting.

All holders of record of the Company’s common stock at the close of business on Monday, March 21, 2005, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting.

By order of the Board of Directors,

ELLEN SHERIFF ROGERS
Vice President and Secretary

IMPORTANT

You are cordially invited to attend the meeting in person.

Even if you plan to be present, you are urged to vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions attached to your proxy card, or complete, sign, date and return your proxy card in the envelope provided.

If you attend the meeting, you may vote either in person or by proxy.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

TO VOTE YOUR SHARES, USE THE INTERNET

OR CALL THE TOLL-FREE TELEPHONE NUMBER

AS DESCRIBED IN THE INSTRUCTIONS ATTACHED TO YOUR PROXY CARD,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED.

THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT

Annual Meeting of Shareholders

Pepco Holdings, Inc.

March 31, 2005

This Proxy Statement is being furnished by the Board of Directors of Pepco Holdings, Inc. (the “Company” or “Pepco Holdings”) in connection with its solicitation of proxies to vote on the matters to be submitted to a vote of shareholders at the 2005 Annual Meeting. This Proxy Statement, together with the Company’s 2004 Annual Report, which is attached as Annex C to the Proxy Statement, the Notice of Annual Meeting, and a proxy card, is being first mailed to shareholders of record on or about April 5, 2005.

The Company is a holding company formed in connection with the merger of Potomac Electric Power Company (“Pepco”) and Conectiv. As a result of the merger, which occurred on August 1, 2002, Pepco and Conectiv became wholly owned subsidiaries of the Company. The address of the Company’s principal executive offices is 701 Ninth Street, N.W., Washington, D.C. 20068.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. local time on Friday, May 20, 2005 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

Will the Annual Meeting be Web cast?

The live audio and slide presentation of the meeting can be accessed at PHI’s Web site, www.pepcoholdings.com/investors. An audio only version will also be available. The dial-in information will be announced in a news release at a later date.

What matters will be voted on at the Annual Meeting?

1.	The election of three directors for three-year terms.

The Board recommends a vote FOR each of the three candidates nominated by the Board of Directors and identified in Item 1 in this Proxy Statement.

2.	The approval of an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board.

The Board recommends a vote FOR this proposal.

3.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2005.

The Board recommends a vote FOR this proposal.

4.	A shareholder proposal set forth in Item 4 in this Proxy Statement concerning the election of directors by a majority vote, if the proposal is introduced at the meeting by the shareholder proponent.

The Board recommends a vote AGAINST this proposal.

How do I vote shares held in my own name?

If you own your shares in your own name, you can either attend the Annual Meeting and vote in person or you can vote by proxy without attending the meeting. You can vote by proxy in any of three ways:

•	Via Internet: Go to https://www.proxyvotenow.com/pom. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to follow to obtain your records and to create an electronic voting instruction form. At this Web site, you also can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-866-205-9103. Have your proxy card in hand when you call, and you will be given simple voting instructions to follow.

•	In Writing: Complete, sign, date and return the enclosed proxy card in the postage-paid envelope that has been provided.

The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 19, 2005. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions. If you return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted FOR the election of each of the Board of Director’s director nominees, FOR the amendment to the Restated Certificate of Incorporation, FOR the ratification of the independent registered public accounting firm and AGAINST the shareholder proposal.

How do I vote shares held through a brokerage firm, bank or other financial intermediary?

If you hold shares through a brokerage firm, bank or other financial intermediary, you will receive from that intermediary directions on how to direct the voting of your shares by the intermediary, which may include voting instructions given via the Internet or by telephone. If you hold your shares through a brokerage firm, bank or other financial intermediary you may not vote in person at the Annual Meeting unless you obtain a proxy from the record holder.

Who is eligible to vote?

All shareholders of record at the close of business on March 21, 2005 (the “record date”) are entitled to vote at the Annual Meeting. As of the close of business on the record date 188,462,359 shares of Pepco Holdings common stock, par value $.01 per share (the “Common Stock”), were outstanding. Each outstanding share of Common Stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the Annual Meeting.

What is the quorum requirement?

In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of Common Stock must be present at the meeting either in person or by proxy.

What shares are included on the enclosed proxy card?

The number of shares printed on the enclosed proxy card indicates the number of shares of Common Stock that, as of the record date, you held of record, plus (i) any shares held for your account under the Pepco Holdings Dividend Reinvestment Plan and (ii) if you are a participant in the Atlantic Electric 401(k) Savings and Investment Plan-B, the shares held for your account under that plan. See “How is stock in the 401(k) plans for employees voted?”

How is stock in the Pepco Holdings Dividend Reinvestment Plan voted?

Shares held by the Pepco Holdings Dividend Reinvestment Plan will be voted by the Plan administrator in accordance with your instructions on the proxy card or given via the Internet or by telephone.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card (other than because you are a participant in either a Conectiv or a Pepco 401(k) savings plans and receive a separate voting instruction card), it is because your shares are registered in different names or with different addresses. You must sign, date and return each proxy card that you receive (or grant a proxy for the shares represented by each proxy card via the Internet or by telephone) in order for all of your shares to be voted at the Annual Meeting. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address.

How is stock in the 401(k) plans for employees voted?

If you are a current or former employee who is a participant in one of the Pepco 401(k) savings plans:

You will receive directly from Fidelity Investments, the trustee for the Pepco 401(k) savings plans, a separate voting instruction card showing the number of shares of Common Stock held for your account as of the record date by the plan(s) in which you are a participant. To instruct the plan trustee on how to vote these shares, you must complete, date, sign and return the voting instruction card per the directions printed on that card. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the applicable Pepco plan(s).

If you are a current or former employee who is a participant in the Conectiv Savings and Investment Plan, the Conectiv PAYSOP/ESOP or the Atlantic Electric 401(k) Savings and Investment Plan-B:

If you are a current or former employee who is a participant in either or both of the Conectiv Savings and Investment Plan and the Conectiv PAYSOP/ESOP, you will receive directly from The Vanguard Group, the trustee for each of the plans, a separate voting instruction card showing the number of shares of Common Stock held for your account as of the record date by the plan(s) in which you are a participant. These shares will be voted by the Plan trustee in accordance with your instructions on the voting instruction card. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the applicable plan(s).

If you are a current or former employee who is a participant in the Atlantic Electric 401(k) Savings and Investment Plan-B, then the number of shares printed on the enclosed proxy card includes shares of Common Stock held through that plan. By completing, dating, signing and returning this proxy card, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by the other participants in the plan.

Can I change my vote after I have returned my proxy card or granted a proxy via the Internet or by telephone?

If you own your shares in your own name, you may revoke your proxy, regardless of the manner in which it was submitted, by:

•	sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

•	submitting a properly signed proxy dated a later date;

•	submitting a later dated proxy via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you hold shares through a brokerage firm, bank, other financial intermediary or in an employee benefit plan, you should contact that intermediary or plan trustee for instructions on how to change your vote.

How can I obtain more information about the Company?

The Company’s 2004 Annual Report to Shareholders is included as Annex C after page B-3 of this Proxy Statement. You may also visit the Company’s Web site at www.pepcoholdings.com.

1.    ELECTION OF DIRECTORS

Thirteen directors currently constitute the entire Board of Directors of the Company. The Board of Directors is divided into three classes, two currently consisting of four directors and one consisting of five directors. Immediately prior to the commencement of the 2005 Annual Meeting, the number of directors will be reduced to 12 and the Board of Directors will be divided into three classes, one consisting of three directors, one consisting of four directors and one consisting of five directors. Directors of each class are elected to serve three-year terms. At the Annual Meeting, three directors are to be elected, each to hold office for a three-year term that expires at the 2008 Annual Meeting, and until his or her successor is elected and qualified.

Edmund B. Cronin, Jr., Pauline A. Schneider and Dennis R. Wraase were recommended for nomination to the Board by the Corporate Governance/Nominating Committee.

The Board of Directors recommends a vote FOR each of the three nominees listed on the following page.

What vote is required to elect the directors?

Directors are elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of votes will be elected as directors.

What happens if a nominee is unable to serve as a director?

Each nominee identified in this Proxy Statement has confirmed that he or she is willing and able to serve as a director. However, should any of the nominees, prior to the Annual Meeting, become unavailable to serve as a director for any reason, the Board of Directors either may reduce the number of directors to be elected or, on the recommendation of the Corporate Governance/ Nominating Committee, select another nominee. If another nominee is selected, all proxies will be voted for that nominee.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2008

Edmund B. Cronin, Jr., age 67, since 2000 has been Chairman of the Board, and since 1995 has been President and Chief Executive Officer of Washington Real Estate Investment Trust, based in Rockville, Maryland, which owns income-producing real estate in the mid-Atlantic region. Mr. Cronin was a director of Pepco from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Pauline A. Schneider, age 61, joined the Washington office of the law firm of Hunton & Williams in 1985 and has been a partner there since 1987. From October 2000 to October 2002, Ms. Schneider served as Chair of the Board of MedStar Health, Inc., a community-based healthcare organization that includes seven major hospitals in the Washington, D.C./Baltimore area. Also, between 1998 and 2002, she chaired the Board of The Access Group, Inc., a not-for-profit student loan provider headquartered in Wilmington, Delaware. She continues her service on both boards. She is a director of DiamondCluster International, Inc. Ms. Schneider was a director of Pepco from 2001 until August 1, 2002. She has been a director of the Company since August 1, 2002.

Dennis R. Wraase, age 61, is Chairman, President and Chief Executive Officer of the Company. He is also Chairman and Chief Executive Officer of Pepco and Conectiv and was President and Chief Operating Officer of Pepco from January 2001 through August 1, 2002. From August 2002 through May 2003, Mr. Wraase was Chief Operating Officer of the Company. He was President and Chief Financial Officer of Pepco from May 2000 until January 2001. From 1999 to 2000, he was Executive Vice President and Chief Financial Officer of Pepco. Mr. Wraase has been a director of Pepco since 1998 and Conectiv since August 1, 2002. He has been a director of the Company since 2001.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2006

Terence C. Golden, age 60, since 2000 has been Chairman of Bailey Capital Corporation in Washington, D.C. Bailey Capital Corporation is a private investment company. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and a director of Host Marriott Corporation. He continues to serve as a director of Host Marriott Corporation and of the Morris & Gwendolyn Cafritz Foundation. Mr. Golden also currently serves as Chairman of the Federal City Council. Mr. Golden was a director of Pepco from 1998 until August 1, 2002. He has been a director of Pepco Holdings, Inc. since August 1, 2002.

George F. MacCormack, age 61, is retired Group Vice President, DuPont, Wilmington, Delaware, a position he held from 1999 through 2003. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for DuPont. Mr. MacCormack was a director of Conectiv from 2000 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Floretta D. McKenzie, age 69, since January 1, 2005, is Senior Advisor to The American Institutes for Research, a District of Columbia-based education research organization and was the Founder and, until December 31, 2004, the Chairwoman of The McKenzie Group, Inc., a District of Columbia-based educational consulting firm. Dr. McKenzie is a director of Marriott International, Inc. Dr. McKenzie was a director of Pepco from 1988 until August 1, 2002. She has been a director of the Company since August 1, 2002.

Lawrence C. Nussdorf, age 58, since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and real estate company based in Bethesda, Maryland, whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf was a director of Pepco from 2001 until August 1, 2002. He has been a director of the Company since August 1, 2002.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2007

Jack B. Dunn, IV, age 54, since October 1995 has been Chief Executive Officer and since October 2004 has been President of FTI Consulting, Inc., a publicly held multi-disciplined consulting firm with practices in the areas of corporate finance/restructuring, forensic and litigation consulting and economic consulting, located in Annapolis, Maryland. He served as Chairman of the Board of FTI from December 1998 to October 2004. Mr. Dunn is a limited partner of the Baltimore Orioles and is a director of Aether Systems, Inc. He has been a director of the Company since May 21, 2004.

Richard B. McGlynn, age 66, is an attorney. From 1995-2000, he was Vice President and General Counsel of United Water Resources, Inc., Harrington Park, New Jersey and from 1992-1995, he was a partner in the law firm LeBoeuf, Lamb, Green & MacRae. He was a director of Atlantic Energy, Inc. from 1986 to 1998. Mr. McGlynn was a director of Conectiv from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Peter F. O’Malley, age 66, since 1989 has been of counsel to O’Malley, Miles, Nylen & Gilmore, P.A., a law firm headquartered in Calverton, Maryland. Mr. O’Malley currently serves as the President of Aberdeen Creek Corp., a privately held company engaged in investment, business consulting and development activities. Mr. O’Malley is a director of FTI Consulting, Inc., Legg Mason, Inc. and Legg Mason Trust Co. He was a director of Pepco from 1982 until August 1, 2002. He has been a director of the Company since August 1, 2002 and currently serves as the Lead Independent Director.

Frank K. Ross, age 61, is retired managing partner for the mid-Atlantic Audit and Risk Advisory Services Practice and managing partner of the Washington, D.C. offices of the accounting firm KPMG LLP, positions he held from July 1, 1996 to December 31, 2003. He is currently a Distinguished Visiting Professor at Howard University, Washington, D.C. and the Director of its Center for Accounting Education. He is a director of NCRIC Group, Inc. and Cohen & Steers Funds. Mr. Ross serves on The Greater Washington, D.C. Urban League, Gallaudet University and the Hoop Dreams Scholarship Fund. He has been a director of the Company since May 21, 2004.

William T. Torgerson, age 60, has been Vice Chairman of the Company since June 1, 2003 and has been General Counsel of the Company since August 1, 2002. From August 1, 2002 to June 2003, he was also Executive Vice President of the Company. From December 2000 to August 2002, he was Executive Vice President and General Counsel of Pepco and from April 1994 to December 2000, he was Senior Vice President and General Counsel of Pepco. Mr. Torgerson has been a director of Pepco and Conectiv since August 1, 2002. Mr. Torgerson has been a director of the Company since May 21, 2004.

Which directors are “independent?”

According to the Listing Standards of the New York Stock Exchange (“NYSE”), a majority of the Company’s directors are required to be “independent” as defined by the NYSE rules. Currently, 10 of the Company’s 13 directors consisting of Messrs. Dunn, Golden, MacCormack, McGlynn, Nussdorf, O’Malley, Ross and A. Thomas Young (who is not standing for re-election) and Mmes. McKenzie and Schneider qualify as independent. If Messrs. Cronin and Wraase and Ms. Schneider are elected at the Annual Meeting, 9 of the Company’s 12 directors will qualify as independent.

For a director to be considered independent under NYSE rules, a director cannot have any of the disqualifying relationships enumerated by the rules and the Board must determine that the director does not otherwise have any direct or indirect material relationship with the Company. In accordance with the NYSE rules, the Board of Directors, as part of the Company’s Corporate Governance Guidelines, has adopted categorical standards to assist it in determining whether a relationship between a director and the Company is a material relationship that would impair the director’s independence. Under these standards, which incorporate the disqualifying relationships specifically enumerated by the NYSE rules, a Company director is not “independent” if any of the conditions specified are met.

a.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. An executive officer of the Company is the president, principal financial officer, controller, any vice-president in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for PHI. Officers of PHI’s subsidiaries are deemed to be officers of PHI if they perform such policy-making functions for PHI.

b.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from PHI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e.	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, PHI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this categorical standard, provided however that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the tax exempt organization exceed the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

f.	For purposes of considering the existence or materiality of a director’s relationship with PHI or the relationship with PHI of an organization with which the director is associated, payments for electricity, gas or other products or services made in the normal course of business at prices generally applicable to similarly situated customers shall not be included.

g.	Additional provisions applicable to members of the Audit Committee.

i.	A director who is a member of the Audit Committee may not accept directly or indirectly any consulting, advisory, or other compensatory fee from PHI or any PHI subsidiary, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service (provided that such compensation is not contingent in any way on continued service). The term “indirect acceptance” by a member of the Audit Committee of any consulting, advisory, or other compensatory fee includes acceptance of such fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to PHI or any PHI subsidiary.

ii.	A director who is an “affiliated person” of PHI or its subsidiaries (other than in his or her capacity as a member of the Board or a Board Committee) as defined by the Securities and Exchange Commission shall not be considered independent for purposes of Audit Committee membership. A director who beneficially owns more than 3% of PHI’s common stock will be considered to be an “affiliated person.”

What are the Committees of the Board? How often did the Board and each Committee of the Board meet in 2004?

In 2004, the Board of Directors held 10 meetings. The Board has five separately designated standing committees: the Audit Committee, the Compensation/Human Resources Committee, the Corporate Governance/Nominating Committee, the Executive Committee and the Finance Committee. Each committee charter can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance.

At each meeting, the Board and each of the Committees made up of independent directors (or, in the case of the Finance Committee, non-management directors) set aside time to meet in executive session without management directors (in the case of Board meetings) or other management personnel present. The executive session of the Board is convened by the Lead Director who also serves as the Chairman of the Corporate Governance/Nominating Committee. The Compensation/Human Resources Committee meets separately with its compensation consultant. The Audit Committee meets separately with the General Manager, Internal Audit and the independent registered public accounting firm.

The Audit Committee held 9 meetings in 2004. The Audit Committee represents and assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and its independent registered public accounting firm with respect to the accounting and control functions and financial statement presentation. The Audit Committee of the Company’s Board is responsible for, among other things, representing and assisting the Board in oversight of (i) the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and the retention, compensation and performance of the Company’s independent registered public accounting firm, and (iv) the design and performance of the Company’s internal audit function. The Audit Committee also reviews the Company’s guidelines and policies with respect to risk assessment. The Committee has full power and authority to obtain advice and assistance from independent legal, accounting or other advisors as it may deem appropriate to carry out its duties. A more detailed description of the Audit Committee’s duties and responsibilities is set forth in the Audit Committee Charter included as Annex A to this Proxy Statement. Committee members are Directors Golden, McGlynn, Nussdorf (Chairman) and Ross. The Board has determined that directors Golden, Nussdorf and Ross each is an

“audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). The Board has determined that each of the members of the Audit Committee is independent as defined by the Company’s Corporate Governance Guidelines and in accordance with the rules of the NYSE.

The Compensation/Human Resources Committee held 5 meetings in 2004. The Committee, together with the other independent members of the Board of Directors, sets the CEO’s compensation level. The Committee approves the salaries of the five most highly compensated officers (other than the CEO), the heads of the major subsidiaries and the Vice Presidents of the Company; administers the Company’s executive incentive compensation programs; and establishes the structure of compensation and amounts of awards under the Long-Term Incentive Plan. The Committee exercises the powers of the Board with respect to the Company’s annual salary administration program for all management employees. The Committee also makes recommendations to the Board concerning the Company’s retirement and other benefit plans and oversees corporate workforce diversity issues. Committee members are Directors MacCormack, McGlynn, McKenzie, O’Malley, Ross and Young (Chairman). The Board has determined that each of the members of the Compensation/Human Resources Committee is independent as defined by the Company’s Corporate Governance Guidelines and in accordance with the rules of the NYSE.

The Corporate Governance/Nominating Committee held 8 meetings in 2004. The Committee’s duties and responsibilities include making recommendations to the Board regarding the governance of the Company and the Board, helping to ensure that the Company is properly managed to protect and enhance shareholder value and to meet the Company’s obligations to shareholders, customers, the industry and under the law. The Committee is responsible for making recommendations to the Board regarding Board structure, practices and policies, including Board committee chairmanships and assignments and the compensation of Board members, assessing Board performance and effectiveness, and ensuring that processes are in place with regard to corporate strategy, management development and management succession, business plans and corporate and government affairs. The Committee evaluates annually the performance of the Company’s Chief Executive Officer and reports its appraisal to the other independent directors. The Committee also is responsible for ensuring that the technology and systems used by the Company are adequate to properly run the business and for it to remain competitive. The Committee reviews and recommends to the Board candidates for nomination for election as directors. Committee members are Directors Dunn, McKenzie, O’Malley (Chairman and Lead Independent Director), Schneider and Young. The Board has determined that each of the members of the Corporate Governance/Nominating Committee is independent as defined by the Company’s Corporate Governance Guidelines and in accordance with the rules of the NYSE.

The Executive Committee held 2 meetings in 2004. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company, except as otherwise provided by law. The Committee does not hold regularly scheduled meetings. Committee members are Directors McKenzie (Chairman), McGlynn, O’Malley, Torgerson and Wraase.

The Finance Committee was constituted in July 2004 and held 3 meetings in 2004. The Committee oversees the financial objectives, policies, procedures and activities of the Company and considers the long- and short-term strategic plans of the Company. The Committee reviews with management the Company’s risk mitigation profile. Committee members are Directors Cronin, Dunn, Golden (Chairman), MacCormack, Nussdorf and Schneider.

In 2004, each director attended at least 75% of the aggregate number of meetings held by the Board and each Committee of which he or she was a member. The Board has adopted an attendance policy, set forth in the Corporate Governance Guidelines, under which attendance in person is required at all regularly scheduled shareholder, Board and Committee meetings (except where scheduled as a conference call) and is the preferred method of attendance at specially called meetings. The Chairman has the authority to waive the requirement of this policy if, in the Chairman’s opinion, it is in the Company’s best interests to do so. Of the Company’s 12 directors at the time of the 2004 Annual Meeting, 11 attended as did the two additional nominees who were elected as directors.

How do I send a communication to the Board of Directors or to a specific individual director?

The Company’s directors encourage interested parties, including employees and shareholders, to contact them directly and, if desired, confidentially and/or anonymously regarding matters of concern or interest, including concerns regarding questionable accounting or auditing matters. The names of the Company’s directors can be found on pages 7-9 of this Proxy Statement and on the Company’s Web site (www.pepcoholdings.com) under the link: Board of Directors. The Company’s directors may be contacted by writing to them either individually or as a group or partial group (such as all non-management directors), c/o Corporate Secretary, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “directors,” “all directors,” “all non-management directors,” “independent directors,” etc. will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be transmitted unopened, but will be treated as confidential communications. If you wish to remain anonymous, do not sign your letter or include a return address on the envelope. Communications from Company employees regarding accounting, internal accounting controls, or auditing matters may be submitted in writing addressed to: General Manager, Internal Audit, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 8220, Washington, D.C. 20068 or by telephone to 202-872-3524. Such communications will be handled initially by the Internal Audit Group, which reports to the Audit Committee of the Board, and will be reported to the Audit Committee. If for any reason the employee does not wish to submit a communication to the General Manager, Internal Audit, it may be addressed to the Chairman of the Audit Committee using the procedure set forth above, or can be telephoned to the Company’s Ethics Officer hotline.

What are the directors paid for their services?

Commencing January 1, 2005, each of the Company’s directors who is not an employee of the Company or any of its subsidiaries (a “non-management director”) is paid an annual retainer of $45,000, plus a fee of $2,000 for each Board and Committee meeting attended. Each non-management director who chairs the Compensation/Human Resources, Executive or Finance Committee is paid an additional annual retainer of $5,000. The Lead Director (who is also the Chairman of the Corporate Governance/Nominating Committee) and the non-management director who chairs the Audit Committee is paid an additional annual retainer of $7,500.

Each non-management director is required to own at least 7,500 shares of Common Stock or Common Stock equivalents (“phantom stock”). Non-management directors serving as of January 1, 2005 have until December 31, 2007 to meet this requirement. Newly elected or appointed non-management directors are required to reach this ownership level within three years after the date of their election or appointment.

On December 16, 2004, the Board adopted a Non-Management Director Compensation Plan (the “Director Compensation Plan”), which superseded the Company’s Stock Compensation Plan for Directors. Under the new plan, which became effective January 1, 2005, each non-management director is entitled to elect to receive his or her annual retainer, retainer for service as a committee chairman, if any, and meeting fees in: (1) cash, (2) shares of Common Stock, (3) a credit to an account for the director established under the Company’s Executive and Director Deferred Compensation Plan (“Deferred Compensation Plan”) or (4) any combination thereof. A non-management director who elects to have all or any portion of his or her compensation for services as a director credited to an account under the Deferred Compensation Plan can elect to have his or her account balance under the plan: (i) maintained in the form of phantom stock and credited with additional phantom stock when the Company pays a dividend on its Common Stock, (ii) credited with a return based on the prevailing prime rate or (iii) credited with a return based on the return on one or more investment funds selected by the committee responsible for the administration of the Deferred Compensation Plan. Distributions to participants under the Deferred Compensation Plan are made in cash, in either a lump sum or installments, commencing at a time selected by the participant.

Although under the terms of the Company’s Long-Term Incentive Plan, each non-management director is entitled to a grant, on May 1 of each year, of an option to purchase 1,000 shares of Common Stock, the Board of Directors has determined that these grants will not be made.

The Company also provides directors with travel accident insurance for Company-related travel, directors’ and officers’ liability insurance coverage and reimburses directors for travel, hotel and other out-of-pocket expenses incurred in connection with their performance of their duties as directors. The Company also provides the directors with free parking in the Company’s headquarters building other than in connection with their performance of their duties as directors.

The following table sets forth, as of March 15, 2005, for each non-management director who has elected to receive all or a portion of his/her annual retainer and meeting fees in phantom stock under the Company’s Deferred Compensation Plan, the number of credited phantom stock units (each corresponding to one share of Common Stock).

Name of Director	Pepco Holdings Phantom Stock Units
Edmund B. Cronin, Jr.	19,976
Terence C. Golden	17,167
George F. MacCormack	4,052
Richard B. McGlynn	2,037
Lawrence C. Nussdorf	2,921
Peter F. O’Malley	4,856
Pauline A. Schneider	405
A. Thomas Young	20,312

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2005, for each director, director nominee, the six executive officers named in the Summary Compensation Table on page 16 and all directors and executive officers as a group (i) the number of shares of Common Stock beneficially owned, (ii) the number of shares of Common Stock that could be purchased through the exercise of stock options then-currently exercisable or scheduled to become exercisable within 60 days thereafter, and (iii) total beneficial ownership. The Common Stock is the Company’s only class of equity or voting securities. Each of the individuals listed, and all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of Common Stock. The following table also sets forth, as of March 15, 2004, the number and percentage of shares of Common Stock reported as beneficially owned by all persons known by the Company to own beneficially 5% or more of the Common Stock.

Name of Beneficial Owner	Shares of Common Stock Owned(1)	Common Stock Acquirable Within 60 Days	Total Beneficial Ownership(2)
Edmund B. Cronin, Jr.	1,362	4,750	6,112
Jack B. Dunn, IV	10,495	0	10,495
Terence C. Golden (3)	52,132	3,750	55,882
George F. MacCormack	11,282	0	11,282
Richard B. McGlynn	5,756	0	5,756
Floretta D. McKenzie	5,841	4,750	10,591
Lawrence C. Nussdorf	5,000	1,750	6,750
Peter F. O’Malley (4)	10,000	4,750	14,750
Joseph M. Rigby	11,837	16,025	27,862
Frank K. Ross	1,757	0	1,757
Pauline A. Schneider	3,449	1,750	5,199
Thomas S. Shaw	81,964	68,333	150,297
William H. Spence	7,079	16,025	23,104
William T. Torgerson	31,224	111,093	142,317
Andrew W. Williams	36,619	76,734	113,353
Dennis R. Wraase	66,469	153,843	220,312
A. Thomas Young	1,000	4,750	5,750
All Directors and Executive Officers as a Group (21 Individuals)	405,002	613,500	1,108,502

Name and Address of Beneficial Owner	Shares of Common Stock Owned(5)	Percent of Common Stock Outstanding
UBS AG Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	11,058,350	5.9%

(1)	Includes shares held under the Company’s Dividend Reinvestment Plan and Employee Savings Plans. Also includes shares awarded under the Company’s Long-Term Incentive Plan that vest over time if the executive officer has the right to vote the shares. Unless otherwise noted, each beneficial holder has sole voting power and sole investment power with respect to the shares.
(2)	Consists of the sum of the two preceding columns.
(3)	Includes 11,600 shares owned by Mr. Golden’s spouse. Mr. Golden disclaims beneficial ownership of these shares.
(4)	Includes 4,086 shares owned by Aberdeen Creek Corporation, of which Mr. O’Malley is the sole owner.
(5)	This disclosure is based on information furnished in Schedule 13G/A, dated February 14, 2004, and filed with the Securities and Exchange Commission on February 17, 2005, jointly by UBS AG, UBS Americas Inc. and UBS Global Asset Management (Americas) Inc., in which UBS AG reports that it is the beneficial owner of 11,058,350 shares of Common Stock (consisting of 10,987,550 shares as to which it has shared dispositive power, 70,800 shares as to which it has sole dispositive power and 6,987,150 as to which it has sole voting power), which includes (i) 4,219,300 shares reported as beneficially owned by its wholly owned subsidiary UBS America Inc., and (ii) 4,041,800 shares reported as beneficially owned by UBS Global Management (Americas) Inc., a wholly owned subsidiary of UBS America Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of a public company and any beneficial owners of more than 10% of any class of the Company’s securities to file with the Securities and Exchange Commission reports of their initial holdings and transactions in the Company’s equity securities. To the Company’s knowledge, there are no 10% beneficial owners of Common Stock. The rules of the SEC require the Company to disclose any late filing of these reports and any known failure to file these reports. Based on its review of such reports filed for 2004, the Company has identified the following reports that were not filed on a timely basis: (i) on June 16, 2004, James P. Lavin, Joseph M. Rigby, Thomas S. Shaw and William H. Spence each filed a late Form 4 in which he reported an award of phantom stock units received on February 1, 2003 under the Management Stock Purchase Program (“MSPP”) of the Conectiv Deferred Compensation Plan and (ii) on June 16, 2004, Mr. Rigby filed an amended Form 5 for the year ended December 31, 2002 to correct an error in the number of phantom stock units under the MSPP originally reported as beneficially owned on August 1, 2002.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for each of the last three fiscal years ended December 31, for the Chief Executive Officer and the five other most highly compensated executive officers of the Company determined on the basis of aggregate salary and bonus for the year ended December 31, 2004 (collectively, the “Named Executive Officers”). The information presented in the table on and after August 1, 2002 reflects compensation paid by the Company or its subsidiaries, and for periods prior to August 1, 2002 reflects compensation paid by Pepco, in the cases of Messrs. Wraase, Torgerson and Williams, and by Conectiv or its subsidiaries, in the case of Messrs. Shaw, Rigby and Spence.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation			All Other Compen- sation(10)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(6)	Restricted Stock Awards(7)	Securities Underlying Options(8)	LTIP Payouts(9)
Dennis R. Wraase Chairman, President and Chief Executive Officer	2004 2003 2002	$730,250 558,333 455,333	$438,588 0 257,833	$9,343 8,124 7,063	$0 299,997 205,915	0 0 48,000	$197,069 0 58,946	$39,028 29,488 22,673

William T. Torgerson Vice Chairman and General Counsel	2004 2003 2002	$475,000 396,000 349,000	$237,737 0 158,097	$7,845 6,821 5,932	$0 0 141,382	0 0 39,000	$135,312 0 57,394	$28,965 23,310 18,488

Thomas S. Shaw Executive Vice President	2004 2003 2002	$474,000 460,000 442,000	$237,237 0 226,083	$0 0 0	$0 0 1,760,916	0 0 68,333	$164,613 0 0	$16,909 10,434 1,043,422

Andrew W. Williams Senior Vice President and Chief Risk Officer	2004 2003 2002	$330,000 320,000 292,000	$132,132 0 132,276	$0 0 0	$0 0 121,193	0 0 30,000	$115,962 0 31,800	$13,541 14,858 13,206

Joseph M. Rigby Senior Vice President and Chief Financial Officer	2004 2003 2002	$299,167 260,000 250,800	$119,786 58,656 107,342	$0 0 0	$0 0 111,884	0 0 32,051	$72,088 0 0	$6,726 7,870 4,716

William H. Spence Senior Vice President	2004 2003 2002	$267,000 260,000 251,000	$171,018 0 133,030	$0 0 0	$0 0 111,884	0 0 32,051	$72,088 0 0	$8,160 10,315 6,990

(6)	Other Annual Compensation. Amounts in this column for each year represent above-market earnings earned by the executive on deferred compensation under the Pepco Deferred Compensation Plan assuming retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of Pepco. In the event of a change in control and termination of the participant’s employment, the participant will receive a lump sum payment equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. Payments to the executives are funded by Pepco-owned life insurance policies held in trust. Pepco has purchased such policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to Pepco under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Pepco funds.

In addition to the compensation shown in the above Summary Compensation Table, each of the Named Executive Officers were entitled to one or more of the following personal benefits: financial planning services, tax preparation services, personal use of company-owned automobiles or an automobile allowance, club dues and personal use of Company entertainment venues. For each of the Named Executive Officers, the aggregate value of these perquisites in each of the three years, was less than the lesser of $50,000 or 10% of the individual’s total annual salary and bonus, and accordingly, consistent with the rules of the Securities and Exchange Commission, the value of these perquisites has not been included in the Table.

(7)	Restricted Stock. The amount in this column for 2003 for Mr. Wraase represents the dollar value on the grant date of restricted shares of Common Stock awarded under the Company’s Long-Term Incentive Plan. The restricted shares granted to Mr. Wraase in 2003 vest on June 1, 2006 if he is continuously employed by the Company through that date. Amounts in this column for 2002 represent the dollar value on the grant date of restricted shares of Common Stock awarded to each of Messrs. Wraase, Torgerson, Shaw, Williams, Rigby and Spence under the Merger Success Integration Program implemented under the Company’s Long-Term Incentive Plan. Twenty percent of the restricted shares granted in 2002 vested on August 1, 2003, and 30% vested on August 1, 2004. The remaining 50% vest on August 1, 2005 if the executive remains employed by the Company through that date. Dividends are paid on the restricted shares. The dollar value in each case has been calculated by multiplying the number of restricted shares by the market price of the Common Stock on the grant date.

The amount in 2002 for Mr. Shaw also includes the dollar value on the grant date of 65,000 restricted shares of Conectiv common stock granted to him under the Conectiv Long-Term Incentive Plan. The 65,000 shares were converted in connection with the merger into 83,333 shares of restricted Common Stock issued under the Company’s Long-Term Incentive Plan. Of these shares, 23% of these shares vested on January 1, 2004 and an additional 23% vested on January 1, 2005. The balance will vest on January 1, 2006 if Mr. Shaw remains employed by the Company through that date. For Messrs. Rigby and Spence, amounts in this column for 2002 represent the dollar value on the grant date of 1,500 restricted shares of Conectiv common stock granted to each of them under the Conectiv Long-Term Incentive Plan. For each of Messrs. Rigby and Spence, the 1,500 shares were converted in connection with the merger into 1,923 shares of restricted Common Stock issued under the Company’s Long-Term Incentive Plan. The converted shares vest on January 2, 2009, for each of Messrs. Rigby and Spence, if he remains employed by the Company through that date. Dividends are paid on the restricted shares.

The number and aggregate market value of all restricted shares of Common Stock held by the Named Executive Officers at December 31, 2004 were: Mr. Wraase, 20,039 shares with a market value of $428,233; Mr. Torgerson, 3,582 shares with a market value of $76,547; Mr. Shaw, 68,459 shares with a market value of $1,462,969; Mr. Williams, 3,071 shares with a market value of $65,627; Mr. Rigby, 3,830 shares with a market value of $81,848; and Mr. Spence, 3,830 shares with a market value of $81,848.

(8)

Options. Amounts in this column for each of the former Pepco executives represent the stock options granted under the Pepco Long-Term Incentive Plan. At the time of the merger, these options were exchanged on a one-for-one basis for Company stock options granted under the Company’s Long-Term

Incentive Plan. In 2002, prior to the merger, Messrs. Shaw, Rigby and Spence were awarded 53,300, 25,000 and 25,000 Conectiv stock options, respectively. At the time of the merger, these options were exchanged on a 1 for 1.28205 basis for 68,333, 32,051 and 32,051 Company stock options, respectively, granted under the Company’s Long-Term Incentive Plan.

In addition to the options granted in 2002, at the date of the merger, Mr. Shaw held options to purchase 316,700 shares of Conectiv common stock. These options vested as of the date of the merger and were canceled in exchange for a cash payment in the amount of $1,200,218 which is the aggregate difference between the exercise price of each option and the exchange value per share of the Conectiv common stock in the merger.

(9)	Incentive Plan Payouts. Amounts in this column for the executives represent the value of Common Stock awarded under Pepco Holdings, Inc.’s Performance Restricted Stock Program and the Merger Integration Success Program, each of which is a component of the Company’s Long-Term Incentive Plan that vested during the year. The amounts shown for 2002 consist of 33 1/3% of Common Stock award from the one-year performance cycle ended December 31, 1999, 33 1/3% of the Common Stock award from the eight-month performance cycle ended December 31, 1999, and 100% of the Common Stock award from the three-year cycle ended December 31, 2002 that vested on January 1, 2003. Amounts in this column for 2004 are for the performance cycle ending December 31, 2004 under the Merger Integration Success Program which vested on March 11, 2005. The value of the vested Common Stock has been calculated by multiplying the number of vested shares by the market price of the Common Stock on the day preceding the vesting date.

(10)	All Other Compensation. Amounts in this column for 2004 consist of (i) Pepco’s contributions to the Pepco Savings Plan for Exempt Employees of $10,000, $10,000, and $8,650 for Messrs. Wraase, Torgerson and Williams, respectively, and Conectiv’s contribution to the Conectiv Savings and Investment Plan of $4,016, $5,610 and $6,000 for Messrs. Shaw, Rigby and Spence, respectively (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Pepco Savings Plan for Exempt Employees and, in the case of Messrs. Shaw, Rigby and Spence, the Conectiv Savings and Investment Plan, of $18,221, $8,930, $4,985, $545, $0 and $1,089 for Messrs. Wraase, Torgerson, Shaw, Williams, Rigby and Spence, respectively, and (iii) the term life insurance premiums paid by the Company for Messrs. Wraase, Torgerson, Shaw, Williams, Rigby and Spence of $10,807, $10,035, $7,908, $4,256, $1,116 and $1,071, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at End of Fiscal Year		Value of Unexercised In-the-Money Options at End of Fiscal Year(11)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dennis R. Wraase	0	0	129,843	36,000	0	0
William T. Torgerson	0	0	93,843	27,000	0	0
Thomas S. Shaw	0	0	34,167	34,166	$79,951	$79,948
Andrew W. Williams	0	0	61,734	22,500	0	0
Joseph M. Rigby	16,026	$36,464	0	16,025	0	$37,498
William H. Spence	16,026	$36,464	0	16,025	0	$37,498

(11)	Value of Unexercised In-the-Money Options at End of Fiscal Year. The value of unexercised in-the-money options at December 31, 2004 is calculated by multiplying the number of shares by the amount by which the fair market value of the Common Stock on the last trading day of 2004, as reported by the NYSE, exceeds the option exercise price. For Messrs. Wraase, Torgerson and Williams, the closing price of the Common Stock on the last trading day of 2004 was less than the option exercise prices, making the value of the unexercised in-the-money options zero.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

Name	Performance or Other Period Until Maturation or Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Dennis R. Wraase	2005-2007	0	45,500	91,000
William T. Torgerson	2005-2007	0	20,200	40,400
Thomas S. Shaw	2005-2007	0	20,100	40,200
Andrew W. Williams	2005-2007	0	10,000	20,000
Joseph M. Rigby	2005-2007	0	11,200	22,400
William H. Spence	2005-2007	0	11,200	22,400

Under the Performance Restricted Stock Program established under the Company’s Long-Term Incentive Plan participating executives are entitled to earn shares of Common Stock to the extent one or more pre-established performance criteria are met on a specified performance period. The preceding table sets forth the performance award opportunities granted under the Program in 2004 to each of the Named Executive Officers. The awards relate to performance over a three-year period beginning on January 1, 2005 and ending on December 31, 2007. Depending on the extent to which the performance objective established by the Compensation/Human Resources Committee is satisfied, the executive will earn some or all of the maximum award of shares of Common Stock. The performance objective for the 2005 to 2007 performance period is based on the Company’s total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies. A participant is eligible to earn a number of shares of Common Stock ranging from 0% to 200% of the target performance award to the extent that the performance objective is achieved. The performance objective was fixed at the time the awards are made; however, if during the course of the performance period, a significant event occurs, as determined in the sole discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder performance during the period, the Committee may revise the targeted performance objective.

The shares of Common Stock earned by a participant will be fully vested on the date the performance award is earned.

PEPCO PENSION PLAN TABLE

Average Annual Salary in Final Three Years of Employment	Annual Retirement Benefits
	Years in Plan
	15	20	25	30	35	40
$250,000	$66,000	$88,000	$109,000	$131,000	$153,000	$175,000
$350,000	$92,000	$123,000	$153,000	$184,000	$214,000	$245,000
$450,000	$118,000	$158,000	$197,000	$236,000	$276,000	$315,000
$550,000	$144,000	$193,000	$241,000	$289,000	$337,000	$385,000
$650,000	$171,000	$228,000	$284,000	$341,000	$398,000	$455,000
$750,000	$197,000	$263,000	$328,000	$394,000	$459,000	$525,000
$850,000	$223,000	$298,000	$372,000	$446,000	$521,000	$595,000
$950,000	$249,000	$333,000	$416,000	$499,000	$582,000	$665,000
$1,050,000	$276,000	$368,000	$459,000	$551,000	$643,000	$735,000

The Pepco Holdings Retirement Plan consists of the Pepco General Retirement Plan and the Conectiv Retirement Plan.

The Pepco General Retirement Plan provides participating employees with at least five years of service with retirement benefits based on the participant’s average salary (the term “salary” being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and the number of years of credited service under the Plan at the time of retirement. Normal retirement under this Plan is age 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under provisions of the Internal Revenue Code and by salary deferrals under Pepco’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Savings Plan). If an executive’s retirement benefits under the Plan are reduced by either or both of these limitations, Pepco will pay a supplemental retirement benefit to the eligible executive that is designed to maintain total retirement benefits at the formula level of the Plan. In addition, for executives who retire at age 59 or older, their retirement benefit will be calculated by adding the average of the highest three annual incentive awards in the last five consecutive years to their average salary over the final three years of their employment. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation (assuming the individual had retired on January 1, 2005) used to determine retirement benefits (including supplemental benefits) for the officers named in the Summary Compensation Table who are participants in the Plan are as follows: Mr. Wraase, age 61, 36 years of credited service and $875,988; Mr. Torgerson, age 60, 35 years of credited service and $588,202; and Mr. Williams, age 55, 30 years of credited service and $434,033. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

Messrs. Shaw, Rigby and Spence participate in the Conectiv Retirement Plan and the Conectiv Supplemental Executive Retirement Plan. The Conectiv Retirement Plan is a cash balance pension plan, but also includes certain “grandfathered” rights under the Delmarva Retirement Plan, in which Messrs. Shaw and Spence participated, and under the Atlantic City Electric Retirement Plan, in which Mr. Rigby participated, that apply to employees who had attained either 20 years of service or age 50 on or before January 1, 1999. The Conectiv Supplemental Executive Retirement Plan provides supplemental retirement benefits to which the participating executives would be entitled in the absence of federal tax law limitations on the benefits payable under the Conectiv Retirement Plan.

Under the Conectiv Retirement Plan, a record-keeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s total pay, including base pay, overtime and bonuses, depending on the participant’s age at the end of the plan year. For Messrs. Shaw, Rigby and Spence, the percentage currently is 10%, 9% and 9%, respectively. These accounts also receive interest credits equal to prevailing U.S. Treasury Bill rates during the year. In addition, some of the annuity benefits earned by participants under the former Delmarva Retirement Plan and Atlantic City Electric Retirement Plan are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant’s initial cash balance account. Benefits generally become vested after five years of service. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum. There is no Social Security offset under the Conectiv Retirement Plan. The estimated retirement benefits, including supplemental retirement benefits, payable to Messrs. Shaw, Rigby and Spence under the Conectiv Retirement Plan, calculated based on the cash balance formula and including the Delmarva Retirement Plan or Atlantic City Electric Retirement Plan credit, if the executive were to retire at normal retirement age of 65, expressed in the form of a lump sum payment, would be $7,096,000 for Mr. Shaw, $3,156,000 for Mr. Rigby and $1,578,000 for Mr. Spence.

Under the Conectiv Retirement Plan’s grandfathering provisions, employees who participated in the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan and who met age and service requirements as of January 1, 1999, are assured a minimum retirement benefit calculated for all years of service up to the earlier of December 31, 2008 or retirement according to their original benefit formula under the applicable plan. There is no Social Security offset under either the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan. This benefit will be compared to the cash balance account and the employee will receive whichever is greater. The benefit is payable in the form of various annuity options or a lump sum. On December 31, 2008, the participant’s grandfathered benefit under the Delmarva Retirement Plan or Atlantic City Electric Retirement Plan will be frozen, and all future benefit accruals will be under the cash balance formula of the Conectiv Retirement Plan.

Messrs. Shaw and Spence were participants in the Delmarva Retirement Plan. Their annual benefits under the Plan at age 65, as supplemented by the Conectiv Supplemental Executive Retirement Plan, are illustrated in the table below. Mr. Shaw’s current years of credited service and earnings (assuming the individual had retired on January 1, 2005) used to determine retirement benefits (including supplemental benefits) are as follows: age 57, 33 years of credited service and $910,160. Mr. Spence’s current years of credited service and earnings (assuming the individual had retired on January 1, 2005) used to determine retirement benefits (including supplemental benefits) are as follows: age 47, 17 years of credited service and $266,854. Earnings consist of base salary and bonus as shown in Salary and Bonus columns of the Summary Compensation Table.

DELMARVA PENSION PLAN TABLE

Average Annual Earnings for the 5 Consecutive Years of Earnings that result in the Highest Average	Annual Retirement Benefits
	Years in Plan
	15	20	25	30	35	40
$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
$400,000	$96,000	$128,000	$160,000	$192,000	$224,000	$256,000
$500,000	$120,000	$160,000	$200,000	$240,000	$280,000	$320,000
$600,000	$144,000	$192,000	$240,000	$288,000	$336,000	$384,000
$700,000	$168,000	$224,000	$280,000	$336,000	$392,000	$448,000
$800,000	$192,000	$256,000	$320,000	$384,000	$448,000	$512,000
$900,000	$216,000	$288,000	$360,000	$432,000	$504,000	$576,000
$1,000,000	$240,000	$320,000	$400,000	$480,000	$560,000	$640,000
$1,100,000	$264,000	$352,000	$440,000	$528,000	$616,000	$704,000

Mr. Rigby was a participant in the Atlantic City Electric Retirement Plan. His annual benefits under the Plan at age 65, as supplemented by the Conectiv Supplemental Executive Retirement Plan, are illustrated in the table below. Mr. Rigby’s current years of credited service and earnings (assuming the individual had retired on January 1, 2005) used to determine retirement benefits (including supplemental benefits) are as follows: age 48, 26 years of credited service and $400,592. Earnings consist of base salary and bonus as shown in Salary and Bonus columns of the Summary Compensation Table.

ATLANTIC CITY ELECTRIC PENSION PLAN TABLE

Average Salary and Bonus of the Highest Five Consecutive Years of the Ten Years Preceding Retirement	Annual Retirement Benefits
	Years in Plan
	15	20	25	30	35	40
$200,000	$48,000	$64,000	$80,000	$96,000	$112,000	$128,000
$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
$400,000	$96,000	$128,000	$160,000	$192,000	$224,000	$256,000
$500,000	$120,000	$160,000	$200,000	$240,000	$280,000	$320,000
$600,000	$144,000	$192,000	$240,000	$288,000	$336,000	$384,000

EMPLOYMENT AGREEMENTS

Messrs. Wraase, Torgerson, Shaw, Williams, Rigby and Spence each have employment agreements with the Company. Mr. Wraase’s and Mr. Torgerson’s agreements each provide for employment through August 1, 2007, and automatically extend until April 1, 2009 for Mr. Wraase and June 1, 2009 for Mr. Torgerson, unless either the Company or the executive gives notice that it shall not be extended. Mr. Shaw’s agreement provides for his employment through August 1, 2007. Messrs. Rigby’s, Spence’s and Williams’ agreements provide for their respective employment through August 1, 2005, and automatically extend for successive periods of three years thereafter, unless either the Company or the executive gives notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual salary in an amount not less than his base salary in effect as of August 1, 2002, and incentive compensation as determined by the Board of Directors and (ii) will be entitled to participate in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs, on the same basis as other senior executives of the Company.

Under each of the employment agreements, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement (or, if extended, the expiration of the extension period) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his base salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement benefits and other benefits provided to similarly situated executives, he is required to relocate by more than 50 miles from Washington, D.C. (or, in the case of Mr. Shaw, he is required to relocate by more than 50 miles from Wilmington, Delaware, except that he may be required to locate to the Washington, D.C. area), or he is demoted from a senior management position. These benefits include: (i) a lump sum payment in cash equal to three times (a) the sum of the executive’s highest annual base salary rate in effect during the three-year period preceding termination and (b) the higher of (1) the annual target bonus for the year in which the termination of employment occurs or (2) the highest annual bonus received by the executive in any of the three preceding calendar years and (ii) the executive’s annual bonus for the year preceding termination of employment, if not yet paid, and a pro rata portion of the executive’s annual bonus for the year in which the executive’s employment terminates. In addition, any outstanding shares of restricted stock will become immediately vested, and the executive will be entitled to receive unpaid salary through the date of termination and certain supplemental retirement benefits under existing plans of the Company. Each of the agreements also provides that the executive is entitled to receive a gross-up payment equal to the amount of any federal excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment. In addition, under his employment agreement, Mr. Shaw on each of August 1, 2003 and 2004 was, and on August 1, 2005, Mr. Shaw will be, credited with one additional year of service and be deemed one year older than his actual age for purposes of determining his benefits under the Conectiv Supplemental Executive Retirement Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pauline Schneider, a director of the Company, is a partner in the law firm of Hunton & Williams. Hunton & Williams rendered legal services to subsidiaries of the Company in 2004 and is expected to render services to the Company’s subsidiaries in 2005.

COMPENSATION/HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation/Human Resources Committee of the Board of Directors is composed entirely of independent directors. The Compensation/Human Resources Committee, together with the other independent members of the Board of Directors, sets the CEO’s compensation level after taking into account the annual evaluation of the CEO’s performance conducted by the Corporate Governance/Nominating Committee and such other factors as the Compensation/Human Resources Committee deems appropriate. The Compensation/Human Resources Committee’s responsibilities include review of the performance of elected officers and other executives in the context of the administration of the Company’s executive compensation programs. The Compensation/Human Resources Committee approves the salaries for the executive officers (other than the CEO) and the heads of the major subsidiaries. The Compensation/Human Resources Committee also approves the salaries of the Vice Presidents of the Company, establishes performance guidelines under the Executive Incentive Compensation Plan, sets awards for the executive officers and the heads of the major subsidiaries pursuant to the Executive Incentive Compensation Plan, approves payments to the Company Vice Presidents made pursuant to the Executive Incentive Compensation Plan and establishes the structure of compensation and amounts of awards under the shareholder-approved Long-Term Incentive Plan. The Compensation/Human Resources Committee also reviews other elements of compensation and benefits and makes recommendations to the Board as appropriate. In order to carry out these responsibilities the Committee employs its own compensation consultant and receives input from the Chief Executive Officer and management, as it deems appropriate.

Officer Compensation Philosophy

The Company’s compensation programs are designed to provide a strong and direct link between compensation and executive performance and short- and long-term Company performance. The objective of the Company’s executive compensation policy is to attract and retain key executives with a program that compensates executive officers competitively with other companies in the industry and rewards executives for achieving levels of operational excellence and financial results which increase shareholder value. To be competitive, the Company’s compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of utility companies of a similar size.

The compensation program for executives consists of base salary, annual incentive and long-term incentive components. The combination of these three elements is intended to balance short- and long-term business performance goals and align officer financial rewards with Company operating results and shareholder return. Total compensation for any specific year may be above the median in the event performance exceeds goals, or below the median if performance falls short of goals.

Annual incentive awards are earned based on the Company’s financial and operational plans and results, including annual earnings. Long-term incentive awards are in the form of restricted shares of Common Stock (“Restricted Stock”) that are earned generally at the end of three-year performance periods to the extent pre-established goals relating to total shareholder returns are met. The Committee discontinued stock option awards as a form of long-term incentive compensation. The executive compensation program is structured so that between 38 and 65 percent of the total compensation opportunity, depending on the seniority and responsibility level of the executive, is in the form of performance incentive compensation.

In order to further align the interests of executives with those of the shareholders, the Company adopted stock ownership management requirements for executives. Ownership requirements are expressed as a multiple of salary. Executives are given five years to attain the ownership guidelines. The following table is the multiple of salary required for executives.

Chief Executive Officer	5 times salary
Executive Vice President, Vice Chairman	3 times salary
Senior Vice President	2 times salary
Vice President	1 times salary

Under Section 162(m) of the Internal Revenue Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to any of the company’s five highest paid executive officers, except if the compensation in excess of $1 million qualifies as “performance-based compensation.” The Company’s Long-Term Incentive Plan has been designed to allow the Compensation/Human Resources Committee to grant options and performance-based Restricted Stock that will qualify as performance-based compensation. However, the Compensation/Human Resources Committee and the Board of Directors retain the discretion under the Long-Term Incentive Plan to design compensation arrangements that do not qualify as “performance-based compensation” within the meaning of Section 162(m) if either determines that such compensation arrangements are in the best interests of the Company. Cash awards under the Company’s Executive Compensation Plan do not qualify as “performance-based compensation” within the meaning of Section 162(m).

Executive Salaries

The Compensation/Human Resources Committee determines base salary for executives based on the pay practices of utility companies of comparable size, coupled with performance, with salaries targeted to correspond to approximately the median of the competitive range. Salaries are fixed on an annual basis after considering the performance of the executive and the competitive range for the position. On June 1, 2004, the Committee increased Mr. Wraase’s annual salary from $690,000 to $769,000 per year reflecting his election as Chairman of the Board. The amount of salary increase was determined considering the competitive compensation of utilities of comparable size and the additional responsibilities of his new position. For 2005, the Committee established Mr. Wraase’s salary at $825,000. The Committee, in determining the salary level, considered the CEO’s performance evaluation conducted by the Corporate Governance/Nominating Committee and Mr. Wraase’s salary in relation to compensation levels of utility companies of a similar size. In considering the CEO’s performance, the Committee makes a qualitative assessment. In making its evaluation, it considered the success of the Company in its debt reduction plan, the successful Common Stock offering, the progress in succession planning and management development, the progress in furthering diversity, the Company’s safety record, the progress in emergency response, the integration of the Company’s business units since the 2002 merger with Conectiv, the Company’s performance as a leader in corporate governance including its Sarbanes-Oxley compliance activity and the further implementation of its strategic plan, and the overall progress in improving shareholder return.

Executive Incentive Compensation Plan

For 2004, performance goals established for annual cash bonus awards to Company executives, including the President and Chief Executive Officer, under the Executive Incentive Compensation Plan were based on: (1) earnings relative to the corporate plan, (2) cost containment and (3) electric system reliability. The Company’s earnings target was exceeded, its cost containment goals were partially met, and customer reliability goals were exceeded. Awards under the plan can range from 0% to 180% of target based on performance. Based on the plan, the overall performance for PHI was 100.1% of target. The CEO was awarded 100.1% of his target award which is reflected in the summary compensation table on page 16.

For 2005, the Compensation/Human Resources Committee established (1) earnings relative to the corporate plan, (2) cash available for debt reduction, (3) electric system reliability, (4) diversity and (5) safety as the performance goals for executives of the Company, including the Chief Executive Officer, in order to earn cash bonus awards under the Executive Incentive Compensation Plan. For 2005 a target bonus level of 60% was set for the CEO consistent with the median compensation level of utility companies of comparable size. Awards for other participants may be solely based on corporate performance, or a combination of corporate performance, business unit performance and individual performance.

Long-Term Incentive Plan

Under the Company’s Long-Term Incentive Plan, the Compensation/Human Resources Committee has instituted a series of Performance Restricted Stock Programs under which executives of the Company have the opportunity to earn Restricted Stock awards based on the extent to which pre-established performance criteria are achieved over generally a three-year performance period. In 2004, the Compensation/Human Resources Committee adopted a performance program with a three-year performance period that ends in 2007, as more fully described above in the text following the “Long-Term Incentive Plan—Awards in Last Fiscal Year” table. The potential awards that can be earned by the CEO were established using competitive compensation levels for CEOs consistent with the goal of maintaining compensation at the median level of utility companies of similar size.

In 2001, the Pepco Board of Directors adopted a Performance Restricted Stock Program under Pepco’s Long-Term Incentive Plan under which awards of Restricted Stock would be made based on the Company’s total shareholder return as compared to a peer index (comprised of 20 electric and gas distribution companies) over a performance period beginning in 2002 and ending in 2004. For the three-year performance period, total shareholder return was in the 35th percentile for the 20 companies comprising the Index and as a result no shares of Restricted Stock were earned.

In connection with the merger of Pepco and Conectiv, the Compensation/Human Resources Committee implemented, effective August 1, 2002, a retention and performance plan entitled Merger Integration Success Program, adopted under the Company’s Long-Term Incentive Plan. The Merger Integration Success Program has two components: (1) Restricted Stock grants vesting over three years (20% in 2003, 30% in 2004, and 50% in 2005), provided the executive remains an employee of the Company, and (2) Performance Restricted Stock, which was to vest in two equal installments depending on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2003 and December 31, 2004, respectively. Although these goals were met in 2003, the Committee determined that the shares would not vest until 2005, and then only if the cost reduction goals were maintained and the Company’s financial performance is satisfactory. For the two- year period ended December 31, 2004, the Company’s cost reduction goals were exceeded and 100% of target awards including reinvested dividends were awarded to participants. Mr. Wraase was awarded 8,871 shares of stock.

COMPENSATION/HUMAN RESOURCES COMMITTEE

A. Thomas Young, Chairman George F. MacCormack Richard B. McGlynn Floretta D. McKenzie Peter F. O’Malley Frank K. Ross

FIVE-YEAR PERFORMANCE GRAPH 2000-2004

The following chart compares the Company’s five year cumulative total return to shareholders consisting of the change in stock price and reinvestment of dividends with the five-year cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Dow Jones Utilities Index. Prior to August 1, 2002, the total return is for the common stock of Potomac Electric Power Company. After August 1, 2002, the total return is for the Common Stock.

	Cumulative Total Return
	1999	2000	2001	2002	2003	2004
Pepco Holdings, Inc.	$100.00	$115.19	$110.81	$99.83	$106.21	$121.82
S&P 500 Index	$100.00	$90.89	$80.14	$62.47	$80.35	$89.07
Dow Jones Utilities	$100.00	$150.96	$111.51	$85.50	$110.36	$143.54

AUDIT COMMITTEE REPORT

Among its duties, the Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Committee took a number of steps as a basis for making this recommendation for 2004. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2004, those matters that PricewaterhouseCoopers LLP is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence and received from PricewaterhouseCoopers LLP a letter concerning independence as required by Independent Standards Board No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s relationships with the Company and was designed to assist the Audit Committee in considering PricewaterhouseCoopers LLP’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at December 31, 2004 and 2003, and the Company’s (or its predecessor’s) consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows for the three years ended December 31, 2004, including the notes thereto. Management is responsible for the consolidated financial statements and reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States. Based on the discussions with management and PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that these consolidated financial statements be included in the Company’s 2004 Annual Report on Form 10-K.

The Audit Committee, in accordance with its charter, conducts an annual evaluation of the performance of its duties. Based on this evaluation, the Committee concluded that it performed effectively in 2004.

AUDIT COMMITTEE

Lawrence C. Nussdorf, Chairman

Terence C. Golden

Richard B. McGlynn

Frank K. Ross

2.    AMENDMENT TO RESTATED CERTIFICATED OF INCORPORATION

TO DECLASSIFY THE COMPANY’S STAGGERED BOARD

The Board of Directors has approved and is submitting to a vote of the shareholders an amendment to the Company’s Restated Certificate of Incorporation to reinstate the annual election of all members of the Company’s Board of Directors.

The Company has had a staggered Board in place since it became a public company at the time of the closing of the merger of Pepco and Conectiv in 2002. Prior to the merger, Pepco had a staggered board since 1988 and Conectiv had a staggered board from the time it became a public company in 1998. Under the Company’s staggered board arrangement, the Board of Directors is divided into three classes, with the directors of one of the classes elected annually for three-year terms.

Evelyn Y. Davis, a shareholder of the Company, submitted to the Company a shareholder proposal intended to be included in this proxy statement for the 2005 Annual Meeting recommending that the Board of Directors take the necessary steps to reinstate the election of all directors annually. Mrs. Davis submitted the same proposal for inclusion in the proxy statement of the Company, or its predecessor Pepco, in prior years. At the 2004 Annual Meeting, Mrs. Davis’ proposal received the affirmative vote of the holders of 49.81% of the shares present and entitled to vote on the proposal. In view of the decision of the Board of Directors to submit the proposed amendment of the Restated Certificate of Incorporation to a vote of the shareholders at the 2005 Annual Meeting, Mrs. Davis has agreed to withdraw her proposal.

The Corporate Governance/Nominating Committee conducted a review of the relative merits of annually elected and staggered boards. The Committee concluded that the Company’s staggered election of directors has contributed to continuity and stability in the composition of, and in the policies formulated by, the Company’s Board of Directors. Notwithstanding these important benefits, the Committee also recognized that there appears to be a growing sentiment among shareholders generally, including the Company’s shareholders, in favor of annual elections and concluded that the Board would be equally effective in protecting shareholder interests if directors are elected annually. Accordingly, the Committee recommended to the Board the staggered election of directors be eliminated. After reviewing and assessing the recommendation of the Committee, the Board has adopted the following resolution, declaring it advisable that section C of Article V of the Company’s Restated Certificate of Incorporation be amended to eliminate classification of the Board of Directors (the “Declassification Amendment”).

WHEREAS, the Board of Directors believes that it is advisable and in the best interests of the Company to declassify the Board;

NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation of the Company be amended by:

Deleting therefrom the current section C of Article V in its entirety and substituting therefore the following new section C of Article V:

“C. Election and Term. Except as otherwise provided by law, each Director shall be elected at the annual meeting of shareholders to serve a one-year term and until his or her successor is elected and qualified; provided, however, that any Director who prior to the annual meeting of shareholders in 2006 was elected to a term that continues beyond the date of the annual meeting of shareholders in 2006, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.”

If the Declassification Amendment is approved each nominee for election as a director, including directors standing for reelection, will be elected for a one-year term beginning in 2006. The Declassification Amendment will not shorten the term of any director elected at or prior to the 2005 Annual Meeting. Accordingly, in 2006 only the nominees to succeed the directors whose terms expire in 2006 would be elected for one-year terms. In

2007, the nominees to succeed the directors whose terms expire in 2007 and to succeed the directors elected in 2006 would be elected for one-year terms. Beginning in 2008 all of the members of the Board of Directors would be elected for one-year terms. Under paragraph D of Article V of the Restated Certificate of Incorporation, any vacancy on the Board of Directors resulting other than because of an increase in the authorized number of directors elected by shareholders may be filled by a majority of the directors then in office. In accordance with this provision, if during the transition period a vacancy occurs with respect to a director whose term of office continues beyond the next annual meeting, the term of any director elected to fill such a vacancy shall expire at the next shareholders’ meeting at which directors are elected, and the remainder of such term, if any, shall be filled by a director elected at that meeting.

What vote is required to adopt this proposal?

In accordance with paragraph G of Article V of the Restated Certificate of Incorporation, adoption of the Declassification Amendment requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

What other authorizations are required to adopt this proposal?

The SEC has authorized the Company to solicit proxies regarding this proposal under the Public Utility Holding Company Act of 1935. Implementation of the Declassification Amendment also requires the SEC’s authorization. The Company has applied for that authorization and expects to receive it. If the shareholders approve this proposal, the Company will file the Declassification Amendment promptly after the SEC’s authorization.

How are the votes counted?

Because the vote required for the adoption of this proposal is a percentage of the shares of Common Stock outstanding, abstentions and any shares present at the meeting and entitled to vote, but as to which a broker that holds shares in street name expressly withholds its vote due to the absence of discretionary voting authority under the rules of the NYSE (“broker non-votes”), will effectively constitute votes against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PROPOSAL, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

3.    RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company appointed PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year 2004. The Audit Committee has reappointed the firm for 2005. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Although the Company is not required to seek shareholder ratification of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will take this fact into consideration when selecting the Company’s independent registered public accounting firm for 2006. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of the Company and its shareholders. Ratification of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of the Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s and subsidiaries’ annual financial statements for the 2004 and 2003 fiscal years and the reviews of the financial statements included in the Company’s and subsidiary reporting companies’ 2004 and 2003 Forms 10-Q were $6,258,092 and $1,664,350, respectively. The 2004 amount includes fees of $3,971,000 related to attest services in connection with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related services rendered for the 2004 and 2003 fiscal years were $586,088 and $289,100, respectively. These services consist of employee benefit plan audits, accounting consultations, internal control reviews, computer systems post-implementation reviews, and attest services for financial reporting not required by statute or regulation.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services rendered for the 2004 and 2003 fiscal years were $261,680 and $55,754, respectively. These services consist of tax compliance, tax advice and tax planning, including advice relating to tax accounting in connection with the 2000, 2001 and 2002 Conectiv tax returns and the 2002 Conectiv Services, Inc. tax return.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for all other services other than those covered under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the 2004 and 2003 fiscal years were $55,600 and $38,421, respectively. Of the amount for 2004, $33,300 was for the executive tax services program, $19,300 was for depositions provided in litigation related to the Chalk Point oil spill, $1,500 was for a research service subscription renewal for PHI Service Company, and $1,500 was for a research service subscription renewal for Pepco Energy Services, Inc. Of the amount for 2003, $35,621 was for the executive tax services program, $1,400 was for a research service subscription renewal for PHI Service Company and $1,400 was for a research service subscription renewal for Pepco Energy Services, Inc.

All of the services described in “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in advance by the Audit Committee, in accordance with the Audit Committee Policy on the Approval of Services by the Independent Auditor which is attached to this Proxy Statement as Annex B.

What vote is required to ratify the selection of the independent registered public accounting firm?

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

How are the votes counted?

Shares, if any, which are the subject of an abstention with regard to the vote on this proposal, will be considered present and entitled to vote, and accordingly will have the same effect as a vote against the proposal. Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS SET FORTH AS ITEM 3 ON THE PROXY CARD.

4.    SHAREHOLDER PROPOSAL

The Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, MA 01887, which is the record holder of 3,500 shares of the Company’s Common Stock, has notified the Company of its intention to present the following proposal for a shareholder vote at the meeting:

Director Election Majority Vote Standard Proposal

RESOLVED: That the shareholders of Pepco Holdings, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

SUPPORTING STATEMENT: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all of the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

END OF SUPPORTING STATEMENT

The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Company’s bylaws specify that “[e]xcept as otherwise required by applicable law or the certificate of incorporation, (i) Directors shall be elected by a plurality of the votes cast at a meeting of stockholders.” Neither the Company’s restated certificate of incorporation nor Delaware law specifies a different vote for election of directors. Thus, the nominees for director receiving the highest number of “for” votes at the annual meeting are elected as directors to fill the open positions on the Board. It should be noted that United States congressional elections and presidential elections at the state level to determine which candidate receives a state’s electoral votes are also determined by a plurality vote.

The theoretical concern that the proposal is designed to address is that in an uncontested voting scenario, a plurality vote does not attribute any significance to a vote against a nominated director.

However, the Board believes the plurality standard is fair and impartial as it applies equally to any candidate who is nominated either by the Board of Directors or a shareholder for election to the Board of Directors and serves the best interests of the shareholders. Thus, if the majority vote standard were implemented, a shareholder nominee might fail to win election to the Board even if that nominee received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.

In addition, the proposal, if implemented, presents the possibility that no incumbent director nominee will be elected if none receives a majority vote. The Company’s restated certificate of incorporation provides that directors shall hold office until their successors have been elected and qualified. An incumbent director who did not receive a majority of the votes cast would, therefore, remain a director until his or her successor was elected and qualified, absent resignation or removal from the Board. In the case of resignation or removal, the Board has the right to fill a vacancy on the Board. In either event, the shareholders’ ability to vote for directors is stymied. The shareholder proposal leaves it to the Board to suggest what would happen in either of these situations.

Furthermore, the evidence shows that the proponent’s concern about a director being elected without the affirmative vote of at least a majority of the shareholders is entirely theoretical. Each director nominee over the past two years at PHI and eight years before that at Pepco has received the affirmative vote of more than 95% of the shares entitled to vote.

Finally, the proposal, if implemented, may have the unintended consequence of unnecessarily increasing the cost of soliciting shareholder votes in the future. In order to obtain the required vote, the Company may need to employ a proactive telephone solicitation, a second proxy mailing, or other vote-obtaining strategy which would increase spending for routine annual meetings.

What vote is required to adopt the shareholder proposal?

Adoption of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of the Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

How are the votes counted?

Shares, if any, which are the subject of an abstention with regard to the vote on this proposal, will be considered present and entitled to vote, and accordingly will have the same effect as a vote against the proposal. Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, WHICH IS SET FORTH AS ITEM 4 ON THE PROXY CARD.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

What is the deadline for submission of shareholder proposals for inclusion in the Company’s Proxy Statement for the 2006 Annual Meeting?

In order to be considered for inclusion in the Proxy Statement for the 2006 Annual Meeting, shareholder proposals must be received by the Company on or before November 30, 2005.

May a shareholder introduce a resolution for a vote at a future annual meeting?

Under the Company’s Bylaws, a shareholder may introduce a resolution for consideration at a future Annual Meeting if the shareholder complies with the advance notice provisions set forth in the Bylaws. These provisions require that for a shareholder to properly bring business before an Annual Meeting, the shareholder must give written notice to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The shareholder’s notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the annual meeting, the name and record address of the shareholder, the class and number of shares owned beneficially and of record by the shareholder, and any material interest of the shareholder in the proposed business. The Company will publicly announce the date of its 2006 Annual Meeting at a later date.

May a shareholder nominate or recommend an individual for election as a director of the Company?

Under the Company’s Bylaws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder’s intention to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The notice provided to the Secretary must set forth the name and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock beneficially owned by the nominee, and any other information concerning the nominee that would be required to be included in a proxy statement. The Company will publicly announce the date of its 2006 Annual Meeting at a later date.

A shareholder also may recommend for the consideration of the Corporate Governance/Nominating Committee one or more candidates to serve as a nominee of the Company for election as a director. Any such recommendations for the 2006 Annual Meeting must be submitted in writing to the Secretary of the Company on or before November 30, 2005, accompanied by the information described in the preceding paragraph.

What principles has the Board adopted with respect to Board membership? What are the specific qualities or skills that the Corporate Governance/Nominating Committee has determined are necessary for one or more of the directors to possess?

The Board has approved the following principles with respect to Board membership. The Board should include an appropriate blend of independent and management directors, which should result in independent directors being predominant, and in the views of the Company’s management being effectively represented. Accordingly, the number of independent directors should never be less than seven and the management directors should always include the Chief Executive Officer, there should never be more than three management directors, and any management directors other than the Chief Executive Office should be selected from the Company’s Executive Leadership Team.

For independent directors, the Corporate Governance/Nominating Committee seeks the appropriate balance of experience, skills and personal characteristics required of a director. In order to be considered for nomination to the Board, a director candidate should possess most or all of the following attributes: independence, as defined by the New York Stock Exchange listing standards as currently in effect; integrity; judgment; credibility; collegiality; professional achievement; constructiveness; and public awareness. The independent directors should possess, in aggregate, skill sets that include but are not limited to: financial acumen equivalent to the level of a Chief Financial Officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the energy industry, or other industry with similar characteristics (construction, manufacturing, etc.); public and/or government affairs acumen germane to complex enterprises, especially in regulated industries; customer service acumen germane to a service organization with a large customer base; legal acumen in the field(s) of regulatory or commercial law at the partner or chief legal officer level; salient community ties in areas of operation of Pepco Holdings’ enterprises; and corporate governance acumen, gained through service as a senior officer or director of a large publicly held corporation or through comparable academic or other experience. Independent directors are also selected to ensure diversity, in the aggregate, which diversity should include expertise or experience germane to the Company’s total business needs, in addition to other generally understood aspects of diversity.

What is the process for identifying and evaluating nominees for director (including nominees recommended by security holders)?

The Corporate Governance/Nominating Committee has developed the following identification and evaluation process which is contained in the Company’s Corporate Governance Guidelines and can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance:

a.    List of Potential Candidates.    The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership. Potential candidates are recommended by Committee members and other Board members. Shareholders may put forward potential candidates for the Committee’s consideration by following submission requirements published in the Company’s proxy statement for the previous year’s meeting.

b.    Candidate Attributes, Skill Sets and Other Criteria.    The Committee annually reviews the attributes, skill sets and other qualifications for potential candidates and may modify them from time to time based upon the Committee’s assessment of the needs of the Board and the skill sets required to meet those needs.

c.    Review of Candidates.    All potential candidates are reviewed by the Committee against the current attributes, skill sets and other qualifications established by the Board to determine if a candidate is suitable for Board membership. If a candidate is deemed suitable based on this review, a more detailed review will be performed through examination of publicly available information. This examination will include consideration of the independence requirement for outside directors, the number of boards on which the candidate serves, the possible applicability of restrictions on director interlocks or other requirements or prohibitions imposed by applicable laws or regulations, proxy disclosure requirements, and any actual or potentially perceived conflicts of interest or other issues raised by applicable laws or regulations or the Company’s policies or practices.

d.    Prioritization of Candidates.    The Committee then (i) determines whether any candidate needs to be removed from consideration as a result of the detailed review, and (ii) determines a recommended priority among the remaining candidates for recommendation to and final determination by the Board prior to direct discussion with any candidate.

e.    Candidate Contact.    Following the Board’s determination of a priority-ranked list of approved potential candidates, the Chairman of the Committee or, at his or her discretion, other member(s) of the Board will contact and interview the potential candidates in priority order. When a potential candidate indicates his or her willingness to accept nomination to the Board, no further candidates will be contacted. Subject to a final review of eligibility under the Company’s policies and applicable laws and regulations using information supplied directly by the candidate, the candidate will then be nominated.

5.    OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

The Board of Directors does not know of any other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

If any other matter should properly come before the meeting, your signed proxy card, as well as your Internet or telephone proxy, gives the designated proxy holders discretionary authority to vote on such matters in accordance with their best judgment.

How are proxies being solicited and who pays for the costs involved?

The Company will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. In addition to the use of the mails, officers, directors and regular employees of the Company may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Why was only a single Proxy Statement mailed to households that have multiple holders of Common Stock?

Under the rules of the SEC, a company is permitted to deliver a single proxy statement and annual report to any household at which two or more shareholders reside, if the shareholders at the address of the household have the same last name or the company reasonably believes that the shareholders are members of the same family. Accordingly, the Company is sending only one copy of this Proxy Statement to shareholders that shared the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders.

Under these SEC rules, brokers and banks that hold stock for the account of their customers also are permitted to deliver single copies of proxy statements and annual reports to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of proxy statements and annual reports. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement.

If, in accordance with these rules, your household received only a single copy of this Proxy Statement and Annual Report and you would like to receive a separate copy or you would like to receive separate copies of the Company’s proxy statements and annual reports in the future, please contact Wachovia Bank, N.A., the Company’s transfer agent:

By Telephone:	1-866-254-6502 (toll-free)

In Writing:	Wachovia Bank, N.A. Shareholder Services Group 1525 West W.T. Harris Blvd. 3C3 Charlotte, NC 28262-8522

If you own your shares through a brokerage firm or a bank, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of Common Stock who is receiving multiple copies of the Company’s shareholder communications at your address and you would like to receive only one copy for your household, please contact Wachovia Bank, N.A. at the telephone number or address set forth above. If you own your shares through a brokerage firm or a bank, please contact your broker or bank.

Where do I find the Company’s Corporate Business Policies, Corporate Governance Guidelines and Committee Charters?

PHI has in place Corporate Business Policies, which in their totality constitute its code of business conduct and ethics. These Policies apply to all directors, employees and others working at PHI and its subsidiaries. PHI’s Board of Directors has also adopted Corporate Governance Guidelines and charters for PHI’s Audit Committee, Compensation/Human Resources Committee and Corporate Governance/Nominating Committee which conform to the requirements set forth in the New York Stock Exchange listing standards. The Board of Directors has also adopted charters for PHI’s Executive Committee and Finance Committee. Copies of these documents are available on the PHI Web site at http://www.pepcoholdings.com/governance/index.html and also can be obtained by writing to: Ellen Sheriff Rogers, Vice President, Secretary and Assistant Treasurer, 701 Ninth Street, N.W., Suite 1300, Washington, D.C. 20068.

Any amendment to, or waiver of, any provision of the Corporate Business Policies with respect to any director or executive officer of PHI will be promptly reported to shareholders through the filing of a Form 8-K with the SEC.

The Letter to Shareholders which begins on the cover page of this document and the Annual Report to Shareholders, including the Business of the Company, Management’s Discussion and Analysis and the Consolidated Financial Statements, and other shareholder information included in Annex C to this Proxy Statement are not deemed to be “soliciting material” or to be “filed” with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not be incorporated by reference or deemed to be incorporated by reference into any filing by the Company under either such Act, unless otherwise specifically provided for in such filing.

ANNEX A

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

Committee Purpose

The Audit Committee’s (the “Committee”) purpose shall be to (A) represent and assist the Board in oversight of (1) the integrity of Pepco Holdings, Inc.’s (the “Company”) financial statements, accounting and financial reporting processes and audits of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor, and (B) appoint, compensate and oversee the work of any independent auditor employed by PHI for the purpose of preparing or issuing an audit report or related work, and (C) prepare an Audit Committee report as the Securities and Exchange Commission rules require be included in the Company’s annual proxy statement. The Audit Committee represents and assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and the independent auditor with respect to the accounting and control functions and financial statement presentation.

Committee Composition and Operation

The Committee shall consist of no fewer than three, nor more than seven, directors, none of whom are employees of the Company or any of its affiliates and all of whom are independent as required under the rules promulgated from time to time by the New York Stock Exchange and the Securities and Exchange Commission. No Committee member may serve on the audit committees of more than three public companies.

Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

The Board shall have the authority to remove at any time one or more of the members of the Committee, to fill any vacancy that may exist on the Committee or to fill any newly created Committee membership caused by the increase in the size of the Committee.

The Committee shall meet at least four times annually, or more frequently as circumstances require. Each meeting shall include a time of executive session.

The Committee may create one or more sub-Committees to which it may delegate some or all of its authority.

The Committee may make such rules of procedure as it deems necessary or appropriate for its efficient functioning.

Committee Duties and Responsibilities

1.	The Committee shall have sole authority to (A) retain and terminate the Company’s independent auditor; (B) pre-approve all audit engagement fees and terms, including the scope and timing of the audit, in conformance with the approval requirements as promulgated from time to time by the New York Stock Exchange and the Securities and Exchange Commission; and (C) pre-approve any significant audit-related relationship with the independent auditor. The Committee shall have sole authority to evaluate and determine whether consulting services to be obtained by the Company are “audit-related” or “non-audit related” for purposes of applying the Company’s policies and the applicable rules as promulgated from time to time by the New York Stock Exchange and the Securities and Exchange Commission with regard to such services.

2.	The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work (including resolution of disagreements between management and the auditor regarding financial reporting), and each such independent auditor shall report directly to the Committee.

3.	The Committee shall, at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the auditor and the Company.

After reviewing the foregoing report, and the independent auditor’s work throughout the year, the Audit Committee will evaluate the auditor’s qualifications, performance and independence. This evaluation will include the review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Audit Committee will take into account the opinions of management and the Company’s internal auditors. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee will further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Audit Committee will present its conclusions with respect to the independent auditor to the full Board.

4.	The Committee shall review the organization and schedule of annual audits conducted by the Company’s internal auditing staff and review with management and the internal auditors significant recommendations made by the internal auditors and the implementation of those recommendations.

5.	The Committee shall review periodically with the independent auditor and management the Company’s policies and procedures with respect to internal auditing, accounting and financial controls, as well as any internal control report required to be included in the Company’s Annual Report on Form 10-K. This review shall also include a review, upon completion of the annual audit, of the reports or opinions proposed to be rendered in connection with the annual audit; the independent auditor’s views of the Company’s financial and accounting personnel; the cooperation which the independent auditor received in the course of its review; and any significant findings of the independent auditor with respect to change in accounting principles and practices, significant transactions outside the normal course of the Company’s business and any recommendations which the independent auditor may have with respect to improving internal accounting controls, choice of accounting principles or management systems.

6.	The Committee shall meet to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s specific disclosures in its Annual and Quarterly reports under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

7.	The Committee shall prepare an Audit Committee report as the Securities and Exchange Commission rules require be included in the Company’s annual proxy statement.

8.	The Committee shall review with the independent auditor and with management the Company’s conflict of interest policies.

9.	The Committee shall report regularly to the Board, and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function. The Committee shall also make such recommendations to the Board as the Committee deems appropriate.

10.	The Committee shall meet separately, periodically, with management, with internal auditors and with the independent auditor.

11.	The Committee shall discuss and review with management the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures, the steps management has taken to monitor and control such exposures, and whether management has provided appropriate disclosure in the Company’s financial statements. However, the Committee’s duties and responsibilities in this regard do not alter the obligation of the CEO and senior management to assess and manage the Company’s exposure to risk.

12.	The Committee shall review with the independent auditor (A) any audit problems or difficulties (including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management) and (B) management’s response. Among the items the Committee may want to review with the auditor are: any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company. The review will also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

13.	The Committee shall set clear hiring policies for employees or former employees of the independent auditor.

14.	The Committee shall, as it deems necessary to carry out its duties, obtain advice and assistance from independent legal, accounting or other advisors. The Committee shall have full power and authority to retain such advisors as and when the Committee deems it necessary to do so, and to authorize the payment of compensation to any such advisers, without first seeking Board approval.

15.	The Committee shall conduct an annual evaluation of its performance of its duties and the continuing adequacy of its charter.

16.	While the fundamental responsibility for the Company’s financial statements and disclosure rests with management and the independent auditor, the Committee shall review: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (D) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro-forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

17.	The Committee shall establish procedures for (A) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18.	The Committee shall discuss the types of information to be disclosed and the type of presentation to be made in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not, however, discuss in advance each earnings release. The Committee shall discuss at least Annual and Quarterly releases before they are published.

19.	The Committee shall have sole authority to authorize payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, without seeking Board approval.

ANNEX B

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE

Policy on the Approval of Services

Provided By the Independent Auditor

I.	Overview

Under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), the annual consolidated financial statements of Pepco Holdings, Inc. (the “Company”) and each of its subsidiaries that has a reporting obligation (a “Reporting Company”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be audited by an “independent” public accountant. Likewise, the quarterly financial statements of the Company and each Reporting Company must be reviewed by an “independent” public accountant.

Under SEC regulations, a public accountant is not “independent” if it provides certain specified non-audit services to an audit client. In addition, a public accountant will not qualify as “independent” unless (i) before the accountant is engaged to provide audit or non-audit services, the engagement is approved by the public company’s audit committee or (ii) the engagement to provide audit or non-audit services is pursuant to pre-approved policies and procedures established by the audit committee.

Under the Audit Committee Charter, the Audit Committee of the Company has sole authority (i) to retain and terminate the Company’s independent auditors, (ii) to pre-approve all audit engagement fees and terms and (iii) to pre-approve all significant audit-related relationships with the independent auditor. This Policy sets forth the policies and procedures adopted by the Audit Committee with respect to the engagement of the Company’s independent auditor to provide audit and non-audit services to the Company and its subsidiaries (as defined by Rule 1-02 (x) of SEC Regulation S-X).

The Audit Committee also serves as the audit committee for each subsidiary of the Company that is a Reporting Company for the purpose of approving audit and non-audit services to be provided by the independent auditor(s) of such Reporting Companies. In this capacity, the Audit Committee has determined that this Policy also shall govern the engagement of the independent auditor for each such Reporting Company.

II.	Statement of Principles

The Audit Committee recognizes the importance of maintaining the independence of its external auditor both in fact and appearance. In order to ensure that the independence of the Company’s external auditor is not, in the judgment of the Audit Committee, impaired by any other services that the external auditor may provide to the Company and its subsidiaries:

•	The Audit Committee shall approve in advance all services—both audit and permitted non-audit services—provided to the Company or any of its subsidiaries by the Company’s independent auditor in accordance with the procedures set forth in this Policy.

•	The Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the Company’s independent auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X (“Prohibited Non-Audit Services”).

III.	Approval of Annual Audit Services

The annual audit services provided to the Company and its subsidiaries by the Company’s independent auditor shall consist of:

•	The audit of the annual consolidated financial statements of the Company and each other Reporting Company and the other procedures required to be performed by the independent auditor to be able to form an opinion on the financial statements.

•	Review of the quarterly consolidated financial statements of the Company and each Reporting Company.

•	The attestation engagement for the independent auditor’s report on management’s statement on the effectiveness of the Company’s internal control over financial reports.

•	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, including consents and comfort letters provided to underwriters, reviews of registration statements and prospectuses, and assistance in responding to SEC comment letters.

All such audit services must be approved annually by the Audit Committee following a review by the Audit Committee of the proposed terms and scope of the engagement and the projected fees. Any subsequent change of a material nature in the terms, scope or fees associated with such annual audit services shall be approved in advance by the Audit Committee.

Any additional audit services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each additional annual audit service must be approved by the Audit Committee in advance on a case-by-case basis.

IV.	Approval of Audit-Related Services

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Company and each Reporting Company, other than the annual audit services described in Section III above. Audit-related services may include, but are not limited to:

•	Employee benefit plan audits.

•	Due diligence related to mergers and acquisitions.

•	Accounting consultations and audits in connection with acquisitions.

•	Internal control reviews.

•	Attest services related to financial reporting that are not required by statute or regulation.

Audit-related services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each audit-related service must be approved by the Audit Committee in advance on a case-by-case basis.

V.	Approval of Tax Services

Tax services consist of professional services rendered by the independent auditor to the Company or any of its subsidiaries for tax compliance, tax advice and tax planning. Tax services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each tax service must be approved by the Audit Committee in advance on a case-by-case basis.

VI.	Approval of All Other Services

Any other services to be provided by the Company’s independent auditor, other than Prohibited Non-Audit Services, may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each such other service must be approved by the Audit Committee in advance on a case-by-case basis.

VII. Procedures

At the meeting of the Audit Committee to select the independent auditor for the Company and each of the Reporting Companies, the Chief Financial Officer shall submit to the Audit Committee a list of the additional audit services, audit-related services, tax services and other services, if any, that the Company and the Related Companies wish to have pre-approved for the ensuing year. The list shall be accompanied by:

•	a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the Audit Committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and

•	confirmation of the independent auditor that (i) it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and (B) none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X.

If, a type of non-audit service is pre-approved by the Audit Committee, and the Company or any of its subsidiaries subsequently engages the independent auditor to provide that service, the Company’s Chief Financial Officer shall report the engagement to the Audit Committee at its next regularly scheduled meeting.

VIII. Delegation

The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve, upon the receipt of the documentation referred to in Section VII above, on a case-by-case basis any non-audit service of the types referred to in Sections IV, V and VI above (i.e. an audit-related, tax or other service) at any time other than at a meeting of the Audit Committee. The Chairman shall report any services so approved to the Audit Committee at its next regularly scheduled meeting. In no circumstances shall the responsibilities of the Audit Committee under this Policy be delegated to the management of the Company or any of its subsidiaries.

ANNEX C

Forward-Looking Statements:    Except for historical statements and discussions, the statements in this annual report constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to understand further the results and prospects of Pepco Holdings.

GLOSSARY OF TERMS

Term	Definition
ABO	Accumulated benefit obligation
Accounting hedges	Derivatives designated as cash flow and fair value hedges
ACE	Atlantic City Electric Company
ACE Funding	Atlantic City Electric Transition Funding LLC
Act	Prescription Drug, Improvement and Modernization Act of 2003
ADITC	Accumulated deferred investment tax credits
AFUDC	Allowance for Funds Used During Construction
Agreement and Plan of Merger	Agreement and Plan of Merger, dated as of February 9, 2001, among PHI, Pepco and Conectiv
Ancillary services	Generally, electricity generation reserves and reliability services
APB	Accounting Principles Board Opinion
APBO	Accumulated Post-retirement Benefit Obligation
APCA	Air Pollution Control Act
Asset Purchase and Sale Agreement	Asset Purchase and Sale Agreement, dated as of June 7, 2000 and subsequently amended, between Pepco and Mirant (formerly Southern Energy, Inc.) relating to the sale of Pepco’s generation assets
Bankruptcy Court	Bankruptcy Court for the Northern District of Texas
BGS	Basic generation service in New Jersey (the supply of energy to customers who have not chosen a competitive supplier)
BPU Financing Orders	Bondable stranded costs rate orders issued by the NJBPU
CAA	Federal Clean Air Act
CBI	Conectiv Bethlehem, LLC
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act of 1980
CESI	Conectiv Energy Supply, Inc.
Circuit Court	U.S. Court of Appeals for the Fifth Circuit
CO2	Carbon Dioxide
Competitive Energy Business	Consists of the business operations of Conectiv Energy and Pepco Energy Services
Conectiv	A wholly owned subsidiary of PHI which is a PUHCA holding company and the parent of DPL and ACE
Conectiv Energy	Conectiv Energy Holding Company and its subsidiaries
Conectiv Power Delivery	The tradename under which DPL and ACE conduct their power delivery operations
COPCO	Conowingo Power Company
Creditors Committee	The Official Committee of Unsecured Creditors of Mirant Corporation
CRMC	PHI’s Corporate Risk Management Committee
CTs	Combustion turbines
CWA	Federal Clean Water Act
DCPSC	District of Columbia Public Service Commission
Debentures	Junior Subordinated Debentures
Delivery revenue	Revenue Pepco receives for delivering energy to its customers
District Court	U.S. District Court for the Northern District of Texas
DNREC	Delaware Department of Natural Resources and Environmental Control
DPL	Delmarva Power & Light Company
DPSC	Delaware Public Service Commission
DRP	PHI’s Shareholder Dividend Reinvestment Plan
DSR	Default Supply Revenue
EDECA	New Jersey Electric Discount and Energy Competition Act

Term	Definition
EDIT	Excess Deferred Income Taxes
EITF	Emerging Issues Task Force
EPA	U.S. Environmental Protection Agency
ERISA	Employment Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN 45	FASB Interpretation No. 45, entitled “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”
FIN 46	FASB Interpretation No. 46, entitled “Consolidation of Variable Interest Entities”
Financing Order	Financing Order of the SEC under PUHCA dated July 31, 2002 with respect to PHI and its subsidiaries
FirstEnergy	FirstEnergy Corp., formerly Ohio Edison
FirstEnergy PPA	PPAs between Pepco and FirstEnergy Corp. and Allegheny Energy, Inc.
GCR	Gas Cost Recovery
GPC	Generation Procurement Credit
Internal Control over Financial Reporting

A process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

IRC	Internal Revenue Code
IRS	Internal Revenue Service
ITC	Investment Tax Credit
LEAC Liability	ACE’s $59.3 million deferred energy cost liability existing as of July 31, 1999 related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs
LOB	Line of business
LTIP	Pepco Holdings’ Long-Term Incentive Plan
Mcf	One thousand cubic feet
MDE	Maryland Department of the Environment
MISO	Midwest Independent System Operator
Mirant	Mirant Corporation and certain of its subsidiaries
Mirant Parties	Mirant Corporation and its affiliate Mirant Americas Energy Marketing, LP
Mirant Pre-Petition Obligations	Unpaid obligations of Mirant to Pepco existing at the time of filing of Mirant’s bankruptcy petition consisting primarily of payments due Pepco in respect of the PPA-Related Obligations
Moody’s	Moody’s Investor Service
MPSC	Maryland Public Service Commission
MTC	Market Transition Charge
NERC	North American Electric Reliability Council
NJBPU	New Jersey Board of Public Utilities

Term	Definition
NJDEP	New Jersey Department of Environmental Protection
NJPDES	New Jersey Pollutant Discharge Elimination System
Normalization provisions

Sections of the Internal Revenue Code and related regulations that dictate how excess deferred income taxes resulting from the corporate income tax rate reduction enacted by the Tax Reform Act of 1986 and accumulated deferred investment tax credits should be treated for ratemaking purposes

NOx	Nitrogen oxide
NPDES	National Pollutant Discharge Elimination System
NSR	New Source Review
NUG	Non-Utility Generation
OCI	Other Comprehensive Income
O&M	Operating and maintenance expenses
Panda	Panda-Brandywine, L.P.
Panda PPA	PPA between Pepco and Panda
PARS	Performance Accelerated Restricted Stock
PBO	Projected benefit obligations
PCI	Potomac Capital Investment Corporation and its subsidiaries
PEI	Pepco Enterprises, Inc.
Pepco	Potomac Electric Power Company
Pepco’s pre-merger subsidiaries	PCI and Pepco Energy Services
Pepco Energy Services	Pepco Energy Services, Inc. and its subsidiaries
Pepco Holdings or PHI	Pepco Holdings, Inc.
Pepco TPA Claim	Pepco’s $105 million allowed, pre-petition general unsecured claim against each of the Mirant Parties
Pepcom	Pepco Communications, Inc.
PJM	PJM Interconnection, LLC
POLR	Provider of Last Resort (the supply of energy to customers who have not chosen a competitive supplier)
POM	Pepco Holdings’ NYSE trading symbol
PPA	Power Purchase Agreement
PPA-Related Obligations	Mirant’s obligations to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA
PRP	Potentially Responsible Party
PSD	Prevention of Significant Deterioration
PUHCA	Public Utility Holding Company Act of 1935
RARC	Regulatory Asset Recovery Charge
RCN	RCN Corporation
Recoverable stranded costs	The portion of stranded costs that is recoverable from ratepayers as approved by regulatory authorities
Regulated electric revenues	Revenues for delivery (transmission and distribution) service and electricity supply service
Retirement Plan	PHI’s noncontributory retirement plan
RI/FS	Remedial Investigation/Feasibility Study
S&P	Standard & Poors
SEC	Securities and Exchange Commission
Settlement Agreement	Amended Settlement Agreement and Release, dated as of October 24, 2003 between Pepco and the Mirant Parties
SFAS	Statement of Financial Accounting Standards
SFAS No. 5	Financial Accounting Standards Board Statement No. 5, entitled “Accounting for Contingencies”
SFAS No. 13	Statement of Financial Accounting Standards No. 13, entitled “Accounting for Leases”
SFAS No. 34	Statement of Financial Accounting Standards No. 34, entitled “Capitalization of Interest Cost”

Term	Definition
SFAS No. 71	Statement of Financial Accounting Standards No. 71, entitled “Accounting for the Effects of Certain Types of Regulation”
SFAS No. 87	Statement of Financial Accounting Standards No. 87, entitled “Employers’ Accounting for Pensions”
SFAS No. 106	Statement of Financial Accounting Standards No. 106, entitled “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”
SFAS No. 123	Statement of Financial Accounting Standards No. 123, entitled “Accounting for Stock-Based Compensation”
SFAS No. 131	Statement of Financial Accounting Standards No. 131, entitled “Disclosures About Segments of an Enterprise and Related Information”
SFAS No. 132	Statement of Financial Accounting Standards No. 132, entitled “Employers’ Disclosures About Pensions and Other Post-retirement Benefits”
SFAS No. 133	Statement of Financial Accounting Standards No. 133, entitled “Accounting for Derivative Instruments and Hedging Activities”
SFAS No. 141	Statement of Financial Accounting Standards No. 141, entitled “Business Combinations”
SFAS No. 142	Statement of Financial Accounting Standards No. 142, entitled “Goodwill and Other Intangible Assets”
SFAS No. 143	Statement of Financial Accounting Standards No. 143, entitled “Accounting for Asset Retirement Obligations”
SFAS No. 144	Statement of Financial Accounting Standards No. 144, entitled “Accounting for the Impairment or Disposal of Long-Lived Assets”
SFAS No. 150	Statement of Financial Accounting Standards No. 150, entitled “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”
SMECO	Southern Maryland Electric Cooperative, Inc.
SMECO Agreement	Capacity purchase agreement between Pepco and SMECO
SO2	Sulfur dioxide
SOS	Standard Offer Service (the supply of energy to customers who have not chosen a competitive supplier)
Standard Offer Service revenue or SOS revenue	Revenue each of Pepco and DPL, respectively, receives for the procurement of energy by it for its SOS customers
Starpower	Starpower Communications, LLC
Stranded costs

Costs incurred by a utility in connection with providing service which would otherwise be unrecoverable in a competitive or restructured market. Such costs may include costs for generation assets, purchased power costs, and regulatory assets and liabilities, such as accumulated deferred income taxes.

TBC	Transition bond charge
TOPrS	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures
TPAs	Transition Power Agreements for Maryland and the District of Columbia between Pepco and Mirant
Transition Bonds	Transition bonds issued by ACE Funding
Treasury lock	A hedging transaction that allows a company to “lock-in” a specific interest rate corresponding to the rate of a designated Treasury bond for a determined period of time
VaR	Value at Risk
VEBA	Voluntary Employee Beneficiary Association
VRDB	Variable Rate Demand Bonds
VSCC	Virginia State Corporation Commission

CONSOLIDATED FINANCIAL HIGHLIGHTS

	2004		2003		2002 (a)	2001		2000
	(In Millions, except Per Share Data)
Consolidated Operating Results
Total Operating Revenue	$7,221.8		7,271.3		4,324.5	2,371.2		2,989.3	(g)
Total Operating Expenses	$6,446.1		6,654.9	(c)	3,778.9	2,004.8	(f)	2,094.2
Operating Income	$775.7		616.4		545.6	366.4		895.1
Other Expenses	$341.0		429.0	(d)	190.4	105.3		192.7
Preferred Stock Dividend Requirements of Subsidiaries	$2.8		13.9		20.6	14.2		14.7
Income Before Income Tax Expense	$431.9		173.5		334.6	246.9		687.7
Income Tax Expense	$173.2	(b)	65.9		124.1	83.5		341.2
Income Before Extraordinary Item	$258.7		107.6		210.5	163.4		346.5
Extraordinary Item	$—		5.9		—	—		—
Net Income	$258.7		113.5	(e)	210.5	163.4		346.5
Redemption Premium on Preferred Stock	$0.5		—		—	—		—
Earnings Available for Common Stock	$259.2		113.5		210.5	163.4		346.5
Common Stock Information
Basic Earnings Per Share of Common Stock Before Extraordinary Item	$1.47		.63		1.61	1.51		3.02
Basic—Extraordinary Item Per Share of Common Stock	$—		.03		—	—		—
Basic Earnings Per Share of Common Stock	$1.47		.66		1.61	1.51		3.02
Diluted Earnings Per Share of Common Stock Before Extraordinary Item	$1.47		.63		1.61	1.50		2.96
Diluted—Extraordinary Item Per Share of Common Stock	$—		.03		—	—		—
Diluted Earnings Per Share of Common Stock	$1.47		.66		1.61	1.50		2.96
Basic Common Shares Outstanding (Average)	176.8		170.7		131.1	108.5		114.9
Diluted Common Shares Outstanding (Average)	176.8		170.7		131.1	108.8		118.3
Cash Dividends Per Share of Common Stock	$1.00		1.00		1.00	1.165		1.66
Year-End Stock Price	$21.32		19.54		19.39	22.57		24.71
Book Value per Common Share	$17.88		17.48		17.62	17.00		16.82
Other Information
Investment in Property, Plant and Equipment	$11,045.2		10,747.2		10,625.0	4,361.9		4,284.7
Net Investment in Property, Plant and Equipment	$7,088.0		6,964.9		7,043.3	2,819.0		2,786.5
Total Assets	$13,349.4		13,371.3		13,404.1	5,395.7		7,209.7
Capitalization (SEC/PUHCA Method)
Short-term Debt (h)	$161.3		360.0		812.7	350.2		211.6
Long-term Debt (i)	$5,554.7		5,678.5		5,277.5	1,710.1		2,674.8
Project funding (j)	$70.7		73.6		30.4	22.9		19.4
Debentures issued to Financing Trust (k)	$—		98.0		—	—		—
Trust Preferred Securities (l)	$—		—		290.0	125.0		125.0
Preferred Stock (m)	$54.9		108.2		110.7	84.8		90.3
Shareholders’ Equity	$3,366.3		3,003.3		2,995.8	1,823.2		1,862.5

Total Capitalization	$9,207.9		9,321.6		9,517.1	4,116.2		4,983.6

(a)	As a result of the acquisition of Conectiv by Pepco that was completed on August 1, 2002, PHI’s 2004 and 2003 amounts include PHI and its subsidiaries’ results for the full year. PHI’s 2002 amounts include Conectiv and its subsidiaries post-August 1, 2002 results with Pepco and its pre-merger subsidiaries (PCI and Pepco Energy Services) results for all of 2002. The amounts presented for 2001 and 2000 represent only Pepco and its pre-merger subsidiaries results. For additional information, refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, herein.
(b)	Includes a $19.7 million charge related to an IRS settlement.
(c)	Includes a charge of $50.1 million ($29.5 million after-tax) related to a CT contract cancellation. Also includes a gain of $68.8 million ($44.7 million after-tax) on the sale of the Edison Place office building.
(d)	Includes an impairment charge of $102.6 million ($66.7 million after-tax) related to Pepcom’s investment in Starpower Communications, LLC.
(e)	Includes the unfavorable impact of $44.3 million ($26.6 million after-tax) resulting from trading losses prior to the cessation of proprietary trading.
(f)	Includes $55.5 million ($36.1 million after-tax) impairment charge related to the write-down of aircraft leasing portfolio.
(g)	Includes $423.8 million ($182.0 million after-tax) gain on sale of Pepco’s Generation Assets to Mirant.
(h)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and Variable Rate Demand Bonds.
(i)	Includes first mortgage bonds, medium-term notes, other long-term debt, current maturities of long-term debt, and Variable Rate Demand Bonds. Excludes capital lease obligations.
(j)	Represents funding for energy savings contracts performed by Pepco Energy Services and includes current portion of project funds that were provided in exchange for the sale of the customers’ accounts receivable.
(k)	Represents debentures issued to Financing Trust and current portion of debentures issued to Financing Trust.
(l)	Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures.
(m)	Represents Mandatorily Redeemable Serial Preferred Stock, Serial Preferred Stock, and Redeemable Serial Preferred Stock.

BUSINESS OF THE COMPANY

OVERVIEW

Pepco Holdings, Inc. (Pepco Holdings or PHI) is a diversified energy company that, through its operating subsidiaries, is engaged in three principal areas of business operations:

•	regulated electricity and natural gas delivery,

•	competitive energy generation, marketing and supply, and

•	other activities consisting primarily of investments in energy-related assets.

PHI is a public utility holding company registered under the Public Utility Holding Company Act of 1935 (PUHCA) and is subject to the regulatory oversight of the Securities and Exchange Commission (SEC) under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of capital or unearned surplus without SEC approval.

PHI was incorporated in Delaware on February 9, 2001, for the purpose of effecting the acquisition of Conectiv by Potomac Electric Power Company (Pepco). The acquisition was completed on August 1, 2002, at which time Pepco and Conectiv became wholly owned subsidiaries of PHI. Conectiv was formed in 1998 to be the holding company for Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) in connection with the combination of DPL and ACE. As a result, DPL and ACE are wholly owned subsidiaries of Conectiv, which also is a registered public utility holding company under PUHCA. The following chart shows, in simplified form, the corporate structure of PHI and its principal subsidiaries.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries which has been filed with, and approved by, the SEC under PUHCA. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with cost allocation methodologies set forth in the service agreement.

For financial information relating to PHI’s segments, see Note (3) Segment Information to the consolidated financial statements of PHI. This segment information includes a revision of PHI’s segments for 2003 and 2002 to reflect that, as of January 1, 2004, the formerly separate segments of Pepco Power Delivery and Conectiv Power Delivery were combined to form one operating segment. Each of Pepco, DPL and ACE has one operating segment.

Investor Information

Each of PHI, Pepco, DPL and ACE is a reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). Their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, are made available free of charge on PHI’s internet Web site as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports may be found at http://www.pepcoholdings.com/investors/index_secfilings.html.

The following is a description of each of PHI’s areas of operation.

Power Delivery

The largest component of PHI’s business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. In 2004, 2003 and 2002, respectively, PHI’s power delivery operations produced 61%, 55%, and 58% of PHI’s consolidated operating revenues and 70%, 82% and 78% of PHI’s consolidated operating income.

PHI’s power delivery business is conducted by its subsidiaries Pepco, DPL and ACE, each of which is a regulated public utility in the jurisdictions in which it serves customers. DPL and ACE conduct their power delivery operations under the tradename Conectiv Power Delivery. In the aggregate, PHI’s power delivery business delivers electricity to more than 1.8 million customers in the mid-Atlantic region and distributes natural gas to approximately 118,000 customers in Delaware.

Pepco, DPL and ACE each owns and operates a network of wires, substations and other equipment that are classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that deliver electricity to end-use customers in the utility’s regulated service territory.

Transmission of Electricity and Relationship with PJM

The transmission facilities owned by Pepco, DPL and ACE are interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughout the mid-Atlantic region and the eastern United States. The Federal Energy Regulatory Commission (FERC) has designated a number of regional transmission operators to coordinate the operation of portions of the interstate transmission grid. Pepco, DPL and ACE are all members of PJM Interconnection, LLC (PJM), the regional transmission operator that coordinates the movement of electricity in all or parts of Delaware, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. FERC has designated PJM as the sole provider of transmission service in the PJM territory. Any entity that wishes to deliver electricity at any point in PJM’s territory must obtain transmission services from PJM at rates approved by FERC. In accordance with FERC rules, Pepco, DPL, ACE and the other utilities in the region make their transmission facilities available to PJM and PJM directs and controls the operation of these transmission facilities. In return for the use of their transmission facilities, PJM pays the member utilities transmission fees approved by FERC.

In recent months, the PJM wholesale electricity marketplace has expanded substantially with the addition of companies delivering power in large portions of the Midwest, and their associated generation; additional expansion of PJM into Virginia and North Carolina is planned. This expansion is forecast to lower PJM transaction costs through greater administrative efficiencies of scale, and the addition of low-cost Midwest generation to the marketplace is expected to result in a lower average hourly energy price in the PJM market for next-day deliveries. In connection with this expansion, FERC has ordered the elimination of “through-and-out” transmission rates for energy transactions within the combined regional markets of PJM and the Midwest Independent System Operator (MISO), effective December 1, 2004, and has established transitional surcharges in PJM and MISO for the ensuing 16-month period, which are intended to recoup a portion of the “through-and- out” transmission revenue no longer collected by certain transmission owners in the combined region. The data underlying this transition charge and various exclusions from the charge are disputed by a majority of the utilities, including Pepco, DPL and ACE, and many other parties, including subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services, Inc. (together with its subsidiaries, Pepco Energy Services); any amounts collected prior to FERC’s decision are subject to refund. FERC’s eventual decision cannot be predicted.

Distribution of Electricity and Deregulation

Historically, electric utilities, including Pepco, DPL and ACE, were vertically integrated businesses that generated all or a substantial portion of the electric power that they delivered to customers in their service territories over their own distribution facilities. Customers were charged a bundled rate approved by the applicable regulatory authority that covered both the supply and delivery components of the retail electric service. However, recent legislative and regulatory actions in each of the service territories in which Pepco, DPL and ACE operate have resulted in the “unbundling” of the supply and delivery components of retail electric service and in the opening of the supply component to competition from non-regulated providers. Accordingly, while Pepco, DPL and ACE continue to be responsible for the distribution of electricity in their respective service territories, as the result of deregulation, customers in those service territories now are permitted to choose their electricity supplier from among a number of non-regulated, competitive suppliers. Customers who do not choose a competitive supplier receive default electricity supply from suppliers on terms that vary depending on the service territory, as described more fully below.

In connection with the deregulation of electric power supply, Pepco, DPL and ACE have divested substantially all of their generation assets, either by selling them to third parties or transferring them to the non-regulated affiliates of PHI that comprise PHI’s competitive energy businesses. Accordingly, Pepco, DPL and ACE are no longer engaged in generation operations, except for the limited generation activities of ACE described below.

Seasonality

The power delivery business is seasonal and weather patterns can have a material impact on operating performance. In the region served by PHI, demand for electricity is generally greater in the summer months associated with cooling and demand for electricity and natural gas is generally greater in the winter months associated with heating, as compared to other times of the year. Historically, the power delivery operations of each of PHI’s utility subsidiaries have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

Regulation

The retail operations of PHI’s utility subsidiaries, including the rates they are permitted to charge customers for the delivery of electricity and natural gas, are subject to regulation by governmental agencies in the jurisdictions in which they provide utility service. Pepco’s electricity delivery operations are regulated in Maryland by the Maryland Public Service Commission (MPSC) and in Washington, D.C. by the District of Columbia Public Service Commission (DCPSC). DPL’s electricity delivery operations are regulated in Maryland by the MPSC, in Virginia by the Virginia State Corporation Commission (VSCC) and in Delaware by the Delaware Public Service Commission (DPSC). DPL’s natural gas distribution operations in Delaware are regulated by the DPSC. ACE’s electricity delivery operations are regulated in New Jersey by the New Jersey Board of Public Utilities (NJBPU). The wholesale and transmission operations for both electricity and natural gas of each of PHI’s utility subsidiaries are regulated by FERC.

Pepco

Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. Pepco was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949. Pepco’s service territory covers approximately 640 square miles and has a population of approximately 2 million. As of December 31, 2004, Pepco delivered electricity to approximately 737,000 customers, as compared to 726,000 customers as of December 31, 2003. Pepco delivered a total of approximately 26,902,000 megawatt hours of electricity in 2004, compared to approximately 25,994,000 megawatt hours in 2003. In 2004, approximately 30% was delivered to residential customers, 51% to commercial customers, and 19% to United States and District of Columbia government customers.

Under settlements approved by the MPSC and the DCPSC in connection with the divestiture of its generation assets in 2000, Pepco was required to provide default electricity supply to customers in Maryland through June 2004 and to customers in Washington, D.C. through February 7, 2005, for which it was paid established rates set forth in the settlements. Pepco obtained all of the energy and capacity needed to fulfill these fixed-rate default supply obligations in Maryland and Washington, D.C. through January 22, 2005, from an affiliate of Mirant Corporation (Mirant). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Relationship with Mirant Corporation.”

Under a settlement approved by the MPSC in April 2003 addressing default supply, also known as Standard Offer Service (SOS), in Maryland following the expiration of Pepco’s fixed-rate default supply obligations in July 2004, Pepco is required to provide default electricity supply at market rates to residential and small commercial customers through May 2008, to medium-sized commercial customers through May 2006, and to large commercial customers through May 2005. Pepco also has an obligation to provide service at hourly priced market rates to the largest customers through May 2006. In accordance with the settlement, Pepco purchases the power supply required to satisfy its market rate default supply obligation from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the MPSC. Pepco is entitled to recover from its default supply customers the cost of the default supply plus an average margin of approximately $0.002 per kilowatt hour, calculated based on total sales to residential, small, and large commercial Maryland default customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland default supply customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both default supply customers and customers in Maryland who have selected another energy supplier. These delivery rates generally were capped originally through June 2004 as a result of a settlement agreement and the Electric Choice and Competition Act of 1999, and extended through December 31, 2006 pursuant to the MPSC order issued in April 2002 in connection with the merger involving Pepco and Conectiv.

Under an order issued by the DCPSC in March 2004 addressing default supply in the District of Columbia after the expiration of Pepco’s fixed-rate default supply obligations in February 2005, as amended by a DCPSC order issued in July 2004, Pepco’s obligation to provide default electricity supply at market rates was extended for up to an additional 76 months for small commercial and residential customers and an additional 28 months for large commercial customers. Pepco purchases the power supply required to satisfy its market rate default supply obligation from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the DCPSC. Subsequent orders issued by the DCPSC provide for Pepco to recover from its default supply customers the costs associated with the acquisition of the default supply plus administrative charges that are intended to allow Pepco to recover the administrative costs incurred to provide the default electricity supply. These administrative charges include an average margin for Pepco of approximately $0.00248 per kilowatt hour, calculated based on total sales to residential, small and large commercial District of Columbia default customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period depends on the number of District of Columbia default supply customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both default supply customers and customers in the District of Columbia who have selected another energy supplier. Assuming no change as a result of the current Pepco distribution rate review case in the District of Columbia (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Rate Proceedings”), delivery rates in the District of Columbia generally are capped through July 2007, except with respect to residential low-income customers, for whom rates generally are capped through July 2009.

For the twelve months ended December 31, 2004, Pepco delivered 71% of its load (measured by megawatt hours) to Maryland default supply customers, as compared to 70% in 2003. Pepco delivered 68% of its load to District of Columbia default supply customers in 2004, as compared to 52% in 2003.

DPL

DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides natural gas distribution service in northern Delaware. In Delaware, service is provided in three counties, Kent, New Castle, and Sussex; in Maryland, service is provided in ten counties, Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico, and Worchester; and in Virginia, service is provided to two counties, Accomack and Northampton. DPL was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979. DPL’s electricity distribution service territory covers approximately 6,000 square miles and has a population of approximately 1.28 million. DPL’s natural gas distribution service territory covers approximately 275 square miles and has a population of approximately 523,000. As of December 31, 2004, DPL delivered electricity to approximately 501,000 customers and delivered natural gas to approximately 118,000 customers, as compared to 493,000 electricity customers and 117,000 natural gas customers as of December 31, 2003.

In 2004, DPL delivered a total of approximately 13,902,000 megawatt hours of electricity to its customers, as compared to a total of approximately 14,032,000 megawatt hours in 2003. In 2004, approximately 39% of DPL’s retail electricity deliveries were to residential customers, 38% were to commercial customers and 23% were to industrial customers. In 2004, DPL delivered approximately 21,600,000 Mcf (one thousand cubic feet) of natural gas to retail customers in its Delaware service territory, as compared to approximately 22,900,000 Mcf in 2003. In 2004, approximately 40% of DPL’s retail gas deliveries were sales to residential customers, 26% were to sales commercial customers, 5% were to sales industrial customers, and 29% were sales to customers receiving a transportation-only service.

Under a settlement approved by the DPSC, DPL is required to provide default electricity supply, or SOS, to customers in Delaware through April 2006. DPL is paid for default supply to customers in Delaware at fixed rates established in the settlement. DPL obtains all of the energy needed to fulfill its default supply obligations in Delaware under a supply agreement with its affiliate Conectiv Energy, which terminates in May 2006. DPL does not make any profit or incur any loss on the supply component of the default power that it delivers to its Delaware customers. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both default supply customers and customers who have selected another energy supplier. These delivery rates generally are frozen through April 2006, except that DPL is allowed to file for a one-time transmission rate change during this period. On February 22, 2005, the DPSC voted to approve an SOS process that will allow a Wholesale Standard Offer Service Model with DPL as the SOS Supplier. Issues including the length of this extension and any margin that DPL may be able to earn and retain in conjunction with this service have been deferred for further discussion and will be decided by the DPSC at a later date. A written DPSC order documenting this decision is expected sometime in March or April 2005.

Under a settlement approved by the MPSC, DPL was required to provide default electricity supply to non-residential customers in Maryland through May 2004 and to residential customers in Maryland through June 2004 for which it was paid established rates set forth in the settlement. DPL obtained all of the energy needed to fulfill its fixed-rate default supply obligations in Maryland under a supply agreement with Conectiv Energy.

Under a settlement approved by the MPSC in April 2003 addressing default supply in Maryland following the expiration of DPL’s fixed-rate default supply obligations in 2004, DPL is required to provide default electricity supply at market rates to residential and small commercial customers through May 2008, to medium-sized commercial customers through May 2006, and to large commercial customers through May 2005. In accordance with the settlement, DPL purchases the power supply required to satisfy its market rate default supply obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved and supervised by the MPSC. DPL is entitled to recover from its default supply customers the costs of the default supply plus an average margin of $0.002 per kilowatt hour, calculated based on total sales to residential, small, and large commercial Maryland default customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland default supply customers from each customer class and the load taken by such customers over the time period. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both default supply customers and customers in Maryland who have selected another energy supplier. These delivery rates generally are capped through December 2006.

Under amendments to the Virginia Electric Utility Restructuring Act implemented in March 2004, DPL is obligated to offer default service to customers in Virginia for an indefinite period until relieved of that obligation by the VSCC. DPL currently obtains all of the energy and capacity needed to fulfill its default service obligations in Virginia under a supply agreement with Conectiv Energy. A prior agreement, also with Conectiv Energy, terminated effective December 31, 2004. The current contract was entered into after conducting a competitive bid procedure and Conectiv Energy was the lowest bidder to provide wholesale power supply for DPL’s Virginia default service customers. The new supply agreement commenced January 1, 2005 and expires in May 2006. On October 26, 2004, DPL filed an application with the VSCC for approval to increase the rates that DPL charges its Virginia default service customers to allow it to recover its costs for power under the new supply agreement plus an administrative charge and a margin.

A VSCC order dated November 17, 2004 allowed DPL to put interim rates into effect on January 1, 2005, subject to refund if the VSCC subsequently determined the rate is excessive. The interim rates reflected an increase of 1.0247 cents per kwh to the fuel rate, which provide for recovery of the entire amount being paid by DPL to Conectiv Energy, but did not include an administrative charge or margin, pending further consideration of this issue. Therefore, the November 17 order also directed the parties to file memoranda concerning whether administrative costs and a margin are properly recovered through a fuel clause mechanism. Memoranda were filed by DPL, the VSCC Staff and Virginia’s Office of Attorney General. The VSCC ruled on January 18, 2005, that the administrative charge and margin are base rate items not recoverable through a fuel clause. No appeal is planned regarding this filing. A settlement resolving all other issues and making the interim rates final was filed on March 4, 2005, contingent only on possible future adjustment depending on the result of a related proceeding at FERC. A hearing is scheduled for March 16, 2005, and the VSCC is expected to approve the settlement.

DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both Virginia default service customers and customers in Virginia who have selected another energy supplier. These delivery rates generally are frozen until December 31, 2010, except that DPL can propose two changes in delivery rates—one prior to July 1, 2007 and another between July 1, 2007 and December 31, 2010.

In Maryland, DPL sales to default supply customers represented 80% of total delivered megawatt hours for the twelve months ended December 31, 2004, as compared to 96% in 2003. In Delaware, DPL sales to default supply customers represented 89% of total delivered megawatt hours for the twelve months ended December 31, 2004, as compared to 87% in 2003, and DPL sales to Virginia default supply customers represented 100% of total delivered megawatt hours in both 2004 and 2003.

DPL also provides regulated natural gas supply and distribution service to customers in its Delaware natural gas service territory. Large and medium volume commercial and industrial natural gas customers may purchase natural gas either from DPL or from other suppliers. DPL uses its natural gas distribution facilities to transport gas for customers that choose to purchase natural gas from other suppliers. These customers pay DPL distribution service rates approved by the DPSC. DPL purchases natural gas supplies for resale to its sales service customers from marketers and producers through a combination of long-term agreements and next day delivery arrangements. For the twelve months ended December 31, 2004, DPL supplied 71.8% of the natural gas that it delivered, compared to 71.6% in 2003.

ACE

ACE is engaged in the generation, transmission and distribution of electricity in Gloucester, Camden, Burlington, Ocean, Atlantic, Cape May, Cumberland and Salem counties in southern New Jersey. ACE was incorporated in New Jersey in 1924. ACE’s service territory covers approximately 2,700 square miles and has a population of approximately 998,000. As of December 31, 2004, ACE delivered electricity to approximately 524,000 customers in its service territory, as compared to approximately 521,000 customers as of December 31, 2003. ACE delivered a total of approximately 9,874,000 megawatt hours of electricity in 2004 compared to approximately 9,643,000 megawatt hours in 2003. In 2004, approximately 44% was delivered to residential customers, 44% was delivered to commercial customers and 12% was delivered to industrial customers.

Customers in New Jersey who do not choose another supplier receive default electricity supply from suppliers selected through auctions approved by the NJBPU. ACE has entered into supply agreements with the default suppliers, including Conectiv Energy, on behalf of the default supply customers in its service territory. Each of these agreements requires the default supplier to provide a portion of the default supply customer load with full requirements service, consisting of power supply and transmission service. ACE delivers the default supply to customers. ACE is paid tariff rates established by the NJBPU that compensate it for the cost of obtaining the default supply. ACE does not make any profit or incur any loss on the supply component of the default power it provides to customers.

ACE is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both default supply customers and customers in its service territory who have selected another energy supplier. ACE currently is involved in a base rate proceeding in which it has requested an increase in its delivery rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Rate Proceedings.”

ACE sales to New Jersey default supply customers represented 76% of total delivered megawatt hours for the twelve months ended December 31, 2004, as compared to 91% in 2003.

As of December 31, 2004, ACE owned one electric generating facility, the B.L. England generating facility, and interests in two facilities jointly owned with other companies. The combined generating capacity of these facilities is 555 megawatts. ACE also has contracts with non-utility generators under which ACE purchased 3.9 million megawatt hours of power in 2004. ACE sells the electricity produced by the generating facilities and purchased under the non-utility generator contracts in the wholesale market administered by PJM. During 2004, ACE’s generation and wholesale electricity sales operations produced approximately 23.2% of ACE’s operating revenue.

On March 1, 2004, ACE transferred ownership of the 185 megawatt capacity Deepwater generating facility to Conectiv Energy.

In April 2004, PHI, Conectiv and ACE entered into a preliminary settlement agreement with the New Jersey Department of Environmental Protection (NJDEP) and the Attorney General of New Jersey that provides that, contingent upon the receipt of necessary approvals from applicable regulatory authorities and the receipt of permits to construct certain electric transmission facilities in southern New Jersey, ACE will permanently cease operation of the B.L. England generating facility by December 15, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Preliminary Settlement Agreement with the NJDEP.”

In 2002, ACE and the City of Vineland, New Jersey entered into a condemnation settlement agreement which provided for ACE to sell the electric distribution facilities within the city limits, and the approximately 5,400 related customer accounts (to which ACE delivered approximately 103,000 megawatt hours of power in 2003), for $23.9 million. The proceeds were received in installments and the sale was completed in the second quarter of 2004.

ACE Funding

ACE Funding was incorporated in New Jersey in 2001 by ACE. Under New Jersey law, ACE (or a financing entity) is permitted to securitize authorized portions of ACE’s recoverable stranded costs through the issuance of bonds (Transition Bonds) and to collect from its customers charges sufficient to fund principal and interest payments on the Transition Bonds and related taxes, expenses and fees. The right to collect the Transition Bond charges is known as Bondable Transition Property. The sole purpose for the establishment of ACE Funding is to issue Transition Bonds, the proceeds of which are transferred to ACE in exchange for the related Bondable Transition Property.

Competitive Energy

PHI’s competitive energy business provides non-regulated generation, marketing and supply of electricity and natural gas, and related energy management services, in the mid-Atlantic region. In 2004, 2003 and 2002, respectively, PHI’s competitive energy operations produced 50%, 55% and 48% of PHI’s consolidated operating revenues. In 2004 and 2002, respectively, PHI’s competitive energy operations produced 19% and 12% of PHI’s consolidated operating income. In 2003, PHI’s competitive energy operations incurred an operating loss equal to 19% of PHI’s consolidated operating income. PHI’s competitive energy operations are conducted through subsidiaries of Conectiv Energy and Pepco Energy Services.

Conectiv Energy

Conectiv Energy provides wholesale electric power, capacity, and ancillary services in the wholesale markets administered by PJM and also supplies electricity to other wholesale market participants under long-term bilateral contracts. Among its bilateral contracts are the power supply agreements under which Conectiv Energy sells to DPL its default electricity supply for distribution to customers in Delaware and Virginia. Conectiv Energy also sells default supply to customers in ACE’s service territory and to other default supply customers in New Jersey. Other than its default supply sales, Conectiv Energy does not currently participate in the retail competitive power supply market. Conectiv Energy obtains the electricity required to meet its power supply obligations from its own generating plants, from bilateral contract purchases from other wholesale market participants and from purchases in the wholesale market administered by PJM.

Conectiv Energy’s generation asset strategy focuses on mid-merit plants with operating flexibility and multi-fuel capability that can quickly change their output level on an economic basis. Like “peak-load” plants, mid-merit plants generally operate during times when demand for electricity rises and prices are higher. However, mid-merit plants usually operate for longer periods of time and for more weeks a year than peak-load plants. Conectiv Energy’s most recently added mid-merit plant, a combined cycle plant located in Bethlehem, Pennsylvania with a generating capacity of 1,092 megawatts, became fully operational in June 2004. On March 1, 2004, Conectiv Energy received ownership of the 185 megawatt capacity Deepwater generating facility from ACE. As of December 31, 2004, Conectiv Energy owned and operated mid-merit plants with a combined 2,689 megawatts of capacity, peak-load plants with a combined 669 megawatts of capacity and base-load generating plants with a combined 340 megawatts of capacity. Conectiv Energy also owns three uninstalled combustion turbines with a book value of $57.0 million. Conectiv Energy will determine whether to install these turbines as part of an existing or new generating facility or sell the turbines to a third party based upon market demand and transmission system needs and requirements.

Conectiv Energy also sells natural gas and fuel oil to very large end-users and to wholesale market participants under bilateral agreements. Conectiv Energy obtains the natural gas and fuel oil required to meet its supply obligations through market purchases for next day delivery and under long-term bilateral contracts with other market participants.

Conectiv Energy actively engages in commodity risk management activities to reduce its financial exposure to changes in the value of its assets and obligations due to commodity price fluctuations. Certain of these risk management activities are conducted using instruments classified as derivatives, such as forward contracts, futures, swaps, and exchange-traded and over-the-counter options. Conectiv Energy also manages commodity risk with contracts that are not classified as derivatives. Conectiv Energy has two primary risk management objectives: to manage the spread between the cost of fuel used to operate its electric generation plants and the revenue received from the sale of the power produced by those plants; and to manage the spread between its POLR, SOS, and BGS load supply contracts in order to ensure stable and known minimum cash flows and fix favorable prices and margins when they become available. To a lesser extent, Conectiv Energy also engages in market activities in an effort to profit from short-term geographical price differentials in electricity prices among markets.

Conectiv Energy’s goal is to hedge economically 75% of both the expected power output of its generation facilities and the expected costs of fuel used to operate those facilities. The economic hedge goals are approved by PHI’s Corporate Risk Management Committee and may change from time to time based on market conditions. However, the actual level of hedging coverage may vary from this goal. In July 2003, Conectiv Energy entered into an agreement with an international investment banking firm consisting of a series of energy contracts designed to more effectively hedge approximately 50% of Conectiv Energy’s generation output and approximately 50% of its supply obligations, with the intention of providing Conectiv Energy with a more predicable earnings stream during the term of the agreement, which expires in May 2006. The agreement consists of two major components: (i) a fixed price energy supply hedge that is used to reduce Conectiv Energy’s financial exposure under its current default supply commitment to DPL in Delaware through May 2006 and Virginia through December 2004 and (ii) a generation off-take agreement under which Conectiv Energy receives a fixed monthly payment from the counterparty, and the counterparty receives the profit realized from the sale of approximately 50% of the electricity generated by Conectiv Energy’s plants (excluding the Edge Moor facility).

Pepco Energy Services

Pepco Energy Services sells retail electricity and natural gas to residential, commercial, industrial and governmental customers in the mid-Atlantic region. Pepco Energy Services also provides integrated energy management services to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of “green power” facilities, central plant and other equipment operation and maintenance, fuel management, and home service agreements for residential customers. Subsidiaries of Pepco Energy Services provide high voltage construction and maintenance services to utilities and other customers throughout the United States and low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

Pepco Energy Services owns peak-load electricity generation plants with approximately 800 megawatts of peak-load capacity, the output of which is sold in the wholesale market administered by PJM.

Pepco Energy Services actively engages in commodity risk management activities to reduce the financial exposure to changes in the value of its supply contracts and sales commitments due to commodity price and volume fluctuations. Certain of these risk management activities are conducted using instruments classified as derivatives, such as forward contracts, futures, swaps, and exchange-traded and over-the-counter options. Pepco Energy Services’ primary risk management objective is to manage the spread between its retail electric and natural gas sales commitments and the cost of supply used to service those commitments in order to secure favorable margins. Because of the age and design of Pepco Energy Services’ power plants, these facilities have a high variable cost of operation and Pepco Energy Services generally does not hedge the output of these plants.

Competition

The unregulated energy generation, supply and marketing businesses in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. At the wholesale level, Conectiv Energy and Pepco Energy Services compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. In the retail energy supply market and in providing energy management services, Pepco Energy Services competes with numerous competitive energy marketers and other service providers. Competition in both the wholesale and retail markets for energy and energy management services is based primarily on price and, to a lesser extent, the range of services offered to customers and quality of service.

Seasonality

Like the power delivery business, the power generation, supply and marketing businesses are seasonal and weather patterns can have a material impact on operating performance. Demand for electricity generally is greater in the summer months associated with cooling and demand for electricity and natural gas generally is greater in the winter months associated with heating, as compared to other times of the year. Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer. Energy management services generally are not seasonal.

Other Non-Regulated

This component of PHI’s business is conducted through its subsidiary Potomac Capital Investment Corporation (PCI). PHI’s subsidiary Pepco Communications, Inc. (Pepcom) ceased operations in December 2004 following the sale of its principal asset described below.

PCI

PCI manages a portfolio of financial investments, which consists primarily of energy leveraged leases. These transactions involve PCI’s purchase and leaseback of utility assets located outside of the United States. In 2003 PCI discontinued making new investments, and in 2004 sold its three remaining aircraft. For additional information relating to PCI’s energy leveraged leases, see Note (4) to the consolidated financial statements of PHI.

Pepcom

In December 2004, Pepcom sold its 50% interest in Starpower Communications, LLC (Starpower) for $29 million in cash to RCN Telecom Services of Washington, D.C., Inc., a wholly owned subsidiary of RCN Corporation which owned the other 50% interest in Starpower. Following the completion of the sale, Pepcom has no remaining investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS

The results of operations discussion below is for the year ended December 31, 2004 compared to the year ended December 31, 2003. All amounts in the tables (except customers) include intercompany transactions and are in millions.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2004	2003	Change
Power Delivery	$4,375.9	$4,016.8	$359.1
Conectiv Energy	2,408.3	2,859.0	(450.7)
Pepco Energy Services	1,168.6	1,126.2	42.4
Other Non-Regulated	87.9	100.1	(12.2)
Corporate and Other	(818.9)	(830.8)	11.9

Total Operating Revenue	$7,221.8	$7,271.3	$(49.5)

Power Delivery Business

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2004	2003	Change
Regulated T&D Electric Revenue	$1,566.7	$1,521.0	$45.7
Default Supply Revenue	2,514.7	2,206.1	308.6
Other Electric Revenue	66.8	98.7	(31.9)

Total Electric Operating Revenue	4,148.2	3,825.8	322.4

Regulated Gas Revenue	169.1	150.2	18.9
Other Gas Revenue	58.6	40.8	17.8

Total Gas Operating Revenue	227.7	191.0	36.7

Total Power Delivery Operating Revenue	$4,375.9	$4,016.8	$359.1

Regulated Transmission and Distribution (T&D) Electric Revenue consists of revenue from the transmission of electricity and the delivery of electricity to its customers within PHI’s service territories at regulated rates.

Default Supply Revenue (DSR) also known, depending on the jurisdiction as Standard Offer Service (SOS), Basic Generation Service (BGS), and Provider of Last Resort (POLR) consists of revenue received from the supply of electricity within PHI’s service territories at regulated rates pursuant to supply obligations. The costs related to the supply of electricity are included in Fuel and Purchased Energy and Other Services Cost of Sales.

Other Electric Revenue consists of utility-related work and services performed on behalf of customers including other utilities.

Regulated Gas Revenue consists of revenues from the transportation of natural gas and on-system gas sales to customers within PHI’s service territories at regulated rates.

Other Gas Revenue consists of off-system natural gas sales and the resale of excess natural gas or system capacity.

Electric Operating Revenue

Regulated T&D Electric Revenue	2004	2003	Change
Residential	$598.6	$576.2	$22.4
Commercial	715.2	674.7	40.5
Industrial	37.3	41.0	(3.7)
Other—PJM	215.6	229.1	(13.5)

Total Regulated T&D Electric Revenue	$1,566.7	$1,521.0	$45.7

Regulated T&D Electric Sales (KwH)	2004	2003	Change
Residential	17,780	17,147	633
Commercial	28,440	27,648	792
Industrial	4,458	4,874	(416)

Total Regulated T&D Electric Sales	50,678	49,669	1,009

Regulated T&D Electric Customers (000s)	2004	2003	Change
Residential	1,567	1,547	20
Commercial	193	191	2
Industrial	2	2	—

Total Regulated T&D Electric Customers	1,762	1,740	22

The ACE, DPL, and Pepco service territories are located within the Washington, DC to southern New Jersey corridor. These service territories taken together are economically diverse and include key industries that contribute to the regional economic base and to PHI’s growing T&D revenues.

•	Commercial activity in the region includes banking and other professional services, casinos, government, insurance, real estate, strip mall, stand alone construction, and tourism.

•	Industrial activity in the region includes automotive, chemical, glass, pharmaceutical, and steel manufacturing, food processing, and oil refining.

Regulated T&D Electric Sales, as measured on a KwH basis, increased by 2% in 2004, driven by residential and commercial customer classes. Regulated T&D Revenue increased by $45.7 million primarily due to the following: (i) $14.4 million increase due to growth and average customer usage, (ii) $4.8 million increase due to higher average effective rates, (iii) $9.1 million favorable weather, (iv) $39.9 million increase in tax pass-throughs, principally a county surcharge, (offset in Other Taxes). These increases were offset by (v) $20.5 million decrease primarily related to PJM network transmission revenue and the impact of customer choice and (vi) $2.1 million related to Delaware competitive transition charge that ended in 2003. Cooling degree days increased by 11.0% and heating degree days decreased by 6.3% for the year ended December 31, 2004 as compared to the same period in 2003.

Default Supply Revenue	2004	2003	Change
Residential	$993.6	$875.2	$118.4
Commercial	1,069.3	946.4	122.9
Industrial	140.2	156.1	(15.9)
Other (Includes PJM)	311.6	228.4	83.2

Total Default Supply Revenue	$2,514.7	$2,206.1	$308.6

Default Supply Sales (KwH)	2004	2003	Change
Residential	16,768	16,048	720
Commercial	19,338	18,134	1,204
Industrial	2,294	2,882	(588)
Other	96	94	2

Total Default Supply Sales	38,496	37,158	1,338

Default Supply Customers (000s)	2004	2003	Change
Residential	1,510	1,460	50
Commercial	180	175	5
Industrial	2	2	—
Other	1	1	—

Total Default Supply Customers	1,693	1,638	55

Default Supply Revenue increased $308.6 million primarily due to the following: (i) $109.2 million as the result of higher retail energy rates, the result of effective rate increases in Delaware beginning October 2003 and in Maryland beginning in June and July 2004, (ii) $92.3 million primarily due to a reduction in customer migration in DC, (iii) $83.1 million increase in wholesale energy prices as the result of higher market prices in 2004, and (iv) $24.4 million increase in average customer usage.

Other Electric Revenue decreased $31.9 million primarily due to a $43.0 million decrease that resulted from the expiration on December 31, 2003 of a contract to supply electricity to Delaware Municipal Electric Corporation (DMEC). This decrease was partially offset by a $14.0 million increase in customer requested work (related costs in Operations and Maintenance).

Gas Operating Revenue

Regulated Gas Revenue	2004	2003	Change
Residential	$100.0	$88.8	$11.2
Commercial	56.4	47.7	8.7
Industrial	8.1	9.2	(1.1)
Transportation and Other	4.6	4.5	.1

Total Regulated Gas Revenue	$169.1	$150.2	$18.9

Regulated Gas Sales (Mcf)	2004	2003	Change
Residential	8.7	9.0	(.3)
Commercial	5.5	5.5	—
Industrial	1.2	1.6	(.4)
Transportation and Other	6.2	6.8	(.6)

Total Regulated Gas Sales	21.6	22.9	(1.3)

Regulated Gas Customers (000s)	2004	2003	Change
Residential	108.9	107.6	1.3
Commercial	9.1	9.1	—
Industrial	—	—	—
Transportation and Other	.1	.1	—

Total Regulated Gas Customers	118.1	116.8	1.3

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth.

•	Commercial activity in the region includes banking and other professional services, casinos, government, insurance, real estate, strip mall, stand alone construction, and tourism.

•	Industrial activity in the region includes automotive, chemical, and pharmaceutical.

Regulated Gas Revenue increased $18.9 million principally due to the following: (i) $21.0 million increase in the Gas Cost Rate due to higher natural gas commodity costs; this was effective November 1, 2003, (ii) $8.2 million increase in Gas Base Rates due to higher operating expenses and cost of capital; this was effective December 9, 2003, and (iii) $2.0 million true up adjustment to unbilled revenues in 2003. These increases were partially offset by (iv) $9.4 million decrease due to 2003 being significantly colder than normal and (v) $2.9 million reduction related to lower industrial sales. Heating degree days decreased 7.1% for the year ended December 31, 2004 as compared to the same period in 2003.

Other Gas Revenue increased $17.8 million largely related to an increase in off-system sales revenues of $17.3 million. The gas sold off-system was made available by warmer winter weather and reduced customer demand.

Competitive Energy Business

The following table categorizes the Competitive Energy business’ operating revenue into major profit centers.

	2004	2003	Change
Merchant Generation	$684.5	$540.2	$144.3
POLR Load Service	695.3	972.2	(276.9)
Power, Oil & Gas Marketing Services and Other	1,028.5	1,346.6	(318.1)

Total Conectiv Energy Operating Revenue	$2,408.3	$2,859.0	$(450.7)

Pepco Energy Services	$1,168.6	$1,126.2	$42.4

Merchant Generation experienced an increase of $144.3 million, primarily due to $166.6 million from increased opportunities to take advantage of unit operating flexibility and increased power prices (approximately 11% higher). This increase was partially offset by $22.3 million from the implementation of EITF 03-11 on January 1, 2004. EITF 03-11 resulted in operating revenues and operating expenses related to certain energy contracts being reported on a net basis.

POLR Load Service experienced a decrease of $276.9 million primarily due to a $152.9 million decrease in revenue from PJM due primarily to a change in power scheduling procedures by Conectiv to schedule power directly to DPL and a decrease of $187.9 million that related to the implementation of EITF 03-11 on January 1, 2004. This decrease was partially offset by increased hedging activity, including the recognition of an adjustment related to fuel supply contracts of $5.6 million.

Power, Oil and Gas Marketing Services and Other decreased by $318.1 million primarily due to the expiration in 2003 of some large New Jersey Basic Generation Service contracts.

The increase in Pepco Energy Services’ operating revenue of $42.4 million resulted from higher volumes of electricity sold to customers in 2004 at more favorable prices than in 2003, partially offset by a decrease in natural gas revenues.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated fuel and purchased energy and other services cost of sales is as follows:

	2004	2003	Change
Power Delivery	$2,523.8	$2,294.7	$229.1
Conectiv Energy	2,130.2	2,695.6	(565.4)
Pepco Energy Services	1,064.4	1,033.1	31.3
Other Non-Regulated	—	—	—
Corporate and Other	(821.8)	(820.8)	(1.0)

Total	$4,896.6	$5,202.6	$(306.0)

Power Delivery’s Fuel and Purchased Energy costs increased by $229.1 million primarily due to the following: (i) a $212.9 million increase related to higher average energy costs, the result of new Default Supply rates for Maryland beginning in June and July 2004 and for New Jersey beginning in June 2004 and less customer migration primarily in DC, (ii) $45.1 million higher costs due to the increased cost of electricity supply under the TPA Settlement with Mirant, effective October 2003, and (iii) a $30.2 million increase for gas commodity purchases, partially offset by (i) $43.0 million related to the DMEC 2003 contract expiration, and (ii) $14.5 million reserve recorded in September 2003 to reflect a potential exposure related to a pre-petition receivable from Mirant Corp. for which Pepco filed a creditor’s claim in the bankruptcy proceedings.

The following table categorizes the Competitive Energy business’ fuel and purchased energy and other services cost of sales into major profit centers.

	2004	2003	Change
Merchant Generation	$443.6	$356.0	$87.6
POLR Load Service	682.6	975.3	(292.7)
Power, Oil & Gas Marketing Services and Other	1,004.0	1,364.3	(360.3)

Total Conectiv Energy Fuel and Purchased Energy and Other Services Cost of Sales	$2,130.2	$2,695.6	$(565.4)

Pepco Energy Services	$1,064.4	$1,033.1	$31.3

The decrease of $565.4 million in Conectiv Energy’s fuel, purchased energy and other services cost of sales is broken down as follows:

Merchant Generation increased by $87.6 million mainly due to an increase of $109.9 million primarily due to higher fuel costs (approximately 7% higher). This increase was partially offset by a $22.3 million decrease from the implementation of EITF 03-11 on January 1, 2004.

POLR Load Service decreased by $292.7 million partially due to a change in power scheduling procedures by Conectiv at PJM resulting in a $154.3 million decrease and a decrease of approximately $187.9 million that related to the implementation of EITF 03-11 on January 1, 2004. This decrease was partially offset by an increase in hedging activity.

Power, Oil and Gas Marketing Services and Other decreased by $360.3 million due to the expiration of some large New Jersey Basic Generation Service contracts in 2003.

The increase in Pepco Energy Services’ fuel and purchased energy and other services cost of sales of $31.3 million resulted from higher volumes of electricity purchased in 2004 to serve customers, partially offset by a decrease in volumes of natural gas purchased in 2004 to serve customers.

Other Operation and Maintenance

PHI’s other operation and maintenance increased by $32.1 million to $799.9 million in 2004 from $767.8 million in 2003 primarily due to (i) $12.1 million of customer requested work (offset in Other Electric Revenue), (ii) $10.6 million higher electric system operation and maintenance costs, (iii) $9.4 million in Sarbanes-Oxley external compliance costs, (iv) $12.8 million severance costs, partially offset by $10.6 million incremental storm costs primarily related to one time charges as a result of Hurricane Isabel in September 2003.

Depreciation and Amortization

PHI’s depreciation and amortization expenses increased by $18.4 million to $440.5 million in 2004 from $422.1 million in 2003 primarily due to a $17.0 million increase attributable to the Power Delivery business resulting from (i) a $12.8 million increase for amortization of New Jersey bondable transition property as a result of additional transitional bonds issued in December 2003; (ii) $3.8 million for the amortization of the New Jersey deferred service costs balance which began in August 2003; and (iii) a $2.4 increase for amortization of a regulatory tax asset related to New Jersey stranded costs. Additionally, depreciation expense attributable to the Competitive Energy business increased by $5.9 million from 2003 due to a full year of depreciation expense during 2004 at Conectiv Energy’s Bethlehem facility.

Other Taxes

Other taxes increased by $28.9 million to $302.8 million in 2004 from $273.9 million in 2003. This increase primarily resulted from a $30.1 million increase attributable to the Power Delivery business due to pass-throughs of $33.9 million higher county surcharge and $3.6 million higher gross receipts/delivery taxes (offset in Regulated T&D Electric Revenue), partially offset by $9.5 million lower property tax expense due to true-ups recorded in 2004.

Deferred Electric Service Costs

Deferred Electric Service Costs (DESC), which relates only to ACE, increased by $43.3 million to $36.3 million in 2004 from a $7.0 million operating expense credit in 2003. At December 31, 2004, DESC represents the net expense or over-recovery associated with New Jersey NUGs, MTC and other restructuring items. A key driver of the $43.3 million change was $27.5 million for the New Jersey deferral disallowance from 2003. ACE’s rates for the recovery of these costs are reset annually and the rates will vary year to year. On ACE’s balance sheet a regulatory asset includes an under-recovery of $99.4 million as of December 31, 2004. This amount is net of a $46.1 million write-off on previously disallowed items under appeal.

Impairment Losses

The impairment losses recorded by PHI in 2003 consist of an impairment charge of $53.3 million from the cancellation of a CT contract and an $11.0 million aircraft impairment.

Gain on Sale of Assets

During 2004 PHI recorded $30.0 million in pre-tax gains on the sale of assets compared to a $68.8 million pre-tax gain in 2003. The 2004 pre-tax gains primarily consist of (i) a $14.7 million pre-tax gain from the condemnation settlement with the City of Vineland relating to the ACE transfer of distribution assets and customer accounts, (ii) an $8.3 million pre-tax gain on the sale of aircraft by PCI, and (iii) a $6.6 million pre-tax gain on the sale of land. The $68.8 million pre-tax gain in 2003 represents the gain on the sale of PHI’s office building which was owned by PCI.

Other Income (Expenses)

PHI’s other expense (which is net of other income) decreased $88.0 million to $341.0 million in 2004, from $429.0 million in 2003. The decrease was primarily due to a pre-tax impairment charge of $102.6 million related to PHI’s investment in Starpower that was recorded during 2003, compared to an additional pre-tax impairment charge of $11.2 million that was recorded during the second quarter of 2004.

Preferred Stock Dividend Requirements of Subsidiaries

Preferred Stock Dividend Requirements decreased by $11.1 million to $2.8 million in 2004 from $13.9 million in 2003. Of this decrease, $6.9 million was attributable to SFAS No. 150, which requires that dividends on Mandatorily Redeemable Serial Preferred Stock declared subsequent to July 1, 2003 be recorded as interest expense. An additional $4.6 million of the decrease resulted from lower dividends in 2004 due to the redemption of the Trust Originated Preferred Securities in 2003.

Income Tax Expense

Pepco Holdings’ effective tax rate for 2004 was 40% as compared to the federal statutory rate of 35%. The major reasons for this difference were state income taxes (net of federal benefit), the flow-through of certain book tax depreciation differences and the settlement with the IRS on certain non-lease financial assets (which is the primary reason for the higher effective tax rate as compared to 2003), partially offset by the flow-through of Deferred Investment Tax Credits and tax benefits related to certain leveraged leases and the benefit associated with the retroactive adjustment for the issuance of final consolidated tax return regulations by a taxing authority.

Pepco Holdings’ effective tax rate for 2003 was 37% as compared to the federal statutory rate of 35%. The major reasons for this difference were state income taxes (net of federal benefit) and the flow-through of certain book tax depreciation differences, partially offset by the flow-through of Deferred Investment Tax Credits and tax benefits related to certain leveraged leases.

The results of operations discussion below is for the year ended December 31, 2003 compared to the year ended December 31, 2002.

Revised Segment Presentation

In accordance with the provisions of SFAS No. 131, results for the years ended December 31, 2003 and 2002 have been revised to conform to the 2004 segment presentation. This was required by Statement of Financial Accounting Standards (SFAS) No. 131 “Disclosures about Segments of an Enterprise and Related Information,” because Pepco Holdings’ management identified its operating segments at January 1, 2004 as

Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Prior to January 1, 2004, Pepco Holdings’ Power Delivery business consisted of two operating segments, Pepco and Conectiv Power Delivery. However, with the continued integration of the Power Delivery businesses, effective January 1, 2004 these two businesses represented a single operating segment. Additionally, effective January 1, 2004, PHI transferred several operating businesses from one operating segment to another in order to better align their operations going forward.

Lack of Comparability of 2003 and 2002 Operating Results

The accompanying results of operations for the year ended December 31, 2003 include Pepco Holdings’ and its subsidiaries’ results for the full year. Because of merger accounting that was used to record Pepco’s acquisition of Conectiv, the results of operations for 2002 include the results of Pepco and its pre-merger subsidiaries (PCI and Pepco Energy Services) for the entire year consolidated with the results of Conectiv and its subsidiaries starting on August 1, 2002, the date the merger was completed. Accordingly, the results of operations for 2003 and 2002 are not comparable.

Operating Revenue

PHI’s operating revenue increased by $2,946.8 million to $7,271.3 million in 2003, from $4,324.5 million in 2002. This increase was primarily due to an increase in operating revenue of $1,497.2 million at Power Delivery, an increase of $1,645.7 million at Conectiv Energy, and an increase of $260.5 million at Pepco Energy Services. Intercompany revenues that are eliminated in consolidation are included as part of business segment operating revenues.

The $1,497.2 million increase in Power Delivery’s operating revenue for 2003 primarily resulted from the fact that PHI recognized $2,489.7 million in revenue from Conectiv Power Delivery in 2003 (full year) vs. $997.4 million during 2002 (post August 1, 2002 merger date operations), an increase of $1,492.3 million. Additionally, Pepco’s operating revenues increased by $14.1 million in 2003. The $14.1 million increase in Pepco’s operating revenue in 2003 resulted from the following:

Delivery revenue increased by $18.5 million for the year ended December 31, 2003. This increase results from a $19.2 million increase from a fuel tax pass through, partially offset by $.7 million decrease in Delivery revenue (revenue Pepco receives for delivering energy to its customers). The $.7 million decrease results from a .6% decrease in delivered kilowatt-hour sales.

Standard offer service (SOS) revenue (revenue Pepco receives for the procurement of energy by Pepco for its SOS customers) increased by $4.2 million for the year ended December 31, 2003 due to colder winter weather as heating degree days increased by 12.2%, offset by milder summer weather as cooling degree days decreased by 30.2%.

Pepco’s retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000 and to D.C. customers on January 1, 2001. As of December 31, 2003, 14% of Pepco’s Maryland customers and 11% of its D.C. customers had chosen alternate suppliers. These customers accounted for 912 megawatts of load in Maryland (of Pepco’s total load of 3,439) and 970 megawatts of load in D.C. (of Pepco’s total load of 2,269). As of December 31, 2002, 16% of Pepco’s Maryland customers and 13% of its D.C. customers had chosen alternate suppliers. These customers accounted for 1,175 megawatts of load in Maryland (of Pepco’s total load of 3,369) and 1,140 megawatts of load in D.C. (of Pepco’s total load of 2,326).

Pepco’s other revenue decreased $8.6 million primarily due to lower capacity (megawatts) available to sell, lower capacity market rates and restructuring in the PJM market.

The $1,645.7 million increase in Conectiv Energy’s operating revenue during 2003 resulted from the fact that PHI recognized $2,859.0 million in revenue in 2003 (full year) vs. $1,213.3 million during 2002 (post August 1, 2002 merger date operations).

The increase in Pepco Energy Services’ operating revenue during 2003 of $260.5 million was primarily due to growth in its commodity business from sales of electricity and natural gas due to higher volumes which resulted from more commercial and industrial customers being served and higher prices due to wholesale commodity market conditions. In 2003, wholesale and retail megawatt hour sales increased by approximately 16% and wholesale and retail dekatherm sales increased by approximately 19%.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

PHI’s fuel and purchased energy and other services cost of sales increased by $2,400.8 million to $5,202.6 million in 2003 from $2,801.8 million in 2002. This increase was primarily due to an increase in Power Delivery of $1,005.8 million, an increase in Conectiv Energy of $1,598.4 million, and an increase in Pepco Energy Services of $255.1 million. Intercompany fuel purchases that are eliminated in consolidation are included in business segment fuel purchases.

The $1,005.8 million increase in Power Delivery’s fuel and purchased energy and other services cost of sales for 2003 primarily resulted from the fact that PHI recognized $1,610.5 million in fuel and purchased energy and other services cost of sales from Conectiv Power Delivery in 2003 (full year) vs. $641.2 million during 2002 (post August 1, 2002 merger date operations), an increase of $969.3 million. Additionally, Pepco’s fuel and purchased energy increased by $29.8 million in 2003. The $29.8 million increase in Pepco’s fuel and purchased energy in 2003 resulted from the recording of a $14.5 million reserve to reflect a potential exposure related to a pre-petition receivable from Mirant Corp., for which Pepco filed a creditor’s claim in bankruptcy proceedings and from $15.3 million from higher SOS costs.

The $1,598.4 million increase in Conectiv Energy’s fuel and purchased energy and other services cost of sales for 2003 primarily resulted from the fact that PHI recognized $2,695.6 million in fuel and purchased energy and other services cost of sales from Conectiv Energy in 2003 (full year) vs. $1,097.2 million during 2002 (post August 1, 2002 merger date operations), an increase of $1,598.4 million.

The increase in Pepco Energy Services’ fuel and purchased energy and other services cost of sales during 2003 of $255.1 million primarily resulted from growth in its retail commodity business for sales of electricity and natural gas due to higher volumes which resulted from more commercial and industrial customers being served and higher prices due to wholesale commodity market conditions.

Other Operation and Maintenance

PHI’s other operation and maintenance increased by $243.9 million to $767.8 million in 2003 from $523.9 million in 2002. This increase was primarily due to an increase in Power Delivery of $212.7 million and an increase in Conectiv Energy of $55.4 million. The $212.7 million increase in Power Delivery’s other operation and maintenance for 2003 primarily resulted from the fact that PHI recognized $394.9 million in other operation and maintenance from Conectiv Power Delivery in 2003 (full year) vs. $146.3 million during 2002 (post August 1, 2002 merger date operations), an increase of $248.6 million.

Depreciation and Amortization

PHI’s depreciation and amortization increased by $182.3 million to $422.1 million in 2003 from $239.8 million in 2002. This increase was primarily due to an increase in Power Delivery of $147.0 million and an increase in Conectiv Energy of $26.8 million. The $147.0 million increase in Power Delivery’s depreciation and amortization for 2003 primarily resulted from the fact that PHI recognized $186.2 million in depreciation and amortization from Conectiv Power Delivery in 2003 (full year) vs. $62.8 million during 2002 (post August 1, 2002 merger date operations), an increase of $123.4 million. Additionally, Pepco’s depreciation and amortization increased by $23.2 million in 2003 due to software amortization.

Other Taxes

PHI’s other taxes increased by $48.3 million to $273.9 million in 2003 from $225.6 million in 2002. This increase was primarily due to an increase in Power Delivery of $44.4 million. The $44.4 million increase in Power Delivery’s other taxes for 2003 primarily resulted from the fact that PHI recognized $59.7 million in other taxes from Conectiv Power Delivery in 2003 (full year) vs. $24.8 million during 2002 (post August 1, 2002 merger date operations), an increase of $34.9 million. Additionally, Pepco’s other taxes increased by $9.1 million in 2003 due to higher fuel taxes.

Deferred Electric Service Costs

PHI’s deferred electric service costs increased by $5.2 million in 2003 due to the net under-recovery associated with New Jersey NUGs, MTC and other restructuring items.

Impairment Losses

The $64.3 million in impairment losses in 2003 consists of charges of $53.3 million for Conectiv Energy CT contract cancellation and write downs and $11.0 million related to a PCI aircraft write-down.

Gain on Sale of Assets

The $68.8 million gain on sale of assets is recorded net against operating expenses and represents the gain on the sale of PHI’s office building in 2003 which was owned by PCI.

Other Income (Expenses)

PHI’s other expenses increased by $238.6 million to $429.0 million in 2003 from $190.4 million in 2002. This increase was primarily due to an increase in other expenses of $57.6 million recognized at Power Delivery, an increase of $99.7 million in Other Non Regulated, and an increase of $65.0 million in Corporate and Other.

The $57.6 million increase in Power Delivery’s other expenses for 2003 primarily resulted from the fact that PHI recognized $82.4 million in expenses from Conectiv Power Delivery in 2003 (full year) vs. $38.1 million in 2002 (post August 1, 2002 merger date operations), an increase of $44.3 million.

The $99.7 million increase in Other Non Regulated operating expense for the year ended 2003 primarily includes an impairment charge of $102.6 million ($66.7 million after-tax) related to PHI’s investment in Starpower. Because of the distressed telecommunications market and the changed expectations of Starpower’s future performance, PHI determined that its investment in Starpower was impaired at December 31, 2003.

“Corporate and other” in 2003 primarily represents unallocated PHI capital costs, incurred as a result of long-term acquisition financing entered into in late 2002.

Income Tax Expense

Pepco Holdings effective tax rates in 2003 and 2002 were 37% compared to the federal statutory rate of 35%. The major reasons for this difference are state income taxes (net of federal benefit) and the flow-through of certain book tax depreciation differences partially offset by the flow-through of Deferred Investment Tax Credits and the tax benefits related to certain leveraged leases.

Extraordinary Item

In July 2003, the New Jersey Board of Public Utilities (NJBPU) approved the determination of stranded costs related to ACE’s January 31, 2003, petition relating to its B.L. England generating facility. The NJBPU approved recovery of $149.5 million. As a result of the order, ACE reversed $10.0 million of accruals for the possible disallowances related to these stranded costs. The credit to income of $5.9 million is classified as an extraordinary gain in Pepco Holdings’ financial statements, since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.

CAPITAL RESOURCES AND LIQUIDITY

This section discusses Pepco Holdings’ capital structure, cash flow activity, capital spending plans and other uses and sources of capital for 2004 and 2003.

Capital Structure

The components of Pepco Holdings’ capital structure, expressed as a percentage of total capitalization (including short-term debt and current maturities of long-term debt but excluding transition bonds issued by Atlantic City Electric Transition Funding LLC (ACE Funding) and PES’ project funding secured by customer accounts receivable) is shown below as of December 31, 2004 and 2003. The debt issued by ACE Funding and Pepco Energy Services project funding, which are both effectively securitized, are excluded because the major credit rating agencies treat effectively securitized debt separately and not as general obligations of the Company, when computing credit quality measures. (Dollars in Millions).

	2004		2003
Common Shareholders’ Equity	$3,366.3	39.2%	$3,003.3	34.6%
Preferred Stock (a)	54.9	.6	108.2	1.3
Debentures Issued to Financing Trust (b)	—	—	98.0	1.1
Long-Term Debt (c)	5,003.3	58.3	5,101.3	58.8
Short-Term Debt (d)	161.3	1.9	360.0	4.2

Total	$8,585.8	100.0%	$8,670.8	100.0%

(a)	Represents Mandatorily Redeemable Serial Preferred Stock of a Subsidiary, Serial Preferred Stock, and Redeemable Serial Preferred Stock issued by subsidiaries of PHI.
(b)	Represents debentures issued to financing trusts and current portion of debentures issued to financing trusts.
(c)	Includes first mortgage bonds, medium term notes, other long-term debt (other than debt issued by ACE Funding and Pepco Energy Services project funding), current maturities of long-term debt (other than debt issued by ACE Funding and Pepco Energy Services project funding), and Variable Rate Demand Bonds. Excludes capital lease obligations, transition bonds issued by ACE Funding, and Pepco Energy Services’ project funding secured by customer accounts receivable.
(d)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and Variable Rate Demand Bonds.

In 2003, PHI established a goal of reducing its total debt and preferred stock outstanding by $1 billion by the end of 2007 to improve PHI’s interest coverage ratios and achieve a ratio of consolidated equity to total capital (excluding Transition Bonds issued by ACE Funding and Pepco Energy Services’ project funding) in the mid-40% range. The debt reduction goal is expected to be met through a combination of internally generated cash, equity issuances through its Shareholder Dividend Reinvestment Plan (DRP), and asset dispositions.

•	In 2004, PHI reduced its debt and preferred stock outstanding by approximately $480 million through a combination of cash flow from operating activities, less investing activities and dividends (approximately $134 million), proceeds from the issuance of PHI common stock, including the DRP, net of issuance costs (approximately $308 million), and reduction in cash and cash equivalents, net of other financing costs (approximately $38 million).

•	In 2003, PHI reduced its debt and preferred stock outstanding by approximately $250 million through a combination of cash flow from operating activities, less investing activities and dividends (approximately $231 million), proceeds from the issuance of common stock, primarily through the DRP, net of issuance costs (approximately $33 million), and less the increase in cash and cash equivalents net of other financing costs (approximately $14 million).

Because the $278 million public offering of PHI common stock in 2004 was not contemplated in the original $1 billion of debt reduction plan, PHI has raised its debt reduction goal to $1.3 billion by 2007. (See Risk Factors for a description of factors that could cause PHI to not meet this goal.)

Set forth below is a summary of long-term financing activity during 2004 for Pepco Holdings and its subsidiaries.

Pepco Holdings issued 1,471,936 shares of common stock under its Shareholder Dividend Reinvestment Plan and various benefit plans. The proceeds from the issuances were added to PHI’s general funds.

Pepco Holdings sold 14,950,000 shares of common stock at $19.25 per share. The proceeds, in combination with short-term debt, were used to pre-pay in its entirety a term loan in the amount of $335 million of Conectiv Bethlehem, LLC.

Pepco issued $275 million of secured senior notes with maturities of 10 and 30 years. Proceeds of $272.8 million were used to redeem higher interest rate securities of $210 million and to repay short-term debt of $56.6 million. Pepco borrowed $100 million under a bank loan due in 2006. Proceeds were used to redeem mandatorily redeemable preferred stock of $42.5 million and to repay short-term debt.

DPL issued $100 million of unsecured notes that mature in 2014. Proceeds of $98.9 million were used to redeem trust preferred securities of $70 million and to repay short-term debt.

ACE issued $54.7 million of insured auction rate tax-exempt securities and $120 million of secured senior notes which mature in 2029 and 2034 respectively. Proceeds of $173.2 million were used to redeem higher interest rate securities.

Working Capital

At December 31, 2004, Pepco Holdings’ current assets on a consolidated basis totaled $1.7 billion and its current liabilities totaled $1.9 billion. At December 31, 2003, PHI’s current assets totaled $1.7 billion and its current liabilities totaled $2.2 billion.

PHI’s working capital deficit results in large part from the fact that, in the normal course of business, PHI’s utility subsidiaries acquire energy supplies for their customers before the supplies are delivered to, metered and then billed to customers. Short-term financings are used to meet liquidity needs. Short-term financings are also used, at times, to temporarily fund redemptions of long-term debt, until long-term replacement issues are completed.

A detail of PHI’s short-term debt balance is as follows:

	As of December 31, 2004 ($ in Millions)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PES	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$—	$31.0	$—	$—	$158.4
Current Portion of Long-Term Debt	—	100.0	2.7	40.0	28.1	—	.1	60.0	280.0	510.9
Project Funding Secured by Accounts Receivable	—	—	—	—	—	—	5.4	—	—	5.4
Floating Rate Note	50.0	—	—	—	—	—	—	—	—	50.0
Commercial Paper	78.6	—	—	32.7	—	—	—	—	—	111.3

Total	$128.6	$100.0	$107.5	$95.3	$28.1	$—	$36.5	$60.0	$280.0	$836.0

	As of December 31, 2003 ($ in Millions)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PES	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$—	$31.0	$—	$—	$158.4
Current Portion of Long-Term Debt	200.0	—	7.0	11.0	25.9	—	—	86.0	50.0	379.9
Project Funding Secured by Accounts Receivable	—	—	—	—	—	—	5.0	—	—	5.0
Construction Loan	—	—	—	—	—	310.0	—	—	—	310.0
Floating Rate Note	—	50.0	—	—	—	—	—	—	—	50.0
Commercial Paper	—	—	—	—	—	—	—	—	—	—

Total	$200.0	$50.0	$111.8	$33.6	$25.9	$310.0	$36.0	$86.0	$50.0	$903.3

Cash Flow Activity

PHI’s cash flows for 2004, 2003, and 2002 are summarized below.

	Cash Source / (Use)
	2004	2003	2002
	(Dollars in Millions)
Operating Activities	$734.6	$661.4	$793.1
Investing Activities	(422.1)	(254.8)	(1,964.9)
Financing Activities	(373.5)	(367.9)	718.1

Net change in cash and cash equivalents	$(61.0)	$38.7	$(453.7)

Operating Activities

Cash flows from operating activities are summarized below for 2004, 2003, and 2002.

	Cash Source / (Use)
	2004	2003	2002
	(Dollars in Millions)
Net Income	$258.7	$113.5	$210.5
Non-cash adjustments to net income	495.2	685.5	472.4
Changes in working capital	(19.3)	(137.6)	110.2

Net cash provided by operating activities	$734.6	$661.4	$793.1

Cash from operations is the primary source used to meet operating requirements and capital expenditures. Net cash flows provided by operating activities increased by $73.2 million to $734.6 million for 2004 from $661.4 million for 2003. The $73.2 million increase was largely the result of improved operating results at PHI’s regulated utilities. Regulated T&D Electric experienced a 2% KwH growth rate in 2004, and regulated T&D Revenue increased by $45.7 million primarily due to customer growth and increased average usage, higher average effective rates, and favorable warmer weather. PHI Power Delivery produced over 85% of consolidated cash from operations in 2004 and 2003.

In 2003, cash flows from operating activities decreased by $131.7 million to $661.4 million from $793.1 million for 2002. The $131.7 million decrease was due to higher interest payments in 2003 and a federal income tax refund in 2002.

Investing Activities

The most significant items included in cash flows from investing activities during 2004, 2003, and 2002 are summarized below.

	Cash Source / (Use)
	2004	2003	2002
	(Dollars in Millions)
Acquisition of Conectiv	$—	$—	$(1,075.6)
Capital expenditures	(517.4)	(598.2)	(503.8)
Cash proceeds from sale of:
Starpower investment	29.0	—	—
Marketable securities, net	19.4	156.6	(7.0)
Office building and other properties	46.4	147.7	4.0
Purchase of leveraged leases	—	—	(319.6)
All other investing cash flows, net	.5	39.1	(62.9)

Net cash used by investing activities	$(422.1)	$(254.8)	$(1,964.9)

Capital expenditures decreased $80.8 million for 2004 to $517.4 million from $598.2 million for 2003. This decrease was primarily due to lower construction expenditures for Conectiv Energy, offset by an increase in Power Delivery capital requirements to upgrade electric transmission and distribution systems.

Capital expenditures increased $94.4 million for 2003 to $598.2 million from $503.8 million for 2002. This increase was primarily due to 2002 including five months of Conectiv companies as a result of the August 1, 2002 acquisition of Conectiv by Pepco.

In 2002, net cash used by investing activities included the cash outflow of $1,075.6 million related to Pepco’s acquisition of Conectiv. Excluding the impact of the Conectiv acquisition by Pepco and the investments in hydro-electric facility leveraged leases, investing activities used a net cash flow of $569.7 million compared to $254.8 million in 2003 primarily due to PCI’s liquidation of its marketable securities portfolio and the sale of its final real estate investment. PHI announced in the second quarter of 2003 the discontinuation of further investment activity by PCI.

In December 2004, Pepcom sold its 50% interest in Starpower for $29 million in cash. Additionally in 2004 PHI received proceeds from the sale of aircraft and land.

In September 2003 Potomac Capital Investment (PCI) sold an office building known as Edison Place (which serves as headquarters for PHI and Pepco).

Financing Activities

	Cash Source / (Use)
	2004	2003	2002
	(Dollars in Millions)
Common Stock Dividends	$(176.0)	$(170.7)	$(130.6)
Common Stock Issuances	318.0	32.8	118.1
Preferred Stock Redemptions	(53.3)	(197.5)	(9.9)
Long term Debt Issuances	650.4	1,136.9	1,981.7
Long term Debt Redemptions	(1,214.7)	(692.2)	(415.2)
Short term Debt, net	136.3	(452.7)	(684.8)
Other	(34.2)	(24.5)	(141.2)

Net cash (Used By) Provided By financing activities	$(373.5)	$(367.9)	$718.1

Common stock dividend payments were $176.0 million in 2004, $170.7 million in 2003, and $130.6 million in 2002. The increase in common dividends paid in 2004 was due to the issuance of 14,950,000 shares of common stock in September 2004 and issuances of 1,471,936 shares of common stock by the Company’s Dividend Reinvestment Plan. The increase in 2003 was due to the August 1, 2002 acquisition of Conectiv by Pepco.

In 2004, Pepco redeemed its remaining 900,000 shares of $3.40 series mandatorily redeemable preferred stock for $45 million, and 165,902 shares of $2.28 series preferred stock for $7.7 million. In 2003, redemptions of mandatorily redeemable trust preferred securities included $125 million for Pepco, $70 million for DPL, and $95 million for ACE.

In 2004, Pepco issued $275 million of secured senior notes with maturities of 10 and 30 years; proceeds were used to redeem higher interest rate securities and to repay short-term debt. Pepco borrowed $100 million under a bank loan due in 2006, and proceeds were used to redeem mandatorily redeemable preferred stock and repay short-term debt. DPL issued $100 million of unsecured notes that mature in 2014, and proceeds were used to redeem trust preferred securities and repay short-term debt. ACE issued $54.7 million of insured auction rate tax-exempt securities and $120 million of secured senior notes which mature in 2029 and 2034 respectively; proceeds were used to redeem higher interest rate securities.

In 2003, Pepco Holdings issued $700 million of unsecured long-term debt with maturities ranging from 1 year to 7 years; proceeds were used to repay short-term debt. Pepco issued $200 million of secured senior notes, and proceeds were used to refinance $125 million trust preferred securities and repay short-term debt. DPL issued $33.2 million of tax-exempt bonds having maturities ranging from 5 to 35 years, and proceeds were used to refinance higher interest debt. ACE Funding issued $152 million of Transition Bonds with maturities ranging from 8 to 17 years, and proceeds will be used to recover the stranded costs associated with an ACE generation asset and transaction costs.

In December 2002, Pepco Holdings sold 5,750,000 shares of common stock at $19.13 per share. In September 2004, Pepco Holdings sold 14,950,000 shares of common stock at $19.25 per share. 3,808,135 shares of common stock have also been issued during the three-year period pursuant to the Company’s Dividend Reinvestment Program.

In 2002, Pepco Holdings issued $1.35 billion of unsecured notes: $350 million of 5.50% notes due in 2007, $750 million of 6.45% notes due in 2012, and $250 million of 7.45% notes due 2032. The proceeds from the sale of these notes were used to repay approximately $1.1 billion of indebtedness outstanding in connection with the Merger, and to repay approximately $240 million of outstanding commercial paper, including $106.1 million of commercial paper issued to fund the settlement of treasury lock transactions. Also, Pepco Holdings issued an additional $150 million of 5.5% notes due 2007, the proceeds of which were used to repay outstanding commercial paper. In addition, pursuant to a Stranded Cost Rate Order issued by the NJBPU, ACE Funding issued $440 million Transition Bonds, the proceeds of which will be used to recover stranded costs.

Capital Requirements

Construction Expenditures

Pepco Holdings’ construction expenditures for the year ended December 31, 2004 totaled $517.4 million of which $479.5 million was related to its power delivery businesses and the remainder related to Conectiv Energy and Pepco Energy Services. For the five-year period 2005 through 2009, total construction expenditures are projected to be approximately $2.1 billion, of which approximately $2.0 billion is related to the Power Delivery business. This amount includes estimated costs for environmental compliance by PHI’s subsidiaries. Pepco Holdings expects to fund these expenditures through internally generated cash from the power delivery businesses.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. PHI’s Board of Directors declared quarterly dividends of 25 cents per share of common stock payable on March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004.

On January 25, 2005, Pepco Holdings declared a dividend on common stock of 25 cents per share payable March 31, 2005, to shareholders of record March 10, 2005.

Under PUHCA, PHI is prohibited, without SEC approval, from paying dividends on its common stock from capital or unearned surplus. PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; (ii) PUHCA, which prohibits a subsidiary of a registered public utility holding company from paying a dividend out of capital or unearned surplus without the prior approval of the SEC; (iii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities, and (iv) certain provisions of the charters of Pepco, DPL and ACE, which impose restrictions on payment of common stock dividends for the benefit of preferred stockholders.

Pepco’s articles of incorporation and DPL’s certificate and articles of incorporation each contains provisions restricting the amount of dividends that can be paid on common stock when preferred stock is outstanding if the applicable company’s capitalization ratio is less than 25%. For this purpose, the capitalization ratio is equal to (i) common stock capital plus surplus, divided by (ii) total capital (including long-term debt) plus surplus. In addition, DPL’s certificate and articles of incorporation and ACE’s certificate of incorporation each provides that if preferred stock is outstanding, no dividends may be paid on common stock if, after payment, the applicable company’s common stock capital plus surplus would be less than the involuntary liquidation value of the outstanding preferred stock. Currently, none of these charter restrictions limits the ability of Pepco, DPL or ACE to pay dividends.

Pension Funding

Pepco Holdings has a noncontributory retirement plan (the Retirement Plan) that covers substantially all employees of Pepco, Conectiv and certain employees of other Pepco Holdings’ subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan applicable to Pepco employees are identical to those in the original Pepco plan and the provisions and benefits applicable to Conectiv employees are identical to those in the original Conectiv plan.

As of the 2004 valuation, the Retirement Plan satisfied the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) without requiring any additional funding. However, PHI’s funding policy with regard to the Retirement Plan is to maintain a funding level in excess of 100% of its accumulated benefit obligation (ABO). In 2004 and 2003, PHI made discretionary tax-deductible cash contributions to the Retirement Plan in accordance with its funding policy.

In 2004, the accumulated benefit obligation for the Retirement Plan increased over 2003, due to the accrual of an additional year of service for participants and a decrease in the discount rate used to value the accumulated benefit obligation. The change in the discount rate reflected the continued decline in interest rates in 2004. The Retirement Plan assets achieved returns in 2004 in excess of the levels assumed in the valuation. As a result of the combination of these factors, in December 2004 PHI contributed $10 million (all of which was funded by

Pepco) to the Retirement Plan. The contribution was made to ensure that under reasonable assumptions, the funding level at year end would be in excess of 100% of the accrued benefit obligation. In 2003, PHI contributed a total of $50 million (of which $30 million was funded by Pepco and $20 million was funded by ACE) to the Retirement Plan. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required under ERISA in 2005; however, PHI may elect to make a discretionary tax-deductible contribution, if required to maintain its assets in excess of its ABO.

Contractual Obligations And Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2004, is as follows:

	Contractual Maturity
Obligation	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Millions)
Short-term debt	$161.3	$161.3	$—	$—	$—
Variable rate demand bonds	158.4	158.4	—	—	—
Long-term debt	5,466.9	516.2	1,403.8	400.3	3,146.6
Interest payments on debt	2,898.7	294.8	511.0	378.4	1,714.5
Capital leases	230.1	15.9	31.3	30.6	152.3
Operating leases	578.5	38.2	76.4	78.0	385.9
Fuel and purchase power contracts (a)	7,220.8	1,343.9	1,761.1	725.4	3,390.4
Payments under interest rate swap agreements	25.4	6.0	13.1	6.3	—

Total	$16,740.1	$2,534.7	$3,796.7	$1,619.0	$8,789.7

(a)	Excludes the PPA Related Obligations that are part of the back-to-back agreement that was entered into with Mirant. Refer to the “Relationship with Mirant” section herein for additional information.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2004, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings’ Consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor
	PHI	Conectiv	PCI	Total
Energy marketing obligations of Conectiv Energy (1)	$141.9	$1.6	$—	$143.5
Energy procurement obligations of Pepco Energy Services (1)	7.8	—	—	7.8
Standby letters of credit of Pepco Holdings (2)	4.2	—	—	4.2
Guaranteed lease residual values (3)	0.6	6.2	—	6.8
Loan agreement (4)	13.1	—	—	13.1
Construction performance guarantees (5)	—	1.7	—	1.7
Other (6)	14.9	3.9	3.0	21.8

Total	$182.5	$13.4	$3.0	$198.9

1.	Pepco Holdings and Conectiv have contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including requirements under BGS contracts for ACE.

2.	Pepco Holdings has issued standby letters of credit of $4.2 million on behalf of subsidiary operations related to Conectiv Energy’s competitive energy activities and third party construction performance. These standby letters of credit were put into place in order to allow the subsidiaries the flexibility needed to conduct business with counterparties without having to post substantial cash collateral. While the exposure under these standby letters of credit is $4.2 million, Pepco Holdings does not expect to fund the full amount.
3.	Subsidiaries of Pepco Holdings and Conectiv have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2004, obligations under the guarantees were approximately $6.8 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantee have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of requiring payment under the guarantee is remote.
4.	Pepco Holdings has issued a guarantee on behalf of a subsidiary’s 50% unconsolidated investment in a limited liability company for repayment of borrowings under a loan agreement of approximately $13.1 million.
5.	Conectiv has performance obligations of $1.7 million relating to obligations to third party suppliers of equipment.
6.	Other guarantees comprise:

•	Pepco Holdings has guaranteed payment of a bond issued by a subsidiary of $14.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•	Conectiv has guaranteed a subsidiary building lease of $3.9 million. PHI does not expect to fund the full amount of the exposure under the guarantee.

•	PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. As of December 31, 2004, the guarantees cover the remaining $3.0 million in rental obligations.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in the agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Energy Contract Net Asset Activity

The following table provides detail on changes in the competitive energy segments’ net asset or liability position with respect to energy commodity contracts from one period to the next:

Roll-forward of Mark-to-Market Energy Contract Net Assets

For the Year Ended December 31, 2004

(Dollars are Pre-Tax and in Millions)

	Proprietary Trading (1)	Other Energy Commodity (2)	Total
Total Marked-to-market (MTM) Energy Contract Net Assets at December 31, 2003	$11.0	$60.6	$71.6
Total change in unrealized fair value excluding reclassification to realized at settlement of contracts	(0.4)	32.4	32.0
Reclassification to realized at settlement of contracts	(9.7)	(45.5)	(55.2)
Effective portion of changes in fair value—recorded in OCI	—	(15.8)	(15.8)
Ineffective portion of changes in fair value—recorded in earnings	—	(6.0)	(6.0)
Changes in valuation techniques and assumptions	—	—	—
Purchase/sale of existing contracts or portfolios subject to MTM	—	—	—

Total MTM Energy Contract Net Assets at December 31, 2004 (a)	$0.9 (3)	$25.7	$26.6

(a) Detail of MTM Energy Contract Net Assets at December 31, 2004 (above)			Total
Current Assets (other current assets)			$88.7
Noncurrent Assets (other assets)			15.1

Total MTM Energy Assets			103.8

Current Liabilities (other current liabilities)			(54.6)
Noncurrent Liabilities (other liabilities)			(22.6)

Total MTM Energy Contract Liabilities			(77.2)

Total MTM Energy Contract Net Assets			$26.6

Notes:

(1)	Includes all remaining contracts held for proprietary trading.

(2)	Includes all SFAS 133 hedge activity and non-proprietary trading activities marked-to-market through earnings.

(3)	This amount will not be materially sensitive to commodity price movements because it represents positions that have been volumetrically offset almost 100% since the first quarter of 2003.

The following table provides the source of fair value information (exchange-traded, provided by other external sources, or modeled internally) used to determine the carrying amount of the competitive energy segments’ total mark-to-market energy contract net assets. The table also provides the maturity, by year, of the competitive energy segments’ mark-to-market energy contract net assets, which indicates when the amounts will settle and either generate cash for, or require payment of cash by, PHI.

PHI uses its best estimates to determine the fair value of the commodity and derivative contracts that its competitive energy segments hold and sell. The fair values in each category presented below reflect forward prices and volatility factors as of December 31, 2004 and are subject to change as a result of changes in these factors:

Maturity and Source of Fair Value of Mark-to-Market

Energy Contract Net Assets

As of December 31, 2004

(Dollars are Pre-Tax and in Millions)

	Fair Value of Contracts at December 31, 2004
	Maturities
Source of Fair Value	2005	2006	2007	2008 and Beyond	Total Fair Value
Proprietary Trading (1)
Actively Quoted (i.e., exchange-traded) prices (2)	$0.9	$—	$—	$—	$0.9
Prices provided by other external sources (3)	—	—	—	—	—
Modeled	—	—	—	—	—

Total	$0.9	$0.0	$—	$—	$0.9

Other Energy Commodity (4)
Actively Quoted (i.e., exchange-traded) prices	$36.4	$0.8	$(1.9)	$0.2	$35.5
Prices provided by other external sources (3)	(35.9)	(0.2)	1.2	—	(34.9)
Modeled (5)	30.8	(5.7)	—	—	25.1

Total	$31.3	$(5.1)	$(0.7)	$0.2	$25.7

Notes:

(1)	Includes all remaining contracts held for proprietary trading.

(2)	The forward value of the trading contracts represents positions held prior to the cessation of proprietary trading. The values were locked in during the exit from trading and will be realized during the normal course of business through the year 2005.

(3)	Prices provided by other external sources reflect information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms. As of March 2003, Conectiv Energy ceased all proprietary trading activities.

(4)	Includes all SFAS No. 133 hedge activity and non-trading activities marked-to-market through AOCI or on the Statement of Earnings as required. As of the second quarter of 2003, this category also includes the activities of the 24-Hour Power Desk.

(5)	The modeled hedge position is a power swap for 50% of Conectiv Energy’s POLR obligation in the DPL territory. The model is used to approximate the forward load quantities. Pricing is derived from the broker market.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries in connection with competitive energy and other transactions, the affected company may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of the applicable company are downgraded one or more levels. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. As of December 31, 2004, a one-level downgrade in the credit rating of PHI and all of its affected subsidiaries would have required PHI and such subsidiaries to provide aggregate cash collateral or letters of credit of approximately up to $135 million. An additional approximately $237 million of aggregate cash collateral or letters of credit would have been required in the event of subsequent downgrades to below investment grade. PHI and its utility subsidiaries maintain adequate short-term funding sources in the event the additional collateral or letters of credit are required. See “Sources of Capital—Short-Term Funding Sources.”

Many of the contractual arrangements entered into by PHI’s subsidiaries in connection with competitive energy activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels that are in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2004, Pepco Holdings’ subsidiaries engaged in competitive energy activities were in receipt of (a net holder of) cash collateral in the amount of $22.6 million in connection with their competitive energy activities.

Environmental Remediation Obligations

PHI’s accrued liabilities as of December 31, 2004 include approximately $25.7 million, of which $6.0 million is expected to be incurred in 2005, for potential cleanup and other costs related to sites at which an operating subsidiary is a PRP, is alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. The principal environmental remediation obligations as of December 31, 2004, were:

•	$7.6 million, of which $1.2 million is expected to be incurred in 2005, payable by DPL in accordance with a consent agreement reached with DNREC during 2001, for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant. That plant was sold on June 22, 2001.

•	ACE’s planned sale of the B.L. England and Deepwater generating facilities triggered the applicability of the New Jersey Industrial Site Recovery Act requiring remediation at these facilities. When the prospective purchaser of these generating facilities terminated the agreement of sale in accordance with the agreement’s termination provisions, ACE decided to continue the environmental investigation process at these facilities. ACE and Conectiv Energy (to which ACE transferred the Deepwater generating facility on February 29, 2004) are continuing the investigation with oversight from NJDEP. ACE anticipates that it will incur costs of approximately $2.6 million in environmental remediation costs, of which $780,000 is expected to be incurred in 2005, associated with the B.L. England generating facility. Conectiv Energy anticipates that it will incur approximately $6.5 million in environmental remediation costs, of which $810,000 is expected to be incurred in 2005, associated with the Deepwater generating facility.

•	As a result of a December 7, 2003 oil spill at the B.L. England generating facility, $811,000 was accrued in December 2003 for estimated clean up, remediation, restoration, and potential NJDEP natural resources damage assessments. As of December 31, 2004, ACE has spent $582,000 for clean up, remediation, and restoration. The remaining liability of $229,000 is anticipated to cover future restoration efforts to be monitored for three years beginning in May 2004. The NJDEP natural resource damage assessments, if any, have not been determined at this time.

•	DPL expects to incur costs of approximately $3.6 million in connection with the Wilmington Coal Gas Site to remediate residual material from the historical operation of a manufactured gas plant. Approximately $2.5 million is expected to be incurred in 2005.

•	Pepco expects to incur approximately $2.1 million for long-term monitoring in connection with Pepco’s Swanson Creek oil release, of which $218,000 is expected to be incurred in 2005.

Sources Of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures, dividends, and new investments, and its short-term funding needs, such as working capital and the temporary funding of long- term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. See “Risk Factors” for a discussion of important factors that may impact these sources of capital.

Internally Generated Cash

The primary source of Pepco Holdings’ internally generated funds is the cash flow generated by its regulated utility subsidiaries in the power delivery business. Additional sources of funds include cash flow generated from its non-regulated subsidiaries and the sale of non-core assets.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to temporarily fund long-term capital requirements.

Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, up to $275 million, and up to $250 million, respectively. The commercial paper notes can be issued with maturities up to 270 days from the date of issue.

In July 2004, Pepco Holdings, Pepco, DPL and ACE entered into a five-year credit agreement with an aggregate borrowing limit of $650 million. This agreement replaced a $550 million 364-day credit agreement that was entered into on July 29, 2003. The respective companies also are parties to a three-year credit agreement that was entered into in July 2003 and terminates in July 2006 with an aggregate borrowing limit of $550 million. Pepco Holdings’ credit limit under these facilities is $700 million, and the credit limit of each of Pepco, DPL and ACE under these facilities is the lower of $300 million and the maximum amount of short-term debt authorized by the appropriate state commission, except that the aggregate amount of credit utilized by Pepco, DPL and ACE at any given time under these facilities may not exceed $500 million. Funds borrowed under these facilities are available for general corporate purposes. Either credit facility also can be used as credit support for the commercial paper programs of the respective companies. The three-year and five-year credit agreements contain customary financial and other covenants that, if not satisfied, could result in the acceleration of repayment obligations under the agreements or restrict the ability of the companies to borrow under the agreements. Among these covenants is the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreements. As of December 31, 2004, the applicable ratios for Pepco Holdings, Pepco, DPL and ACE were 59.0%, 58.5%, 52.1% and 50.2%, respectively. The credit agreements also contain a number of customary events of default that could result in the acceleration of repayment obligations under the agreements, including (i) the failure of any borrowing company or any of its significant subsidiaries to pay when due, or the acceleration of, certain indebtedness under other borrowing arrangements, (ii) certain bankruptcy events, judgments or decrees against any borrowing company or its significant subsidiaries, and (iii) a change in control (as defined in the credit agreements) of Pepco Holdings or the failure of Pepco Holdings to own all of the voting stock of Pepco, DPL and ACE.

In December 2004, PHI entered into a $50 million term loan due December 13, 2005 with a bank. The loan is variable rate, based on LIBOR. PHI has the option to select interest periods based on one, two, three or six month LIBOR rates. The covenants in the agreement are substantially consistent with those found in the three-year and five-year credit agreements. Proceeds from the loan were used to pay down commercial paper.

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to refund or refinance existing securities.

PUHCA Restrictions

Because Pepco Holdings is a public utility holding company registered under the Public Utility Holding Company Act (PUHCA), it must obtain SEC approval to issue securities. PUHCA also prohibits Pepco Holdings from borrowing from its subsidiaries. Under an SEC Financing Order dated July 31, 2002 (the Financing Order), Pepco Holdings is authorized to issue equity, preferred securities and debt securities in an aggregate amount not to exceed $3.5 billion through an authorization period ending June 30, 2005, subject to a ceiling on the effective cost of these funds. Pepco Holdings is also authorized to enter into guarantees to third parties or otherwise provide credit support with respect to obligations of its subsidiaries for up to $3.5 billion. Of this amount, only $1.75 billion may be on behalf of subsidiaries engaged in energy marketing activities.

Pepco Holdings may issue common stock to satisfy its obligations under its Shareholder Dividend Reinvestment Plan and various employee benefit plans. Under the Financing Order, Pepco Holdings is limited to issuing no more than an aggregate of 20 million shares of common stock under its Shareholder Dividend Reinvestment Plan and employee benefit plans during the period ending June 30, 2005.

The Financing Order requires that, in order to issue debt or equity securities, including commercial paper, Pepco Holdings must maintain a ratio of common stock equity to total capitalization (consisting of common stock, preferred stock, if any, long-term debt and short-term debt) of at least 30 percent. At December 31, 2004, Pepco Holdings’ common equity ratio for purposes of the Financing Order was 36.6 percent. The Financing Order also requires that all rated securities issued by Pepco Holdings be rated “investment grade” by at least one nationally recognized rating agency. Accordingly, if Pepco Holdings’ common equity ratio were less than 30 percent or if no nationally recognized rating agency rated a security investment grade, Pepco Holdings could not issue the security without first obtaining an amendment to the Financing Order from the SEC.

If an amendment to the Financing Order is required to enable Pepco Holdings or any of its subsidiaries to effect a financing, there is no certainty that such an amendment could be obtained or as to the timing of SEC action. The failure to obtain timely relief from the SEC, in such circumstances, could have a material adverse effect on the financial condition of Pepco Holdings and its subsidiaries.

The foregoing financing limitations also generally apply to Pepco, DPL, ACE and certain other Pepco Holdings’ subsidiaries.

On February 15, 2005, PHI and its subsidiaries filed an application with the SEC for authorization to engage in various financing activities described therein for an authorization period through June 30, 2008.

Money Pool

Under the July 31, 2002 Financing Order, Pepco Holdings has received SEC authorization under PUHCA to establish the Pepco Holdings system money pool. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of the PHI subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources. Consequently, Pepco Holdings’ external borrowing requirements fluctuate based on the amount of funds required to be deposited in the money pool.

REGULATORY AND OTHER MATTERS

Relationship with Mirant Corporation

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant Corporation, formerly Southern Energy, Inc., pursuant to an Asset Purchase and Sale Agreement. As part of the Asset Purchase and Sale Agreement, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries (collectively, Mirant). On July 14, 2003, Mirant Corporation and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court).

Depending on the outcome of the matters discussed below, the Mirant bankruptcy could have a material adverse effect on the results of operations of Pepco Holdings and Pepco. However, management currently believes that Pepco Holdings and Pepco currently have sufficient cash, cash flow and borrowing capacity under their credit facilities and in the capital markets to be able to satisfy any additional cash requirements that have arisen or may arise due to the Mirant bankruptcy. Accordingly, management does not anticipate that the Mirant bankruptcy will impair the ability of Pepco Holdings or Pepco to fulfill their contractual obligations or to fund projected capital expenditures. On this basis, management currently does not believe that the Mirant bankruptcy will have a material adverse effect on the financial condition of either company.

Transition Power Agreements

As part of the Asset Purchase and Sale Agreement, Pepco and Mirant entered into Transition Power Agreements for Maryland and the District of Columbia, respectively (collectively, the TPAs). Under these agreements, Mirant was obligated to supply Pepco with all of the capacity and energy needed to fulfill its standard offer service obligations in Maryland through June 2004 and its standard offer service obligations in the District of Columbia through January 22, 2005.

To avoid the potential rejection of the TPAs, Pepco and Mirant entered into an Amended Settlement Agreement and Release dated as of October 24, 2003 (the Settlement Agreement) pursuant to which Mirant assumed both of the TPAs and the terms of the TPAs were modified. The Settlement Agreement also provided that Pepco has an allowed, pre-petition general unsecured claim against Mirant Corporation in the amount of $105 million (the Pepco TPA Claim).

Pepco has also asserted the Pepco TPA Claim against other Mirant entities that Pepco believes are liable to Pepco under the terms of the Asset Purchase and Sale Agreement’s Assignment and Assumption Agreement (the Assignment Agreement). Under the Assignment Agreement, Pepco believes that each of the Mirant entities assumed and agreed to discharge certain liabilities and obligations of Pepco as defined in the Asset Purchase and Sale Agreement. Mirant has filed objections to these claims. Under the current plan of reorganization filed by the Mirant entities with the Bankruptcy Court, certain Mirant entities other than Mirant Corporation would pay significantly higher portions of the claims of their creditors than would Mirant Corporation. The amount that Pepco will be able to recover from the Mirant bankruptcy estate with respect to the Pepco TPA Claim will depend on the amount of assets available for distribution to creditors of the Mirant entities that are found to be liable for the Pepco TPA Claim.

Power Purchase Agreements

Under agreements with FirstEnergy Corp., formerly Ohio Edison (FirstEnergy), and Allegheny Energy, Inc., both entered into in 1987, Pepco is obligated to purchase from FirstEnergy 450 megawatts of capacity and energy annually through December 2005 (the FirstEnergy PPA). Under an agreement with Panda, entered into in 1991, Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the Panda PPA). In each case, the purchase price is substantially in excess of current market price. As a part of the Asset Purchase and Sale Agreement, Pepco entered into a “back-to-back” arrangement with Mirant. Under this arrangement, Mirant is obligated, among other things, to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA at a price equal to the price Pepco is obligated to pay under the FirstEnergy PPA and the Panda PPA (the PPA-Related Obligations).

Pepco Pre-Petition Claims

When Mirant filed its bankruptcy petition on July 14, 2003, Mirant had unpaid obligations to Pepco of approximately $29 million, consisting primarily of payments due to Pepco in respect of the PPA-Related Obligations (the Mirant Pre-Petition Obligations). The Mirant Pre-Petition Obligations constitute part of the indebtedness for which Mirant is seeking relief in its bankruptcy proceeding. Pepco has filed Proofs of Claim in the Mirant bankruptcy proceeding in the amount of approximately $26 million to recover this indebtedness; however, the amount of Pepco’s recovery, if any, is uncertain. The $3 million difference between Mirant’s unpaid obligation to Pepco and the $26 million Proofs of Claim primarily represents a TPA settlement adjustment which is included in the $105 million Proofs of Claim filed by Pepco against the Mirant debtors in respect of the Pepco TPA Claim. In view of this uncertainty, Pepco, in the third quarter of 2003, expensed $14.5 million to establish a reserve against the $29 million receivable from Mirant. In January 2004, Pepco paid approximately $2.5 million to Panda in settlement of certain billing disputes under the Panda PPA that related to periods after the sale of Pepco’s generation assets to Mirant. Pepco believes that under the terms of the Asset Purchase and Sale Agreement, Mirant is obligated to reimburse Pepco for the settlement payment. Accordingly, in the first quarter of 2004, Pepco increased the amount of the receivable due from Mirant by approximately $2.5 million and amended its Proofs of Claim to include this amount. Pepco currently estimates that the $14.5 million expensed in the third quarter of 2003 represents the portion of the entire $31.5 million receivable unlikely to be recovered in bankruptcy, and no additional reserve has been established for the $2.5 million increase in the receivable. The amount expensed represents Pepco’s estimate of the possible outcome in bankruptcy, although the amount ultimately recovered could be higher or lower.

Mirant’s Attempt to Reject the PPA-Related Obligations

On August 28, 2003, Mirant filed with the Bankruptcy Court a motion seeking authorization to reject its PPA-Related Obligations. Upon motions filed with the U.S. District Court for the Northern District of Texas (the District Court) by Pepco and FERC, in October 2003, the District Court withdrew jurisdiction over the rejection proceedings from the Bankruptcy Court. In December 2003, the District Court denied Mirant’s motion to reject the PPA-Related Obligations on jurisdictional grounds. The District Court’s decision was appealed by Mirant and The Official Committee of Unsecured Creditors of Mirant Corporation (the Creditors’ Committee) to the U.S. Court of Appeals for the Fifth Circuit (the Court of Appeals). On August 4, 2004, the Court of Appeals remanded the case to the District Court saying that the District Court has jurisdiction to rule on the merits of Mirant’s rejection motion, suggesting that in doing so the court apply a “more rigorous standard” than the business judgment rule usually applied by bankruptcy courts in ruling on rejection motions.

On December 9, 2004, the District Court issued an order again denying Mirant’s motion to reject the PPA-Related Obligations. The District Court found that the PPA-Related Obligations are not severable from the Asset Purchase and Sale Agreement and that the Asset Purchase and Sale Agreement cannot be rejected in part, as Mirant was seeking to do. On December 16, the Creditors’ Committee appealed the District Court’s order to the Court of Appeals, and on December 20, 2004, Mirant also appealed the District Court’s order.

As more fully discussed below, Mirant had been making regular periodic payments in respect of the PPA-Related Obligations. On December 9, 2004, Mirant filed a notice with the Bankruptcy Court that it was suspending payments to Pepco in respect of the PPA-Related Obligations. On December 13, 2004, Mirant failed to make a payment of approximately $17.9 million due to Pepco for the period November 1, 2004 to November 30, 2004. Mirant failed to make that payment. On December 23, 2004, Pepco received a payment of approximately $6.8 million from Mirant, which according to Mirant represented the market value of the power for which payment was due on December 13. Mirant has informed Pepco that it intends to continue to pay the market value, but not the above-market portion, of the power purchased under the PPA-Related Obligations. Pepco disagrees with Mirant’s assertion that it need only pay the market value and believes that the amount representing the market value calculated by Mirant is insufficient.

On January 21, 2005, Mirant made an approximately $21.1 million payment, which, according to Mirant, includes the payment for the FirstEnergy PPA for December 2004 and “includes the December 2004 TPA revenue in the amount of $29,093,173.43, the TPA costs in the amount of $37,865,924.10, and an allocated share of [FirstEnergy’s] PPA bill credits/charges in the amount of $5,490,164.79.” Pepco disputes Mirant’s contention that the amount paid reflects the full amount due Pepco under these agreements for the applicable periods.

As of March 1, 2005, Mirant has withheld payment of approximately $34.8 million due to Pepco under the PPA-Related Obligations.

On January 21, 2005, Mirant filed in the Bankruptcy Court a motion seeking to reject certain of its ongoing obligations under the Asset Purchase and Sale Agreement, including the PPA-Related Obligations. On March 1, 2005 (as amended by order dated March 7, 2005), the District Court granted Pepco’s motion to withdraw jurisdiction over the Asset Purchase and Sale Agreement rejection proceedings from the Bankruptcy Court. In addition, the District Court ordered Mirant to pay on March 18, 2005, all past-due unpaid amounts under the PPA-Related Obligations. Mirant has filed a motion for reconsideration and a stay of the March 1, 2005 order.

Pepco is exercising all available legal remedies and vigorously opposing Mirant’s attempt to reject the PPA-Related Obligations and other obligations under the Asset Purchase and Sale Agreement in order to protect the interests of its customers and shareholders. While Pepco believes that it has substantial legal bases to oppose the attempt to reject the agreements, the outcome of Mirant’s efforts to reject the PPA-Related Obligations is uncertain.

If Mirant ultimately is successful in rejecting the PPA-Related Obligations, Pepco could be required to repay to Mirant, for the period beginning on the effective date of the rejection (which date could be prior to the date of the court’s order and possibly as early as September 18, 2003) and ending on the date Mirant is entitled to cease its purchases of energy and capacity from Pepco, all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity. Pepco estimates that the amount it could be required to repay to Mirant in the unlikely event that September 18, 2003, is determined to be the effective date of rejection, is approximately $133.2 million as of March 1, 2005 (assuming Mirant continues to withhold unpaid amounts of approximately $34.8 million as of March 1, 2005.

Mirant has also indicated to the Bankruptcy Court that it will move to require Pepco to disgorge all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity, for the period July 14, 2003 (the date on which Mirant filed its bankruptcy petition) through rejection, if approved, on the theory that Mirant did not receive value for those payments. Pepco estimates that the amount it would be required to repay to Mirant on the disgorgement theory, in addition to the amounts described above, is approximately $22.5 million.

Any repayment by Pepco of amounts paid by Mirant would entitle Pepco to file a claim against the bankruptcy estate in an amount equal to the amount repaid. Pepco believes that, to the extent such amounts were not recovered from the Mirant bankruptcy estate, they would be recoverable as stranded costs from customers through distribution rates as described below.

The following are estimates prepared by Pepco of its potential future exposure if Mirant’s attempt to reject the PPA-Related Obligations ultimately is successful. These estimates are based in part on current market prices and forward price estimates for energy and capacity, and do not include financing costs, all of which could be subject to significant fluctuation. The estimates assume no recovery from the Mirant bankruptcy estate and no regulatory recovery, either of which would mitigate the effect of the estimated loss. Pepco does not consider it realistic to assume that there will be no such recoveries. Based on these assumptions, Pepco estimates that its pre-tax exposure as of March 1, 2005, representing the loss of the future benefit of the PPA-Related Obligations to Pepco, is as follows:

•	If Pepco were required to purchase capacity and energy from FirstEnergy commencing as of March 1, 2005, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 6.0 cents) and resold the capacity and energy at market rates projected, given the characteristics of the FirstEnergy PPA, to be approximately 5.0 cents per kilowatt hour, Pepco estimates that it would cost approximately $31 million for the remainder of 2005, the final year of the FirstEnergy PPA.

•	If Pepco were required to purchase capacity and energy from Panda commencing as of March 1, 2005, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 16.9 cents), and resold the capacity and energy at market rates projected, given the characteristics of the Panda PPA, to be approximately 7.4 cents per kilowatt hour, Pepco estimates that it would cost approximately $29 million for the remainder of 2005, approximately $34 million in 2006 and 2007, and approximately $34 million to $49 million annually thereafter through the 2021 contract termination date.

The ability of Pepco to recover from the Mirant bankruptcy estate in respect to the Mirant Pre-Petition Obligations and damages if the PPA-Related Obligations are successfully rejected will depend on whether Pepco’s claims are allowed, the amount of assets available for distribution to the creditors of the Mirant companies determined to be liable for those claims, and Pepco’s priority relative to other creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate, whether the recovery would be in cash or another form of payment, or the timing of any recovery.

If Mirant ultimately is successful in rejecting the PPA-Related Obligations and Pepco’s full claim is not recovered from the Mirant bankruptcy estate, Pepco may seek authority from the MPSC and the DCPSC to recover its additional costs. Pepco is committed to working with its regulatory authorities to achieve a result that is appropriate for its shareholders and customers. Under the provisions of the settlement agreements approved by the MPSC and the DCPSC in the deregulation proceedings in which Pepco agreed to divest its generation assets under certain conditions, the PPAs were to become assets of Pepco’s distribution business if they could not be sold. Pepco believes that, if Mirant ultimately is successful in rejecting the PPA-Related Obligations, these provisions would allow the stranded costs of the PPAs that are not recovered from the Mirant bankruptcy estate to be recovered from Pepco’s customers through its distribution rates. If Pepco’s interpretation of the settlement agreements is confirmed, Pepco expects to be able to establish the amount of its anticipated recovery as a regulatory asset. However, there is no assurance that Pepco’s interpretation of the settlement agreements would be confirmed by the respective public service commissions.

If the PPA-Related Obligations are successfully rejected, and there is no regulatory recovery, Pepco will incur a loss. However, the accounting treatment of such a loss depends on a number of legal and regulatory factors, and is not determinable at this time.

The SMECO Agreement

As a term of the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a facility and capacity agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) under which Pepco was obligated to purchase the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating facility (the SMECO Agreement). The SMECO Agreement expires in 2015 and contemplates a monthly payment to SMECO of approximately $.5 million. Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder. At this time, Mirant continues to make post-petition payments due to SMECO.

On March 15, 2004, Mirant filed a complaint with the Bankruptcy Court seeking a declaratory judgment that the facility and capacity credit agreement is an unexpired lease of non-residential real property rather than an executory contract and that if Mirant were to successfully reject the agreement, any claim against the bankruptcy estate for damages made by SMECO (or by Pepco as subrogee) would be subject to the provisions of the Bankruptcy Code that limit the recovery of rejection damages by lessors. Pepco believes that there is no reasonable factual or legal basis to support Mirant’s contention that the SMECO Agreement is a lease of real property. Litigation continues and the outcome of this proceeding cannot be predicted.

Federal Tax Treatment of Cross-Border Leases

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which as of December 31, 2004 had a book value of approximately $1.2 billion. The American Jobs Creation Act of 2004 imposed new passive loss limitation rules that apply prospectively to leases (including cross-border leases) entered into after March 12, 2004 with tax indifferent parties (i.e., municipalities and tax exempt or governmental entities). All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. Although this legislation is prospective in nature and does not affect PCI’s existing cross-border energy leases, it does not prohibit the IRS from challenging prior leasing transactions. In this regard, on February 11, 2005, the Treasury Department and IRS issued Notice 2005-13 informing taxpayers that the IRS intends to challenge on various grounds the purported tax benefits claimed by taxpayers entering into certain sale-leaseback transactions with tax indifferent parties, including those entered into on or prior to March 12, 2004 (the Notice).

PCI’s cross-border energy leases are similar to those sale-leaseback transactions described in the Notice. PCI’s leases are currently under examination by the IRS as part of the normal PHI tax audit. PHI believes there is a substantial likelihood that the IRS will challenge the tax benefits realized from interest and depreciation deductions claimed by PCI with respect to these leases, or the timing of these benefits, for the years 2001 through 2004. The tax benefits claimed by PCI for these years were approximately $175 million. The ultimate outcome of this issue is uncertain; however, if the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s results of operations and cash flow.

PHI believes that its tax position related to these transactions was proper based on applicable statutes, regulations and case law, and intends to contest any adjustments proposed by the IRS; however, there is no assurance that PHI’s position will prevail.

Under SFAS No. 13, as currently interpreted, a deferral of tax benefits that does not change the total estimated net income from PHI’s leases does not require an adjustment to the book value of the leases. However, if the IRS were to disallow, rather than require the deferral of, certain tax deductions related to PHI’s leases, PHI would be required to adjust the book value of the leases and record a charge to earnings equal to the repricing impact of the disallowed deductions. Such a charge to earnings, if required, is likely to have a material adverse effect on PHI’s results of operations for the period in which the charge is recorded.

In recent deliberations, The Financial Accounting Standards Board (FASB) has determined that a change in the timing of tax benefits also should require a repricing of the lease and an adjustment to the book value of a lease. Under this interpretation, a material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the IRS also would require an adjustment to the book value. PHI understands that the FASB intends to publish this guidance for comment in the near future to become effective at the end of 2005. If adopted, the application of this guidance could result in a material adverse effect on PHI’s results of operations even if the resolution is limited to a deferral of the tax benefits realized by PCI from its leases.

Rate Proceedings

In February 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and its Regulatory Asset Recovery Charge (RARC) in New Jersey. The petition was based on actual data for the nine months ended September 30, 2002, and forecasted data for the three months ended December 31, 2002 and sought an overall rate increase of approximately $68.4 million, consisting of an approximately $63.4 million increase in electricity distribution rates and $5 million for recovery of regulatory assets through the RARC. In October 2003, ACE filed an update supporting an overall rate increase of approximately $41.3 million, consisting of a $36.8 million increase in electricity distribution rates and a RARC of $4.5 million. This petition was ACE’s first increase request for electric distribution rates since 1991. The requested increase would apply to all rate schedules in ACE’s tariff. The Ratepayer Advocate filed testimony on January 3, 2004, proposing an annual rate decrease of $11.7 million. Intervenor groups representing industrial users and local generators filed testimony that did not take a position with respect to an overall rate change but their proposals, if implemented, would affect the way in which an overall rate increase or decrease would be applied to the particular rates under which they receive service. ACE’s rebuttal testimony, filed in February 2004, made some changes to its October filing and proposed an overall rate increase of approximately $35.1 million, consisting of a $30.6 million increase in distribution rates and a $4.5 million increase in the RARC. Hearings were held before an Administrative Law Judge in late March, early April and May 2004. At the hearing held in April 2004, the Ratepayer Advocate proposed an annual rate decrease of $4.5 million, modifying its earlier proposal that rates be decreased by $11.7 million annually. The Ratepayer Advocate and Staff of the NJBPU filed their briefs in this proceeding in August 2004. The Ratepayer Advocate’s brief supported its earlier proposal of an annual rate decrease of $4.5 million. The Staff’s brief, however, stated for the first time its position calling for an overall decrease of $10.8 million. Reply briefs were filed on August 23, 2004. Settlement discussions between ACE, the NJBPU Staff and the Ratepayer Advocate have been ongoing.

On December 12, 2003, the NJBPU issued an order also consolidating outstanding issues from several other proceedings into the base rate case proceeding. On December 22, 2003, ACE filed a Motion for Reconsideration in which it suggested that these issues be dealt with in a Phase II to the base rate case to address the outstanding issues identified in the December 12, 2003 Order. After discussion with the parties to the base rate case, it was agreed that a Phase II to the base rate case to address these issues, along with the $25.4 million of deferred restructuring costs previously transferred into the base rate case, would be initiated in April 2004. On April 15, 2004, ACE filed testimony with the NJBPU initiating a Phase II to the base rate proceeding described above. The parties to this case have been actively engaged in settlement discussions in conjunction with settlement of Phase I issues.

On August 31, 2004, ACE filed requests with the NJBPU proposing changes to its Transition Bond Charge, its Market Transition Charge—Tax rate, and its BGS Reconciliation charges. The net impact of these rate changes is to decrease ACE’s annual revenues by approximately 1.5%. All of these rate changes were implemented on October 1, 2004.

On October 1, 2004, DPL submitted its annual Gas Cost Rate (GCR) filing to the DPSC. In its filing, DPL sought to increase its GCR by approximately 16.8% in anticipation of increasing natural gas commodity costs. The GCR, which permits DPL to recover its procurement gas costs through customer rates, became effective November 1, 2004 and is subject to refund pending evidentiary hearings. In addition, on November 29, 2004, DPL filed a supplemental filing seeking approval to further increase GCR rates by an additional 6.5% effective December 29, 2004. The additional GCR increase became effective December 29, 2004 and is subject to refund pending evidentiary hearings. The DPSC Staff and the Division of Public Advocate filed their testimony on March 7, 2005 recommending full approval of the GCR changes being sought by DPL, including the revisions to the tariff in the original and supplemental filings. A final order addressing both the November 1 and December 29 increases is expected in the spring of 2005.

On February 13, 2004, DPL filed with the DPSC for a change in electric ancillary service rates that would have an aggregate effect of increasing annual Delaware electric revenues by $13.1 million or 2.4%. This filing was prompted by the increasing ancillary service costs charged to DPL by PJM. The proposed rates went into effect on March 15, 2004, subject to refund. On June 22, 2004, the DPSC approved a settlement agreement that provided for an increase having an aggregate effect of increasing annual Delaware electric revenues by $12.4 million, or 2.3%, with rates effective June 23, 2004. The approved increase was slightly less than the proposed increase that went into effect on March 15, 2004. As part of the settlement, the resulting estimated over-collection of $75,000 was given by DPL to the State of Delaware Low Income Fund administered by the Delaware Department of Human Services on July 15, 2004.

In compliance with the settlement approved by the MPSC in connection with the merger of Pepco and Conectiv, on December 4, 2003, DPL and Pepco submitted testimony and supporting schedules to review and reset if necessary its electricity distribution rates in Maryland to be effective July 1, 2004, when the then-current distribution rate freeze/caps ended. DPL’s filing demonstrated that it was in an under-earning situation and, as allowed in the merger settlement, DPL requested that a temporary rate reduction implemented on July 1, 2003 for non-residential customers be terminated effective July 1, 2004. DPL estimated that the termination of the rate reduction would increase its annual revenues by approximately $1.1 million. A settlement reached between the parties allowing for this $1.1 million increase to be effective July 1, 2004 was approved by the MPSC in Order No. 79186. With limited exceptions, DPL cannot increase its distribution rates until January 1, 2007.

Pepco’s filing demonstrated that it also was in an under-earning situation. However the merger settlement provided that Pepco’s distribution rates after July 1, 2004 could only remain the same or be decreased. With limited exceptions, Pepco cannot increase its distribution rates until January 1, 2007. In an order dated July 6, 2004 the MPSC affirmed the Hearing Examiner’s recommendation that no rate decrease was warranted at that time.

On July 3, 2004, Pepco filed a distribution rate review case with the DCPSC as required by the terms of the Pepco-Conectiv merger settlement approved by the DCPSC. This case will determine whether Pepco’s distribution rates will be decreased. In accordance with the terms of the merger settlement, Pepco’s distribution rates cannot be increased as a result of the case. On November 24, 2004, the DCPSC issued an order that designated the issues to be considered in the case and set the hearing schedule. On December 17, 2004, Pepco filed supplemental direct testimony addressing the DCPSC-designated issues. Pepco’s filings indicate that no rate decrease is warranted. On March 4, 2005, the DCPSC issued an order granting a joint motion filed on March 3, 2005, on behalf of Pepco and several other parties in the case to suspend the procedural schedule to allow the parties to focus on completing settlement discussions. In the joint motion, the moving parties informed the DCPSC that they had agreed in principle to settlement provisions that would resolve all issues in the proceeding and that a settlement agreement could be filed in the near future.

Restructuring Deferral

Pursuant to a July 1999 summary order issued by the NJBPU under the New Jersey Electric Discount and Energy Competition Act (EDECA) (which was subsequently affirmed by a final decision and order issued in March 2001), ACE was obligated to provide basic generation service (BGS) from August 1, 1999 to at least July 31, 2002 to retail electricity customers in ACE’s service territory who did not choose a competitive energy supplier. The order allowed ACE to recover through customer rates certain costs incurred in providing BGS. ACE’s obligation to provide BGS was subsequently extended to July 31, 2003. At the allowed rates, for the period August 1, 1999 through July 31, 2003, ACE’s aggregate allowed costs exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) that was related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance.

In August 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003. The deferred balance was net of the $59.3 million offset for the LEAC Liability. The petition also requested that ACE’s rates be reset as of August 1, 2003 so that there would be no under-recovery of costs embedded in the rates on or after that date. The increase sought represented an overall 8.4% annual increase in electric rates and was in addition to the base rate increase discussed above. ACE’s recovery of the deferred costs is subject to review and approval by the NJBPU in accordance with EDECA.

In July 2003, the NJBPU issued a summary order, which (i) permitted ACE to begin collecting a portion of the deferred costs and reset rates to recover on-going costs incurred as a result of EDECA, (ii) approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003, (iii) transferred to ACE’s pending base rate case for further consideration approximately $25.4 million of the deferred balance, and (iv) estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. In July 2004, the NJBPU issued its final order in the restructuring deferral proceeding. The final order did not modify the amount of the disallowances set forth in the July 2003 summary order, but did provide a much more detailed analysis of evidence and other information relied on by the NJBPU as justification for the disallowances. ACE believes the record does not justify the level of disallowance imposed by the NJBPU. In August 2004, ACE filed with the Appellate Division of the Superior Court of New Jersey, which hears appeals of New Jersey administrative agencies, including the NJBPU, a Notice of Appeal related to the July 2004 final order. ACE cannot predict the outcome of this appeal.

Divestiture Cases

District of Columbia

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC-approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. The District of Columbia allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $6.5 million and $5.8 million, respectively. On March 4, 2003, the Internal Revenue Service (IRS) issued a notice of proposed rulemaking (NOPR) that is relevant to that principal issue. Comments on the NOPR were filed by several parties on June 2, 2003, and the IRS held a public hearing on June 25, 2003. As a result of the NOPR, three of the parties in the divestiture case filed comments with the DCPSC urging the DCPSC to decide the tax issues now on the basis of the proposed rule. Pepco filed comments with the DCPSC in reply to those comments, in which Pepco stated that the courts have held and the IRS has stated that proposed rules are not authoritative and that no decision should be issued on the basis of proposed rules. Instead, Pepco argued that the only prudent course of action is for the DCPSC to await the issuance of final regulations relating to the tax issues and then allow the parties to file supplemental briefs on the tax issues. Pepco cannot predict whether the IRS will adopt the regulations as proposed, make changes before issuing final regulations or decide not to adopt regulations. Other issues in the proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that a sharing of EDIT and ADITC would violate the normalization rules. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. Pepco, in addition to sharing with customers the generation-related ADITC balance, would have to pay to the IRS an amount equal to Pepco’s $5.8 million District of Columbia jurisdictional generation-related ADITC balance as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative. As of December 31, 2004, the District of Columbia jurisdictional transmission and distribution-related ADITC balance was approximately $6.0 million.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to D.C. customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition. It is uncertain when the DCPSC will issue a decision.

Maryland

Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that was raised in the D.C. case. As of December 31, 2004, the Maryland allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. In November 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT, i.e., $9.1 million, and the generation-related ADITC. If such sharing were to violate the normalization rules, Pepco, in addition to sharing with customers an amount equal to approximately 50 percent of the generation-related ADITC balance, would be unable to use accelerated depreciation on Maryland allocated or assigned property. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s $10.4 million Maryland jurisdictional generation-related ADITC balance, as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. As of December 31, 2004, the Maryland retail jurisdictional transmission and distribution-related ADITC balance was approximately $10.7 million. The Hearing Examiner decided all other issues in favor of Pepco, except that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers. See also the disclosure above under “Divestiture Cases—District of Columbia” regarding the March 4, 2003 IRS NOPR.

Under Maryland law, if the proposed order is appealed to the MPSC, the proposed order is not a final, binding order of the MPSC and further action by the MPSC is required with respect to this matter. Pepco has appealed the Hearing Examiner’s decision on the treatment of EDIT and ADITC and corporate reorganization costs to the MPSC. Pepco cannot predict what the outcome of the appeal will be or when the appeal might be decided. Pepco believes that its calculation of the Maryland customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50 percent of the EDIT and ADITC balances described above and make additional gain-sharing payments related to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition.

SOS and Default Service Proceedings

District of Columbia

In February 2003, the DCPSC opened a new proceeding to consider issues relating to (a) the establishment of terms and conditions for providing SOS in the District of Columbia after Pepco’s obligation to provide SOS terminated on February 7, 2005, and (b) the selection of a new SOS provider.

In December 2003, the DCPSC issued an order that set forth the terms and conditions for the selection of a new SOS provider(s) and the provision of SOS by Pepco on a contingency basis. In December 2003, the DCPSC also issued an order adopting terms and conditions that would apply if Pepco continued as the SOS provider after February 7, 2005. In March 2004, the DCPSC issued an order adopting the wholesale SOS model, i.e., Pepco would continue to be the SOS provider in the District of Columbia after February 7, 2005. This March 2004 order, as amended by a DCPSC order issued in July 2004, extends Pepco’s obligation to provide default electricity supply at market rates for up to an additional 76 months for small commercial and residential customers, and for an additional 28 months for large commercial customers.

In August 2004, the DCPSC issued an order adopting administrative charges for residential, small and large commercial DC SOS customers that are intended to allow Pepco to recover the administrative costs incurred to provide the SOS supply. The approved administrative charges include an average margin for Pepco of approximately $0.00248 per kilowatt hour, calculated based on total sales to residential, small and large commercial DC SOS customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period will depend on the number of DC SOS customers from each customer class and the load taken by such customers over the time period. The administrative charges went into effect for Pepco’s DC SOS sales on February 8, 2005. Pepco completed the first competitive procurement process for DC SOS at the end of October and filed the proposed new SOS rates with the DCPSC on November 3, 2004.

The TPA with Mirant under which Pepco obtained the fixed-rate DC SOS supply ended on January 22, 2005, while the new SOS supply contracts with the winning bidders in the competitive procurement process began on February 1, 2005. Pepco procured power separately on the market for next-day deliveries to cover the period from January 23 through January 31, 2005, before the new DC SOS contracts began. Consequently, Pepco had to pay the difference between the procurement cost of power on the market for next-day deliveries and the current DC SOS rates charged to customers during the period from January 23 through January 31, 2005. In addition, because the new DC SOS rates did not go into effect until February 8, 2005, Pepco had to pay the difference between the procurement cost of power under the new DC SOS contracts and the DC SOS rates charged to customers for the period from February 1 to February 7, 2005. The total amount of the difference is estimated to be approximately $8.7 million. This difference, however, will be included in the calculation of the Generation Procurement Credit (GPC) for DC for the period February 8, 2004 through February 7, 2005. The GPC provides for a sharing between Pepco’s customers and shareholders, on an annual basis, of any margins, but not losses, that Pepco earned providing SOS in the District of Columbia during the four-year period from February 8, 2001 through February 7, 2005. Currently, based on the rates paid by Pepco to Mirant under the TPA Settlement, there is no customer sharing. However, in the event that Pepco were to ultimately realize a significant recovery from the Mirant bankruptcy estate associated with the TPA Settlement, the GPC would be recalculated, and the amount of customer sharing with respect to such recovery would be reduced because of the $8.7 million loss being included in the GPC calculation.

Maryland

Under a settlement approved by the MPSC in April 2003 addressing SOS service in Maryland following the expiration of Pepco’s fixed-rate default supply obligations in July 2004, Pepco is required to provide default electricity supply at market rates to residential and small commercial customers through May 2008, to medium-sized commercial customers through May 2006, and to large commercial customers through May 2005. In accordance with the settlement, Pepco purchases the power supply required to satisfy its market rate default supply obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the MPSC. Pepco is entitled to recover from its default supply customers the cost of the default supply plus an average margin of $0.002 per kilowatt hour, calculated based on total sales to residential, small and large commercial Maryland SOS customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period will depend on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period.

Under a settlement approved by the MPSC in April 2003 addressing SOS service in Maryland following the expiration of DPL’s fixed-rate default supply obligations to non-residential customers in June 2004 and to residential customers through June 2004, DPL is required to provide default electricity supply at market rates to residential and small commercial customers through May 2008, to medium-sized commercial customers through May 2006, and to large commercial customers through May 2005. In accordance with the settlement, DPL purchases the power supply required to satisfy its market rate default supply obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved and supervised by the MPSC. DPL is entitled to recover from its default supply customers the costs of the default supply plus an average margin of $0.002 per kilowatt hour, calculated based on total sales to residential, small, and large commercial Maryland SOS customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period will depend on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period.

Virginia

Under amendments to the Virginia Electric Utility Restructuring Act implemented in March 2004, DPL is obligated to offer default service to customers in Virginia for an indefinite period until relieved of that obligation by the VSCC. DPL currently obtains all of the energy and capacity needed to fulfill its default service obligations in Virginia under a supply agreement with Conectiv Energy. A prior agreement, also with Conectiv Energy, terminated effective December 31, 2004. The current contract was entered into after conducting a competitive bid procedure identical to the Maryland SOS process in most respects and Conectiv Energy was the lowest bidder to provide wholesale power supply for DPL’s Virginia default service customers. The new supply agreement commenced January 1, 2005 and expires in May 2006. On October 26, 2004, DPL filed an application with the VSCC for approval to increase the rates that DPL charges its Virginia default service customers to allow it to recover its costs for power under the new supply agreement plus an administrative charge and a margin.

A VSCC order dated November 17, 2004 allowed DPL to put interim rates into effect on January 1, 2005, subject to refund if the VSCC subsequently determined the rate is excessive. The interim rates reflected an increase of 1.0247 cents per kwh to the fuel rate, which provide for recovery of the entire amount being paid by DPL to Conectiv Energy, but did not include an administrative charge or margin, pending further consideration of this issue. Therefore, the November 17 order also directed the parties to file memoranda concerning whether administrative costs and a margin are properly recovered through a fuel clause mechanism. Memoranda were filed by DPL, the VSCC Staff and Virginia’s Office of Attorney General. The VSCC ruled on January 18, 2005, that the administrative charge and margin are base rate items not recoverable through a fuel clause. No appeal is planned regarding this filing. A settlement resolving all other issues and making the interim rates final was filed on March 4, 2005, contingent only on possible future adjustment depending on the result of a related proceeding at FERC. A hearing is scheduled for March 16, 2005, and the VSCC is expected to approve the settlement.

Also in October, DPL and Conectiv Energy jointly filed an application with the VSCC under Virginia’s Affiliates Act requesting authorization for DPL to enter into a contract to purchase power from an affiliate. This authorization permits the contract to be executed with an affiliate, but is not a ruling on the merits of the contract. A VSCC order dated December 17, 2004 granted approval for DPL to purchase power from Conectiv Energy under the new contract according to its terms beginning January 1, 2005.

On October 29, 2004, Conectiv Energy made a filing with FERC requesting authorization to enter into a contract to supply power to an affiliate. On December 30, 2004, FERC granted the requested authorization effective January 1, 2005, subject to refund and hearings on the narrow question whether, in the absence of direct VSCC oversight over the DPL competitive bid process, DPL unduly preferred its own affiliate, Conectiv Energy, in the design and implementation of the DPL competitive bid process, or unduly favored Conectiv Energy in the credit criteria and analysis applied. DPL cannot predict the outcome of this proceeding.

Delaware

Under a settlement approved by the DPSC, DPL is required to provide default electricity supply to customers in Delaware until May 1, 2006. On October 19, 2004, the DPSC initiated a proceeding to investigate and determine which entity should act as the standard offer supplier in DPL’s Delaware service territory after May 1, 2006, and what prices should be charged for SOS after May 1, 2006. Similar to the process used in Maryland, the process used in Delaware consists of three separate stages. The stage 1 process was constructed to allow the DPSC to determine by February 28, 2005 the fundamental issues related to the selection of an SOS supplier. Stage 2 will resolve issues relating to the process under which supply will be acquired by the SOS provider and way in which SOS prices will be set and monitored. In the last stage, these selection and pricing mechanisms would be implemented to determine the post-May 2006 SOS supplier and the post-May 2006 SOS price. On January 26, 2005, the DPSC Staff issued a report recommending to the DPSC that DPL be selected as the SOS supplier, subject to further discussions as to how to establish SOS prices. On February 22, 2005, the DPSC voted to approve an SOS process that will allow a Wholesale Standard Offer Service Model with DPL as the SOS Provider. Issues including the length of this extension and any profit margin that DPL may be able to earn and retain in conjunction with this service have been deferred for further discussion and will be decided by the DPSC at a later date. A written DPSC order documenting this decision is expected sometime in March or April 2005.

Proposed Shut Down of B.L. England Generating Facility; Construction of Transmission Facilities

Pursuant to a September 25, 2003 NJBPU order, ACE filed a report on April 30, 2004 with the NJBPU recommending that the B.L. England generating facility be shut down in accordance with the terms of an April 26, 2004 preliminary settlement agreement among PHI, Conectiv and ACE, NJDEP and the Attorney General of New Jersey. The report stated that the operation of the B.L. England facility is necessary at the present time to satisfy reliability standards, but that those reliability standards could also be satisfied in other ways. The report concludes that, based on B.L. England’s current and projected operating costs resulting from compliance with more restrictive environmental requirements, the most cost-effective way in which to meet reliability standards is to shut down the B.L. England facility and construct additional transmission lines into southern New Jersey. ACE cannot predict whether the NJBPU will approve the construction of the additional transmission lines.

In letters dated May and September 2004 to PJM, ACE informed PJM of its intent, as owner of the B.L. England generating plant, to retire the entire plant (447 MW) on December 15, 2007. PJM completed its independent analysis to determine the upgrades required to eliminate any identified reliability problems resulting from the retirement of B.L. England and recommended that certain transmission upgrades be installed prior to the summer of 2008. ACE’s independent assessment confirmed that the transmission upgrades identified by PJM are the transmission upgrades necessary to maintain reliability in the Atlantic zone after the retirement of B.L. England. The amount of the costs incurred by ACE to construct the recommended transmission upgrades that ACE would be permitted to recover from load serving entities that use ACE’s transmission system would be subject to approval by FERC. The amount of construction costs that ACE would be permitted to recover from retail ratepayers would be determined in accordance with the treatment of transmission-related revenue requirements in retail rates under the jurisdiction of the appropriate state regulatory commission. ACE cannot predict how the recovery of such costs will ultimately be treated by FERC and the state regulatory commissions and, therefore, cannot predict the financial impact to ACE of installing the recommended transmission upgrades.

However, in the event that the NJBPU makes satisfactory findings and grants other requested approvals concerning the retirement of B.L. England and approves the construction of the transmission upgrades required to maintain reliability in the Atlantic zone after such retirement, ACE expects to begin construction of the appropriate transmission upgrades while final decisions by FERC and state regulatory commissions concerning the methodology for recovery of the costs of such construction are still pending.

On November 1, 2004, ACE made a filing with the NJBPU requesting approval of the transmission upgrades required to maintain reliability in the Atlantic zone after the retirement of B.L. England. On December 22, 2004, ACE filed a petition with the NJBPU requesting that the NJBPU establish a proceeding that will consist of a Phase I and Phase II and that the procedural process for the Phase I proceeding require intervention and participation by all persons interested in the prudence of the decision to shut down B.L. England generating facility and the categories of stranded costs associated with shutting down and dismantling the facility and remediation of the site. ACE contemplates that Phase II of this proceeding, which would be initiated by an ACE filing in 2008 or 2009, would establish the actual level of prudently incurred stranded costs to be recovered from customers in rates. ACE cannot predict the outcome of these two proceedings.

On November 12, 2004, ACE made a filing with the NJBPU requesting approval of year 2005 capital projects with respect to B.L. England. This filing was made pursuant the September 25, 2003 B.L. England rate order, which established a requirement that ACE file for approval of capital expenditures in excess of $1 million. For 2005, four projects, totaling $3.2 million in capital expenditures, have been identified as necessary to allow continued operation of B.L. England until its retirement. Two of these projects are well below the $1 million threshold set forth in the September 25, 2003 NJBPU order and two are above that threshold. ACE cannot predict the outcome of this proceeding.

General Litigation

Asbestos

During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, plaintiffs argue that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. Of the approximately 250 remaining asbestos cases pending against Pepco, approximately 85 cases were filed after December 19, 2000, and have been tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) exceeds $400 million, Pepco believes the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, Pepco does not believe these suits will have a material adverse effect on its financial condition. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s results of operations.

Enron

On December 2, 2001, Enron North America Corp. and several of its affiliates (collectively, Enron) filed for protection under the United States Bankruptcy Code. In December 2001, DPL and Conectiv Energy terminated all energy trading transactions under various agreements with Enron. In late January 2003, after several months of discussions between the parties concerning the amount owed by DPL and Conectiv Energy, Enron filed an adversary complaint against Conectiv Energy in the Bankruptcy Court for the Southern District of New York. The complaint sought, among other things, damages in the amount of approximately $11.7 million.

On June 3, 2004, the Bankruptcy Court approved a settlement among Enron, Conectiv Energy and DPL pursuant to which Conectiv Energy paid Enron an agreed settlement amount that was less than the $11.7 million damages Enron sought and the parties released all claims against each other. Conectiv Energy had previously established a reserve in an amount equal to the agreed settlement payment. Accordingly, the settlement did not have an effect on earnings.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices.

In May 2004, the U.S. Department of Justice (DOJ) invited DPL to enter into pre-filing negotiations in connection with DPL’s alleged liability under CERCLA at the Diamond State Salvage site in Wilmington, Delaware. In the context of the negotiations, DOJ informed DPL that DPL is a de minimis party at the site. In February 2005, DPL entered into a de minimis consent decree with the United States which, if approved by the U.S. District Court, would require DPL to pay $144,000 as reimbursement of the government’s response costs, resolve DPL’s alleged liability, and provide DPL a covenant not to sue from the United States and protection from third-party claims for contribution.

In July 2004, DPL entered into an Administrative Consent Order with the Maryland Department of the Environment (MDE) to perform a Remedial Investigation/Feasibility Study (RI/FS) to further identify the extent of soil, sediment and ground and surface water contamination related to former manufactured gas plant (MGP) operations at the Cambridge, Maryland site on DPL-owned property and to investigate the extent of MGP contamination on adjacent property. The costs for completing the RI/FS for this site are approximately $300,000, approximately $50,000 of which will be expended in 2005. The costs of cleanup resulting from the RI/FS will not be determinable until the RI/FS is completed and an agreement with respect to cleanup is reached with the MDE. DPL expects to complete the RI/FS in the first quarter of 2005.

In October 1995, each of Pepco and DPL received notice from EPA that it, along with several hundred other companies, might be a PRP in connection with the Spectron Superfund Site in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling and processing facility from 1961 to 1988.

In August 2001, Pepco entered into a consent decree for de minimis parties with EPA to resolve its liability at this site. Under the terms of the consent decree, which was approved by the U.S. District Court for the District of Maryland on March 31, 2003, Pepco made de minimis payments to the United States and a group of PRPs. In return, those parties agreed not to sue Pepco for past and future costs of remediation at the site and the United States will also provide protection against third-party claims for contributions related to response actions at the site. The consent decree does not cover any damages to natural resources. However, Pepco believes that any liability that it might incur due to natural resource damage at this site would not have a material adverse effect on its financial condition or results of operations. In February 2003, the EPA informed DPL that it will have no future liability for contribution to the remediation of the site.

In the early 1970s, both Pepco and DPL sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania, owned by a nonaffiliated company. In December 1987, Pepco and DPL were notified by EPA that they, along with a number of other utilities and non-utilities, were PRPs in connection with the PCB contamination at the site.

In October 1994, an RI/FS including a number of possible remedies was submitted to the EPA. In December 1997, the EPA issued a Record of Decision that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In June 1998, the EPA issued a unilateral administrative order to Pepco and 12 other PRPs to conduct the design and actions called for in its decision. On May 12, 2003, two of the potentially liable owner/operator entities filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 2, 2003, the Bankruptcy Court confirmed a Reorganization Plan that incorporates the terms of a settlement among the debtors, the United States and a group of utility PRPs including Pepco. Under the settlement, the reorganized entity/site owner will pay a total of $13.25 million to remediate the site.

As of December 31, 2004, Pepco had accrued $1.7 million to meet its liability for a site remedy. At the present time, it is not possible to estimate the total extent of EPA’s administrative and oversight costs or the expense associated with a site remedy ultimately implemented. However, Pepco believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the site. DPL believes that any liability for natural resource damages at this site will not have a material adverse effect on its financial condition or results of operations.

In June 1992, EPA identified ACE as a PRP at the Bridgeport Rental and Oil Services Superfund Site in Logan Township, New Jersey. In September 1996, ACE along with other PRPs signed a consent decree with EPA and NJDEP to address remediation of the site. ACE’s liability is limited to 0.232 percent of the aggregate remediation liability and thus far ACE has made contributions of approximately $105,000. Based on information currently available, ACE may be required to contribute approximately an additional $100,000. ACE believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

In November 1991, NJDEP identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an administrative consent order with NJDEP to remediate the site. The soil cap remedy for the site has been completed and the NJDEP conditionally approved the report submitted by the parties on the implementation of the remedy in January 2003. In March 2004, NJDEP approved a Ground Water Sampling and Analysis Plan. The results of groundwater monitoring over the first year of this ground water sampling plan will help to determine the extent of post-remedy operation and maintenance costs. In March 2003, EPA demanded from the PRP group reimbursement for EPA’s past costs at the site, totaling $168,789. The PRP group objected to the demand for certain costs, but agreed to reimburse EPA approximately $19,000. Based on information currently available, ACE may be required to contribute approximately an additional $626,000. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial condition or results of operations.

On April 7, 2000, approximately 139,000 gallons of oil leaked from a pipeline at a generation station that was owned by Pepco at Chalk Point Generating Station in Aquasco, Maryland. The pipeline was operated by Support Terminals Services Operating Partnership LP (ST Services), an unaffiliated pipeline management company. The oil spread from Swanson Creek to the Patuxent River and several of its tributaries. The area affected covers portions of 17 miles of shoreline along the Patuxent River and approximately 45 acres of marshland adjacent to the Chalk Point property.

In December 2000, the Department of Transportation, Office of Pipeline Safety, Research and Special Programs Administration (OPS) issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order (NOPV). The NOPV alleged various deficiencies in compliance with regulations related to spill reporting, operations and maintenance of the pipeline and record keeping, none of which relate to the cause of the spill. The NOPV was issued to both Pepco and ST Services and proposed a civil penalty in the amount of $674,000. On June 2, 2004, the OPS issued a Final Order regarding the NOPV in this matter. The Final Order assessed a total fine of $330,250, with $256,250 of that amount assessed jointly against Pepco and ST Services and the remaining $74,000 assessed solely against ST Services. ST Services subsequently filed a Petition for Reconsideration. All penalties were stayed pending the outcome of the Petition for Reconsideration. On February 9, 2005, OPS issued a Decision on the Petition for Reconsideration that affirmed the Final Order. Pepco’s share of the $330,250 penalty assessed pursuant to the Final Order amounts to $128,125.

Preliminary Settlement Agreement with the NJDEP

In an effort to address NJDEP’s concerns regarding ACE’s compliance with New Source Review (NSR) requirements at B.L. England, on April 26, 2004, PHI, Conectiv and ACE entered into a preliminary settlement agreement with NJDEP and the Attorney General of New Jersey. The preliminary settlement agreement outlines the basic parameters for a definitive agreement to resolve ACE’s NSR liability at B.L. England and various other environmental issues at ACE and Conectiv Energy facilities in New Jersey. Among other things, the preliminary settlement agreement provides that:

•	contingent upon the receipt of necessary approvals from the NJBPU, PJM, NERC, FERC, and other regulatory authorities and the receipt of permits to construct certain transmission facilities in southern New Jersey, ACE will permanently cease operation of the B.L. England generating facility by December 15, 2007. In the event that ACE is unable to shut down the B.L. England facility by December 15, 2007 through no fault of its own (e.g., because of failure to obtain the required regulatory approvals), B.L. England Unit 1 would be required to comply with stringent SO2, NOx and particulate matter emissions limits set forth in the preliminary settlement agreement by October 1, 2008, and B.L. England Unit 2 would be required to comply with these emissions limits by May 1, 2009. If ACE does not either shut down the B.L. England facility by December 15, 2007 or satisfy the emissions limits applicable in the event shut down is not so completed, ACE would be required to pay significant monetary penalties.

•	to address ACE’s appeal of NJDEP actions relating to NJDEP’s July 2001 denial of ACE’s request to renew a permit variance from sulfur-in-fuel requirements under New Jersey regulations, effective through July 30, 2001, that authorized Unit 1 at B.L. England generating facility to burn bituminous coal containing greater than 1% sulfur, ACE will be permitted to combust coal with a sulfur content of greater than 1% at the B.L. England facility in accordance with the terms of B.L. England’s current permit until December 15, 2007 and NJDEP will not impose new, more stringent short-term SO2 emissions limits on the B.L. England facility during this period.

•	to resolve any possible civil liability (and without admitting liability) for violations of the permit provisions of the New Jersey APCA and the PSD provisions of the CAA relating to modifications that may have been undertaken at the B.L. England facility, ACE paid a $750,000 civil penalty to NJDEP on June 1, 2004, to compensate New Jersey for other alleged violations of the APCA and/or the CAA, ACE will undertake environmental projects valued at $2 million, which are beneficial to the state of New Jersey and approved by the NJDEP in a consent order or other final settlement document.

•	ACE will submit all federally required studies and complete construction of facilities necessary to satisfy the EPA’s new cooling water intake structure regulations in accordance with a schedule that

NJDEP will establish in the renewal NJPDES permit for the B.L. England facility. The schedule will take into account ACE’s agreement, provided that all regulatory approvals are obtained, to shut down the B.L. England facility by December 15, 2007.

•	to resolve any possible civil liability (and without admitting liability) for natural resource damages resulting from groundwater contamination at the B.L. England facility, Conectiv Energy’s Deepwater generating facility and ACE’s operations center near Pleasantville, New Jersey, ACE and Conectiv will pay NJDEP $674,162 or property of equivalent value and will remediate the groundwater contamination at all three sites. If subsequent data indicate that groundwater contamination is more extensive than indicated in NJDEP’s preliminary analysis, NJDEP may seek additional compensation for natural resource damages.

The preliminary settlement agreement also provides that the parties will work toward a consent order or other final settlement document that reflects the terms of the preliminary settlement agreement. ACE, Conectiv and PHI continue to negotiate with the NJDEP the terms of a consent order or other final settlement document.

CRITICAL ACCOUNTING POLICIES

General

The SEC has defined a company’s most critical accounting policies as the ones that are most important to the portrayal of its financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Critical estimates represent those estimates and assumptions that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance.

Accounting Policy Choices

Pepco Holdings’ management believes that based on the nature of the businesses in which its subsidiaries are primarily engaged, Pepco Holdings has very little choice regarding many of the accounting policies it utilizes. In that regard, the most significant portion of Pepco Holdings’ business consists of its regulated utility operations, which are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71 “Accounting for the Effects of Certain Types of Regulation.” SFAS No. 71 does allow regulated entities, in appropriate circumstances, to establish regulatory assets and regulatory liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. However, management believes that in the areas that Pepco Holdings is afforded accounting policy choices, its selection from among the alternatives available generally would not have a material impact on the Company’s financial condition or results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes.

Examples of significant estimates used by Pepco Holdings include the assessment of contingencies and the need/amount for reserves of future receipts from Mirant (refer to the “Relationship with Mirant” section, herein), the calculation of future cash flows and fair value amounts for use in goodwill and asset impairment evaluations, fair value calculations (based on estimating market pricing) associated with derivative instruments, pension and other post-retirement benefits assumptions, unbilled revenue calculations, and judgment involved with assessing the probability of recovery of regulatory assets. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of our business. We record an estimated liability for these proceedings and claims based upon the probable and reasonably estimatable criteria contained in SFAS No. 5 “Accounting for Contingencies.” Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Goodwill Impairment Evaluation

Pepco Holdings believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because they (i) may be susceptible to change from period to period because management is required to make assumptions and judgments about the discounting of future cash flows, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets and the net loss related to an impairment charge could be material.

The provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” require the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. Pepco Holdings’ goodwill that was generated in the transaction by which Pepco acquired Conectiv in 2002 was allocated to Pepco Holdings’ Power Delivery segment. In order to estimate the fair value of its Power Delivery segment, Pepco Holdings discounts the estimated future cash flows associated with the segment using a discounted cash flow model with a single interest rate that is commensurate with the risk involved with such an investment. The estimation of fair value is dependent on a number of factors, including but not limited to interest rates, future growth assumptions, operating and capital expenditure requirements and other factors, changes in which could materially impact the results of impairment testing. Pepco Holdings tested its goodwill for impairment as of July 1, 2004. This testing concluded that Pepco Holdings’ goodwill balance was not impaired. A hypothetical decrease in PHI Power Delivery segment’s forecasted cash flows of 10 percent would not have resulted in an impairment charge.

Long Lived Assets Impairment Evaluation

Pepco Holdings believes that the estimates involved in its long-lived asset impairment evaluation process represent “Critical Accounting Estimates” because they (i) are highly susceptible to change from period to period because management is required to make assumptions and judgments about undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets as well as the net loss related to an impairment charge could be material.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that certain long-lived assets must be tested for recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable. An impairment loss shall only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed to not be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. The process of determining fair value is done consistent with the process described in assessing the fair value of goodwill, discussed above.

Derivative Instruments

Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because (i) the fair value of the instruments are highly susceptible to changes in market value and interest rate fluctuations, (ii) there are significant uncertainties in modeling techniques used to measure fair value in certain circumstances, (iii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iv) changes in fair values and market prices could result in material impacts to Pepco Holdings’ assets, liabilities, other comprehensive income (loss), and results of operations. Refer to Note 2, Summary of Significant Accounting Policies—Accounting for Derivatives, herein, for information on PHI’s accounting for derivatives.

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, governs the accounting treatment for derivatives and requires that derivative instruments be measured at fair value. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

Pension and Other Post-retirement Benefit Plans

Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other post-retirement benefits represent “Critical Accounting Estimates” because (i) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (ii) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (iii) changes in assumptions could impact Pepco Holdings’ expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, the reported pension and other post-retirement benefit liability on the balance sheet, and the reported annual net periodic pension and other post-retirement benefit cost on the income statement. In terms of quantifying the anticipated impact of a change in assumptions, Pepco Holdings estimates that a .25% change in the discount rate used to value the benefit obligations could result in a $5 million impact on its consolidated balance sheets and income statements. Additionally, Pepco Holdings estimates that a .25% change in the expected return on plan assets could result in a $4 million impact on the consolidated balance sheets and income statements and a .25% change in the assumed healthcare cost trend rate could result in a $.5 million impact on its consolidated balance sheets and income statements. Pepco Holdings’ management consults with its actuaries and investment consultants when selecting its plan assumptions.

Pepco Holdings follows the guidance of SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions,” when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. In accordance with these standards, the impact of changes in these assumptions and the difference between actual and expected or estimated results on pension and post-retirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the income statement. Plan assets are stated at their market value as of the measurement date, December 31.

Regulation of Power Delivery Operations

The requirements of SFAS No. 71 apply to the Power Delivery businesses of Pepco, DPL, and ACE. Pepco Holdings believes that the judgment involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (i) a significant amount of judgment is required (including but not limited to the interpretation of laws and regulatory commission orders) to assess the probability of the recovery of regulatory assets, (ii) actual results and interpretations could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that writing off a regulatory asset would have on Pepco Holdings’ assets and the net loss related to the charge could be material.

New Accounting Policies Issued

SFAS 123R

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments primarily for employee services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. In most cases, FAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and to recognize that cost over the service period, normally the vesting period. FAS 123R will be effective for Pepco Holdings as of July 1, 2005. Pepco Holdings is in the process of evaluating the impact of FAS 123R and does not anticipate that its implementation will have a material effect on its overall financial position or net results of operations.

RISK FACTORS

The business of PHI and its subsidiaries are subject to numerous risks and uncertainties, including the events or conditions identified below. The occurrence of one or more of these events or conditions could have an adverse effect on the business of PHI and its subsidiaries, including, depending on the circumstances, their results of operations and financial condition.

PHI and its subsidiaries are subject to substantial governmental regulation. If PHI or any of its subsidiaries receives unfavorable regulatory treatment, PHI’s business could be negatively affected.

PHI is a registered public utility holding company that is subject to regulation by the SEC under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of capital or unearned surplus without SEC approval.

The utility businesses conducted by PHI’s power delivery subsidiaries are subject to regulation by various federal, state and local regulatory agencies that significantly affects their operations. Each of Pepco, DPL and ACE is regulated by public service commissions in its service territories, with respect to, among other things, the rates it can charge retail customers for the delivery of electricity. In addition, the rates that the companies can charge for electricity transmission are regulated by FERC. The companies cannot change delivery or transmission rates without approval by the applicable regulatory authority. While the approved delivery and transmission rates are intended to permit the companies to recover their costs of service and earn a reasonable rate of return, the profitability of the companies is affected by the rates they are able to charge. In addition, if the costs incurred by any of the companies in operating its transmission and distribution facilities exceed the allowed amounts for costs included in the approved rates, the financial results of that company, and correspondingly, PHI, will be adversely affected.

PHI’s subsidiaries also are required to have numerous permits, approvals and certificates from governmental agencies that regulate their businesses. PHI believes that its subsidiaries have obtained or sought renewal of the material permits, approvals and certificates necessary for their existing operations and that their businesses are conducted in accordance with applicable laws; however, PHI is unable to predict the impact of future regulatory activities of any of these agencies on its business. Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require PHI’s subsidiaries to incur additional expenses or to change the way they conduct their operations.

PHI’s business could be adversely affected by the Mirant bankruptcy.

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries. On July 14, 2003, Mirant and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas. Depending on the outcome of the proceedings, the Mirant bankruptcy could adversely affect PHI’s business. See “Relationship with Mirant Corporation,” herein.

Pepco may be required to make additional divestiture proceeds gain-sharing payments to customers in the District of Columbia and Maryland.

Pepco currently is involved in regulatory proceedings in Maryland and the District of Columbia related to the sharing of the net proceeds from the sale of its generation-related assets. The principal issue in the proceedings is whether Pepco should be required to share with customers the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. Depending on the outcome of the proceedings, Pepco could be required to make additional gain-sharing payments to customers and payments to the IRS in the amount of the associated accumulated deferred investment tax credits, and Pepco might be unable to use accelerated depreciation on District of Columbia and Maryland allocated or assigned property. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters.”

The operating results of PHI’s power delivery and competitive energy subsidiaries fluctuate on a seasonal basis and can be adversely affected by changes in weather.

The businesses of PHI’s power delivery and competitive energy subsidiaries are seasonal and weather patterns can have a material impact on their operating performance. Demand for electricity is generally greater in the summer months associated with cooling and demand for electricity and gas is generally greater in the winter months associated with heating as compared to other times of the year. Accordingly, PHI’s power delivery and competitive energy subsidiaries historically have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

The facilities of PHI’s subsidiaries may not operate as planned or may require significant maintenance expenditures, which could decrease their revenues or increase their expenses.

Operation of generation, transmission and distribution facilities involves many risks, including the breakdown or failure of equipment, accidents, labor disputes and performance below expected levels. Older facilities and equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures for additions or upgrades to keep them operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Natural disasters and weather-related incidents, including tornadoes, hurricanes and snow and ice storms, also can disrupt generation, transmission and distribution delivery systems. Operation of generation, transmission and distribution facilities below expected capacity levels can reduce revenues and result in the incurrence of additional expenses that may not be recoverable from customers or through insurance. Furthermore, if PHI’s operating subsidiaries are unable to perform their contractual obligations for any of these reasons, they may incur penalties or damages.

The transmission facilities of PHI’s power delivery subsidiaries are interconnected with the facilities of other transmission facility owners whose actions could have a negative impact on the operations of PHI’s subsidiaries.

The transmission facilities of Pepco, DPL and ACE are directly interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid. FERC has designated a number of regional transmission operators to coordinate the operation of portions of the interstate transmission grid. Each of Pepco, DPL and ACE is a member of PJM, which is the regional transmission operator that coordinates the movement of electricity in all or parts of Delaware, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. Pepco, DPL and ACE operate their transmission facilities under the direction and control of PJM. PJM and the other regional transmission operators have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. However, the systems put in place by PJM and the other regional transmission operators may not always be adequate to prevent problems at other utilities from causing service interruptions in the transmission facilities of Pepco, DPL or ACE. If any of Pepco, DPL or ACE were to suffer such a service interruption, it could have a negative impact on its and PHI’s business.

The cost of compliance with environmental laws is significant and new environmental laws may increase the expenses of PHI and its subsidiaries.

The operations of PHI’s subsidiaries, both regulated and unregulated, are subject to extensive federal, state and local environmental statutes, rules and regulations, relating to air quality, water quality, spill prevention, waste management, natural resources, site remediation, and health and safety. These laws and regulations require PHI’s subsidiaries to make capital expenditures and to incur other expenditures to, among other things, meet emissions standards, conduct site remediation and perform environmental monitoring. PHI’s subsidiaries also may be required to pay significant remediation costs with respect to third party sites. If PHI’s subsidiaries fail to comply with applicable environmental laws and regulations, even if caused by factors beyond their control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance.

In addition, PHI’s subsidiaries incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval or if PHI’s subsidiaries fail to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on the operations of PHI’s subsidiaries or require them to incur significant additional costs. PHI’s current compliance strategy may not successfully address the relevant standards and interpretations of the future.

PHI’s competitive energy business is highly competitive.

The unregulated energy generation, supply and marketing businesses in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. PHI’s competitive energy businesses compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. This competition generally has the effect of reducing margins and requires a continual focus on controlling costs.

PHI’s competitive energy businesses rely on some transmission and distribution assets that they do not own or control to deliver wholesale electricity and to obtain fuel for their generation facilities.

PHI’s competitive energy businesses depend upon transmission facilities owned and operated by others for delivery to customers. The operation of their generation facilities also depends upon coal, natural gas or diesel fuel supplied by others. If electric transmission is disrupted or capacity is inadequate or unavailable, the competitive energy businesses’ ability to sell and deliver wholesale power, and therefore to fulfill their contractual obligations, could be adversely affected. Similarly, if the fuel supply to one or more of their generation plants is disrupted and storage or other alternative sources of supply are not available, the competitive energy businesses’ ability to operate their generating facilities could be adversely affected.

Changes in technology may adversely affect PHI’s power delivery and competitive energy businesses.

Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies, thereby making the generating facilities of PHI’s competitive energy businesses less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect PHI’s power delivery and competitive energy businesses. Changes in technology also could alter the channels through which retail electric customers buy electricity, which could adversely affect PHI’s power delivery businesses.

PHI’s risk management procedures may not prevent losses in the operation of its competitive energy businesses.

The operations of PHI’s competitive energy businesses are conducted in accordance with sophisticated risk management systems that are designed to quantify risk. However, actual results sometimes deviate from modeled expectations. In particular, risks in PHI’s energy activities are measured and monitored utilizing value-at-risk models to determine the effects of the potential one-day favorable or unfavorable price movement. These estimates are based on historical price volatility and assume a normal distribution of price changes. Consequently, if prices significantly deviate from historical prices, PHI’s risk management systems, including assumptions supporting risk limits, may not protect PHI from significant losses. In addition, adverse changes in energy prices may result in economic losses in PHI’s earnings and cash flows and reductions in the value of assets on its balance sheet under applicable accounting rules.

The commodity hedging procedures used by PHI’s competitive energy businesses may not protect them from significant losses caused by volatile commodity prices.

To lower the financial exposure related to commodity price fluctuations, PHI’s competitive energy businesses routinely enter into contracts to hedge the value of their assets and operations. As part of this strategy, PHI’s competitive energy businesses utilize fixed-price, forward, physical purchase and sales contracts, tolling agreements, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Conectiv Energy’s goal is to hedge 75% of both the expected power output of its generation facilities and the costs of fuel used to operate those facilities. However, the actual level of hedging coverage may vary from these goals. The economic hedge goals are approved by PHI’s Corporate Risk Management Committee and may change from time to time based on market conditions. Due to the high heat rate of the Pepco Energy Services power plant generation, Pepco Energy Services infrequently locks in the forward value of these plants with wholesale contracts. To the extent that PHI’s competitive energy businesses have unhedged positions or their hedging procedures do not work as planned, fluctuating commodity prices could result in significant losses.

The expiration of certain hedging arrangements could result in exposure of Conectiv Energy to a higher level of commodity price risk.

In order to lower its financial exposure related to commodity price fluctuations, Conectiv Energy entered into an agreement consisting of a series of energy contracts with an international investment banking firm. This agreement is designed to hedge approximately 50% of Conectiv Energy’s generation output and approximately 50% of its supply obligations, with the intention of providing Conectiv Energy with a more predictable earnings stream during the term of the agreement. This 35-month agreement consists of two major components: (i) a fixed price energy supply hedge that will be used to reduce Conectiv Energy’s financial exposure under its current POLR and SOS supply commitment to DPL which extends through May 2006 and (ii) a generation off-take agreement under which Conectiv Energy will receive a fixed monthly payment from the counterparty, and the counterparty will receive the profit realized from the sale of approximately 50% of the electricity generated by Conectiv Energy’s plants (excluding the Edge Moor facility).

This series of energy contracts will terminate in May 2006. As a result, Conectiv Energy will be exposed to a higher level of commodity price risk, unless it were to replace the expiring contracts with new or similar contracts to hedge plant output and any future supply obligations that Conectiv Energy might enter into. Conectiv Energy cannot at this time predict whether or to what extent it will, or will be able to, enter into new hedging contracts that provide commodity price risk protection.

Acts of terrorism could adversely affect PHI’s businesses.

The threat of or actual acts of terrorism may affect the operations of PHI and its subsidiaries in unpredictable ways and may cause changes in the insurance markets, force PHI and its subsidiaries to increase security measures and cause disruptions of fuel supplies and markets. If any of PHI’s infrastructure facilities, such as its electric generation, fuel storage, transmission or distribution facilities, were to be a direct target, or an indirect casualty, of an act of terrorism, its operations could be adversely affected. Instability in the financial markets as a result of terrorism also could affect the ability of PHI and its subsidiaries to raise needed capital.

The insurance coverage of PHI and its subsidiaries may not be sufficient to cover all casualty losses that they might incur.

PHI and its subsidiaries currently have insurance coverage for their facilities and operations in amounts and with deductibles that they consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received will be sufficient to cover the entire cost of replacement or repair.

PHI and its subsidiaries may be adversely affected by economic conditions.

Periods of slowed economic activity generally result in decreased demand for power, particularly by industrial and large commercial customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for PHI’s power delivery and competitive energy businesses.

The IRS challenge to cross-border energy sale and lease-back transactions entered into by a PHI subsidiary could result in loss of prior and future tax benefits.

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which as of December 31, 2004 had a book value of approximately $1.2 billion. All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. On February 11, 2005, the Treasury Department and IRS issued a notice informing taxpayers that the IRS intends to challenge the tax benefits claimed by taxpayers with respect to certain of these transactions.

PHI believes there is a substantial likelihood that the IRS will challenge the tax benefits realized from the interest and depreciation deductions claimed by PCI with respect to these transactions, or the timing of these benefits, for the years 2001 through 2004. The tax benefits claimed by PCI for these years were approximately $175 million. If the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s results of operations and cash flow.

In addition, a disallowance, rather than a deferral, of tax benefits to be realized by PHI from these leases will require PHI to adjust the book value of its leases and record a charge to earnings equal to the repricing impact of the disallowed deductions. Such a change would likely have a material adverse effect on PHI’s results of operations for the period in which the charge is recorded. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— “Regulatory and Other Matters.”

PHI and its subsidiaries are dependent on their ability to successfully access capital markets. An inability to access capital may adversely affect their business.

PHI and its subsidiaries rely on access to both short-term money markets and longer-term capital markets as a source of liquidity and to satisfy their capital requirements not satisfied by the cash flow from their operations. Capital market disruptions, or a downgrade in credit ratings of PHI or its subsidiaries, would increase the cost of borrowing or could adversely affect their ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;

•	the bankruptcy of one or more energy companies;

•	significant increases in the prices for oil or other fuel;

•	a terrorist attack or threatened attacks; or

•	a significant transmission failure.

PHI may be required to, or may elect to, make significant cash contributions to its defined benefit pension plan.

PHI follows the guidance of SFAS No. 87, “Employers’ Accounting for Pensions” in accounting for pension benefits under the Retirement Plan, a non-contributory defined benefit plan. In accordance with these accounting standards, PHI makes assumptions regarding the valuation of benefit obligations and the performance of plan assets. Changes in assumptions such as the use of a different discount rate or expected return on plan assets, affects the calculation of projected benefit obligations, accumulated benefit obligation, reported pension liability on PHI’s balance sheet, and reported annual net periodic pension benefit cost on PHI’s income statement.

Furthermore, as a result of actual pension plan experience being different from expected, the accumulated benefit obligation (ABO) could be greater than the fair value of pension plan assets. If this were to occur, PHI could be required to recognize an additional minimum liability as prescribed by SFAS No. 87. The liability would be recorded as a reduction to common equity through a charge to Other Comprehensive Income (OCI), and would not affect net income for the year. The charge to OCI would be restored through common equity in future periods when the fair value of plan assets exceeded the accumulated benefit obligation. PHI’s funding policy is to make cash contributions to the pension plan sufficient for plan assets to exceed the ABO, and avoid the recognition of an additional minimum liability.

Use of alternative assumptions could also impact the expected future cash funding requirements for the pension plan if PHI’s defined benefit plan did not meet the minimum funding requirements of ERISA.

PHI’s cash flow, ability to pay dividends and ability to satisfy debt obligations depend on the performance of its operating subsidiaries. PHI’s unsecured obligations are effectively subordinated to the liabilities and the outstanding preferred stock of its subsidiaries.

PHI is a holding company that conducts its operations entirely through its subsidiaries, and all of PHI’s consolidated operating assets are held by its subsidiaries. Accordingly, PHI’s cash flow, its ability to satisfy its obligations to creditors and its ability to pay dividends on its common stock are dependent upon the earnings of the subsidiaries and the distribution of such earnings to PHI in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any debt or equity securities issued by PHI or to make any funds available for such payment. Because the claims of the creditors and preferred stockholders of PHI’s subsidiaries are superior to PHI’s entitlement to dividends, the unsecured debt and obligations of PHI are effectively subordinated to all existing and future liabilities of its subsidiaries and to the rights of the holders of preferred stock to receive dividend payments.

Energy companies are subject to adverse publicity, which may render PHI and its subsidiaries vulnerable to negative regulatory and litigation outcomes.

The energy sector has been among the sectors of the economy that have been the subject of highly publicized allegations of misconduct in recent years. In addition, many utility companies have been publicly criticized for their performance during recent natural disasters and weather related incidents. Adverse publicity of this nature may render legislatures, regulatory authorities, and tribunals less likely to view energy companies such as PHI and its subsidiaries in a favorable light and may cause them to be susceptible to adverse outcomes with respect to decisions by such bodies.

Provisions of the Delaware General Corporation Law and PHI’s organizational documents may discourage an acquisition of PHI.

PHI’s organizational documents and the Delaware General Corporation Law both contain provisions that could impede the removal of PHI’s directors and discourage a third party from making a proposal to acquire PHI. For example, PHI has a staggered board of directors that is divided into three classes of equal size, with one class elected each year for a term of three years. In addition, as a Delaware corporation, PHI is subject to the business combination law set forth in Section 203 of the Delaware General Corporation Law, which could have the effect of delaying, discouraging or preventing an acquisition of PHI.

QUANTITATIVE AND QUALITATIVE DISCLOSURES

Market Risk

Market risk represents the potential loss arising from adverse changes in market rates and prices. Certain of Pepco Holdings’ financial instruments are exposed to market risk in the form of interest rate risk, equity price risk, commodity risk, and credit and nonperformance risk. Pepco Holdings’ management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. Management reviews any open positions in accordance with strict policies in order to limit exposure to market risk.

Interest Rate Risk

Pepco Holdings and its subsidiaries’ floating rate debt is subject to the risk of fluctuating interest rates in the normal course of business. Pepco Holdings manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. The effect of a hypothetical 10% change in interest rates on the annual interest costs for short-term and variable rate debt was approximately $1.7 million as of December 31, 2004.

Commodity Price Risk

Pepco Holdings is at risk for a decrease in market liquidity to levels that affect its capability to execute its commodity participation strategies. PHI believes the commodity markets to be sufficiently liquid to support its market participation.

Conectiv’s participation in wholesale energy markets includes marketing, trading, and arbitrage activities, which expose Conectiv to commodity market risk. To the extent Conectiv has net open positions, controls are in place that are intended to keep risk exposures within management-approved risk tolerance levels. Conectiv engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv’s hedging activities are conducted using derivative instruments designated as cash flow hedges, which are designed to reduce the volatility on future cash flows. Conectiv’s energy commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available. Conectiv manages to the objective of hedging the variability in future cash flows for forecasted energy output from its generation assets at 75% of such forecasted output over a period of 36 months. As of December 2004, Conectiv’s average forecasted hedge position for the forward 36 months was projected to meet that objective.

Credit and Nonperformance Risk

Certain of PHI’s subsidiaries’ agreements may be subject to credit losses and nonperformance by the counterparties to the agreements. However, PHI anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. PHI’s subsidiaries attempt to minimize credit risk exposure to wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness that results in the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and establishing reserves for credit losses. As of December 31, 2004, credit exposure to wholesale energy counterparties was weighted 92% with investment grade counterparties, 6% with counterparties without external credit quality ratings, and 2% with non-investment grade counterparties.

Competitive Energy Segments Commodity Risk Management

As of March 2003, Conectiv Energy ceased all proprietary trading activities, which generally consist of the entry into contracts to take a view of market direction, capture market price change, and put capital at risk. PHI’s competitive energy segments are no longer engaged in proprietary trading; however, the market exposure under certain contracts entered into prior to cessation of proprietary trading activities was not eliminated due to the illiquid market environment to execute such elimination. These contracts will remain in place until they are terminated and their values are realized as they mature in 2005.

The competitive energy segments actively engage in commodity risk management activities to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. Certain of these risk management activities are conducted using instruments classified as derivatives under SFAS 133. In addition, the competitive energy segments also manage commodity risk with contracts that are not classified as derivatives. The competitive energy segments’ primary risk management objectives are to manage the spread between the cost of fuel used to operate their electric generation plants and the revenue received from the sale of the power produced by those plants and manage the spread between retail sales commitments and the cost of supply used to service those commitments in order to ensure stable and known minimum cash flows and fix favorable prices and margins when they become available. To a lesser extent, Conectiv Energy also engages in market activities in an effort to profit from short-term geographical price differentials in electricity prices among markets. PHI collectively refers to these energy market activities, including its commodity risk management activities, as “other energy commodity” activities and identifies this activity separate from that of the discontinued proprietary trading activity.

PHI’s risk management policies place oversight at the senior management level through the Corporate Risk Management Committee which has the responsibility for establishing corporate compliance requirements for the competitive energy segments’ energy market participation. PHI uses a value-at-risk (VaR) model to assess the market risk of its competitive energy segments’ other energy commodity activities and its remaining proprietary trading contracts. PHI also uses other measures to limit and monitor risk in its commodity activities, including limits on the nominal size of positions and periodic loss limits. VaR represents the potential mark-to-market loss on energy contracts or portfolios due to changes in market prices for a specified time period and confidence level. PHI estimates VaR using a delta-gamma variance/covariance model with a 95 percent, one-tailed confidence level and assuming a one-day holding period. Since VaR is an estimate, it is not necessarily indicative of actual results that may occur.

Value at Risk Associated with Energy Contracts

For the Year Ended December 31, 2004

(Dollars in Millions)

	Proprietary Trading VaR (1)	VaR for Energy Derivative Contracts (2)	VaR for Competitive Energy Activity (3)
95% confidence level, one-day holding period, one-tailed (4)
Period end	$0.0	$4.0	$4.3
Average for the period	$0.0	$6.5	$4.6
High	$0.1	$11.5	$8.9
Low	$0.0	$2.3	$2.1

Notes:

(1)	Includes all remaining proprietary trading contracts entered into prior to cessation of this activity prior to March 2003.

(2)	Includes all derivative contracts under SFAS No. 133, including proprietary trading contracts and derivatives associated with other energy commodity activities.

(3)	This column represents all energy derivative contracts, normal purchase & sales contracts, modeled generation output and fuel requirements and modeled customer load obligations for both the discontinued proprietary trading activity and the ongoing other energy commodity activities.

(4)	As VaR calculations are shown in a standard delta or delta/gamma closed form 95% 1-day holding period 1-tail normal distribution form, traditional statistical and financial methods can be employed to reconcile prior 10-K and 10-Q VaRs to the above approach. In this case, 5-day VaRs divided by the square root of 5 equal 1-day VaRs; and 99% 1-tail VaRs divided by 2.326 times 1.645 equal 95% 1-tail VaRs. Note that these methods of conversion are not valid for converting from 5-day or less holding periods to over 1-month holding periods and should not be applied to “non-standard closed form” VaR calculations in any case.

For additional quantitative and qualitative information on the fair value of energy contracts refer to Note 13, Use of Derivatives in Energy and Interest Rate Hedging Activities in Pepco Holdings’ Notes to Consolidated Financial Statements.

The competitive energy segments’ portfolio of electric generating plants includes “mid-merit” assets and peaking assets. Mid-merit electric generating plants are typically combined cycle units that can quickly change their megawatt output level on an economic basis. These plants are generally operated during times when demand for electricity rises and power prices are higher. The competitive energy segments dynamically (economically) hedge both the estimated plant output and fuel requirements as the estimated levels of output and fuel needs change. Dynamic (or economic) hedge percentages include the estimated electricity output of and fuel requirements for the competitive energy segment’s generation plants that have been economically hedged and any associated financial or physical commodity contracts (including derivative contracts that are classified as cash flow hedges under SFAS 133, other derivative instruments, wholesale normal purchase and sales contracts, and load service obligations).

As of December 31, 2004, based on economic availability projections, 86% of generation output is economically hedged over the next 36 months. Fuel inputs for the same 36 month period are 58% hedged.

This table provides information on the competitive energy segment’s credit exposure, net of collateral, to wholesale counterparties.

Schedule of Credit Risk Exposure on Competitive Wholesale Energy Contracts

(Dollars in Millions)

	December 31, 2004
Rating (1)	Exposure Before Credit Collateral (2)	Credit Collateral (3)	Net Exposure	Number of Counterparties Greater Than 10% *	Net Exposure of Counterparties Greater Than 10%
Investment Grade	$260.9	$21.4	$239.5	2	$127.6
Non-Investment Grade	4.3	3.0	1.3	—	—
Split rating	—	—	—	—	—
No External Ratings	17.1	—	17.1	—	—
Credit reserves			$.6

(1)	Investment Grade—primarily determined using publicly available credit ratings of the counterparty. If the counterparty has provided a guarantee by a higher-rated entity (e.g., its parent), it is determined based upon the rating of its guarantor. Included in “Investment Grade” are counterparties with a minimum Standard & Poor’s or Moody’s rating of BBB- or Baa3, respectively. If it has a split rating (i.e., rating not uniform between major rating agencies), it is presented separately.

(2)	Exposure before credit collateral—includes the MTM energy contract net assets for open/unrealized transactions, the net receivable/payable for realized transactions and net open positions for contracts not subject to MTM. Amounts due from counterparties are offset by liabilities payable to those counterparties to the extent that legally enforceable netting arrangements are in place. Thus, this column presents the net credit exposure to counterparties after reflecting all allowable netting, but before considering collateral held.

(3)	Credit collateral—the face amount of cash deposits, letters of credit and performance bonds received from counterparties, not adjusted for probability of default, and, if applicable, property interests (including oil and gas reserves).

*	Using a percentage of the total exposure

FORWARD LOOKING STATEMENTS

Some of the statements contained in this Annual Report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings’ intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings’ control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	The ability to obtain funding in the capital markets on favorable terms;

•	Restrictions imposed by PUHCA;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Pepco Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

Management’s Report on Internal Control Over Financial Reporting

The management of Pepco Holdings is responsible for establishing and maintaining adequate internal control over financial reporting. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed its internal control over financial reporting as of December 31, 2004 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, the management of Pepco Holdings concluded that its internal control over financial reporting was effective as of December 31, 2004.

Management’s assessment of the effectiveness of its internal controls over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which is included herein.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pepco Holdings, Inc.:

We have completed an integrated audit of Pepco Holdings, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for financial instruments with characteristics of both liabilities and equity as of July 1, 2003 and variable interest entities as of December 31, 2003.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of

December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Washington, DC

March 16, 2005

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Year Ended December 31,	2004	2003	2002
(Millions, except per share data)
Operating Revenue
Power Delivery	$4,375.9	$4,016.8	$2,519.6
Competitive Energy	2,756.0	3,137.3	1,676.9
Other	89.9	117.2	128.0

Total Operating Revenue	7,221.8	7,271.3	4,324.5

Operating Expenses
Fuel and purchased energy	4,258.7	4,625.0	2,538.4
Other services cost of sales	637.9	577.6	263.4
Other operation and maintenance	799.9	767.8	523.9
Depreciation and amortization	440.5	422.1	239.8
Other taxes	302.8	273.9	225.6
Deferred electric service costs	36.3	(7.0)	(12.2)
Impairment losses	—	64.3	—
Gain on sales of assets	(30.0)	(68.8)	—

Total Operating Expenses	6,446.1	6,654.9	3,778.9

Operating Income	775.7	616.4	545.6

Other Income (Expenses)
Interest and dividend income	9.4	17.1	22.3
Interest expense	(373.6)	(368.3)	(213.8)
Gain (Loss) from equity investments	14.4	(.9)	(9.7)
Impairment loss on equity investments	(11.2)	(102.6)	—
Other income	29.3	41.9	26.2
Other expenses	(9.3)	(16.2)	(15.4)

Total Other Expenses	(341.0)	(429.0)	(190.4)

Preferred Stock Dividend Requirements of Subsidiaries	2.8	13.9	20.6

Income Before Income Tax Expense	431.9	173.5	334.6

Income Tax Expense	173.2	65.9	124.1

Income Before Extraordinary Item	$258.7	$107.6	$210.5

Extraordinary Item (net of taxes of $4.1 million for the year ended December 31, 2003)	—	5.9	—

Net Income	$258.7	$113.5	$210.5

Earnings Per Share of Common Stock
Basic Before Extraordinary Item	$1.47	$.63	$1.61
Basic—Extraordinary Item	$—	$.03	$—
Basic Earnings Per Share of Common Stock	$1.47	$.66	$1.61
Diluted Before Extraordinary Item	$1.47	$.63	$1.61
Diluted—Extraordinary Item	$—	$.03	$—
Diluted Earnings Per Share of Common Stock	$1.47	$.66	$1.61

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

For the Year Ended December 31,	2004	2003	2002
(Millions of Dollars)

Net income	$258.7	$113.5	$210.5

Other comprehensive earnings (loss), net of taxes

Unrealized gains (losses) on commodity derivatives designated as cash flow hedges:
Unrealized holding (losses) gains arising during period	(20.9)	45.0	29.2
Less: reclassification adjustment for gains included in net earnings	33.4	18.9	.6

Net unrealized (losses) gains on commodity derivatives	(54.3)	26.1	28.6

Realized gains (losses) on Treasury lock	11.7	11.7	(102.4)

Unrealized gains (losses) on interest rate swap agreements designated as cash flow hedges:
Unrealized holding (losses) gains arising during period	(4.5)	3.4	(13.7)
Less: reclassification adjustment for losses included in net earnings	(9.6)	(5.6)	(1.9)

Net unrealized gains (losses) on interest rate swaps	5.1	9.0	(11.8)

Unrealized (losses) gains on marketable securities:
Unrealized holding (losses) gains arising during period	(3.6)	6.1	5.7
Less: reclassification adjustment for gains (losses) included in net earnings	0.8	0.3	(0.1)

Net unrealized (losses) gains on marketable securities	(4.4)	5.8	5.8

Minimum pension liability adjustment	(6.9)	—	—

Other comprehensive (losses) earnings, before tax	(48.8)	52.6	(79.8)
Income tax (benefit) expense	(19.5)	22.4	(33.6)

Other comprehensive (losses) earnings, net of tax	(29.3)	30.2	(46.2)

Comprehensive earnings	$229.4	$143.7	$164.3

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2004	December 31, 2003
(Millions of Dollars)

CURRENT ASSETS
Cash and cash equivalents	$29.6	$90.6
Restricted cash	42.0	24.2
Marketable securities	—	23.0
Accounts receivable, less allowance for uncollectible accounts of $43.7 million and $43.5 million	1,104.0	1,059.9
Fuel, materials and supplies-at average cost	268.4	281.2
Unrealized derivative receivables	90.3	81.4
Prepaid expenses and other	119.6	125.0

Total Current Assets	1,653.9	1,685.3

INVESTMENTS AND OTHER ASSETS
Goodwill	1,430.5	1,432.3
Regulatory assets	1,335.4	1,435.2
Investment in financing trusts	—	2.9
Investment in finance leases held in Trust	1,218.7	1,143.1
Prepaid pension expense	165.7	166.6
Other	457.2	541.0

Total Investments and Other Assets	4,607.5	4,721.1

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	11,045.2	10,747.2
Accumulated depreciation	(3,957.2)	(3,782.3)

Net Property, Plant and Equipment	7,088.0	6,964.9

TOTAL ASSETS	$13,349.4	$13,371.3

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2004	December 31, 2003
(Millions of Dollars, except share data)

CURRENT LIABILITIES
Short-term debt	$836.0	$903.3
Accounts payable and accrued liabilities	640.6	699.6
Debentures issued to Financing Trust	—	25.8
Capital lease obligations due within one year	4.9	4.4
Taxes accrued	59.8	130.4
Interest accrued	90.1	92.9
Other	311.4	323.3

Total Current Liabilities	1,942.8	2,179.7

DEFERRED CREDITS
Regulatory liabilities	391.9	426.7
Income taxes	1,981.8	1,688.7
Investment tax credits	55.7	63.7
Other post-retirement benefit obligations	279.5	276.9
Other	203.7	216.3

Total Deferred Credits	2,912.6	2,672.3

LONG-TERM LIABILITIES
Long-term debt	4,362.1	4,588.9
Transition Bonds issued by ACE Funding	523.3	551.3
Long-term project funding	65.3	68.6
Debentures issued to financing trusts	—	72.2
Mandatorily redeemable serial preferred stock of a subsidiary	—	45.0
Capital lease obligations	122.1	126.8

Total Long-Term Liabilities	5,072.8	5,452.8

COMMITMENTS AND CONTINGENCIES (NOTE 12)

PREFERRED STOCK OF SUBSIDIARIES
Serial preferred stock	27.0	35.3
Redeemable serial preferred stock	27.9	27.9

Total preferred stock	54.9	63.2

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value,—authorized 400,000,000 shares—issued 188,327,510 shares and 171,769,448 shares, respectively	1.9	1.7
Premium on stock and other capital contributions	2,566.2	2,246.6
Capital stock expense	(13.5)	(3.3)
Accumulated other comprehensive loss	(52.0)	(22.7)
Retained income	863.7	781.0

Total Shareholders’ Equity	3,366.3	3,003.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,349.4	$13,371.3

The accompanying Notes are an integral part of these Consolidated Financial Statements

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2004	2003	2002
(Millions of Dollars)
OPERATING ACTIVITIES
Net income	$258.7	$113.5	$210.5
Adjustments to reconcile net income to net cash from (used by) operating activities:
Depreciation and amortization	440.5	422.1	239.8
Gain on sale of assets	(30.0)	(68.8)	—
Undistributed (gains) losses from affiliates	—	8.4	(1.3)
Derivative activity	(59.6)	45.6	11.1
Extraordinary item	—	(10.0)	—
Rents received from leveraged leases under income earned	(76.4)	(72.4)	(35.9)
Impairment losses	11.2	166.9	—
Deferred income taxes	217.5	199.0	261.1
Investment tax credit adjustments	(8.0)	(5.3)	(2.4)
Changes in:
Accounts receivable	(172.4)	43.2	(67.8)
Regulatory assets and liabilities	(11.8)	(75.6)	27.4
Prepaid expenses	20.2	(23.3)	74.1
Other deferred charges	13.9	54.8	(44.6)
Other deferred credits	35.9	(55.5)	4.4
Energy contracts	(12.3)	(21.6)	(7.4)
Prepaid pension costs	0.9	(17.3)	3.1
Materials and supplies	12.9	(18.0)	(35.7)
Accounts payable and accrued payroll	134.0	(65.4)	179.2
Interest and taxes accrued	(40.6)	41.1	(22.5)

Net Cash From Operating Activities	734.6	661.4	793.1

INVESTING ACTIVITIES
Acquisition of Conectiv, net of cash acquired	—	—	(1,075.6)
Net investment in property, plant and equipment	(517.4)	(598.2)	(503.8)
Proceeds from/changes in:
Sale of office building and other properties	46.4	147.7	4.0
Sale of Starpower investment	29.0	—	—
Proceeds from combustion turbine contract cancellation	—	52.0	—
Purchase of leveraged leases	—	—	(319.6)
Proceeds from sale of marketable securities	117.6	715.2	27.0
Purchase of marketable securities	(98.2)	(558.6)	(34.0)
Purchases of other investments	(0.3)	(11.0)	(22.5)
Proceeds from sale of other investments	15.1	11.5	15.2
Net investment in receivables	2.9	(43.2)	(7.5)
Changes in restricted cash	(17.8)	31.0	(37.0)
Net other investing activities	.6	(1.2)	(11.1)

Net Cash Used By Investing Activities	(422.1)	(254.8)	(1,964.9)

FINANCING ACTIVITIES
Dividends paid on preferred stock of subsidiaries	(2.8)	(4.6)	(5.9)
Dividends paid on common stock	(176.0)	(170.7)	(130.6)
Common stock issued to the Dividend Reinvestment Plan	29.2	31.2	12.4
Redemption of debentures issued to financing trust	(95.0)	—	—
Redemption of Trust Preferred Stock of subsidiaries	—	(195.0)	—
Redemption of preferred stock of subsidiaries	(53.3)	(2.5)	(9.9)
Issuance of common stock	288.8	1.6	105.7
Reacquisition of the Company’s common stock	—	—	(2.2)
Issuances of long-term debt	650.4	1,136.9	1,981.7
Redemption of long-term debt	(1,119.7)	(692.2)	(415.2)
Issuances (repayments) of short-term debt, net	136.3	(452.7)	(684.8)
Cost of issuances and financings	(26.7)	(14.6)	(130.4)
Net other financing activities	(4.7)	(5.3)	(2.7)

Net Cash (Used By) From Financing Activities	(373.5)	(367.9)	718.1

Net (Decrease) Increase In Cash and Cash Equivalents	(61.0)	38.7	(453.7)
Cash and Cash Equivalents at Beginning of Year	90.6	51.9	505.6

CASH AND CASH EQUIVALENTS AT END OF YEAR	$29.6	$90.6	$51.9

Supplemental Disclosure of Cash Flow Information
Cash paid for interest (net of capitalized interest of $2.9 million, $11.3 million and $10.6 million) and (received) for income taxes:
Interest	$356.9	$390.3	$139.6
Income taxes	$(19.9)	$(144.1)	$(271.0)

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Premium on Stock	Capital Stock Expense	Accumulated Other Comprehensive (Loss) Income	Retained Income
	Shares	Par Value
(Dollar Amounts in Millions)
BALANCE, DECEMBER 31, 2001	118,544,883	$118.5	$1,028.3	$(12.9)	$(6.7)	$974.1
Net Income	—	—	—	—	—	210.5
Other comprehensive loss	—	—	—	—	(46.2)	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(130.6)
Issuance of common stock:
Related to Conectiv acquisition	163,602,584	1.7	2,095.6	(2.1)	—	—
Original issue shares	5,750,000	—	105.7	—	—	—
DRP original shares	629,777	—	12.4	—	—	—
Cancellation of Pepco outstanding stock	(107,221,176)	(107.2)	(963.8)	10.7	—	—
Cancellation of Pepco Treasury Stock	(11,323,707)	(11.3)	(64.5)	1.1	—	(215.8)
Reacquired Conectiv and Pepco PARS	—	—	(3.2)	—	—	—
Vested options converted to Pepco Holdings options	—	—	1.5	—	—	—

BALANCE, DECEMBER 31, 2002	169,982,361	$1.7	$2,212.0	$(3.2)	$(52.9)	$838.2
Net Income	—	—	—	—	—	113.5
Other comprehensive income	—	—	—	—	30.2	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(170.7)
Issuance of common stock:
Original issue shares	80,665	—	1.6	—	—	—
DRP original shares	1,706,422	—	31.2	—	—	—
Release of restricted stock	—	—	.1	(.1)	—	—
Reacquired Conectiv and Pepco PARS	—	—	1.7	—	—	—

BALANCE, DECEMBER 31, 2003	171,769,448	$1.7	$2,246.6	$(3.3)	$(22.7)	$781.0
Net Income	—	—	—	—	—	258.7
Other comprehensive loss	—	—	—	—	(29.3)	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(176.0)
Reacquisition of subsidiary preferred stock	—	—	1.0	—	—	—
Issuance of common stock:
Original issue shares	15,086,126	.2	288.6	(10.2)	—	—
DRP original shares	1,471,936	—	29.2	—	—	—
Reacquired Conectiv and Pepco PARS	—	—	.6	—	—	—
Vested options converted to Pepco Holdings options	—	—	.2	—	—	—

BALANCE, DECEMBER 31, 2004	188,327,510	$1.9	$2,566.2	$(13.5)	$(52.0)	$863.7

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION

Pepco Holdings, Inc. (Pepco Holdings or PHI) is a diversified energy company that, through its operating subsidiaries, is engaged in three principal areas of business operations:

•	regulated electricity and natural gas delivery,

•	competitive energy generation, marketing and supply, and

•	other activities consisting primarily of investments in energy-related assets.

PHI is a public utility holding company registered under the Public Utility Holding Company Act of 1935 (PUHCA) and is subject to the regulatory oversight of the Securities and Exchange Commission (SEC) under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of capital or unearned surplus without SEC approval.

PHI was incorporated in Delaware on February 9, 2001, for the purpose of effecting the acquisition of Conectiv by Potomac Electric Power Company (Pepco). The acquisition was completed on August 1, 2002, at which time Pepco and Conectiv became wholly owned subsidiaries of PHI. Conectiv was formed in 1998 to be the holding company for Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) in connection with a merger between DPL and ACE. As a result, DPL and ACE are wholly owned subsidiaries of Conectiv. Conectiv also is a registered public utility holding company under PUHCA.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, tax, purchasing and information technology services to Pepco Holdings and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries that has been filed with, and approved by, the SEC under PUHCA. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

The following is a description of each of PHI’s areas of operation.

Power Delivery

The largest component of PHI’s business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. PHI’s power delivery business is conducted by its subsidiaries Pepco, DPL and ACE, each of which is a regulated public utility in the jurisdictions in which it serves customers. DPL and ACE conduct their power delivery operations under the tradename Conectiv Power Delivery.

Competitive Energy

PHI’s competitive energy business provides competitive generation, marketing and supply of electricity and gas, and related energy management services, in the mid-Atlantic region. PHI’s competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services and its subsidiaries (collectively, Pepco Energy Services).

Other Non-Regulated

This component of PHI’s business is conducted through its subsidiary Potomac Capital Investment Corporation (PCI), which manages a portfolio of financial investments, consisting primarily of energy leveraged leases. In 2003, PCI discontinued making new investments. PHI’s subsidiary Pepco Communications, Inc. (Pepcom) ceased operations in December 2004 following the sale of its principal asset, a 50% interest in Starpower Communications, LLC (Starpower) for $29 million in cash.

For financial information relating to PHI’s segments, see Note (3) Segment Information to the consolidated financial statements of PHI. This segment information includes a revision of PHI’s segments for 2003 and 2002 to reflect that, as of January 1, 2004, the formerly separate segments of Pepco Power Delivery and Conectiv Power Delivery were combined to form one segment.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies in which it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Under the equity method, Pepco Holdings records its interest in the entity as an investment in the accompanying Consolidated Balance Sheets, and its percentage share of the entity’s earnings are recorded in the accompanying Consolidated Statements of Earnings. Additionally, the proportionate interests in jointly owned electric plants are consolidated.

In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46) issued in January 2003, and with the FASB Interpretation No. 46-R “Consolidation of Variable Interest Entities” (FIN 46R) issued in December 2003, Pepco Holdings deconsolidated several entities that had previously been consolidated and consolidated several small entities that had not previously been consolidated. FIN 46 and FIN 46R address conditions under which an entity should be consolidated based upon variable interests rather than voting interests. For additional information regarding the impact of implementing FIN 46 and FIN 46R, refer to the FIN 46 discussion later in this Note.

Composition of Consolidated Financial Statements

The accompanying consolidated statements of earnings, consolidated statements of comprehensive earnings, and consolidated statements of cash flows for the years ended December 31, 2004 and 2003 include Pepco Holdings and its subsidiaries’ results for the full year. These statements for the year ended December 31, 2002 include Pepco and its pre-merger subsidiaries’ results for the entire year consolidated with Conectiv and its subsidiaries operating results starting on August 1, 2002, the date the acquisition of Conectiv was consummated. Accordingly, the statements referred to above for the years ended December 31, 2004 and 2003 are not comparable with those for the year ended December 31, 2002. However, the amounts included in the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity for the years ended December 31, 2004 and 2003 are comparable since both years reflect the accounting impact of the merger transaction.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of significant estimates used by Pepco Holdings include the assessment of contingencies and the need/amount for reserves of future receipts from Mirant (refer to the “Relationship with Mirant” section, herein), the calculation of future cash flows and fair value amounts for use in goodwill and asset impairment evaluations, fair value calculations (based on estimating market pricing) associated with derivative instruments, pension and other post-retirement benefits assumptions, unbilled revenue calculations, and judgment involved with assessing the probability of recovery of regulatory assets. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of our business. We record an estimated liability for these proceedings and claims based upon the probable and reasonably estimatable criteria contained in SFAS No. 5 “Accounting for Contingencies.” Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Regulation of Power Delivery Operations

The power delivery operations of Pepco are regulated by the District of Columbia Public Service Commission (DCPSC) and the Maryland Public Service Commission (MPSC).

The power delivery operations of DPL are regulated by the Delaware Public Service Commission (DPSC), the MPSC, and the Virginia State Corporation Commission (VSCC).

The power delivery operations of ACE are regulated by the New Jersey Board of Public Utilities (NJBPU).

The wholesale power delivery operations of each of Pepco, DPL, and ACE are regulated by the Federal Energy Regulatory Commission (FERC).

The requirements of SFAS No. 71 apply to the power delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. If management subsequently determines, based on changes in facts or circumstances, that a regulatory asset is not probable of recovery, then the regulatory asset would be eliminated through a charge to earnings.

The components of Pepco Holdings’ regulatory asset balances at December 31, 2004 and 2003, are as follows:

	2004	2003
	(Millions of Dollars)
Securitized stranded costs	$887.7	$945.4
Deferred energy supply costs	111.1	147.1
Deferred recoverable income taxes	162.2	189.5
Deferred debt extinguishment costs	78.3	70.2
Unrecovered purchased power contracts	22.6	26.3
Deferred other post-retirement benefit costs	20.0	22.5
Other	53.5	34.2

Total regulatory assets	$1,335.4	$1,435.2

The components of Pepco Holdings’ regulatory liability balances at December 31, 2004 and 2003, are as follows:

	2004	2003
	(Millions of Dollars)
Deferred income taxes due to customers	$71.0	$74.9
Regulatory liability for Federal and New Jersey tax benefit	40.7	42.2
Generation Procurement Credit, customer sharing commitment and other	26.1	51.7
Removal costs	254.1	257.9

Total regulatory liabilities	$391.9	$426.7

A description of the regulatory assets and regulatory liabilities is as follows:

Securitized Stranded Costs: Represents stranded costs associated with a non-utility generator (NUG) contract termination payment and the discontinuation of the application of SFAS No. 71 for ACE’s electricity generation business. The recovery of these stranded costs has been securitized through the issuance of Transition Bonds by Atlantic City Electric Transition Funding LLC (ACE Funding). A customer surcharge is collected by ACE to fund principal and interest payments on the Transition Bonds. Costs are amortized over the life of the Transition Bonds, which mature between 2010 and 2023.

Deferred Energy Supply Costs: Primarily represents deferred costs relating to the provision of Basic Generation Service (BGS) and other restructuring related costs incurred by ACE. Also includes deferred fuel costs for DPL’s gas business. All deferrals receive a return. ACE deferrals are recoverable over the next 9 years. DPL’s deferred fuel costs are recovered annually.

Deferred Recoverable Income Taxes: Represents deferred income tax assets recognized from the normalization of flow-through items as a result of amounts previously provided to customers. As temporary differences between the financial statement and tax basis of assets reverse, deferred recoverable income taxes are amortized. There is no return on these deferrals.

Deferred Debt Extinguishment Costs: Represents the costs of debt extinguishment for which recovery through regulated utility rates is considered probable and, if approved, will be amortized to interest expense during the authorized rate recovery period. A return is received on these deferrals.

Unrecovered Purchased Power Contracts: Represents deferred costs related to purchase power contracts at ACE and DPL which are being recovered over 3 and 9 years and earn a return.

Deferred Other Post-retirement Benefit Costs: Represents the non-cash portion of other post-retirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period that began on January 1, 1998. There is no return on this deferral.

Other: Represents miscellaneous regulatory assets that generally are being amortized over 1 to 20 years and generally do not receive a return.

Deferred Income Taxes Due to Customers: Represents the portion of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that has not been reflected in current customer rates for which future payment to customers is probable. As temporary differences between the financial statement and tax basis of assets reverse, deferred recoverable income taxes are amortized.

Regulatory Liability for Federal and New Jersey Tax Benefit: Securitized stranded costs include a portion of stranded costs attributable to the future tax benefit expected to be realized when the higher tax basis of the generating plants is deducted for New Jersey state income tax purposes as well as the future benefit to be realized through the reversal of federal excess deferred taxes. To account for the possibility that these tax benefits may be given to ACE’s regulated electricity delivery customers through lower rates in the future, ACE established a regulatory liability. The regulatory liability related to federal excess deferred taxes will remain until such time as the Internal Revenue Service issues its final regulations with respect to normalization of these federal excess deferred taxes.

Generation Procurement Credit (GPC), Customer Sharing Commitment, and Other: GPC represents the customers’ share of profits that Pepco has realized on the procurement and resale of generation services to standard offer service customers that has not yet been distributed to customers. Pepco is currently distributing the customers’ share of profits monthly to customers in a billing credit. Pepco’s settlement agreements related to its December 2000 generation divestiture, approved by both the DCPSC and MPSC, required the sharing between customers and shareholders of any profits earned during the four-year transition period in each jurisdiction.

Removal Costs: Represents Pepco’s and DPL’s asset retirement obligations associated with removal costs accrued using Commission approved depreciation rates for transmission, distribution, and general utility property. In accordance with SFAS 143, accruals for removal costs were classified as a regulatory liability.

Revenue Recognition

Regulated Revenue

The power delivery businesses recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered but not yet billed. Pepco Holdings recorded amounts for unbilled revenue of $226.7 million and $184.6 million as of December 31, 2004 and 2003, respectively. These amounts are included in the “accounts receivable” line item in the accompanying consolidated balance sheets.

Additionally, the collection of taxes related to the consumption of electricity and gas by its customers, such as fuel, energy, or other similar taxes are components of the Company’s tariffs and as such, are billed to customers and recorded in Operating Revenues. Payments of these taxes by the Company are recorded in Other Taxes. Excise tax related generally to the consumption of gasoline by the Company in the normal course of business is charged to operations, maintenance or construction, and is de minimis.

Competitive Revenue

The competitive energy businesses recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered, but not yet billed. Conectiv Energy recognizes revenue when delivery is complete. Unrealized derivative gains and losses are recognized in current earnings as revenue if the derivative activity does not qualify for hedge accounting or normal sales treatment under SFAS No. 133. Pepco Energy Services recognizes revenue for its wholesale and retail commodity business upon delivery to customers. Revenues for Pepco Energy Services’ energy efficiency construction business are recognized using the percentage-of-completion method of revenue recognition which recognizes revenue as work is completed on the contract, and revenues from its operation and maintenance and other products and services contracts are recognized when earned. Revenues from the other non-regulated business lines are principally recognized when services are performed or products are delivered; however, revenues from utility industry services contracts are recognized using the percentage-of-completion method of revenue recognition.

Transition Power Agreement and Generation Procurement Credit

As part of the agreement to divest its generation assets, Pepco entered into separate Transition Power Agreements (TPAs) with Mirant for the District of Columbia and Maryland. In connection with Mirant’s bankruptcy proceeding, the TPAs were amended by the Amended Settlement Agreement and Release dated as of October 24, 2003 (Settlement Agreement). For information regarding the impact of Mirant’s bankruptcy on Pepco’s operations, refer to the Note (12) Commitments and Contingencies, “Relationship with Mirant Corporation” section, herein.

Accounting For Derivatives

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI’s Corporate Risk Management Committee (CRMC). The CRMC monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure. The CRMC sets risk management policies that establish limits on unhedged risk and determine risk reporting requirements.

PHI accounts for its derivative activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as amended by subsequent pronouncements. SFAS 133 requires derivative instruments to be measured at fair value. Derivatives are recorded on the balance sheet as other assets or other liabilities with offsetting gains and losses flowing through earnings unless they are designated as cash flow hedges. Derivatives can be accounted for in four ways: (i) marked-to-market through current earnings, (ii) cash flow hedge accounting, (iii) fair value hedge accounting, and (iv) normal purchase and sales accounting.

Mark-to-market gains and losses on derivatives that are not designated as hedges are presented on the Consolidated Statements of Earnings as operating revenue. PHI uses mark-to-market accounting through earnings for derivatives that either do not qualify for hedge accounting, or that Management chooses not to designate as hedges. Derivatives that were used for proprietary trading were marked-to-market through earnings.

The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in other comprehensive income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings in the same category as the item being hedged when the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Any ineffective portion of the cash flow hedge is also recognized in earnings immediately.

Changes in the fair value of other hedging derivatives, designated as fair value hedges, result in a change in the value of the asset, liability, or firm commitment being hedged. Changes in fair value of the asset, liability, or firm commitment, and the hedging instrument, are recorded in the consolidated statements of earnings.

Certain commodity forwards are not required to be recorded on a mark-to-market basis of accounting as provided under the guidance of SFAS No. 133. These contracts are designated as “normal purchases and sales” as permitted by SFAS No. 133. The contracts are used in the company’s normal operations, typically settle physically, and follow standard accrual accounting. Unrealized gains and losses on these contracts do not appear on PHI’s Consolidated Balance Sheets. Examples of these transactions include fuel to be consumed in power plants and actual receipts and deliveries of electric power. Normal purchases and sales transactions are presented on a gross basis, normal sales as operating revenue, and normal purchases as fuel and purchased energy.

PHI uses option contracts to mitigate certain risk factors. These options are normally marked-to-market through current earnings because of the difficulty in qualifying options for hedge accounting treatment. Option premiums are deferred as prepaid expenses or other liabilities until the exercise period of the option is realized. Market prices are used when available. If market prices are not available, the market value of the options is estimated using Black-Scholes closed form models and is included in earnings. Option contracts typically make up only a small portion of PHI’s total portfolio.

The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

Derivatives that are marked-to-market through current earnings, the ineffective portion of cash flow hedges, and the portion of fair value hedges that flows to current earnings are presented in net on the Consolidated Statement of Earnings. When a hedging gain or loss is realized, it is presented net in the same category as the underlying item being hedged. Normal purchase and sales transactions are presented gross on the Consolidated Statement of Earnings as they are realized. The unrealized assets and liabilities that offset unrealized derivative gains and losses are presented gross on the Consolidated Balance Sheets except where contractual netting agreements are in place.

As of March 2003, Conectiv Energy ceased all proprietary trading activities, which generally consisted of the entry into contracts to take a view of market direction, capture market price change, and put capital at risk.

Conectiv Energy engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv Energy’s hedging activities are conducted using derivative instruments, including forward contracts, swaps and futures, designated as cash flow hedges, which are designed to reduce the variability in future cash flows. Conectiv Energy’s commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available.

Conectiv Energy assesses risk on a total portfolio basis and by component (e.g. Generation Output, Generation Fuel, Load Supply, etc.). Portfolio risk combines the generation fleet, load obligations, miscellaneous commodity sales and hedges. Accounting hedges are matched against each component using the product or products that most closely represents the underlying hedged item. The total portfolio is risk managed based on its net megawatt position by month. If the total portfolio becomes too long or too short for a period, steps are taken to reduce or increase hedges. Total portfolio-level hedging includes accounting hedges (derivatives designated as cash flow hedges), derivatives that are being marked-to-market through earnings, and other physical commodity purchases and sales.

DPL uses derivative instruments (forward contracts, futures, swaps, and exchange-traded and over-the-counter options) primarily to reduce gas commodity price volatility while limiting its firm customers’ exposure to increases in the market price of gas. DPL also manages commodity risk with physical natural gas and capacity contracts that do not meet the definition of derivatives. The primary goal of these activities is to reduce the exposure of its regulated retail gas customers to natural gas price spikes. All premiums paid and other transaction costs incurred as part of DPL’s natural gas hedging activity in addition to all gains and losses are fully recoverable through the fuel adjustment clause approved by the DPSC and are deferred under SFAS No. 71 until recovered. At December 31, 2004 there was a deferred derivative liability on DPL’s balance sheet of $1.5 million, and an inventory contra-asset balance of $1.1 million, offset by a $2.6 million regulatory asset.

Pepco Energy Services purchases natural gas futures and natural gas and electricity forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers in future months. Pepco Energy Services accounts for its natural gas futures contracts as cash flow hedges of forecasted transactions. Its natural gas and electricity forward contracts are accounted for under standard accrual accounting as these contracts are exempted under SFAS No. 133 because they are used in the company’s normal operations.

Conectiv Bethlehem, LLC (CBI), a subsidiary of Conectiv Energy, entered into an interest rate swap agreement for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has incurred. CBI hedged 75% of the interest rate payments for its variable rate debt. CBI formally designated its interest rate swap agreements as a cash flow hedge. CBI repaid all of its external debt and settled its interest rate swap agreement ($6.8 million) in September 2004.

PCI has entered into interest rate swap agreements for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has issued. PCI currently hedges 100% of its variable rate debt and approximately 55% of its fixed rate debt for its Medium Term Note program. PCI formally designated its interest rate swap agreements as both cash flow hedge and fair value hedge instruments, as appropriate.

EITF 03-11

On January 1, 2004, Pepco Holdings implemented EITF Issue No. 03-11 (EITF 03-11), “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for

Derivative Instruments and Hedging Activities,’ and not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3, ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.’” As a result of the implementation of this EITF, $219.1 million of operating revenues and operating expenses related to certain Conectiv Energy and Pepco Energy Services energy contracts are reported on a net basis in the accompanying consolidated statements of earnings for the year ended December 31, 2004, as these energy contracts did not physically settle. Had EITF 03-11 been effective for the year ended December 31, 2003, Pepco Holdings’ operating revenues and operating expenses would have been reduced by $291.8 million. The implementation of EITF 03-11 did not have an impact on Pepco Holdings’ financial condition, net earnings or cash flows.

Accounting For Marketable Securities

PCI’s investment activity, which prior to 2004 consisted of preferred stock investments with mandatorily redeemable features and marketable equity securities has decreased since Pepco Holdings announced the discontinuation of further new investment activity by PCI. Under the specific identification method, PCI realized gross gains of $1.0 million, $.9 million, and $.6 million, respectively, on sales or calls of securities for the years ended December 31, 2004, 2003 and 2002. In addition, PCI recorded gross losses of $.2 million, $.6 million, and $.7 million, respectively, on sales or calls of securities for the years ended December 31, 2004, 2003 and 2002.

Included in net unrealized gains/losses at December 31, 2003, are gross unrealized losses of zero and gross unrealized gains of $4.5 million.

In April 2004, PCI received a cash dividend (including dividends in arrears) of $3.8 million from its remaining preferred stock investment and recorded an after-tax gain of approximately $3.1 million. The remaining preferred shares were also sold in April resulting in an after-tax gain of approximately $.4 million.

Accounting for Goodwill

Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired. The accounting for goodwill is governed by SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Pepco Holdings’ goodwill balance that was generated from Pepco’s acquisition of Conectiv has been allocated to its Power Delivery business. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment. Substantially all of Pepco Holdings’ goodwill was generated by the acquisition of Conectiv by Pepco that closed in 2002.

Goodwill Impairment Evaluation

The provisions of SFAS No. 142 require the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. Examples of such events and circumstances include an adverse action or assessment by a regulator, a significant adverse change in legal factors or in the business climate, and unanticipated competition. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. During 2004 Pepco Holdings tested its goodwill for impairment as of July 1, 2004. This testing indicated that none of Pepco Holdings’ goodwill balance was impaired.

Long Lived Assets Impairment Evaluation

Pepco Holdings is required to evaluate certain long-lived assets (for example, generating property and equipment and real estate) to determine if they are impaired when certain conditions exist. SFAS No. 144

“Accounting for the Impairment or Disposal of Long-Lived Assets,” governs the accounting treatment for impairments of long-lived assets and indicates that companies are required to test long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or a significant adverse change in the manner in which an asset is being used or its physical condition.

For long-lived assets that are expected to be held and used, SFAS No. 144 requires that an impairment loss shall only be recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. For long-lived assets that can be classified as assets to be disposed of by sale under SFAS No. 144, an impairment loss shall be recognized to the extent their carrying amount exceeds their fair value including costs to sell.

During 2003 PHI recorded an impairment charge of $53.3 million from the cancellation of a CT contract and an $11.0 million aircraft impairment.

Pro Forma Information (unaudited)

Since the purchase method was used to account for the August 1, 2002 purchase of Conectiv by Pepco, the accompanying consolidated financial results include Conectiv and its pre-merger subsidiaries’ operating results commencing on August 1, 2002. Accordingly, Pepco Holdings’ consolidated operating results for the year ended December 31, 2002 are not comparable with the corresponding 2004 and 2003 results.

The following pro forma unaudited financial information for Pepco Holdings on a consolidated basis gives effect to the merger as if it had occurred at the beginning of 2002. This information does not reflect future revenues or cost savings that may result from the acquisition and is not indicative of actual results of operations had the acquisition occurred at the beginning of 2002 or of results that may occur in the future. Amounts, except earnings per share, are in millions.

For the Year Ended December 31, 2002
Operating Revenue	$6,777.3
Net Income	$231.5
Basic and Diluted Earnings Per Share of common stock	$1.42

The primary pro forma adjustments in determining pro forma earnings per share were related to interest expense incurred on acquisition debt and interest income on existing funds used to partially fund the acquisition. Pro forma basic and diluted weighted average shares outstanding at December 31, 2002 were 163.4 million.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market funds, and commercial paper with original maturities of three months or less.

Restricted Cash

Restricted cash represents cash either held as collateral or pledged as collateral and is restricted from use for general corporate purposes.

Prepaid Expenses and Other

The prepaid expenses and other balance primarily consists of prepayments, deferred income tax assets, and deferred income tax net operating losses.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ subsidiaries’ accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date, usually within one month. PHI uses the allowance method to account for uncollectible accounts receivable.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with the provisions of SFAS No. 34, “Capitalization of Interest Cost,” the cost of financing the construction of Pepco Holdings’ non-regulated subsidiaries electric generating plants is capitalized. Other non-utility construction projects also include financing costs in accordance with SFAS No. 34. The cost of additions to, and replacements or betterments of, retirement units of property and plant is capitalized for PHI’s regulated businesses. Such costs include material, labor, the capitalization of an Allowance for Funds Used During Construction (AFUDC) and applicable indirect costs, including engineering, supervision, payroll taxes and employee benefits.

Pepco Holdings recorded AFUDC for borrowed funds of $2.8 million, $3.0 million, and $3.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. These amounts are recorded as a reduction of “interest expense” in the accompanying consolidated statements of earnings.

Pepco Holdings recorded amounts for AFUDC for equity income of $4.1 million, $4.6 million and $3.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. The amounts are included in the “other income” caption of the accompanying consolidated statements of earnings.

Leasing Activities

Pepco Holdings accounts for leases entered into by its subsidiaries in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Income from investments in direct financing leases and leveraged lease transactions, in which PCI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Investments in equipment under capital leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life.

Amortization of Debt Issuance and Reacquisition Costs

Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective debt issues. Costs associated with the reacquisition of debt for PHI’s regulated operations are also deferred and amortized over the lives of the new issues.

Pension and Other Post Retirement Benefit Plans

Pepco Holdings sponsors a retirement plan that covers substantially all employees of Pepco, Conectiv and certain employees of other Pepco Holdings’ subsidiaries (Retirement Plan). Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan for Pepco employees are identical to those of the original Pepco plan and for Conectiv employees the provisions and benefits of the merged Retirement Plan are identical to the original Conectiv plan.

Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans. In addition to sponsoring non-contributory retirement plans, Pepco Holdings provides certain post-retirement health care and life insurance benefits for eligible retired employees.

Pepco Holdings accounts for the Retirement Plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and its post-retirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions.” PHI’s financial statement disclosures are prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Post-retirement Benefits,” as revised.

Severance Costs

In November 2004, PHI announced that its Power Delivery business planned to reduce its 4,200 employee work force by approximately 2% to 3% by the end of 2004. This work force reduction was accomplished through a combination of retirements and targeted reductions. This plan met the criteria for the accounting treatment provided under SFAS No. 88 “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” as applicable. Additionally, during 2002, Pepco Holdings’ management approved initiatives by Pepco and Conectiv to streamline its operating structure by reducing the number of employees at each company. These initiatives met the criteria for the accounting treatment provided under EITF No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” A roll forward of the severance accrual balance is as follows. (Amounts in millions)

Balance, December 31, 2002	$23.2
Accrued during 2003	—
Payments during 2003	(15.3)

Balance, December 31, 2003	$7.9
Accrued during 2004	13.4
Payments during 2004	(12.5)

Balance, December 31, 2004	$8.8

Based on the number of employees that have accepted or are expected to accept the severance packages, substantially all of the severance liability related to the 2002 plan will be paid through mid 2005. Employees have the option of taking severance payments in a lump sum or over a period of time.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable under the provisions of SFAS No. 144. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition. For additional information regarding the treatment of removal obligations, refer to the “Asset Retirement Obligations” section included in this Note to the consolidated financial statements.

The annual provision for depreciation on electric and gas property, plant and equipment is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, less salvage and other recoveries. Property, plant and equipment other than electric and gas facilities is generally depreciated on a straight-line basis over the useful lives of the assets.

Asset Retirement Obligations

Pepco Holdings adopted Financial Accounting Standards Board (FASB) Statement No. 143 entitled “Accounting for Asset Retirement Obligations” (SFAS No. 143) on January 1, 2003. This statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. Based on the implementation of SFAS No. 143, at December 31, 2004 and 2003, respectively, $254.1 million in costs of removal ($176.9 million for DPL and $77.2 million for Pepco) and $257.9 million in costs of removal ($181.5 million for DPL and $76.4 million for Pepco) have been reclassified as a regulatory liability in the accompanying consolidated balance sheets.

Stock-Based Compensation

Pepco Holdings accounts for its stock-based employee compensation under the intrinsic value method of expense recognition and measurement prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations” (collectively, APB No. 25). As required by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” a tabular presentation of the pro-forma stock-based employee compensation cost, net income and basic and diluted earnings per share as if the fair value based method of expense recognition and measurement prescribed by SFAS No. 123 had been applied to all options is provided in Note 10, “Stock Based Compensation, Dividend Restrictions, and Calculations of Earnings Per Share of Common Stock,” herein.

The pro forma effect on net income and earnings per share if PHI had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation is as follows:

	For the Year Ended December 31,
(Millions, except Per Share Data)	2004	2003	2002
Net Income, as reported	$258.7	$113.5	$210.5
Add: Total stock-based employee compensation expense included in net income as reported (net of related tax effect of $1.7 million, $1.2 million and $.6 million)	2.6	2.0	1.1
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards (net of related tax effect of $2.5 million, $1.5 million and $.9 million)	(3.8)	(2.6)	(1.7)

Pro forma net income	$257.5	$112.9	$209.9

Basic earnings per share as reported	$1.47	$.66	$1.61
Pro forma earnings per share	$1.47	$.66	$1.60
Diluted earnings per share as reported	$1.47	$.66	$1.61
Pro forma diluted earnings per share	$1.47	$.66	$1.60

Accumulated Other Comprehensive Loss

A detail of the components of Pepco Holdings’ Accumulated Other Comprehensive Loss is as follows. For additional information, refer to the Consolidated Statements of Comprehensive Earnings, herein.

(Millions of Dollars)	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Marketable Securities	Other (1)	Accumulated Other Comprehensive (Loss) Income
Beginning Balance, December 31, 2002	$17.2	$(59.7)	$(9.6)	$(0.8)	$—	$(52.9)
Change during the year	15.0	5.4	6.0	3.8	—	30.2

Beginning Balance, December 31, 2003	32.2	(54.3)	(3.6)	3.0	—	(22.7)
Current year change	(32.7)	7.2	3.3	(3.0)	(4.1)	(29.3)

Ending Balance, December 31, 2004	$(.5)	$(47.1)	$(.3)	$—	$(4.1)	$(52.0)

(1)	Represents an adjustment for nonqualified pension plan minimum liability.

A detail of the income tax expense (benefit) allocated to the components of Pepco Holdings’ Other Comprehensive Loss balance is as follows.

(Millions of Dollars)	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Marketable Securities	Other	Accumulated Other Comprehensive (Loss) Income
December 31, 2002	$11.2	$(42.7)	$(4.1)	$2.0	$—	$(33.6)
December 31, 2003	$11.1	$6.3	$3.0	$2.0	$—	$22.4
December 31, 2004	$(21.6)	$4.5	$1.8	$(1.4)	$(2.8)	$(19.5)

Income Taxes

PHI and the majority of its subsidiaries file a consolidated Federal income tax return. Federal income taxes are allocated among PHI and its subsidiaries included in its consolidated group pursuant to a written tax sharing agreement which was approved by the SEC as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss, with the exception of the tax benefits applicable to non-acquisition debt expenses of PHI. Such tax benefits are allocated to subsidiaries with taxable income.

The Consolidated Financial Statements include current and deferred income taxes. Current income taxes represent the amounts of tax expected to be reported on PHI’s and its subsidiaries’ federal and state income tax returns. Deferred income taxes are discussed below.

Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statement and tax basis of existing assets and liabilities and are measured using presently enacted tax rates. The portion of Pepco’s, DPL’s, or ACE’s deferred tax liability applicable to its utility operations that has not been recovered from utility customers represents income taxes recoverable in the future and is included in “regulatory assets” on the Consolidated Balance Sheets. For additional information, see the discussion under “Regulation of Power Delivery Operations” shown above.

Deferred income tax expense generally represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

Investment tax credits from utility plants purchased in prior years are reported on the Consolidated Balance Sheets as “Investment tax credits.” These investment tax credits are being amortized to income over the useful lives of the related utility plant.

SFAS No. 150

Effective July 1, 2003, Pepco Holdings implemented SFAS No. 150 entitled “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150). This Statement established standards for how an issuer classifies and measures, in its Consolidated Balance Sheets, certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 resulted in Pepco Holdings’ reclassification (initially as of September 30, 2003) of PHI’s “Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures” (TOPrS) and “Mandatorily Redeemable Serial Preferred Stock” on its Consolidated Balance Sheets to a long term liability classification. Additionally, in accordance with the provisions of SFAS No. 150, dividends on the TOPrS and Mandatorily Redeemable Serial Preferred Stock, declared subsequent to the July 1, 2003 implementation of SFAS

No. 150, are recorded as interest expense in Pepco Holdings’ Consolidated Statements of Earnings for the years ended December 31, 2004 and 2003. In accordance with the transition provisions of SFAS No. 150, amounts prior to 2003 were not reclassified.

In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS No. 150 to non-controlling interests that are classified as equity in the financial statements of a subsidiary, but would be classified as a liability in the parent’s financial statements under SFAS No. 150. The deferral is limited to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries. Pepco Holdings does not have an interest in any such applicable entities as of December 31, 2004, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”

FIN 45

Pepco Holdings applied the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45), commencing in 2003, to its agreements that contain guarantee and indemnification clauses. These provisions expand those required by FASB Statement No. 5, “Accounting for Contingencies,” by requiring a guarantor to recognize a liability on its balance sheet for the fair value of obligations it assumes under certain guarantees issued or modified after December 31, 2002 and to disclose certain types of guarantees, even if the likelihood of requiring the guarantor’s performance under the guarantee is remote.

As of December 31, 2004 and 2003, Pepco Holdings did not have material obligations under guarantees or indemnifications issued or modified after December 31, 2002, that are required to be recognized as a liability on its consolidated balance sheets; however, certain energy marketing obligations of Conectiv Energy were recorded as liabilities.

FIN 46

On December 31, 2003, FIN 46 was implemented by Pepco Holdings. FIN 46 was revised and superseded by FASB Interpretation No. 46R (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46R) which clarified some of the provisions of FIN 46 and exempted certain entities from its requirements. FIN 46R was effective December 31, 2003 for variable interest entities that were considered to be special-purpose entities, and effective March 31, 2004 to all other variable interest entities. The implementation of FIN 46R (including the evaluation of interests in power purchase arrangements) did not impact Pepco Holdings’ financial condition or results of operations for the years ended December 31, 2004 and 2003.

As part of its FIN 46R evaluation, Pepco Holdings reviewed its subsidiaries’ power purchase agreements (PPAs), including its Non-Utility Generation (NUG) contracts, to determine (i) if the subsidiary’s interest in each entity that is a counterparty to a PPA was a variable interest, (ii) whether the entity was a variable interest entity and (iii) if so, whether Pepco Holdings’ subsidiary was the primary beneficiary. Due to a variable element in the pricing structure of PPAs with four entities, including Pepco’s agreement with Panda-Brandywine, L.P. (Panda), Pepco Holdings’ subsidiaries potentially assume the variability in the operations of the plants of these entities and therefore have a variable interest in the entities. Pepco Holdings was unable to obtain sufficient information from these entities to conduct the analysis required under FIN 46R to determine whether these four entities were variable interest entities or if Pepco Holdings’ subsidiaries were the primary beneficiary. As a result, Pepco Holdings has applied the scope exemption from the application of FIN 46R for enterprises that have conducted exhaustive efforts to obtain the necessary information.

Net purchase activities with these four entities in the years ended December 31, 2004, 2003, and 2002 were approximately $341 million, $326 million and $316 million, respectively, of which approximately $312 million, $299 million, and $295 million, respectively related to power purchases under the PPAs. Pepco Holdings’

exposure to loss under the Panda PPA is discussed in Note (12) Commitments and Contingencies, under “Relationship with Mirant Corporation.” Pepco Holdings does not have loss exposure under the remaining three PPAs because cost recovery will be achieved from its customers through regulated rates.

Other Non-Current Assets

The other assets balance principally consists of real estate under development, equity and other investments, unrealized derivative assets, and deferred compensation trust assets.

Other Current Liabilities

The other current liability balance principally consists of customer deposits, accrued vacation liability, current unrealized derivative liabilities, and the current portion of deferred income taxes.

Other Deferred Credits

The other deferred credits balance principally consists of non-current unrealized derivative liabilities and miscellaneous deferred liabilities.

Reclassifications

Certain prior year amounts have been reclassified in order to conform to the current year presentation.

New Accounting Standards

SFAS 123R

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123R) which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments primarily for employee services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. In most cases, FAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and to recognize that cost over the service period, normally the vesting period. FAS 123R will be effective for Pepco Holdings as of July 1, 2005. Pepco Holdings is in the process of evaluating the impact of FAS 123R and does not anticipate that its implementation will have a material effect on its overall financial position or net results of operations.

(3)	SEGMENT INFORMATION

Based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 131 “Disclosures about Segments of an Enterprise and Related Information,” Pepco Holdings’ management has identified its operating segments at December 31, 2004 as Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Prior to January 1, 2004, Pepco Holdings’ Power Delivery business consisted of two operating segments, Pepco Power Delivery and Conectiv Power Delivery. However, with the continued integration of the Power Delivery businesses, effective January 1, 2004 management determined that the two businesses represent a single operating segment. Additionally, during the quarter ended March 31, 2004, Pepco Holdings transferred several operating businesses from one operating segment to another in order to better reflect the management of those operations going forward. In accordance with the provisions of SFAS No. 131, results for the years ended December 31, 2003 and 2002 have been reclassified to conform to the current period segment presentation. Intercompany (intersegment) revenues and expenses are not eliminated at the segment level for purposes of presenting segment financial results. Elimination of these intercompany amounts is accomplished for PHI’s consolidated results through the “Corporate and Other” column. Segment financial information for the years ended December 31, 2004, 2003 and 2002, is as follows.

	December 31, 2004
	(In Millions)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated		Corp. & Other (a)	PHI Cons.
Operating Revenue	$4,375.9		$2,408.3	(b)	$1,168.6	$87.9		$(818.9)	$7,221.8
Operating Expense	3,832.9	(b),(c)	2,281.9		1,150.2	(1.1	)(d)	(817.8)	6,446.1
Operating Income	543.0		126.4		18.4	89.0		(1.1)	775.7
Interest Income	5.4		9.9		.7	58.8		(65.4)	9.4
Interest Expense	176.3		47.8	(e)	4.9	94.8		49.8	373.6
Income Taxes (f)	152.5		44.6		4.7	15.1	(i)	(43.7)	173.2
Net Income (loss)	233.4	(c)	54.9	(g)	12.0	25.6	(h)	(67.2)	258.7
Total Assets	8,374.4		1,896.5		544.4	1,319.2		1,214.9	13,349.4
Construction Expenditures	$479.5		$11.6		$21.2	$—		$5.1	$517.4

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of August 1, 2002. Intercompany eliminations are also included in this line item. Additionally, the line item in this column for “total assets” also includes Pepco Holdings’ goodwill balance.
(b)	Power Delivery purchased electric energy, electric capacity and natural gas from Conectiv Energy in the amount of $563.5 million for the year ended December 31, 2004.
(c)	Power Delivery recognized a $14.7 million gain from the condemnation settlement associated with the transfer of certain distribution assets in Vineland, New Jersey. Also, Power Delivery recorded a $6.6 million gain from the sale of non-utility land during the first quarter of 2004.
(d)	Other Non-Regulated recorded an $8.3 million gain from the sale of PCI’s final three aircraft.
(e)	Includes $12.8 million of expenses associated with the pre-payment of the Bethlehem debt.
(f)	In February 2004, a local jurisdiction issued final consolidated tax return regulations, which were retroactive to 2001. Under these regulations, Pepco Holdings (parent) and other affiliated companies doing business in this location, now have the necessary guidance to file a consolidated income tax return. This allows Pepco Holdings’ subsidiaries with taxable losses to utilize those losses against tax liabilities of Pepco Holdings’ companies with taxable income. During the first quarter of 2004, Pepco Holdings and its subsidiaries recorded the impact of the new regulations of $13.2 million for the period of 2001 through 2003.
(g)	Conectiv Energy recognized an $11.2 million pre-tax gain ($6.6 million after-tax) from the disposition of a joint venture associated with the Vineland co-generation facility.
(h)	This amount includes the $11.2 million pre-tax impairment charge ($7.3 million after-tax) to reduce the value of the Starpower investment to $28 million at June 30, 2004.
(i)	Includes a $19.7 million charge related to an IRS settlement.

	December 31, 2003
	(In Millions)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated	Corp. & Other (a)		PHI Cons.
Operating Revenue	$4,016.8		$2,859.0	(b)	$1,126.2	$100.1	$(830.8)		$7,271.3
Operating Expense	3,512.0	(b)	2,983.5	(c),(d)	1,120.5	(44.1)	(917.0	)(c),(d)	6,654.9
Operating Income (loss)	504.8		(124.5)		5.7	144.2	86.2		616.4
Interest Income	21.7		5.7		.8	49.0	(60.1)		17.1
Interest Expense	167.8		32.3		8.1	96.4	63.7		368.3
Income Taxes	135.5		(53.2)		1.0	(10.1)	(7.3)		65.9
Extraordinary Item (net of taxes of $4.1 million)	5.9		—		—	—	—		5.9
Net Income (loss)	209.0		(82.8	)(c),(d)	2.0	7.4 (e)	(22.1	)(c),(d)	113.5
Total Assets	8,383.5		1,964.5		547.9	1,384.5	1,090.9		13,371.3
Construction Expenditures	$383.9		$199.4		$10.8	$—	$4.1		$598.2

Note:	The 2003 operating results above have been revised for the full year to reflect (1) the operations of Pepco Power Delivery and Conectiv Power Delivery as a single Power Delivery segment (2) the transfer of the operations of the Conectiv Energy subsidiary Conectiv Thermal Systems, Inc. (Conectiv Thermal) from Conectiv Energy to Pepco Energy Services, (3) the transfer of the operations of the Deepwater power generation plant (Deepwater) from Power Delivery to Conectiv Energy, and (4) the transfer of the operations of the PCI subsidiary Pepco Enterprises, Inc. (PEI) from PCI (within the “Other Non-Regulated” segment) to Pepco Energy Services.
(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the Conectiv assets and liabilities as of August 1, 2002. Intercompany transactions are also included in this line item. Additionally, the line item in this column for “total assets” also includes Pepco Holdings’ goodwill balance.
(b)	Power Delivery purchased electric energy, electric capacity and natural gas from Conectiv Energy in the amount of $653.3 million for the year ended December 31, 2003.
(c)	Conectiv Energy’s results include a charge of $108.0 million ($64.1 million after-tax) related to the CT contract cancellation. This was partially offset by $57.9 million ($34.6 million after-tax) in Corp. & Other, resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. Overall, the net impact of these two transactions is $50.1 million ($29.5 million after-tax) on consolidated net income.
(d)	Conectiv Energy’s results include a charge of $32.8 million ($19.4 million after-tax) related to an impairment of CT inventory. This was partially offset by $29.6 million ($17.7 million after-tax) in Corp. & Other, resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. Overall, the net impact of these two transactions is $3.2 million ($1.7 million after-tax) on consolidated net income.
(e)	Included in “Other Non-Regulated” net income of $7.4 million is a non-cash impairment charge of $102.6 million ($66.7 million after-tax) related to Pepcom’s investment in Starpower Communications, LLC. The write-down of the investment in Starpower is based on December 31, 2003 estimated results. Also, included in results is a gain of $68.8 million ($44.7 million after-tax) on the sale of the Edison Place office building and an impairment charge of $11.0 million ($7.2 million after-tax) on PCI’s aircraft portfolio.

	December 31, 2002
	(In Millions)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated	Corp. & Other (a)	PHI Cons.
Operating Revenue	$2,519.6		$1,213.3	(b)	$865.7	$89.9	$(364.0)	$4,324.5
Operating Expense	2,096.9	(b)	1,160.0		852.0	18.2	(348.2)	3,778.9
Operating Income (loss)	422.7		53.3		13.7	71.7	(15.8)	545.6
Interest Income	20.3		1.4		.9	7.6	(7.9)	22.3
Interest Expense	127.5		15.5		2.1	50.3	18.4	213.8
Income Taxes	123.0		21.7		3.7	(3.6)	(20.7)	124.1
Net Income (loss)	184.4		28.9		7.6	28.1	(38.5)	210.5
Total Assets	8,858.6		1,964.7		465.2	1,736.2	399.4	13,424.1
Construction Expenditures	$284.2		$219.6		$—	$—	$—	$503.8

Note:	The 2002 operating results above have been revised to reflect (1) the operations of Pepco and Conectiv Power Delivery’s post August 1, 2002 merger date results as one Power Delivery segment (2) the transfer of the post August 1, 2002 merger date results of Conectiv Thermal from Conectiv Energy to Pepco Energy Services, (3) the transfer of the post August 1, 2002 merger date results of Deepwater from Power Delivery to Conectiv Energy, and (4) the transfer of the operations of PEI from PCI to Pepco Energy Services.
(a)	Includes primarily severance costs, as well as unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of August 1, 2002. Intercompany transactions are also included in this line item. Additionally, the line item in this column for “total assets” also includes Pepco Holdings’ goodwill balance.
(b)	Power Delivery purchased electric energy, electric capacity and natural gas from Conectiv Energy in the amount of $268.5 million for the period August 1, 2002 through December 31, 2002.

(4)	LEASING ACTIVITIES

As discussed in Note 2 “Summary of Significant Accounting Policies,” in accordance with the provisions of FIN 46, the leveraged lease trusts were deconsolidated from PHI’s Consolidated Balance Sheet and the December 31, 2003 balances were presented on the line item “Investment in Finance Leases Held in Trust.” The financing lease balances were comprised of the following at December 31:

	2004	2003
	(Millions of Dollars)
Energy leveraged leases	$1,183.1	$1,103.5
Aircraft leases	—	1.9
Other	35.6	37.7

Total	$1,218.7	$1,143.1

Pepco Holdings’ $1,183.1 million equity investment in energy leveraged leases at December 31, 2004, consists of electric power plants and natural gas transmission and distribution networks located outside of the United States. Of this amount, $415.9 million of equity is attributable to facilities located in The Netherlands, $597.4 million in Austria and $169.8 million in Australia.

The components of the net investment in finance leases at December 31, 2004 and 2003 are summarized below (in millions of dollars):

At December 31, 2004:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
	(Millions of Dollars)
Rents receivable, net of non-recourse debt	$2,315.4	$26.4	$2,341.8
Residual value	—	12.5	12.5
Less: Unearned and deferred income	(1,132.3)	(3.3)	(1,135.6)

Investment in finance leases held in trust	1,183.1	35.6	1,218.7
Less: Deferred taxes	(468.9)	(33.8)	(502.7)

Net Investment in Finance Leases Held in Trust	$714.2	$1.8	$716.0

At December 31, 2003:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
Rents receivable, net of non-recourse debt	$2,319.1	$41.1	$2,360.2
Residual value	—	12.5	12.5
Less: Unearned and deferred income	(1,215.6)	(14.0)	(1,229.6)

Investment in finance leases held in trust	1,103.5	39.6	1,143.1
Less: Deferred taxes	(365.3)	(38.8)	(404.1)

Net Investment in Finance Leases Held in Trust	$738.2	$.8	$739.0

Income recognized from leveraged leases was comprised of the following:

For the Years Ended December 31,	2004	2003	2002
	(Millions of Dollars)
Pre-tax earnings from leveraged leases	$83.5	$84.2	$64.1
Investment tax credit recognized	—	—	—

Income from leveraged leases, including investment tax credit	83.5	84.2	64.1
Income tax expense	26.8	21.2	14.2

Net Income from Leveraged Leases Held in Trust	$56.7	$63.0	$49.9

Rents receivable from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from PCI’s finance leases for each of the years 2005 through 2009 and thereafter are zero, $30.7 million, $3.5 million, zero, zero, and $1,184.5 million, respectively.

Lease Commitments

Pepco leases its consolidated control center, an integrated energy management center used by Pepco’s power dispatchers to centrally control the operation of its transmission and distribution systems. The lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under SFAS No. 71, the amortization of leased assets is modified so that the total interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes.

Rental expense for operating leases was $46.2 million, $32.9 million and $11.6 million for the years ended December 31, 2004, 2003, and 2002.

The approximate annual commitments under all operating leases are $38.2 million for 2005, 2006, and 2007, and $39.0 million for 2008 and 2009.

Capital lease assets recorded within Property, Plant and Equipment at December 31, 2004 and 2003, in millions of dollars, are comprised of the following:

At December 31, 2004	Original Cost	Amortization Accumulated	Net Book Value
Generation	$.2	$—	$.2
Transmission	76.0	13.6	62.4
Distribution	79.7	16.9	62.8
General	2.6	1.2	1.4

Total	$158.5	$31.7	$126.8

At December 31, 2003
Transmission	$76.0	$11.6	$64.4
Distribution	79.7	14.7	65.0
General	2.6	1.1	1.5

Total	$158.3	$27.4	$130.9

The approximate annual commitments under all capital leases are $15.9 million for 2005, $15.8 million for 2006, $15.5 million for 2007, $15.4 million for 2008, $15.2 million for 2009, and $152.3 million thereafter. For a discussion of the Federal tax treatment of cross-border leases, refer to Note (12) Commitments and Contingencies.

(5)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following.

At December 31, 2004	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of Dollars)
Generation	$1,847.6	$520.4	$1,327.2
Distribution	5,712.9	2,193.7	3,519.2
Transmission	1,653.1	648.9	1,004.2
Gas	326.7	93.8	232.9
General	613.7	246.4	367.3
Construction work in progress	405.0	—	405.0
Non-operating and other property	486.2	254.0	232.2

Total	$11,045.2	$3,957.2	$7,088.0

At December 31, 2003	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of Dollars)
Generation	$2,001.6	$637.4	$1,364.2
Distribution	5,621.9	2,045.9	3,576.0
Transmission	1,613.4	595.8	1,017.6
Gas	314.5	80.7	233.8
General	640.6	254.1	386.5
Construction work in progress	206.1	—	206.1
Non-operating and other property	349.1	168.4	180.7

Total	$10,747.2	$3,782.3	$6,964.9

The non-operating and other property amounts include balances for distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction. The system-wide composite depreciation rate for Pepco’s transmission and distribution system property was approximately 3.5% in 2004, 2003 and 2002. The system-wide composite depreciation rate in 2004 and 2003 for DPL was approximately 3.1%. The system-wide composite depreciation rates in 2004 and 2003 for ACE were approximately 3.3% and 3.2%, respectively.

In September 2003, PCI sold its office building known as Edison Place (that serves as headquarters for PHI and Pepco), and recognized a pre-tax gain of $68.8 million ($44.7 million after-tax).

Gain on Sale of Assets

During 2004 PHI recorded $30.0 million in pre-tax gains on the sale of assets compared to a $68.8 million pre-tax gain in 2003. The 2004 pre-tax gains primarily consist of a $14.7 million pre-tax gain from the condemnation settlement with the City of Vineland relating to the transfer of its distribution assets and customer accounts, an $8.3 million pre-tax gain on the sale of aircraft by PCI, and a $6.6 million pre-tax gain on the sale of land. The $68.8 million pre-tax gain in 2003 represents the gain on the sale of PHI’s office building which was owned by PCI.

Jointly Owned Plant

PHI’s Consolidated Balance Sheets include its proportionate share of assets and liabilities related to jointly owned plant. PHI has ownership interests in electric generating plants, transmission facilities, and other facilities in which various parties have ownership interests. PHI’s proportionate share of operating and maintenance expenses of the jointly owned plant is included in the corresponding expenses in PHI’s Consolidated Statements of Earnings. PHI is responsible for providing its share of financing for the jointly owned facilities. Information with respect to PHI’s share of jointly owned plant as of December 31, 2004 is shown below.

Jointly Owned Plant	Ownership Share	Megawatt Capability Owned	Plant in Service	Accumulated Depreciation	Construction Work in Progress
	(Dollars in Millions)
Coal-Fired Electric Generating Plants
Keystone	2.47%	42	$19.7	$6.0	$.6
Conemaugh	3.83%	65	37.5	13.1	.3
Transmission Facilities	Various		35.8	21.0	—
Other Facilities	Various		5.1	1.7	—

Total			$98.1	$41.8	$.9

Combustion Turbine Activity

During 2003, Conectiv Energy cancelled an order for the purchase of four CTs. The cancellation resulted in a pre-tax loss of $108.0 million at the Conectiv Energy level. The pre-tax loss at the Pepco Holdings level was $50.1 million due to a fair market adjustment recognized by Pepco Holdings at the time of the Conectiv acquisition.

In addition, during 2003, Conectiv Energy adjusted the value of three CTs that were purchased and delivered in 2002, downward on a pre-tax basis by $32.8 million at the Conectiv Energy level, to reflect the current fair value of the CTs. The loss at the Pepco Holdings level was $3.2 million pre-tax due to a fair market adjustment recognized by Pepco Holdings at the time of the acquisition of Conectiv by Pepco. In December 2003, Conectiv Energy reclassified the CTs from construction work in process to other non-current assets to reflect the uncertain timing of the installation or future use.

(6)	PENSIONS AND OTHER POST-RETIREMENT BENEFITS

Pension Benefits

Pepco Holdings sponsors a retirement plan that covers substantially all employees of Pepco, Conectiv and certain employees of other Pepco Holdings’ subsidiaries (Retirement Plan). Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan for Pepco employees are identical to those of the original Pepco plan and for Conectiv employees the provisions and benefits are identical to those of the original Conectiv plan. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans. Pepco Holdings uses a December 31 measurement date for its plans.

The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic pension cost. Under this accounting treatment, Conectiv’s accrued pension liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized gains and losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No.87, “Employers’ Accounting for Pensions.” The Conectiv Retirement Plan transferred a projected benefit obligation of $804 million and plan assets of $744 million on August 1, 2002.

Plan assets are stated at their market value as of the measurement date, December 31. All dollar amounts in the following tables are in millions of dollars.

The following tables provide a roll forward of the changes in the projected benefit obligation and plan assets for the most recent two years.

	Pension Benefits
	2004	2003
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,579.2	$1,398.9
Service cost	35.9	33.0
Interest cost	94.7	93.7
Actuarial loss	51.4	144.4
Benefits paid	(113.2)	(90.8)

Benefit obligation at end of year	$1,648.0	$1,579.2

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,462.8	$1,240.6
Actual return on plan assets	161.1	261.5
Company contributions	12.8	51.5
Benefits paid	(113.2)	(90.8)

Fair value of plan assets at end of year	$1,523.5	$1,462.8

The following table provides a reconciliation of the projected benefit obligation, plan assets and funded status of the plans.

	Pension Benefits
	2004	2003
Fair value of plan assets at end of year	$1,523.5	$1,462.8
Benefit obligation at end of year	1,648.0	1,579.2

Funded status (plan assets less than plan obligations)	$(124.5)	$(116.4)

Amounts not recognized:
Unrecognized net actuarial loss	261.2	253.3
Unrecognized prior service cost	3.0	4.0

Net amount recognized	$139.7	$140.9

The following table provides a reconciliation of the amounts recognized in PHI’s Consolidated Balance Sheets as of December 31:

	Pension Benefits
	2004	2003
Prepaid benefit cost	$165.7	$166.6
Accrued benefit cost	(26.0)	(25.7)
Additional minimum liability for nonqualified plan	(7.0)	—
Intangible assets for nonqualified plan	.1	—
Accumulated other comprehensive income for nonqualified plan	6.9	—

Net amount recognized	$139.7	$140.9

The accumulated benefit obligation for the Retirement Plan (the qualified defined benefit pension plan) was $1,462.9 million and $1,409.0 million at December 31, 2004, and 2003, respectively. The table below provides the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the PHI nonqualified pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 2004.

	Pension Benefits
	2004	2003
Projected benefit obligation for nonqualified plan	$35.3	$34.3
Accumulated benefit obligation for nonqualified plan	$32.9	$24.0
Fair value of plan assets for nonqualified plan	—	—

In 2004, PHI was required to recognize an additional minimum liability and an intangible asset related to its nonqualified pension plan as prescribed by SFAS No. 87. The liability was recorded as a reduction to shareholders’ equity (other comprehensive income), and the equity will be restored to the balance sheet in future periods when the accrued benefit liability exceeds the accumulated benefit obligation at future measurement dates. The amount of reduction to shareholders’ equity (net of income taxes) in 2004 was $4.1 million. The recording of this reduction did not affect net income or cash flows in 2004 or compliance with debt covenants.

	Pension Benefits
	2004	2003
Other additional information:
Decrease in other comprehensive income	$4.1	—

The table below provides the components of net periodic benefit costs recognized for the years ended December 31. A portion of the net periodic benefit cost is capitalized within PHI’s Consolidated Balance Sheets.

Components of Net Periodic Benefit Cost

	Pension Benefits
	2004	2003	2002
Service cost	$35.9	$33.0	$16.0
Interest cost	94.7	93.7	54.1
Expected return on plan assets	(124.2)	(106.2)	(69.0)
Amortization of prior service cost	1.1	1.0	1.0
Amortization of net (gain) loss	6.5	13.9	6.9

Net periodic benefit cost	$14.0	$35.4	$9.0

The 2004 net periodic benefit cost of $14.0 million includes $7.5 million for Pepco, $(8.7) million for DPL and $7.1 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The 2003 net periodic benefit cost of $35.4 million includes $15.7 million for Pepco, $(1.8) million for DPL and $10.8 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The 2002 net periodic benefit cost amount of $9.0 million includes $6.1 million for Pepco, $(3.3) million for DPL and $4.9 million for ACE for the period August 1, 2002 to December 31, 2002. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The following weighted average assumptions were used to determine the benefit obligations at December 31:

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31

	Pension Benefits
	2004	2003
Discount rate	5.875%	6.25%
Rate of compensation increase	4.50%	4.50%

The following weighted average assumptions were used to determine the net periodic benefit cost for years ended December 31:

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31

	Pension Benefits
	2004	2003
Discount rate	6.25%	6.75%
Expected long-term return on plan assets	8.75%	8.75%
Rate of compensation increase	4.50%	4.50%

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments, and when viewed over a long time horizon, are expected to yield a return on assets of 8.75%.

Plan Assets

Pepco Holdings’ pension plan weighted-average asset allocations at December 31, 2004, and 2003, by asset category are as follows:

Asset Category	Plan Assets at December 31		Target Plan Asset Allocation	Minimum/ Maximum
	2004	2003
Equity securities	66%	64%	60%	55%—65%
Debt securities	33%	35%	35%	30%—50%
Other	1%	1%	5%	0%—10%

Total	100%	100%	100%

In developing an asset allocation policy for its Retirement Plan, PHI examined projections of asset returns and volatility over a long-term horizon. In connection with this analysis, PHI examined the risk/return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships, as well as prospective capital market returns. PHI also conducted an asset/liability study to match projected asset growth with projected liability growth and provide sufficient liquidity for projected benefit payments. By incorporating the results of these analyses with an assessment of its risk posture, and taking into account industry practices, PHI developed its asset mix guidelines. Under these guidelines, PHI diversifies assets in order to protect against large investment losses and to reduce the probability of excessive performance volatility while maximizing return at an acceptable risk level. Diversification of assets is implemented by allocating monies to various asset classes and investment styles within asset classes, and by retaining investment management firm(s) with complementary investment philosophies, styles and approaches. Based on the assessment of demographics, actuarial/funding, and business and financial characteristics, PHI believes that its risk posture is slightly below average relative to other pension plans. Consequently, Pepco Holdings believes that a slightly below average equity exposure (i.e., a target equity asset allocation of 60%) is appropriate for the Retirement Plan.

On a periodic basis, Pepco Holdings reviews its asset mix and rebalances assets back to the target allocation over a reasonable period of time.

No Pepco Holdings common stock is included in pension program assets.

Cash Flows

Contributions

Pepco Holdings, Inc. funding policy with regard to the Retirement Plan is to maintain a funding level in excess of 100% with respect to its accumulated benefit obligation (ABO). PHI’s Retirement Plan defined benefit plan currently meets the minimum funding requirements of ERISA without any additional funding. In 2004 and 2003, PHI made discretionary tax-deductible cash contributions to the plan of $10.0 million and $50.0 million, respectively, in line with its funding policy. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required under ERISA in 2005; however, PHI may elect to make a discretionary tax-deductible contribution, if required to maintain its plan assets in excess of its ABO.

Expected Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid from the Retirement Plan:

Years	Pension Benefits
2005	$89.4
2006	91.6
2007	102.0
2008	108.2
2009	113.4
2010 – 2014	619.7

Other Post-Retirement Benefits

In addition to sponsoring non-contributory retirement plans, Pepco Holdings provides certain post-retirement health care and life insurance benefits for eligible retired employees. Certain groups of employees hired January 1, 2005 or later will not have company subsidized retiree medical coverage; however, they will be able to purchase coverage at full cost through the company. Pepco Holdings uses a December 31 measurement date for its plans.

The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic benefit cost. Under this accounting treatment, Conectiv’s accrued post-retirement health care and life insurance liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized actuarial gains and losses, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 106. The Conectiv Plan transferred a projected benefit obligation of $320 million and plan assets of $100 million on August 1, 2002.

During 2004, PHI announced amendments to its post-retirement health care plans for certain groups of eligible employees. The amendments included changes to coverage and retiree cost-sharing, and are reflected as a reduction in PHI’s 2004 net periodic benefit cost and a reduction of $42 million in projected benefit obligation at December 31, 2004.

Plan assets are stated at their market value as of the measurement date, December 31. All dollar amounts in the following tables are in millions of dollars.

The following tables provide a roll forward of the changes in the benefit obligation and plan assets for the most recent two years:

	Other Post- Retirement Benefits
	2004	2003
Change in Benefit Obligation
Benefit obligation at beginning of year	$511.9	$472.4
Service cost	8.6	9.4
Interest cost	35.4	32.9
Amendments	(42.4)	—
Actuarial loss	117.0	31.0
Benefits paid	(37.0)	(33.8)

Benefit obligation at end of year	$593.5	$511.9

Change in Plan Assets
Fair value of plan assets at beginning of year	$145.2	$123.0
Actual return on plan assets	15.7	25.8
Company contributions	41.0	30.2
Benefits paid	(37.0)	(33.8)

Fair value of plan assets at end of year	$164.9	$145.2

The following table provides a reconciliation of benefit obligations, plan assets and funded status of the plans:

	Other Post- Retirement Benefits
	2004	2003
Fair value of plan assets at end of year	$164.9	$145.2
Benefit obligation at end of year	593.5	511.9

Funded status (plan assets less than plan obligations)	(428.6)	(366.7)

Amounts not recognized:
Unrecognized net actuarial loss	188.5	89.0
Unrecognized initial net obligation	(29.5)	10.8

Net amount recognized	$(269.6)	$(266.9)

The following table provides a reconciliation of the amounts recognized in PHI’s Consolidated Balance Sheets as of December 31:

	Other Post- Retirement Benefits
	2004	2003
Prepaid benefit cost	$—	$—
Accrued benefit cost	(269.6)	(266.9)

Net amount recognized	$(269.6)	$(266.9)

The table below provides the components of net periodic benefit costs recognized for the years ended December 31. A portion of the net periodic benefit cost is capitalized within PHI’s Consolidated Balance Sheets.

Components of Net Periodic Benefit Cost

	Other Post- Retirement Benefits
	2004	2003	2002
Service cost	$8.6	$9.5	$7.2
Interest cost	35.4	32.9	20.0
Expected return on plan assets	(9.9)	(8.3)	(5.2)
Recognized actuarial loss	9.5	8.0	6.1

Net periodic benefit cost	$43.6	$42.1	$28.1

The 2004 net periodic benefit cost amount of $43.6 million, includes $16.7 million for Pepco, $9.5 million for DPL and $10.5 million for ACE. The remaining net periodic benefit cost is related to other PHI subsidiaries. The 2003 net periodic benefit cost amount of $42.1 million, includes $18.0 million for Pepco, $9.0 million for DPL and $10.0 million for ACE. The remaining net periodic benefit cost is related to other PHI subsidiaries. The 2002 net periodic benefit cost amount of $28.1 million includes $18.4 million for Pepco, and $2.1 million of DPL and $4.3 million of ACE for the period August 1, 2002 to December 31, 2002. The remaining 2002 net periodic benefit cost is related to other PHI subsidiaries.

The following weighted average assumptions were used to determine the benefit obligations at December 31:

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31

	Other Post- Retirement Benefits
	2004	2003
Discount rate	5.875%	6.25%
Rate of compensation increase	4.50%	4.50%

The following weighted average assumptions were used to determine the net periodic benefit cost for years ended December 31:

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31

	Other Post- Retirement Benefits
	2004	2003
Discount rate	6.25%	6.75%
Expected long-term return on plan assets	8.75%	8.75%
Rate of compensation increase	4.50%	4.50%

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments, and when viewed over a long time horizon, are expected to yield a return on assets of 8.75%.

The table below provides the assumed health care trend rates as of December 31:

Assumed health care cost trend rates at December 31

	2004	2003
Health care cost trend rate assumed for next year	9%	8%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2009	2007

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$1.8	$(1.7)
Effect on post-retirement benefit obligation	25.0	(23.0)

Plan Assets

Pepco Holdings’ post-retirement plan weighted-average asset allocations at December 31, 2004, and 2003, by asset category are as follows:

	Plan Assets at December 31,
	2004	2003
Asset Category
Equity securities	65%	63%
Debt securities	35%	37%

Total	100%	100%

No Pepco Holdings common stock is included in post-retirement program assets.

Cash Flows

Contributions

Pepco funded the 2004 and 2003 portions of its estimated liability for Pepco post-retirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within Pepco Holdings’ Retirement Plan, and an IRC 501 (C) (9) Voluntary Employee Beneficiary Association (VEBA). DPL and ACE funded a portion of their estimated post-retirement liability through their VEBAs. In 2004 and 2003, Pepco contributed $4.7 million and $4.1 million, respectively, DPL contributed $9.5 million and $9.0 million, respectively. ACE contributed $9.3 million and $5.3 million, respectively, to the plans. Contributions of $5.0 million and $8.5 million, respectively, were made by other PHI subsidiaries. Assuming no changes to the current pension plan assumptions, PHI expects similar amounts to be contributed in 2005.

Expected Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Years	Pension Benefits
2005	$36.0
2006	36.3
2007	38.6
2008	40.6
2009	42.4
2010 – 2014	225.3

FASB Staff Position (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became effective on December 8, 2003. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

Pepco Holdings sponsors post-retirement health care plans that provide prescription drug benefits. Pepco Holdings did not elect the deferral of appropriate accounting permitted by the FASB Staff position (FSP) 106-1. The Accumulated Post-retirement Benefit Obligation (APBO) as of December 31, 2004 and December 31, 2003 has been reduced by $28 million to reflect the effects of the Act. This reduction includes both the decrease in the cost of future benefits being earned and an amortization of the APBO reduction over the future average working lifetime of the participants, or 12 years. The anticipated claims costs expected to be incurred have been adjusted to reflect the cost sharing between Medicare and Pepco Holdings. Participation rates have not been changed. In reflecting the effects of the Act, Pepco Holdings has determined which plans are eligible for Medicare cost sharing by analyzing the terms of each of its plans. It has recognized Medicare cost sharing for a plan only if Pepco Holdings’ projected prescription drug coverage is expected to be at least as generous as the expected contribution by Medicare to a prescription drug plan not provided by Pepco Holdings.

The effect of the subsidy on the 2004 other post-retirement net periodic benefit cost of $43.6 million is approximately a $3.6 million reduction due to the subsidy. Approximately $2.0 million is related to the amortization of the actuarial gain, and approximately $1.6 million is a subsidy-related reduction in interest cost on the APBO.

(7)	DEBT

LONG-TERM DEBT

The components of long-term debt are shown below.

		At December 31,
Interest Rate	Maturity	2004	2003
		(Millions of Dollars)
First Mortgage Bonds
Pepco:
6.50%	2005	$100.0	$100.0
6.25%	2007	175.0	175.0
6.50%	2008	78.0	78.0
5.875%	2008	50.0	50.0
5.75% (a)	2010	16.0	16.0
4.95% (a)	2013	200.0	200.0
4.65% (a)	2014	175.0	—
6.00% (a)	2022	30.0	30.0
6.375% (a)	2023	37.0	37.0
6.875%	2023	—	100.0
5.375% (a)	2024	42.5	42.5
5.375% (a)	2024	38.3	38.3
6.875%	2024	—	75.0
7.375%	2025	75.0	75.0
5.75% (a)	2034	100.0	—

DPL:
7.71%	2025	100.0	100.0

ACE:
6.18% – 7.98%	2004 – 2008	156.0	165.0
7.25% – 7.63%	2010 – 2014	8.0	8.0
6.63%	2013	68.6	68.6
7.68%	2015 – 2016	17.0	17.0
6.80% (a)	2021	38.9	38.9
7.00%	2023	—	62.5
5.60% (a)	2025	4.0	4.0
6.15% – 7.20%	2028 – 2029	—	129.7
Variable (a)	2029	54.7	—
5.80% (a)	2034	120.0	—

Amortizing First Mortgage Bonds
DPL:
6.95%	2004 – 2008	13.2	15.7
ACE:
6.375% (a)	2004 – 2006	—	2.0

Total First Mortgage Bonds		$1,697.2	$1,628.2

(a)	First Mortgage Bonds issued as security for tax-exempt bonds and senior notes.

NOTE: Schedule is continued on next page.

		At December 31,
Interest Rate	Maturity	2004	2003
		(Millions of Dollars)
Unsecured Tax-Exempt Bonds
DPL:
5.20%	2019	$31.0	$31.0
3.15%	2023	18.2	18.2
5.50%	2025	15.0	15.0
4.90%	2026	34.5	34.5
5.65%	2028	16.2	16.2
Variable	2030 – 2038	93.4	93.4

Total Unsecured Tax-Exempt Bonds		208.3	208.3

Medium-Term Notes (unsecured)
Pepco:
7.64%	2007	35.0	35.0
6.25%	2009	50.0	50.0
7.00%	2024	—	35.0

DPL:
8.30%	2004	—	4.5
6.75%	2006	20.0	20.0
7.06% – 8.13%	2007	61.5	61.5
7.56% – 7.58%	2017	14.0	14.0
6.81%	2018	4.0	4.0
7.61%	2019	12.0	12.0
7.72%	2027	10.0	10.0

ACE:
7.50% – 7.52%	2007	15.0	15.0

CIV:
5.30%	2005	250.0	250.0
6.73%	2006	50.0	100.0

Total Medium-Term Notes (unsecured)		$521.5	$611.0

NOTE: Schedule is continued on next page.

		At December 31,
Interest Rate	Maturity	2004	2003
		(Millions of Dollars)
Recourse Debt
PCI:
4.00% – 4.99%	2008	$92.0	$92.0
6.00% – 6.99%	2004 – 2014	71.1	99.4
7.00% – 8.99%	2004 – 2007	34.3	86.8

Total Recourse Debt		197.4	278.2

Notes (secured)
Pepco Energy Services:
7.85%	2017	9.2	8.5

Notes (unsecured)
PHI:
Variable	2004	—	200.0
3.75% – 5.50%	2006 – 2007	800.0	800.0
4.00% – 6.45%	2010 – 2012	950.0	950.0
7.45%	2032	250.0	250.0

PEPCO
Variable	2006	100.0	—

DPL:
5.0%	2014	100.0	—

Total Notes (unsecured)		2,200.0	2,200.0

Nonrecourse debt
PCI:
6.60%	2018	17.1	18.1

Acquisition fair value adjustment		.2	.7

Total Long-Term Debt		4,850.9	4,953.0
Net unamortized discount		(6.1)	(10.1)
Current portion of long-term debt (a)		(482.7)	(354.0)

Total Net Long-Term Debt		$4,362.1	$4,588.9

Transition Bonds issued by ACE Funding:
2.89%	2010	$75.2	$94.5
2.89%	2011	39.4	46.0
4.21%	2013	66.0	66.0
4.46%	2016	52.0	52.0
4.91%	2017	118.0	118.0
5.05%	2018	54.0	54.0
5.50%	2023	147.0	147.0

Total		551.6	577.5
Net unamortized discount		(.1)	(.3)
Current portion of long-term debt (included in short-term debt)		(28.2)	(25.9)

Total Transition Bonds issued by ACE Funding		$523.3	$551.3

(a)	Included in short-term debt.

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are secured by a lien on substantially all of the issuing company’s property, plant and equipment.

The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers are not available to creditors of ACE. The Transition Bonds are obligations of ACE Funding and are non-recourse to ACE.

The aggregate amounts of maturities for long-term debt and transition bonds outstanding at December 31, 2004, are $510.9 million in 2005, $536.9 million in 2006, $854.9 million in 2007, $305.3 million in 2008, $82.2 million in 2009, and $3,111.9 million thereafter.

Project Funding Secured by Customer Accounts Receivable represents funding for energy savings contracts performed by Pepco Energy Services and includes the current portion of project funding that was provided in exchange for the sale of the customers’ account receivable.

The aggregate amounts of maturities for the Project Funding Secured by Customer Accounts Receivable debt outstanding at December 31, 2004, are $5.4 million in 2005, $5.8 million in 2006, $6.3 million in 2007, $6.6 million in 2008, $6.2 million in 2009, and $40.4 million, thereafter.

SHORT-TERM DEBT

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs, but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings’ short-term debt at December 31, 2004 and 2003 is as follows.

	2004	2003
	(Millions of Dollars)
Commercial paper	$111.3	$—
Construction loan	—	310.0
Project funding	5.4	5.0
Floating rate note	50.0	50.0
Variable rate demand bonds	158.4	158.4
Current portion of long-term debt	510.9	379.9

Total	$836.0	$903.3

Commercial Paper

Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, up to $275 million, and up to $250 million, respectively. The commercial paper programs of PHI, Pepco, DPL and ACE are backed by $1.2 billion in credit facilities. Pepco Holdings’ credit limit under these facilities is $700 million, and the credit limit of each of Pepco, DPL and ACE under these facilities is the lower of $300 million and the maximum amount of short-term debt authorized by the applicable regulatory authority, except that the aggregate amount of credit utilized by Pepco, DPL and ACE at any given time under these facilities may not exceed $500 million. The commercial paper notes can be issued with maturities up to 270 days from the date of issue.

Pepco Holdings and ACE had $78.6 million and $32.7 million of commercial paper outstanding at December 31, 2004, respectively. Pepco and DPL had no commercial paper outstanding at December 31, 2004. Interest rates for commercial paper issued during 2004 ranged from 1.05% to 2.63%. Interest rates for commercial paper issued during 2003 ranged from 1.00% to 1.60%. Maturities were less than 270 days for all commercial paper issued.

Construction Loan

In June 2004, Conectiv Bethlehem converted its $335 million construction loan to a two-year term loan due 2006. Conectiv Bethlehem entered into an interest rate swap agreement which effectively converted the variable interest rate on 75% of the expected loan balance to a fixed rate of 4.15%. In September 2004, Conectiv Bethlehem prepaid the entire $335 million loan and settled the swap agreement for $6.8 million in interest expense. Interest rates for borrowings under the construction and term loan ranged from 2.72% to 4.88% in 2004 and from 2.74% to 3.07% in 2003.

Floating Rate Note

In December 2004, Pepco Holdings issued a $50 million floating rate note. At December 31, 2004, the interest rate on this note was 2.81%. A $50 million floating rate note previously issued by Pepco matured in March 2004, on which the interest rate ranged from 1.60% to 1.61% during 2004 and 1.62% to 1.69% during 2003.

Variable Rate Demand Bonds

Variable Rate Demand Bonds (“VRDB”) are included in short-term debt because the VRDB are due on demand by the bondholder. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects the bonds submitted for purchase will continue to be remarketed successfully due to the credit worthiness of the respective issuers and because the remarketing resets interest rates on the bonds at market rates. The respective issuers also may utilize one of the fixed rate/fixed term conversion options of the bonds. On this basis, PHI views VRDBs as a source of long-term financing. The VRDB outstanding in 2004 and 2003 mature in 2005 to 2009 ($12.5 million), 2014 to 2017 ($48.6 million), 2024 ($33.3 million) and 2028 to 2031 ($64.0 million). Interest rates ranged from ..82% to 2.47% in 2004 and .60% to 1.90% in 2003.

Credit Facility Agreements

In July 2004, Pepco Holdings, Pepco, DPL and ACE entered into a five-year credit agreement with an aggregate borrowing limit of $650 million. This agreement replaced a $550 million 364-day credit agreement that was entered into on July 29, 2003. The respective companies also are parties to a three-year credit agreement that was entered into in July 2003 and terminates in July 2006 with an aggregate borrowing limit of $550 million. Pepco Holdings’ credit limit under these facilities is $700 million, and the credit limit of each of Pepco, DPL and ACE under these facilities is the lower of $300 million and the maximum amount of short-term debt authorized by the appropriate state commission, except that the aggregate amount of credit utilized by Pepco, DPL and ACE at any given time under these facilities may not exceed $500 million. Funds borrowed under these facilities are available for general corporate purposes. Either credit facility also can be used as credit support for the commercial paper programs of the respective companies. The three-year and five-year credit agreements contain customary financial and other covenants that, if not satisfied, could result in the acceleration of repayment obligations under the agreements or restrict the ability of the companies to borrow under the agreements. Among these covenants is the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreements. As of December 31, 2004, the applicable ratios for Pepco Holdings, Pepco, DPL and ACE were 59.0%, 58.5%, 52.1% and 50.2%, respectively. The credit agreements also contain a number of customary events of default that could result in the acceleration of repayment obligations under the agreements, including (i) the failure of any borrowing company or any of its significant subsidiaries to pay when due, or the acceleration of, certain indebtedness under other borrowing arrangements, (ii) certain bankruptcy events, judgments or decrees against any borrowing company or its significant subsidiaries, and (iii) a change in control (as defined in the credit agreements) of Pepco Holdings or the failure of Pepco Holdings to own all of the voting stock of Pepco, DPL and ACE.

(8)	INCOME TAXES

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and its subsidiaries included in its consolidated group pursuant to a written tax sharing agreement which was approved by the SEC as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss, with the exception of the tax benefits applicable to non-acquisition debt expenses of PHI. Such tax benefits are allocated to subsidiaries with taxable income.

The provision for income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Income Taxes

	For the Year Ended December 31,
	2004	2003	2002
	(Millions of Dollars)
Current Tax Expense
Federal	$(27.3)	$(126.5)	$(305.0)
State and local	(9.0)	36.0	(17.2)

Total Current Tax (Benefit) Expense	(36.3)	(90.5)	(322.2)

Deferred Tax Expense
Federal	185.1	172.6	400.5
State and local	32.4	(10.9)	49.2
Investment tax credits	(8.0)	(5.3)	(3.4)

Total Deferred Tax Expense	209.5	156.4	446.3

Total Income Tax Expense	$173.2	$65.9	$124.1

Reconciliation of Consolidated Income Tax Expense

	For the Year Ended December 31,
	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
	(Millions of Dollars)
Income Before Income Taxes	$431.9		$173.5		$334.6
Preferred dividends	2.8		4.7		5.7

Income Before Income Taxes	$434.7		$178.2		$340.3

Income tax at federal statutory rate	$152.1	.35	$62.4	.35	$119.1	.35
Increases (decreases) resulting from
Depreciation	9.4	.02	8.2	.05	6.6	.02
Removal costs	(1.7)	—	(4.6)	(.03)	(2.4)	(.01)
State income taxes, net of federal effect	29.4	.07	16.3	.09	20.7	.06
Tax credits	(5.9)	(.01)	(5.1)	(.03)	(4.0)	(.01)
Cumulative effect of local tax consolidation	(13.2)	(.03)	—		—
IRS settlement	19.7	.05	—		—
Company dividends reinvested in 401(k) plan	(2.1)	(.01)	(1.4)	.01	—
Leveraged leases	(8.2)	(.02)	(8.2)	(.05)	(8.3)	(.03)
Other	(6.3)	(.02)	(1.7)	(.02)	(7.6)	(.02)

Total Income Tax Expense	$173.2	.40	$65.9	.37	$124.1	.36

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2004	2003
	(Millions of Dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other book to tax basis differences	$1,709.8	$1,606.9
Deferred taxes on amounts to be collected through future rates	57.1	58.7
Deferred investment tax credit	(30.9)	(37.2)
Contributions in aid of construction	(56.9)	(67.6)
Goodwill, accumulated other comprehensive income, and valuation adjustments	(161.4)	(169.9)
Deferred electric service and electric restructuring liabilities	(5.2)	(7.9)
Finance and operating leases	434.8	332.8
NUG contract	82.1	86.7
Capital loss carry forward	(14.3)	—
Federal net operating loss	(65.7)	(70.1)
Federal Alternative Minimum Tax credit	(5.6)	—
State net operating loss	(63.7)	(22.6)
Valuation allowance (State NOLs)	33.9	—
Other post-retirement benefits	(36.2)	(18.9)
Unrealized losses on fair value declines	(6.2)	20.8
Property taxes, contributions to pension plan, and other	40.0	33.0

Total Deferred Tax Liabilities, Net	1,911.6	1,744.7
Deferred tax liabilities included in Other Current Liabilities	70.2	(56.0)

Total Deferred Tax Liabilities, Net Non-Current	$1,981.8	$1,688.7

At December 31, 2004, PHI had unused federal net operating loss carry forwards of $196.9 million which will expire in 2018. Since PHI expects to fully utilize this Federal net operating loss, no valuation allowance is necessary. As of December 31, 2004, PHI also has $1,135.2 million unused state net operating loss carry forwards, which will expire in various amounts through 2024. PHI has recorded a $33.9 million (tax effected) valuation allowance due to the uncertainty of full utilization of all these State net operating loss carry forwards. As of December 31, 2004, PHI also had unused capital loss carry forwards of approximately $39.3 million, which will expire in 2009 unless utilized. Since PHI expects to fully utilize these capital losses, no valuation allowance is necessary.

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax basis of assets and liabilities. The portion of the net deferred tax liability applicable to PHI’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be normalized over the remaining service lives of the related assets.

PHI files a consolidated federal income tax return. PHI’s federal income tax liabilities for Pepco legacy companies for all years through 2000, and for Conectiv legacy companies for all years through 1997 have been determined, subject to adjustment to the extent of any net operating loss or other loss or credit carry backs from subsequent years. Except for cross-border leases, which are more fully discussed below, PHI believes that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial condition or results of operations.

PHI Earnings Charge Relating to Additional Tax Liability

The Internal Revenue Service (IRS), as part of its normal audit of PHI’s income tax returns, questioned whether PHI is entitled to certain ongoing tax deductions being taken by PHI as a result of the adoption by PHI of a carry-over tax basis for a non-lease financial asset acquired in 1998 by a subsidiary of PHI. On December 14, 2004, PHI and the IRS agreed to a Notice of Proposed Adjustment settling this and certain other tax matters. This settlement will result in a cash outlay for additional taxes and interest of approximately $21.4 million when the current examination is completed in 2005, and an anticipated refund of taxes and interest of approximately $6.4 million when the examination of PHI’s 2003 return is completed. In addition, in the fourth quarter of 2004 PHI took a tax charge to earnings of approximately $19.7 million for financial reporting purposes. The charge consists of approximately $16.3 million to reflect the reversal of tax benefits recognized by PHI prior to September 30, 2004, and approximately $3.4 million of interest on the additional taxes.

Taxes Other Than Income Taxes

Taxes, other than income taxes, for each period are shown below.

	2004	2003	2002
Gross Receipts/Delivery	$137.8	$138.4	$111.3
Property	51.8	59.3	51.1
County Fuel and Energy	70.6	36.7	17.9
Environmental, Use and Other	42.6	39.5	45.3

Total	$302.8	$273.9	$225.6

(9)	PREFERRED STOCK OF SUBSIDIARIES

Preferred stock amounts outstanding as of December 31, 2004 and 2003 are as follows:

Issuer and Series		Redemption Price	Shares Outstanding		December 31,
			2004	2003	2004	2003
					(Millions of Dollars)
Serial Preferred
Pepco	$2.44 Series of 1957	$51.00	239,641	239,641	$12.0	$12.0
Pepco	$2.46 Series of 1958	$51.00	173,892	173,892	8.7	8.7
Pepco	$2.28 Series of 1965 (1)	$51.00	125,857	291,759	6.3	14.6

					$27.0	$35.3

Mandatorily Redeemable Serial Preferred
Pepco	$3.40 Series of 1992 (2)	$50.00	—	900,000	$—	$45.0

Redeemable Serial Preferred
ACE	$100 per share par value, 4.00% – 5.00%	$100 – $105.5	62,305	62,305	6.2	6.2
DPL	$100 per share par value, 3.70% – 5.00% 6.75% (3)	$103 – $105 $100	181,698 35,000	181,698 35,000	18.2 3.5	18.2 3.5

					$27.9	$27.9

(1)	In September and October of 2004, Pepco redeemed 81,400 and 84,502 shares, respectively, of its $2.28 Series 1965 Serial Preferred Stock at an aggregate redemption of $4.1 million and $4.2 million, respectively.

(2)	The shares of Pepco’s $3.40 Serial Preferred Stock Series of 1992 were subject to mandatory redemption, at par, through the operation of a sinking fund that began redeeming 50,000 shares annually, on September 1, 2002, with all then outstanding shares to be redeemed by September 1, 2007. The shares were not redeemable prior to September 1, 2002; thereafter, the shares were redeemable at par. On September 2, 2003, Pepco redeemed $2.5 million or 50,000 shares of its $3.40 Serial Preferred Stock Series of 1992 pursuant to mandatory sinking fund provisions. In September 2004, Pepco redeemed $2.5 million or 50,000 shares of its $3.40 Serial Preferred Stock Series of 1992 pursuant to mandatory sinking fund provisions. In December 2004, Pepco repurchased all of the 850,000 shares of the series remaining outstanding at par or an aggregate of $42.5 million.
(3)	Redeemable as of November 1, 2003 at $100 per share.

(10)	STOCK BASED COMPENSATION, DIVIDEND RESTRICTIONS, AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock Based Compensation

PHI maintains a Long-Term Incentive Plan (the LTIP), the objective of which is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings’ common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the Board as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, options, performance units, stock appreciation rights, and dividend equivalents. Up to 10,000,000 shares of common stock initially were available for issuance under the LTIP over a period of 10 years commencing August 1, 2002.

Prior to acquisition of Conectiv by Pepco, each company had a long-term incentive plan under which stock options were granted. At the time of the acquisition, certain Conectiv options vested and were canceled in exchange for a cash payment. Certain other Conectiv options were exchanged on a 1 for 1.28205 basis for Pepco Holdings stock options under the LTIP: 590,198 Conectiv stock options were converted into 756,660 Pepco Holdings stock options. The Conectiv stock options were originally granted on January 1, 1998, January 1, 1999, July 1, 1999, October 18, 2000, and January 1, 2002, in each case with an exercise price equal to the market price (fair value) of the Conectiv stock on the date of the grant. The exercise prices of these options, after adjustment to give effect to the conversion ratio of Conectiv stock for Pepco Holdings stock, are $17.81, $18.91, $19.30, $13.08 and $19.03, respectively. All of the Pepco Holdings options received in exchange for the Conectiv options granted in 1998, 1999, 2000 and 50 percent of the options exchanged for options granted in 2002 are exercisable. The remaining Pepco Holdings options received in exchange for options granted in 2002 became exercisable on January 1, 2005.

At the time of the merger, outstanding Pepco options were exchanged on a one-for-one basis for Pepco Holdings stock options granted under the LTIP. The options were originally granted under Pepco’s long-term incentive plan in May 1998, May 1999, January 2000, May 2000, January 2001, May 2001, January 2002, and May 2002. The exercise prices of the options are $24.3125, $29.78125, $22.4375, $23.15625, $24.59, $21.825, $22.57 and $22.685, respectively, which represent the market prices (fair values) of the Pepco common stock on its original grant dates. All the options granted in May 1998, May 1999, January 2000, and May 2000 are exercisable. Seventy-five percent of the options granted on January 1, 2001 are exercisable and the remaining options became exercisable on January 1, 2005. Seventy-five percent of the options granted on May 1, 2001 are exercisable and the remaining options will become exercisable on May 1, 2005. 50% of the options granted on January 1, 2002 are exercisable. Twenty-five percent of the remaining options granted on January 1, 2002 became exercisable on January 1, 2005 and twenty-five percent will become exercisable on January 1, 2006. 50% of the options granted on May 1, 2002 are exercisable. The remaining options granted on May 1, 2002 will become exercisable at the rate of twenty-five percent on May 1, 2005 and 2006.

Stock option activity for the three years ended December 31 is summarized below. The information presented in the table is for Pepco Holdings, including converted Pepco and Conectiv options.

	2004		2003		2002
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Beginning-of-year balance	2,115,037	$21.8131	2,122,601	$21.8031	970,741	$23.7810
Options granted	—	$—	—	$—	1,151,860	$20.1363
Options exercised	41,668	$18.9385	—	$—	—	$—
Options forfeited	9,615	$19.0300	7,564	$19.0300	—	$—
End-of-year balance	2,063,754	$21.8841	2,115,037	$21.8131	2,122,601	$21.8031
Exercisable at end of year	1,739,032	$21.9944	1,211,448	$22.8386	863,973	$20.3969

As of December 31, 2004, an analysis of options outstanding by exercise prices is as follows:

Range of Exercise Prices	Number Outstanding At December 31, 2004	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$13.08 to $19.30	697,813	18.8552	7.2
$21.83 to $29.78	1,365,941	23.4314	5.6

	2,063,754	21.8841	6.1

Pepco Holdings recognizes compensation costs for the LTIP based on the accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees.” There were no stock-based employee compensation costs charged to expense in 2004, 2003 and 2002 in respect to stock options granted under the LTIP.

There were no options granted in 2004 or 2003. The fair values of options granted in 2002, estimated on the date of grant using the Black-Scholes option pricing model, and related valuation assumptions are as follows:

2002
Weighted average fair value per option	$3.59
Expected option term (years)	8
Expected volatility	27.43%
Expected dividend yield	5.40%
Risk-free interest rate	5.20%

The weighted-average fair value of options granted during 2002 was $22.57 per share.

The Performance Restricted Stock Program and the Merger Integration Success Program have been established under the LTIP. Under the Performance Restricted Stock Program, performance criteria are selected and measured over a three-year period. The target number of share award opportunities established in 2001 under Pepco’s Performance Restricted Stock Program, a component of Pepco Holdings’ LTIP, for performance periods 2002-2004 was 57,000. The target number of share award opportunities established in 2004, 2003 and 2002 under Pepco Holdings’ Performance Restricted Stock Program for performance periods 2005-2007, 2004-2006 and 2003-2005 were 247,400, 292,100 and 287,800, respectively. The fair value per share on award date for the performance restricted stock was $21.060 for the 2005-2007 award, $19.695 for the 2004-2006 award, $19.405 for the 2003-2005 award and $22.51 for the 2002-2004 award. Depending on the extent to which the performance criteria are satisfied, the executives are eligible to earn shares of common stock under the Performance Restricted Stock Program ranging from 0% to 200% of the target share award opportunities. No awards were earned in respect to the 2002-2004 share award opportunity.

The maximum number of share award opportunities granted under the Merger Integration Success Program established under Pepco Holdings’ LTIP during 2002 was 241,075. The fair value per share on grant date was $19.735. Of those shares, 96,427 were restricted and have time-based vesting over three years: 20% vested in 2003, 30% vested in 2004, and 50% will vest in 2005. The remaining 144,648 shares are performance-based award opportunities that may be earned based on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2003 and 2004, respectively. Although the goals were met in 2003, it was determined that 63,943 shares, including shares reallocated from participants who did not meet performance goals as well as shares reflecting accrued dividends for the period August 1, 2002 to December 31, 2003, granted to certain executives, would not vest until 2005, and then only if the cost reduction goals were maintained and Pepco Holdings’ financial performance is satisfactory. 9,277 shares of common stock vested under this program on December 31, 2003 for other eligible employees. On March 11, 2005, 70,315 shares, including reinvested dividends, vested for the performance period ending on December 31, 2004.

Under the Pepco Holdings, Inc. Long-Term Incentive Plan, non-employee directors are entitled to a grant on May 1 of each year of a non-qualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

On August 1, 2002, the date of the consummation of Pepco’s merger with Conectiv, in accordance with the terms of the merger agreement, 80,602 shares of Conectiv performance accelerated restricted stock (PARS) were converted to 103,336 shares of Pepco Holdings restricted stock. The PARS were originally granted on January 1, 2002 at a fair market price of $24.40. All of the converted restricted stock has time-based vesting over periods ranging from 5 to 7 years from the original grant date.

In June 2003, the President and Chief Executive Officer of PHI received a retention award in the form of 14,822 shares of restricted stock. The shares will vest on June 1, 2006, if he is continuously employed by Pepco Holdings through that date.

Dividend Restrictions

Under PUHCA, PHI is prohibited, without SEC approval, from paying dividends on its common stock from capital or unearned surplus. PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; (ii) PUHCA, which prohibits a subsidiary of a registered public utility holding company from paying a dividend out of capital or unearned surplus without the prior approval of the SEC; (iii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities, and (iv) certain provisions of the charters of Pepco, DPL and ACE, which impose restrictions on payment of common stock dividends for the benefit of preferred stockholders.

Calculations of Earnings Per Share of Common Stock

Reconciliations of the numerator and denominator for basic and diluted earnings per share of common stock are shown below.

	For the Year Ended December 31,
	2004	2003	2002
	(Millions, except Per Share Data)
Income (Numerator):
Net Income	$258.7	$113.5	$210.5
Add: Redemption of subsidiary’s Preferred Stock	.5	—	—

Earnings Applicable to Common Stock	$259.2	$113.5	$210.5

Shares (Denominator)(a):
Average shares outstanding for computation of basic earnings per share of common stock	176.8	170.7	131.1	(b)
Average shares outstanding for diluted computation:
Average shares outstanding	176.8	170.7	131.1
Adjustment to shares outstanding	—	—	—

Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	176.8	170.7	131.1
Basic earnings per share of common stock	$1.47	$.66	$1.61
Diluted earnings per share of common stock	$1.47	$.66	$1.61

(a)	Options to purchase shares of common stock that were excluded from the calculation of diluted EPS as they are considered to be anti-dilutive were approximately 1.4 million, 2.0 million, and 1.4 million for the years ended December 31, 2004, 2003, and 2002, respectively.

(b)	Amount includes weighted average impact of 56.2 million Pepco Holdings shares issued to Conectiv shareholders on August 1, 2002 in connection with the acquisition of Conectiv.

The Company’s Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the DRP may be original issue shares or, at the option of Pepco Holdings, shares purchased in the open market. The DRP permits additional cash investments by DRP participants of not less than $25 each calendar month or more than $200,000 each calendar year. There were 1,471,936, 1,706,422 and 629,777 original issue shares issued under the DRP in 2004, 2003 and 2002, respectively.

The following table presents Pepco Holdings’ common stock reserved and unissued at December 31, 2004:

Name of Plan	Number of Shares
DRP	1,174,629
Conectiv Incentive Compensation Plan	1,758,332
Potomac Electric Power Company Long-Term Incentive Plan	1,400,000
Pepco Holdings, Inc. Long-Term Incentive Plan	9,743,464
Pepco Holdings, Inc. Stock Compensation Plan for Directors	95,825
Pepco Holdings, Inc. Non-Management Directors Compensation Plan	500,000
Potomac Electric Power Company Savings Plans consisting of (i) the Savings Plan for Exempt Employees, (ii) the Savings Plan for Bargaining Unit Employees, and (iii) the Savings Plan for Non-Exempt, Non-Bargaining Unit Employees	2,450,840
Conectiv Savings and Investment Plan	14,894
Atlantic Electric Savings and Investment Plan-B	22,937

Total	17,160,921

(11)	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Pepco Holdings’ financial instruments at December 31, 2004 and 2003 are shown below.

	At December 31,
	2004		2003
	(Millions of Dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Marketable securities	$—	$—	$23.0	$23.0
Liabilities and Capitalization
Long-Term Debt	$4,362.1	$4,575.3	$4,588.9	$4,920.3
Transition Bonds issued by ACE Funding	$523.3	$537.5	$551.3	$583.1
Long-Term Project Funding	$65.3	$65.3	$68.6	$68.6
Debentures issued to Financing Trust (short-term)	$—	$—	$25.8	$25.8
Debentures issued to Financing Trust	$—	$—	$72.2	$70.8
Serial Preferred Stock	$27.0	$21.7	$35.3	$26.9
Redeemable Serial Preferred Stock	$27.9	$18.7	$27.9	$19.0
Mandatorily Redeemable Serial Preferred Stock	$—	$—	$45.0	$45.1

The methods and assumptions below were used to estimate, at December 31, 2004 and 2003, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

The fair value of the Marketable Securities was derived based on quoted market prices.

The fair values of the Long-term Debt, which includes First Mortgage Bonds and Medium-Term Notes, excluding amounts due within one year, were derived based on current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The fair values of the Recourse and the Non-Recourse Debt held by PCI, excluding amounts due within one year, were based on current rates offered to similar companies for debt with similar remaining maturities.

The fair values of the Debentures issued to Financing Trust, Serial Preferred Stock, Redeemable Serial Preferred Stock, excluding amounts due within one year, were derived based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

The carrying amounts of all other financial instruments in Pepco Holdings’ accompanying financial statements approximate fair value.

(12)	COMMITMENTS AND CONTINGENCIES

REGULATORY AND OTHER MATTERS

Relationship with Mirant Corporation

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant Corporation, formerly Southern Energy, Inc., pursuant to an Asset Purchase and Sale Agreement. As part of the Asset Purchase and Sale Agreement, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries (collectively, Mirant). On July 14, 2003, Mirant Corporation and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court).

Depending on the outcome of the matters discussed below, the Mirant bankruptcy could have a material adverse effect on the results of operations of Pepco Holdings and Pepco. However, management currently believes that Pepco Holdings and Pepco currently have sufficient cash, cash flow and borrowing capacity under their credit facilities and in the capital markets to be able to satisfy any additional cash requirements that have arisen or may arise due to the Mirant bankruptcy. Accordingly, management does not anticipate that the Mirant bankruptcy will impair the ability of Pepco Holdings or Pepco to fulfill their contractual obligations or to fund projected capital expenditures. On this basis, management currently does not believe that the Mirant bankruptcy will have a material adverse effect on the financial condition of either company.

Transition Power Agreements

As part of the Asset Purchase and Sale Agreement, Pepco and Mirant entered into Transition Power Agreements for Maryland and the District of Columbia, respectively (collectively, the TPAs). Under these agreements, Mirant was obligated to supply Pepco with all of the capacity and energy needed to fulfill its standard offer service obligations in Maryland through June 2004 and its standard offer service obligations in the District of Columbia through January 22, 2005.

To avoid the potential rejection of the TPAs, Pepco and Mirant entered into an Amended Settlement Agreement and Release dated as of October 24, 2003 (the Settlement Agreement) pursuant to which Mirant assumed both of the TPAs and the terms of the TPAs were modified. The Settlement Agreement also provided that Pepco has an allowed, pre-petition general unsecured claim against Mirant Corporation in the amount of $105 million (the Pepco TPA Claim).

Pepco has also asserted the Pepco TPA Claim against other Mirant entities that Pepco believes are liable to Pepco under the terms of the Asset Purchase and Sale Agreement’s Assignment and Assumption Agreement (the Assignment Agreement). Under the Assignment Agreement, Pepco believes that each of the Mirant entities assumed and agreed to discharge certain liabilities and obligations of Pepco as defined in the Asset Purchase and Sale Agreement. Mirant has filed objections to these claims. Under the current plan of reorganization filed by the Mirant entities with the Bankruptcy Court, certain Mirant entities other than Mirant Corporation would pay significantly higher portions of the claims of their creditors than would Mirant Corporation. The amount that Pepco will be able to recover from the Mirant bankruptcy estate with respect to the Pepco TPA Claim will depend on the amount of assets available for distribution to creditors of the Mirant entities that are found to be liable for the Pepco TPA Claim.

Power Purchase Agreements

Under agreements with FirstEnergy Corp., formerly Ohio Edison (FirstEnergy), and Allegheny Energy, Inc., both entered into in 1987, Pepco is obligated to purchase from FirstEnergy 450 megawatts of capacity and energy annually through December 2005 (the FirstEnergy PPA). Under an agreement with Panda, entered into in 1991, Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the Panda PPA). In each case, the purchase price is substantially in excess of current market price. As a part of the Asset Purchase and Sale Agreement, Pepco entered into a “back-to-back” arrangement with Mirant. Under this arrangement, Mirant is obligated, among other things, to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA at a price equal to the price Pepco is obligated to pay under the FirstEnergy PPA and the Panda PPA (the PPA-Related Obligations).

Pepco Pre-Petition Claims

When Mirant filed its bankruptcy petition on July 14, 2003, Mirant had unpaid obligations to Pepco of approximately $29 million, consisting primarily of payments due to Pepco in respect of the PPA-Related Obligations (the Mirant Pre-Petition Obligations). The Mirant Pre-Petition Obligations constitute part of the indebtedness for which Mirant is seeking relief in its bankruptcy proceeding. Pepco has filed Proofs of Claim in the Mirant bankruptcy proceeding in the amount of approximately $26 million to recover this indebtedness; however, the amount of Pepco’s recovery, if any, is uncertain. The $3 million difference between Mirant’s unpaid obligation to Pepco and the $26 million Proofs of Claim primarily represents a TPA settlement adjustment which is included in the $105 million Proofs of Claim filed by Pepco against the Mirant debtors in respect of the Pepco TPA Claim. In view of this uncertainty, Pepco, in the third quarter of 2003, expensed $14.5 million to establish a reserve against the $29 million receivable from Mirant. In January 2004, Pepco paid approximately $2.5 million to Panda in settlement of certain billing disputes under the Panda PPA that related to periods after the sale of Pepco’s generation assets to Mirant. Pepco believes that under the terms of the Asset Purchase and Sale Agreement, Mirant is obligated to reimburse Pepco for the settlement payment. Accordingly, in the first quarter of 2004, Pepco increased the amount of the receivable due from Mirant by approximately $2.5 million and amended its Proofs of Claim to include this amount. Pepco currently estimates that the $14.5 million expensed in the third quarter of 2003 represents the portion of the entire $31.5 million receivable unlikely to be recovered in bankruptcy, and no additional reserve has been established for the $2.5 million increase in the receivable. The amount expensed represents Pepco’s estimate of the possible outcome in bankruptcy, although the amount ultimately recovered could be higher or lower.

Mirant’s Attempt to Reject the PPA-Related Obligations

On August 28, 2003, Mirant filed with the Bankruptcy Court a motion seeking authorization to reject its PPA-Related Obligations. Upon motions filed with the U.S. District Court for the Northern District of Texas (the District Court) by Pepco and FERC, in October 2003, the District Court withdrew jurisdiction over the rejection proceedings from the Bankruptcy Court. In December 2003, the District Court denied Mirant’s motion to reject the PPA-Related Obligations on jurisdictional grounds. The District Court’s decision was appealed by Mirant and The Official Committee of Unsecured Creditors of Mirant Corporation (the Creditors’ Committee) to the U.S. Court of Appeals for the Fifth Circuit (the Court of Appeals). On August 4, 2004, the Court of Appeals remanded the case to the District Court saying that the District Court has jurisdiction to rule on the merits of Mirant’s rejection motion, suggesting that in doing so the court apply a “more rigorous standard” than the business judgment rule usually applied by bankruptcy courts in ruling on rejection motions.

On December 9, 2004, the District Court issued an order again denying Mirant’s motion to reject the PPA-Related Obligations. The District Court found that the PPA-Related Obligations are not severable from the Asset Purchase and Sale Agreement and that the Asset Purchase and Sale Agreement cannot be rejected in part, as Mirant was seeking to do. On December 16, the Creditors’ Committee appealed the District Court’s order to the Court of Appeals, and on December 20, 2004, Mirant also appealed the District Court’s order.

As more fully discussed below, Mirant had been making regular periodic payments in respect of the PPA-Related Obligations. On December 9, 2004, Mirant filed a notice with the Bankruptcy Court that it was suspending payments to Pepco in respect of the PPA-Related Obligations. On December 13, 2004, Mirant failed to make a payment of approximately $17.9 million due to Pepco for the period November 1, 2004 to November 30, 2004. Mirant failed to make that payment. On December 23, 2004, Pepco received a payment of approximately $6.8 million from Mirant, which according to Mirant represented the market value of the power for which payment was due on December 13. Mirant has informed Pepco that it intends to continue to pay the market value, but not the above-market portion, of the power purchased under the PPA-Related Obligations. Pepco disagrees with Mirant’s assertion that it need only pay the market value and believes that the amount representing the market value calculated by Mirant is insufficient.

On January 21, 2005, Mirant made an approximately $21.1 million payment, which, according to Mirant, includes the payment for the FirstEnergy PPA for December 2004 and “includes the December 2004 TPA revenue in the amount of $29,093,173.43, the TPA costs in the amount of $37,865,924.10, and an allocated share of [FirstEnergy’s] PPA bill credits/charges in the amount of $5,490,164.79.” Pepco disputes Mirant’s contention that the amount paid reflects the full amount due Pepco under these agreements for the applicable periods.

As of March 1, 2005, Mirant has withheld payment of approximately $34.8 million due to Pepco under the PPA-Related Obligations.

On January 21, 2005, Mirant filed in the Bankruptcy Court a motion seeking to reject certain of its ongoing obligations under the Asset Purchase and Sale Agreement, including the PPA-Related Obligations. On March 1, 2005 (as amended by order dated March 7, 2005), the District Court granted Pepco’s motion to withdraw jurisdiction over the Asset Purchase and Sale Agreement rejection proceedings from the Bankruptcy Court. In addition, the District Court ordered Mirant to pay on March 18, 2005, all past-due unpaid amounts under the PPA-Related Obligations. Mirant has filed a motion for reconsideration and a stay of the March 1, 2005 order.

Pepco is exercising all available legal remedies and vigorously opposing Mirant’s attempt to reject the PPA-Related Obligations and other obligations under the Asset Purchase and Sale Agreement in order to protect the interests of its customers and shareholders. While Pepco believes that it has substantial legal bases to oppose the attempt to reject the agreements, the outcome of Mirant’s efforts to reject the PPA-Related Obligations is uncertain.

If Mirant ultimately is successful in rejecting the PPA-Related Obligations, Pepco could be required to repay to Mirant, for the period beginning on the effective date of the rejection (which date could be prior to the date of the court’s order and possibly as early as September 18, 2003) and ending on the date Mirant is entitled to cease its purchases of energy and capacity from Pepco, all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity. Pepco estimates that the amount it could be required to repay to Mirant in the unlikely event that September 18, 2003, is determined to be the effective date of rejection, is approximately $133.2 million as of March 1, 2005 (assuming Mirant continues to withhold unpaid amounts of approximately $34.8 million as of March 1, 2005.

Mirant has also indicated to the Bankruptcy Court that it will move to require Pepco to disgorge all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity, for the period July 14, 2003 (the date on which Mirant filed its bankruptcy petition) through rejection, if approved, on the theory that Mirant did not receive value for those payments. Pepco estimates that the amount it would be required to repay to Mirant on the disgorgement theory, in addition to the amounts described above, is approximately $22.5 million.

Any repayment by Pepco of amounts paid by Mirant would entitle Pepco to file a claim against the bankruptcy estate in an amount equal to the amount repaid. Pepco believes that, to the extent such amounts were not recovered from the Mirant bankruptcy estate, they would be recoverable as stranded costs from customers through distribution rates as described below.

The following are estimates prepared by Pepco of its potential future exposure if Mirant’s attempt to reject the PPA-Related Obligations ultimately is successful. These estimates are based in part on current market prices and forward price estimates for energy and capacity, and do not include financing costs, all of which could be subject to significant fluctuation. The estimates assume no recovery from the Mirant bankruptcy estate and no regulatory recovery, either of which would mitigate the effect of the estimated loss. Pepco does not consider it realistic to assume that there will be no such recoveries. Based on these assumptions, Pepco estimates that its pre-tax exposure as of March 1, 2005, representing the loss of the future benefit of the PPA-Related Obligations to Pepco, is as follows:

•	If Pepco were required to purchase capacity and energy from FirstEnergy commencing as of March 1, 2005, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 6.0 cents) and resold the capacity and energy at market rates projected, given the characteristics of the FirstEnergy PPA, to be approximately 5.0 cents per kilowatt hour, Pepco estimates that it would cost approximately $31 million for the remainder of 2005, the final year of the FirstEnergy PPA.

•	If Pepco were required to purchase capacity and energy from Panda commencing as of March 1, 2005, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 16.9 cents), and resold the capacity and energy at market rates projected, given the characteristics of the Panda PPA, to be approximately 7.4 cents per kilowatt hour, Pepco estimates that it would cost approximately $29 million for the remainder of 2005, approximately $34 million in 2006 and 2007, and approximately $34 million to $49 million annually thereafter through the 2021 contract termination date.

The ability of Pepco to recover from the Mirant bankruptcy estate in respect to the Mirant Pre-Petition Obligations and damages if the PPA-Related Obligations are successfully rejected will depend on whether Pepco’s claims are allowed, the amount of assets available for distribution to the creditors of the Mirant companies determined to be liable for those claims, and Pepco’s priority relative to other creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate, whether the recovery would be in cash or another form of payment, or the timing of any recovery.

If Mirant ultimately is successful in rejecting the PPA-Related Obligations and Pepco’s full claim is not recovered from the Mirant bankruptcy estate, Pepco may seek authority from the MPSC and the DCPSC to recover its additional costs. Pepco is committed to working with its regulatory authorities to achieve a result that is appropriate for its shareholders and customers. Under the provisions of the settlement agreements approved by the MPSC and the DCPSC in the deregulation proceedings in which Pepco agreed to divest its generation assets under certain conditions, the PPAs were to become assets of Pepco’s distribution business if they could not be sold. Pepco believes that, if Mirant ultimately is successful in rejecting the PPA-Related Obligations, these provisions would allow the stranded costs of the PPAs that are not recovered from the Mirant bankruptcy estate to be recovered from Pepco’s customers through its distribution rates. If Pepco’s interpretation of the settlement agreements is confirmed, Pepco expects to be able to establish the amount of its anticipated recovery as a regulatory asset. However, there is no assurance that Pepco’s interpretation of the settlement agreements would be confirmed by the respective public service commissions.

If the PPA-Related Obligations are successfully rejected, and there is no regulatory recovery, Pepco will incur a loss. However, the accounting treatment of such a loss depends on a number of legal and regulatory factors, and is not determinable at this time.

The SMECO Agreement

As a term of the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a facility and capacity agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) under which Pepco was obligated to purchase the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating facility (the SMECO Agreement). The SMECO Agreement expires in 2015 and contemplates a monthly payment to SMECO of approximately $.5 million. Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder. At this time, Mirant continues to make post-petition payments due to SMECO.

On March 15, 2004, Mirant filed a complaint with the Bankruptcy Court seeking a declaratory judgment that the facility and capacity credit agreement is an unexpired lease of non-residential real property rather than an executory contract and that if Mirant were to successfully reject the agreement, any claim against the bankruptcy estate for damages made by SMECO (or by Pepco as subrogee) would be subject to the provisions of the Bankruptcy Code that limit the recovery of rejection damages by lessors. Pepco believes that there is no reasonable factual or legal basis to support Mirant’s contention that the SMECO Agreement is a lease of real property. Litigation continues and the outcome of this proceeding cannot be predicted.

Federal Tax Treatment of Cross-Border Leases

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which as of December 31, 2004 had a book value of approximately $1.2 billion. The American Jobs Creation Act of 2004 imposed new passive loss limitation rules that apply prospectively to leases (including cross-border leases) entered into after March 12, 2004 with tax indifferent parties (i.e., municipalities and tax exempt or governmental entities). All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. Although this legislation is prospective in nature and does not affect PCI’s existing cross-border energy leases, it does not prohibit the IRS from challenging prior leasing transactions. In this regard, on February 11, 2005, the Treasury Department and IRS issued Notice 2005-13 informing taxpayers that the IRS intends to challenge on various grounds the purported tax benefits claimed by taxpayers entering into certain sale-leaseback transactions with tax indifferent parties, including those entered into on or prior to March 12, 2004 (the Notice).

PCI’s cross-border energy leases are similar to those sale-leaseback transactions described in the Notice. PCI’s leases are currently under examination by the IRS as part of the normal PHI tax audit. PHI believes there is a substantial likelihood that the IRS will challenge the tax benefits realized from interest and depreciation deductions claimed by PCI with respect to these leases, or the timing of these benefits, for the years 2001 through 2004. The tax benefits claimed by PCI for these years were approximately $175 million. The ultimate outcome of this issue is uncertain; however, if the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s results of operations and cash flow.

PHI believes that its tax position related to these transactions was proper based on applicable statutes, regulations and case law, and intends to contest any adjustments proposed by the IRS; however, there is no assurance that PHI’s position will prevail.

Under SFAS No. 13, as currently interpreted, a deferral of tax benefits that does not change the total estimated net income from PHI’s leases does not require an adjustment to the book value of the leases. However, if the IRS were to disallow, rather than require the deferral of, certain tax deductions related to PHI’s leases, PHI would be required to adjust the book value of the leases and record a charge to earnings equal to the repricing impact of the disallowed deductions. Such a charge to earnings, if required, is likely to have a material adverse effect on PHI’s results of operations for the period in which the charge is recorded.

In recent deliberations, The Financial Accounting Standards Board (FASB) has determined that a change in the timing of tax benefits also should require a repricing of the lease and an adjustment to the book value of a lease. Under this interpretation, a material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the IRS also would require an adjustment to the book value. PHI understands that the FASB intends to publish this guidance for comment in the near future to become effective at the end of 2005. If adopted, the application of this guidance could result in a material adverse effect on PHI’s results of operations even if the resolution is limited to a deferral of the tax benefits realized by PCI from its leases.

Rate Proceedings

In February 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and its Regulatory Asset Recovery Charge (RARC) in New Jersey. The petition was based on actual data for the nine months ended September 30, 2002, and forecasted data for the three months ended December 31, 2002 and sought an overall rate increase of approximately $68.4 million, consisting of an approximately $63.4 million increase in electricity distribution rates and $5 million for recovery of regulatory assets through the RARC. In October 2003, ACE filed an update supporting an overall rate increase of approximately $41.3 million, consisting of a $36.8 million increase in electricity distribution rates and a RARC of $4.5 million. This petition was ACE’s first increase request for electric distribution rates since 1991. The requested increase would apply to all rate schedules in ACE’s tariff. The Ratepayer Advocate filed testimony on January 3, 2004, proposing an annual rate decrease of $11.7 million. Intervenor groups representing industrial users and local generators filed testimony that did not take a position with respect to an overall rate change but their proposals, if implemented, would affect the way in which an overall rate increase or decrease would be applied to the particular rates under which they receive service. ACE’s rebuttal testimony, filed in February 2004, made some changes to its October filing and proposed an overall rate increase of approximately $35.1 million, consisting of a $30.6 million increase in distribution rates and a $4.5 million increase in the RARC. Hearings were held before an Administrative Law Judge in late March, early April and May 2004. At the hearing held in April 2004, the Ratepayer Advocate proposed an annual rate decrease of $4.5 million, modifying its earlier proposal that rates be decreased by $11.7 million annually. The Ratepayer Advocate and Staff of the NJBPU filed their briefs in this proceeding in August 2004. The Ratepayer Advocate’s brief supported its earlier proposal of an annual rate decrease of $4.5 million. The Staff’s brief, however, stated for the first time its position calling for an overall decrease of $10.8 million. Reply briefs were filed on August 23, 2004. Settlement discussions between ACE, the NJBPU Staff and the Ratepayer Advocate have been ongoing.

On December 12, 2003, the NJBPU issued an order also consolidating outstanding issues from several other proceedings into the base rate case proceeding. On December 22, 2003, ACE filed a Motion for Reconsideration in which it suggested that these issues be dealt with in a Phase II to the base rate case to address the outstanding issues identified in the December 12, 2003 Order. After discussion with the parties to the base rate case, it was agreed that a Phase II to the base rate case to address these issues, along with the $25.4 million of deferred restructuring costs previously transferred into the base rate case, would be initiated in April 2004. On April 15, 2004, ACE filed testimony with the NJBPU initiating a Phase II to the base rate proceeding described above. The parties to this case have been actively engaged in settlement discussions in conjunction with settlement of Phase I issues.

On August 31, 2004, ACE filed requests with the NJBPU proposing changes to its Transition Bond Charge, its Market Transition Charge—Tax rate, and its BGS Reconciliation charges. The net impact of these rate changes is to decrease ACE’s annual revenues by approximately 1.5%. All of these rate changes were implemented on October 1, 2004.

On October 1, 2004, DPL submitted its annual Gas Cost Rate (GCR) filing to the DPSC. In its filing, DPL sought to increase its GCR by approximately 16.8% in anticipation of increasing natural gas commodity costs. The GCR, which permits DPL to recover its procurement gas costs through customer rates, became effective November 1, 2004 and is subject to refund pending evidentiary hearings. In addition, on November 29, 2004, DPL filed a supplemental filing seeking approval to further increase GCR rates by an additional 6.5% effective December 29, 2004. The additional GCR increase became effective December 29, 2004 and is subject to refund pending evidentiary hearings. The DPSC Staff and the Division of Public Advocate filed their testimony on March 7, 2005 recommending full approval of the GCR changes being sought by DPL, including the revisions to the tariff in the original and supplemental filings. A final order addressing both the November 1 and December 29 increases is expected in the spring of 2005.

On February 13, 2004, DPL filed with the DPSC for a change in electric ancillary service rates that would have an aggregate effect of increasing annual Delaware electric revenues by $13.1 million or 2.4%. This filing was prompted by the increasing ancillary service costs charged to DPL by PJM Interconnection, LLC (PJM). The proposed rates went into effect on March 15, 2004, subject to refund. On June 22, 2004, the DPSC approved a settlement agreement that provided for an increase having an aggregate effect of increasing annual Delaware electric revenues by $12.4 million, or 2.3%, with rates effective June 23, 2004. The approved increase was slightly less than the proposed increase that went into effect on March 15, 2004. As part of the settlement, the resulting estimated over-collection of $75,000 was given by DPL to the State of Delaware Low Income Fund administered by the Delaware Department of Human Services on July 15, 2004.

In compliance with the settlement approved by the MPSC in connection with the merger of Pepco and Conectiv, on December 4, 2003, DPL and Pepco submitted testimony and supporting schedules to review and reset if necessary its electricity distribution rates in Maryland to be effective July 1, 2004, when the then-current distribution rate freeze/caps ended. DPL’s filing demonstrated that it was in an under-earning situation and, as allowed in the merger settlement, DPL requested that a temporary rate reduction implemented on July 1, 2003 for non-residential customers be terminated effective July 1, 2004. DPL estimated that the termination of the rate reduction would increase its annual revenues by approximately $1.1 million. A settlement reached between the parties allowing for this $1.1 million increase to be effective July 1, 2004 was approved by the MPSC in Order No. 79186. With limited exceptions, DPL cannot increase its distribution rates until January 1, 2007.

Pepco’s filing demonstrated that it also was in an under-earning situation. However the merger settlement provided that Pepco’s distribution rates after July 1, 2004 could only remain the same or be decreased. With limited exceptions, Pepco cannot increase its distribution rates until January 1, 2007. In an order dated July 6, 2004 the MPSC affirmed the Hearing Examiner’s recommendation that no rate decrease was warranted at that time.

On July 3, 2004, Pepco filed a distribution rate review case with the DCPSC as required by the terms of the Pepco-Conectiv merger settlement approved by the DCPSC. This case will determine whether Pepco’s distribution rates will be decreased. In accordance with the terms of the merger settlement, Pepco’s distribution rates cannot be increased as a result of the case. On November 24, 2004, the DCPSC issued an order that designated the issues to be considered in the case and set the hearing schedule. On December 17, 2004, Pepco filed supplemental direct testimony addressing the DCPSC-designated issues. Pepco’s filings indicate that no rate decrease is warranted. On March 4, 2005, the DCPSC issued an order granting a joint motion filed on March 3, 2005, on behalf of Pepco and several other parties in the case to suspend the procedural schedule to allow the parties to focus on completing settlement discussions. In the joint motion, the moving parties informed the DCPSC that they had agreed in principle to settlement provisions that would resolve all issues in the proceeding and that a settlement agreement could be filed in the near future.

Restructuring Deferral

Pursuant to a July 1999 summary order issued by the NJBPU under the New Jersey Electric Discount and Energy Competition Act (EDECA) (which was subsequently affirmed by a final decision and order issued in March 2001), ACE was obligated to provide basic generation service (BGS) from August 1, 1999 to at least July 31, 2002 to retail electricity customers in ACE’s service territory who did not choose a competitive energy supplier. The order allowed ACE to recover through customer rates certain costs incurred in providing BGS. ACE’s obligation to provide BGS was subsequently extended to July 31, 2003. At the allowed rates, for the period August 1, 1999 through July 31, 2003, ACE’s aggregate allowed costs exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) that was related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance.

In August 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003. The deferred balance was net of the $59.3 million offset for the LEAC Liability. The petition also requested that ACE’s rates be reset as of August 1, 2003 so that there would be no under-recovery of costs embedded in the rates on or after that date. The increase sought represented an overall 8.4% annual increase in electric rates and was in addition to the base rate increase discussed above. ACE’s recovery of the deferred costs is subject to review and approval by the NJBPU in accordance with EDECA.

In July 2003, the NJBPU issued a summary order, which (i) permitted ACE to begin collecting a portion of the deferred costs and reset rates to recover on-going costs incurred as a result of EDECA, (ii) approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003, (iii) transferred to ACE’s pending base rate case for further consideration approximately $25.4 million of the deferred balance, and (iv) estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. In July 2004, the NJBPU issued its final order in the restructuring deferral proceeding. The final order did not modify the amount of the disallowances set forth in the

July 2003 summary order, but did provide a much more detailed analysis of evidence and other information relied on by the NJBPU as justification for the disallowances. ACE believes the record does not justify the level of disallowance imposed by the NJBPU. In August 2004, ACE filed with the Appellate Division of the Superior Court of New Jersey, which hears appeals of New Jersey administrative agencies, including the NJBPU, a Notice of Appeal related to the July 2004 final order. ACE cannot predict the outcome of this appeal.

Divestiture Cases

District of Columbia

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC-approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. The District of Columbia allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $6.5 million and $5.8 million, respectively. On March 4, 2003, the Internal Revenue Service (IRS) issued a notice of proposed rulemaking (NOPR) that is relevant to that principal issue. Comments on the NOPR were filed by several parties on June 2, 2003, and the IRS held a public hearing on June 25, 2003. As a result of the NOPR, three of the parties in the divestiture case filed comments with the DCPSC urging the DCPSC to decide the tax issues now on the basis of the proposed rule. Pepco filed comments with the DCPSC in reply to those comments, in which Pepco stated that the courts have held and the IRS has stated that proposed rules are not authoritative and that no decision should be issued on the basis of proposed rules. Instead, Pepco argued that the only prudent course of action is for the DCPSC to await the issuance of final regulations relating to the tax issues and then allow the parties to file supplemental briefs on the tax issues. Pepco cannot predict whether the IRS will adopt the regulations as proposed, make changes before issuing final regulations or decide not to adopt regulations. Other issues in the proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that a sharing of EDIT and ADITC would violate the normalization rules. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. Pepco, in addition to sharing with customers the generation-related ADITC balance, would have to pay to the IRS an amount equal to Pepco’s $5.8 million District of Columbia jurisdictional generation-related ADITC balance as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative. As of December 31, 2004, the District of Columbia jurisdictional transmission and distribution-related ADITC balance was approximately $6.0 million.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to D.C. customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition. It is uncertain when the DCPSC will issue a decision.

Maryland

Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that was raised in the D.C. case. As of December 31, 2004, the Maryland allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. In November 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT, i.e., $9.1 million, and the generation-related ADITC. If such sharing were to violate the normalization rules, Pepco, in addition to sharing with customers an amount equal to approximately 50 percent of the generation-related ADITC balance, would be unable to use accelerated depreciation on Maryland allocated or assigned property. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s $10.4 million Maryland jurisdictional generation-related ADITC balance, as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. As of December 31, 2004, the Maryland retail jurisdictional transmission and distribution-related ADITC balance was approximately $10.7 million. The Hearing Examiner decided all other issues in favor of Pepco, except that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers. See also the disclosure above under “Divestiture Cases – District of Columbia” regarding the March 4, 2003 IRS NOPR.

Under Maryland law, if the proposed order is appealed to the MPSC, the proposed order is not a final, binding order of the MPSC and further action by the MPSC is required with respect to this matter. Pepco has appealed the Hearing Examiner’s decision on the treatment of EDIT and ADITC and corporate reorganization costs to the MPSC. Pepco cannot predict what the outcome of the appeal will be or when the appeal might be decided. Pepco believes that its calculation of the Maryland customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50 percent of the EDIT and ADITC balances described above and make additional gain-sharing payments related to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition.

SOS and Default Service Proceedings

District of Columbia

In February 2003, the DCPSC opened a new proceeding to consider issues relating to (a) the establishment of terms and conditions for providing SOS in the District of Columbia after Pepco’s obligation to provide SOS terminated on February 7, 2005, and (b) the selection of a new SOS provider.

In December 2003, the DCPSC issued an order that set forth the terms and conditions for the selection of a new SOS provider(s) and the provision of SOS by Pepco on a contingency basis. In December 2003, the DCPSC also issued an order adopting terms and conditions that would apply if Pepco continued as the SOS provider after February 7, 2005. In March 2004, the DCPSC issued an order adopting the wholesale SOS model, i.e., Pepco would continue to be the SOS provider in the District of Columbia after February 7, 2005. This March 2004 order, as amended by a DCPSC order issued in July 2004, extends Pepco’s obligation to provide default electricity supply at market rates for up to an additional 76 months for small commercial and residential customers, and for an additional 28 months for large commercial customers.

In August 2004, the DCPSC issued an order adopting administrative charges for residential, small and large commercial DC SOS customers that are intended to allow Pepco to recover the administrative costs incurred to provide the SOS supply. The approved administrative charges include an average margin for Pepco of approximately $0.00248 per kilowatt hour, calculated based on total sales to residential, small and large commercial DC SOS customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period will depend on the number of DC SOS customers from each customer class and the load taken by such customers over the time period. The administrative charges went into effect for Pepco’s DC SOS sales on February 8, 2005. Pepco completed the first competitive procurement process for DC SOS at the end of October and filed the proposed new SOS rates with the DCPSC on November 3, 2004.

The TPA with Mirant under which Pepco obtained the fixed-rate DC SOS supply ended on January 22, 2005, while the new SOS supply contracts with the winning bidders in the competitive procurement process began on February 1, 2005. Pepco procured power separately on the market for next-day deliveries to cover the period from January 23 through January 31, 2005, before the new DC SOS contracts began. Consequently, Pepco had to pay the difference between the procurement cost of power on the market for next-day deliveries and the current DC SOS rates charged to customers during the period from January 23 through January 31, 2005. In addition, because the new DC SOS rates did not go into effect until February 8, 2005, Pepco had to pay the difference between the procurement cost of power under the new DC SOS contracts and the DC SOS rates charged to customers for the period from February 1 to February 7, 2005. The total amount of the difference is estimated to be approximately $8.7 million. This difference, however, will be included in the calculation of the Generation Procurement Credit (GPC) for DC for the period February 8, 2004 through February 7, 2005. The GPC provides for a sharing between Pepco’s customers and shareholders, on an annual basis, of any margins, but not losses, that Pepco earned providing SOS in the District of Columbia during the four-year period from February 8, 2001 through February 7, 2005. Currently, based on the rates paid by Pepco to Mirant under the TPA Settlement, there is no customer sharing. However, in the event that Pepco were to ultimately realize a significant recovery from the Mirant bankruptcy estate associated with the TPA Settlement, the GPC would be recalculated, and the amount of customer sharing with respect to such recovery would be reduced because of the $8.7 million loss being included in the GPC calculation.

Maryland

Under a settlement approved by the MPSC in April 2003 addressing SOS service in Maryland following the expiration of Pepco’s fixed-rate default supply obligations in July 2004, Pepco is required to provide default electricity supply at market rates to residential and small commercial customers through May 2008, to medium-sized commercial customers through May 2006, and to large commercial customers through May 2005. In accordance with the settlement, Pepco purchases the power supply required to satisfy its market rate default supply obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the MPSC. Pepco is entitled to recover from its default supply customers the cost of the default supply plus an average margin of $0.002 per kilowatt hour, calculated based on total sales to residential, small and large commercial Maryland SOS customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period will depend on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period.

Under a settlement approved by the MPSC in April 2003 addressing SOS service in Maryland following the expiration of DPL’s fixed-rate default supply obligations to non-residential customers in June 2004 and to residential customers through June 2004, DPL is required to provide default electricity supply at market rates to residential and small commercial customers through May 2008, to medium-sized commercial customers through

May 2006, and to large commercial customers through May 2005. In accordance with the settlement, DPL purchases the power supply required to satisfy its market rate default supply obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved and supervised by the MPSC. DPL is entitled to recover from its default supply customers the costs of the default supply plus an average margin of $0.002 per kilowatt hour, calculated based on total sales to residential, small, and large commercial Maryland SOS customers over the twelve months ended December 31, 2003. Because margins vary by customer class, the actual average margin over any given time period will depend on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period.

Virginia

Under amendments to the Virginia Electric Utility Restructuring Act implemented in March 2004, DPL is obligated to offer default service to customers in Virginia for an indefinite period until relieved of that obligation by the VSCC. DPL currently obtains all of the energy and capacity needed to fulfill its default service obligations in Virginia under a supply agreement with Conectiv Energy. A prior agreement, also with Conectiv Energy, terminated effective December 31, 2004. The current contract was entered into after conducting a competitive bid procedure identical to the Maryland SOS process in most respects and Conectiv Energy was the lowest bidder to provide wholesale power supply for DPL’s Virginia default service customers. The new supply agreement commenced January 1, 2005 and expires in May 2006. On October 26, 2004, DPL filed an application with the VSCC for approval to increase the rates that DPL charges its Virginia default service customers to allow it to recover its costs for power under the new supply agreement plus an administrative charge and a margin.

A VSCC order dated November 17, 2004 allowed DPL to put interim rates into effect on January 1, 2005, subject to refund if the VSCC subsequently determined the rate is excessive. The interim rates reflected an increase of 1.0247 cents per kwh to the fuel rate, which provide for recovery of the entire amount being paid by DPL to Conectiv Energy, but did not include an administrative charge or margin, pending further consideration of this issue. Therefore, the November 17 order also directed the parties to file memoranda concerning whether administrative costs and a margin are properly recovered through a fuel clause mechanism. Memoranda were filed by DPL, the VSCC Staff and Virginia’s Office of Attorney General. The VSCC ruled on January 18, 2005, that the administrative charge and margin are base rate items not recoverable through a fuel clause. No appeal is planned regarding this filing. A settlement resolving all other issues and making the interim rates final was filed on March 4, 2005, contingent only on possible future adjustment depending on the result of a related proceeding at FERC. A hearing is scheduled for March 16, 2005, and the VSCC is expected to approve the settlement.

Also in October, DPL and Conectiv Energy jointly filed an application with the VSCC under Virginia’s Affiliates Act requesting authorization for DPL to enter into a contract to purchase power from an affiliate. This authorization permits the contract to be executed with an affiliate, but is not a ruling on the merits of the contract. A VSCC order dated December 17, 2004 granted approval for DPL to purchase power from Conectiv Energy under the new contract according to its terms beginning January 1, 2005.

On October 29, 2004, Conectiv Energy made a filing with FERC requesting authorization to enter into a contract to supply power to an affiliate. On December 30, 2004, FERC granted the requested authorization effective January 1, 2005, subject to refund and hearings on the narrow question whether, in the absence of direct VSCC oversight over the DPL competitive bid process, DPL unduly preferred its own affiliate, Conectiv Energy, in the design and implementation of the DPL competitive bid process, or unduly favored Conectiv Energy in the credit criteria and analysis applied. DPL cannot predict the outcome of this proceeding.

Delaware

Under a settlement approved by the DPSC, DPL is required to provide default electricity supply to customers in Delaware until May 1, 2006. On October 19, 2004, the DPSC initiated a proceeding to investigate and determine which entity should act as the standard offer supplier in DPL’s Delaware service territory after

May 1, 2006, and what prices should be charged for SOS after May 1, 2006. Similar to the process used in Maryland, the process used in Delaware consists of three separate stages. The stage 1 process was constructed to allow the DPSC to determine by February 28, 2005 the fundamental issues related to the selection of an SOS supplier. Stage 2 will resolve issues relating to the process under which supply will be acquired by the SOS provider and way in which SOS prices will be set and monitored. In the last stage, these selection and pricing mechanisms would be implemented to determine the post-May 2006 SOS supplier and the post-May 2006 SOS price. On January 26, 2005, the DPSC Staff issued a report recommending to the DPSC that DPL be selected as the SOS supplier, subject to further discussions as to how to establish SOS prices. On February 22, 2005, the DPSC voted to approve an SOS process that will allow a Wholesale Standard Offer Service Model with DPL as the SOS Provider. Issues including the length of this extension and any profit margin that DPL may be able to earn and retain in conjunction with this service have been deferred for further discussion and will be decided by the DPSC at a later date. A written DPSC order documenting this decision is expected sometime in March or April 2005.

Proposed Shut Down of B.L. England Generating Facility; Construction of Transmission Facilities

Pursuant to a September 25, 2003 NJBPU order, ACE filed a report on April 30, 2004 with the NJBPU recommending that the B.L. England generating facility be shut down in accordance with the terms of an April 26, 2004 preliminary settlement agreement among PHI, Conectiv and ACE, New Jersey Department of Environmental Protection (NJDEP) and the Attorney General of New Jersey. The report stated that the operation of the B.L. England facility is necessary at the present time to satisfy reliability standards, but that those reliability standards could also be satisfied in other ways. The report concludes that, based on B.L. England’s current and projected operating costs resulting from compliance with more restrictive environmental requirements, the most cost-effective way in which to meet reliability standards is to shut down the B.L. England facility and construct additional transmission lines into southern New Jersey. ACE cannot predict whether the NJBPU will approve the construction of the additional transmission lines.

In letters dated May and September 2004 to PJM, ACE informed PJM of its intent, as owner of the B.L. England generating plant, to retire the entire plant (447 MW) on December 15, 2007. PJM completed its independent analysis to determine the upgrades required to eliminate any identified reliability problems resulting from the retirement of B.L. England and recommended that certain transmission upgrades be installed prior to the summer of 2008. ACE’s independent assessment confirmed that the transmission upgrades identified by PJM are the transmission upgrades necessary to maintain reliability in the Atlantic zone after the retirement of B.L. England. The amount of the costs incurred by ACE to construct the recommended transmission upgrades that ACE would be permitted to recover from load serving entities that use ACE’s transmission system would be subject to approval by FERC. The amount of construction costs that ACE would be permitted to recover from retail ratepayers would be determined in accordance with the treatment of transmission-related revenue requirements in retail rates under the jurisdiction of the appropriate state regulatory commission. ACE cannot predict how the recovery of such costs will ultimately be treated by FERC and the state regulatory commissions and, therefore, cannot predict the financial impact to ACE of installing the recommended transmission upgrades. However, in the event that the NJBPU makes satisfactory findings and grants other requested approvals concerning the retirement of B.L. England and approves the construction of the transmission upgrades required to maintain reliability in the Atlantic zone after such retirement, ACE expects to begin construction of the appropriate transmission upgrades while final decisions by FERC and state regulatory commissions concerning the methodology for recovery of the costs of such construction are still pending.

On November 1, 2004, ACE made a filing with the NJBPU requesting approval of the transmission upgrades required to maintain reliability in the Atlantic zone after the retirement of B.L. England. On December 22, 2004, ACE filed a petition with the NJBPU requesting that the NJBPU establish a proceeding that will consist of a Phase I and Phase II and that the procedural process for the Phase I proceeding require intervention and participation by all persons interested in the prudence of the decision to shut down B.L. England generating facility and the categories of stranded costs associated with shutting down and dismantling the facility and remediation of the site. ACE contemplates that Phase II of this proceeding, which would be initiated by an ACE filing in 2008 or 2009, would establish the actual level of prudently incurred stranded costs to be recovered from customers in rates. ACE cannot predict the outcome of these two proceedings.

On November 12, 2004, ACE made a filing with the NJBPU requesting approval of year 2005 capital projects with respect to B.L. England. This filing was made pursuant the September 25, 2003 B.L. England rate order, which established a requirement that ACE file for approval of capital expenditures in excess of $1 million. For 2005, four projects, totaling $3.2 million in capital expenditures, have been identified as necessary to allow continued operation of B.L. England until its retirement. Two of these projects are well below the $1 million threshold set forth in the September 25, 2003 NJBPU order and two are above that threshold. ACE cannot predict the outcome of this proceeding.

General Litigation

Asbestos

During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, plaintiffs argue that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. Of the approximately 250 remaining asbestos cases pending against Pepco, approximately 85 cases were filed after December 19, 2000, and have been tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) exceeds $400 million, Pepco believes the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, Pepco does not believe these suits will have a material adverse effect on its financial condition. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s results of operations.

Enron

On December 2, 2001, Enron North America Corp. and several of its affiliates (collectively, Enron) filed for protection under the United States Bankruptcy Code. In December 2001, DPL and Conectiv Energy terminated all energy trading transactions under various agreements with Enron. In late January 2003, after several months of discussions between the parties concerning the amount owed by DPL and Conectiv Energy, Enron filed an adversary complaint against Conectiv Energy in the Bankruptcy Court for the Southern District of New York. The complaint sought, among other things, damages in the amount of approximately $11.7 million.

On June 3, 2004, the Bankruptcy Court approved a settlement among Enron, Conectiv Energy and DPL pursuant to which Conectiv Energy paid Enron an agreed settlement amount that was less than the $11.7 million damages Enron sought and the parties released all claims against each other. Conectiv Energy had previously established a reserve in an amount equal to the agreed settlement payment. Accordingly, the settlement did not have an effect on earnings.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices.

In May 2004, the U.S. Department of Justice (DOJ) invited DPL to enter into pre-filing negotiations in connection with DPL’s alleged liability under CERCLA at the Diamond State Salvage site in Wilmington, Delaware. In the context of the negotiations, DOJ informed DPL that DPL is a de minimis party at the site. In February 2005, DPL entered into a de minimis consent decree with the United States which, if approved by the U.S. District Court, would require DPL to pay $144,000 as reimbursement of the government’s response costs, resolve DPL’s alleged liability, and provide DPL a covenant not to sue from the United States and protection from third-party claims for contribution.

In July 2004, DPL entered into an Administrative Consent Order with the Maryland Department of the Environment (MDE) to perform a Remedial Investigation/Feasibility Study (RI/FS) to further identify the extent of soil, sediment and ground and surface water contamination related to former manufactured gas plant (MGP) operations at the Cambridge, Maryland site on DPL-owned property and to investigate the extent of MGP contamination on adjacent property. The costs for completing the RI/FS for this site are approximately $300,000, approximately $50,000 of which will be expended in 2005. The costs of cleanup resulting from the RI/FS will not be determinable until the RI/FS is completed and an agreement with respect to cleanup is reached with the MDE. DPL expects to complete the RI/FS in the first quarter of 2005.

In October 1995, each of Pepco and DPL received notice from EPA that it, along with several hundred other companies, might be a PRP in connection with the Spectron Superfund Site in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling and processing facility from 1961 to 1988.

In August 2001, Pepco entered into a consent decree for de minimis parties with EPA to resolve its liability at this site. Under the terms of the consent decree, which was approved by the U.S. District Court for the District of Maryland on March 31, 2003, Pepco made de minimis payments to the United States and a group of PRPs. In return, those parties agreed not to sue Pepco for past and future costs of remediation at the site and the United States will also provide protection against third-party claims for contributions related to response actions at the site. The consent decree does not cover any damages to natural resources. However, Pepco believes that any liability that it might incur due to natural resource damage at this site would not have a material adverse effect on its financial condition or results of operations. In February 2003, the EPA informed DPL that it will have no future liability for contribution to the remediation of the site.

In the early 1970s, both Pepco and DPL sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania, owned by a nonaffiliated company. In December 1987, Pepco and DPL were notified by EPA that they, along with a number of other utilities and non-utilities, were PRPs in connection with the PCB contamination at the site.

In October 1994, an RI/FS including a number of possible remedies was submitted to the EPA. In December 1997, the EPA issued a Record of Decision that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In June 1998, the EPA issued a unilateral administrative order to Pepco and 12 other PRPs to conduct the design and actions called for in its decision. On May 12, 2003, two of the potentially liable owner/operator entities filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 2, 2003, the Bankruptcy Court confirmed a Reorganization Plan that incorporates the terms of a settlement among the debtors, the United States and a group of utility PRPs including Pepco. Under the settlement, the reorganized entity/site owner will pay a total of $13.25 million to remediate the site.

As of December 31, 2004, Pepco had accrued $1.7 million to meet its liability for a site remedy. At the present time, it is not possible to estimate the total extent of EPA’s administrative and oversight costs or the expense associated with a site remedy ultimately implemented. However, Pepco believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the site. DPL believes that any liability for natural resource damages at this site will not have a material adverse effect on its financial condition or results of operations.

In June 1992, EPA identified ACE as a PRP at the Bridgeport Rental and Oil Services Superfund Site in Logan Township, New Jersey. In September 1996, ACE along with other PRPs signed a consent decree with EPA and NJDEP to address remediation of the site. ACE’s liability is limited to 0.232 percent of the aggregate remediation liability and thus far ACE has made contributions of approximately $105,000. Based on information currently available, ACE may be required to contribute approximately an additional $100,000. ACE believes that its liability at this site will not have a material adverse effect on its financial condition or results of operations.

In November 1991, NJDEP identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an administrative consent order with NJDEP to remediate the site. The soil cap remedy for the site has been completed and the NJDEP conditionally approved the report submitted by the parties on the implementation of the remedy in January 2003. In March 2004, NJDEP approved a Ground Water Sampling and Analysis Plan. The results of groundwater monitoring over the first year of this ground water sampling plan will help to determine the extent of post-remedy operation and maintenance costs. In March 2003, EPA demanded from the PRP group reimbursement for EPA’s past costs at the site, totaling $168,789. The PRP group objected to the demand for certain costs, but agreed to reimburse EPA approximately $19,000. Based on information currently available, ACE may be required to contribute approximately an additional $626,000. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial condition or results of operations.

On April 7, 2000, approximately 139,000 gallons of oil leaked from a pipeline at a generating facility that was owned by Pepco at Chalk Point generating facility in Aquasco, Maryland. The pipeline was operated by Support Terminals Services Operating Partnership LP (ST Services), an unaffiliated pipeline management company. The oil spread from Swanson Creek to the Patuxent River and several of its tributaries. The area affected covers portions of 17 miles of shoreline along the Patuxent River and approximately 45 acres of marshland adjacent to the Chalk Point property.

In December 2000, the Department of Transportation, Office of Pipeline Safety, Research and Special Programs Administration (OPS) issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order (NOPV). The NOPV alleged various deficiencies in compliance with regulations related to spill reporting, operations and maintenance of the pipeline and record keeping, none of which relate to the cause of the spill. The NOPV was issued to both Pepco and ST Services and proposed a civil penalty in the amount of $674,000. On June 2, 2004, the OPS issued a Final Order regarding the NOPV in this matter. The Final Order assessed a total fine of $330,250, with $256,250 of that amount assessed jointly against Pepco and ST Services and the remaining $74,000 assessed solely against ST Services. ST Services subsequently filed a Petition for Reconsideration. All penalties were stayed pending the outcome of the Petition for Reconsideration. On February 9, 2005, OPS issued a Decision on the Petition for Reconsideration that affirmed the Final Order. Pepco’s share of the $330,250 penalty assessed pursuant to the Final Order amounts to $128,125.

Preliminary Settlement Agreement with the NJDEP

In an effort to address NJDEP’s concerns regarding ACE’s compliance with New Source Review (NSR) requirements at B.L. England, on April 26, 2004, PHI, Conectiv and ACE entered into a preliminary settlement agreement with NJDEP and the Attorney General of New Jersey. The preliminary settlement agreement outlines the basic parameters for a definitive agreement to resolve ACE’s NSR liability at B.L. England and various other environmental issues at ACE and Conectiv Energy facilities in New Jersey. Among other things, the preliminary settlement agreement provides that:

•	contingent upon the receipt of necessary approvals from the NJBPU, PJM, North American Electric Reliability Council (NERC), FERC, and other regulatory authorities and the receipt of permits to construct certain transmission facilities in southern New Jersey ACE will permanently cease operation of the B.L. England generating facility by December 15, 2007. In the event that ACE is unable to shut down the B.L. England facility by December 15, 2007 through no fault of its own (e.g., because of failure to obtain the required regulatory approvals), B.L. England Unit 1 would be required to comply with stringent sulfur dioxide (SO2), nitrogen oxide (NOx) and particulate matter emissions limits set forth in the preliminary settlement agreement by October 1, 2008, and B.L. England Unit 2 would be required to comply with these emissions limits by May 1, 2009. If ACE does not either shut down the B.L. England facility by December 15, 2007 or satisfy the emissions limits applicable in the event shut down is not so completed, ACE would be required to pay significant monetary penalties.

•	to address ACE’s appeal of NJDEP actions relating to NJDEP’s July 2001 denial of ACE’s request to renew a permit variance from sulfur-in-fuel requirements under New Jersey regulations, effective through July 30, 2001, that authorized Unit 1 at B.L. England generating facility to burn bituminous coal containing greater than 1% sulfur, ACE will be permitted to combust coal with a sulfur content of greater than 1% at the B.L. England facility in accordance with the terms of B.L. England’s current permit until December 15, 2007 and NJDEP will not impose new, more stringent short-term SO2 emissions limits on the B.L. England facility during this period.

•	to resolve any possible civil liability (and without admitting liability) for violations of the permit provisions of the New Jersey Air Pollution Control Act (APCA) and the Prevention of Significant Deterioration provisions of the Federal Clean Air Act (CAA) relating to modifications that may have been undertaken at the B.L. England facility, ACE paid a $750,000 civil penalty to NJDEP on June 1, 2004, to compensate New Jersey for other alleged violations of the APCA and/or the CAA, ACE will undertake environmental projects valued at $2 million, which are beneficial to the state of New Jersey and approved by the NJDEP in a consent order or other final settlement document.

•	ACE will submit all federally required studies and complete construction of facilities necessary to satisfy the EPA’s new cooling water intake structure regulations in accordance with a schedule that NJDEP will establish in the renewal New Jersey Pollutant Discharge Elimination System (NJPDES) permit for the B.L. England facility. The schedule will take into account ACE’s agreement, provided that all regulatory approvals are obtained, to shut down the B.L. England facility by December 15, 2007.

•	to resolve any possible civil liability (and without admitting liability) for natural resource damages resulting from groundwater contamination at the B.L. England facility, Conectiv Energy’s Deepwater generating facility and ACE’s operations center near Pleasantville, New Jersey, ACE and Conectiv will pay NJDEP $674,162 or property of equivalent value and will remediate the groundwater contamination at all three sites. If subsequent data indicate that groundwater contamination is more extensive than indicated in NJDEP’s preliminary analysis, NJDEP may seek additional compensation for natural resource damages.

The preliminary settlement agreement also provides that the parties will work toward a consent order or other final settlement document that reflects the terms of the preliminary settlement agreement. ACE, Conectiv and PHI continue to negotiate with the NJDEP the terms of a consent order or other final settlement document.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2004, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings’ Consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor
	PHI	Conectiv	PCI	Total
Energy marketing obligations of Conectiv Energy (1)	$141.9	$1.6	$—	$143.5
Energy procurement obligations of Pepco Energy Services (1)	7.8	—	—	7.8
Standby letters of credit of Pepco Holdings (2)	4.2	—	—	4.2
Guaranteed lease residual values (3)	0.6	6.2	—	6.8
Loan agreement (4)	13.1	—	—	13.1
Construction performance guarantees (5)	—	1.7	—	1.7
Other (6)	14.9	3.9	3.0	21.8

Total	$182.5	$13.4	$3.0	$198.9

1.	Pepco Holdings and Conectiv have contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including requirements under BGS contracts for ACE.
2.	Pepco Holdings has issued standby letters of credit of $4.2 million on behalf of subsidiary operations related to Conectiv Energy’s competitive energy activities and third party construction performance. These standby letters of credit were put into place in order to allow the subsidiaries the flexibility needed to conduct business with counterparties without having to post substantial cash collateral. While the exposure under these standby letters of credit is $4.2 million, Pepco Holdings does not expect to fund the full amount.
3.	Subsidiaries of Pepco Holdings and Conectiv have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2004, obligations under the guarantees were approximately $6.8 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantee have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of requiring payment under the guarantee is remote.
4.	Pepco Holdings has issued a guarantee on behalf of a subsidiary’s 50% unconsolidated investment in a limited liability company for repayment of borrowings under a loan agreement of approximately $13.1 million.
5.	Conectiv has performance obligations of $1.7 million relating to obligations to third party suppliers of equipment.
6.	Other guarantees comprise:

•	Pepco Holdings has guaranteed payment of a bond issued by a subsidiary of $14.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•	Conectiv has guaranteed a subsidiary building lease of $3.9 million. PHI does not expect to fund the full amount of the exposure under the guarantee.

•	PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. As of December 31, 2004, the guarantees cover the remaining $3.0 million in rental obligations.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in the agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Contractual Obligations

As of December 31, 2004, Pepco Holdings contractual obligations under power purchase agreements with non-utility generators, excluding the Panda PPA discussed above under “Relationship with Mirant Corporation,” were $261.7 million in 2005, $512.7 million in 2006 to 2007 and $514.9 million in 2008 to 2009.

(13)	USE OF DERIVATIVES IN ENERGY AND INTEREST RATE HEDGING ACTIVITIES

PHI’s competitive energy segments use derivative instruments primarily to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. The derivative instruments used by the competitive energy segments include forward contracts, futures, swaps, and exchange-traded and over-the-counter options. In addition, the competitive energy segments also manage commodity risk with contracts that are not classified as derivatives. The primary goal of these activities is to manage the spread between the cost of fuel used to operate electric generation plants and the revenue received from the sale of the power produced by those plants and manage the spread between retail sales commitments and the cost of supply used to service those commitments in order to ensure stable and known minimum cash flows and fix favorable prices and margins when they become available. To a lesser extent, Conectiv Energy also engages in market activities in an effort to profit from short-term geographical price differentials in electricity prices among markets. PHI collectively refers to these energy market activities, including its commodity risk management activities, as “other energy commodity” activities and identifies this activity separate from that of the discontinued proprietary trading activity described below.

Conectiv Energy’s 2003 loss includes the unfavorable impact of net trading losses of $26.6 million that resulted from a dramatic rise in natural gas futures prices during February 2003, net of an after-tax gain of $15 million on the sale of a purchase power contract in February 2003. As of March 2003, Conectiv Energy ceased all proprietary trading activities, which generally consisted of the entry into contracts to take a view of market direction, capture market price change, and put capital at risk. PHI’s competitive energy segments are no longer engaged in proprietary trading; however, the market exposure under certain contracts entered into prior to cessation of proprietary trading activities was not completely eliminated because perfectly offsetting contractual positions were not available in the market at that time. These contracts will remain in place until they are terminated and their values are realized.

On June 25, 2003, Conectiv Energy entered into an agreement consisting of a series of energy contracts with an international investment banking firm with a senior unsecured debt rating of A+ / Stable from Standard & Poors (the Counterparty). The agreement is designed to more effectively hedge approximately 50% of Conectiv Energy’s generation output and approximately 50% of its supply obligations, with the intention of providing Conectiv Energy with a more predictable earnings stream during the term of the agreement. The 35-month agreement consists of two major components: a fixed price energy supply hedge and a generation off-take agreement. The fixed price energy supply hedge will be used to reduce Conectiv Energy’s financial exposure under its current supply commitment to DPL. Under this commitment, which extends through May 2006, Conectiv Energy is obligated to supply to DPL the electric power necessary to enable DPL to meet its POLR load obligations. Under the energy supply hedge, the volume and price risks associated with 50% of the POLR load obligation are effectively transferred from Conectiv Energy to the Counterparty through a financial “contract-for-differences.” The contract-for-differences establishes a fixed cost for the energy required by Conectiv Energy to satisfy 50% of the POLR load, and any deviations of the market price from the fixed price are paid by Conectiv Energy to, or are received by Conectiv Energy from, the Counterparty. The contract does not cover the cost of capacity or ancillary services. Under the generation off-take agreement, Conectiv Energy will receive a fixed monthly payment from the Counterparty and the Counterparty will receive the profit realized from the sale of approximately 50% of the electricity generated by Conectiv Energy’s plants (excluding the Edge Moor facility). This portion of the agreement is designed to hedge sales of approximately 50% of Conectiv Energy’s generation output, and under assumed operating parameters and market conditions should effectively transfer this portion of Conectiv Energy’s wholesale energy market risk to the Counterparty, while providing a more stable stream of revenues to Conectiv Energy. The 35-month agreement also includes several standard energy price swaps under which Conectiv Energy has locked in a sales price for approximately 50% of the output from its Edge Moor facility and has financially hedged other on-peak and off-peak energy price exposures in its portfolio to further reduce market price exposure. In total, the transaction is expected to improve Conectiv Energy’s risk profile by providing hedges that are tailored to the characteristics of its generation fleet and its POLR supply obligation.

PHI and its subsidiaries also use derivative instruments from time to time to mitigate the effects of fluctuating interest rates on debt incurred in connection with the operation of their business. In June 2002, PHI entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt commencing in July 2002. Based on this transaction, there remained a loss balance of $47.1 million in Accumulated Other Comprehensive Income (AOCI) at December 31, 2004. The portion expected to be reclassified to earnings during the next 12 months is $7.2 million. In addition, interest rate swaps have been executed in support of PCI’s medium-term note program.

The table below provides detail on effective cash flow hedges under SFAS 133 included in PHI’s consolidated balance sheet as of December 31, 2004. Under SFAS 133, cash flow hedges are marked-to-market on the balance sheet with corresponding adjustments to AOCI. The data in the table indicates the magnitude of the effective cash flow hedges by hedge type (i.e., other energy commodity and interest rate hedges), maximum term, and portion expected to be reclassified to earnings during the next 12 months.

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss

As of December 31, 2004

(Dollars in Millions)

Contracts	Accumulated OCI (Loss) After Tax (1)	Portion Expected to be Reclassified to Earnings during the Next 12 Months	Maximum Term
Other Energy Commodity	$(.5)	$5.3	37 months
Interest Rate	(47.4)	(7.4)	332 months

Total	$(47.9)	$(2.1)

(1)	Accumulated Other Comprehensive Loss as of December 31, 2004, includes $(4.1) million for an adjustment for minimum pension liability. This adjustment is not included in this table as it is not a cash flow hedge.

The following table shows, in millions of dollars, the pre-tax gain or (loss) recognized in earnings for cash flow hedge ineffectiveness for the years ended December 31, 2004, 2003, and 2002 and where they were reported in PHI’s Consolidated Statements of Earnings during the period.

	2004	2003	2002
Operating Revenue	$2.5	$1.8	$(.02)
Fuel and Purchased Energy	(8.5)	(2.8)	—

Total	$(6.0)	$(1.0)	$(.02)

For the year ended December 31, 2004, net losses totaling $6.6 million ($4.3 million after-tax) and for the year ended 2003, net gains totaling $6.8 million ($4.1 million after-tax) were reclassified out of other comprehensive income to earnings because the forecasted hedged transactions were deemed no longer probable.

In connection with their other energy commodity activities and discontinued proprietary trading activities, PHI’s competitive energy segments hold certain derivatives that do not qualify as hedges. Under SFAS 133, these derivatives are marked-to-market through earnings with corresponding adjustments on the balance sheet. The pre-tax gains (losses) on these derivatives are summarized in the following table, in millions of dollars, for the years ended December 31, 2004, 2003, and 2002.

	2004	2003	2002
Proprietary Trading	$(.4)	$(67.3)	$12.0
Other Energy Commodity	21.8	19.6	(.3)

Total	$21.4	$(47.7)	$11.7

(14)	2003 EXTRAORDINARY ITEM

In July 2003, the New Jersey Board of Public Utilities (NJBPU) approved the determination of stranded costs related to ACE’s January 31, 2003, petition relating to its B.L. England generating facility. The NJBPU approved recovery of $149.5 million. As a result of the order, ACE reversed $10.0 million of accruals for the possible disallowances related to these stranded costs. The credit to income of $5.9 million is classified as an extraordinary gain in Pepco Holdings’ 2003 financial statements, since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.

(15)	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The quarterly data presented below reflect all adjustments necessary in the opinion of management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, and the scheduled downtime and maintenance of electric generating units. The totals of the four quarterly basic and diluted earnings per common share may not equal the basic and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year.

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Total
	(Millions of Dollars, except Per Share Data)
2004
Total Operating Revenue	$1,764.1		$1,691.5		$2,046.5		$1,719.7		$7,221.8
Total Operating Expenses	1,613.6		1,461.0	(d)	1,767.0		1,604.5		6,446.1
Operating Income	150.5		230.5		279.5		115.2		775.7
Other Expenses	(87.2)		(80.6)		(96.3	)(c)	(76.9)		(341.0)
Preferred Stock Dividend Requirements of Subsidiaries	.7		.8		.7		.6		2.8
Income Before Income Tax Expense	62.6		149.1		182.5		37.7		431.9
Income Tax Expense	11.4	(a)	58.7		71.5		31.6	(e)	173.2
Net Income	51.2		90.4	(b)	111.0		6.1		258.7
Basic and Diluted Earnings Per Share of Common Stock	.30		.53		.64		.03		1.47
Cash Dividends Per Common Share	$.25		$.25		$.25		$.25		$1.00

2003
Total Operating Revenue	$1,928.7		$1,698.4		$2,130.6		$1,513.6		$7,271.3
Total Operating Expenses	1,889.6		1,559.1		1,782.0	(j)	1,424.2		6,654.9
Operating Income	39.1		139.3		348.6		89.4		616.4
Other Expenses	(79.4)		(76.0)		(89.1)		(184.5)		(429.0)
Preferred Stock Dividend Requirements of Subsidiaries	6.6		5.8		0.7		0.8		13.9
(Loss) Income Before Income Tax Expense	(46.9)		57.5		258.8		(95.9)		173.5
Income Tax (Benefit) Expense	(22.0)		20.4		101.5		(34.0)		65.9
(Loss) Income Before Extraordinary Item	(24.9)		37.1		157.3		(61.9)		107.6
Extraordinary Item	—		5.9	(i)	—		—		5.9
Net (Loss) Income	(24.9	)(g)	43.0	(h)	157.3		(61.9	)(f)	113.5
Basic and Diluted (Loss) Earnings Per Share of Common Stock Before Extraordinary Item	(.15)		.22		.92		(.36)		.63
Extraordinary Item Per Share of Common Stock	—		.03		—		—		.03
Basic and Diluted (Loss) Earnings Per Share of Common Stock	(.15)		.25		.92		(.36)		.66
Cash Dividends Per Common Share	$.25		$.25		$.25		$.25		$1.00

(a)	Includes tax benefit of $13.2 million related to a local jurisdiction’s final consolidated tax return regulations, which are retroactive to 2001.
(b)	Includes an $11.2 million pre-tax impairment charge ($7.3 million after-tax) to reduce the value of the Starpower investment to $28 million. Also includes $11.2 million pre-tax ($6.6 million after-tax) from the disposition of a joint venture associated with the Vineland co-generation facility.
(c)	Includes $12.8 million pre-tax ($7.7 million after-tax) associated with the prepayment of the Bethlehem debt.

(d)	Includes a $14.7 million pre-tax ($8.6 million after-tax) gain from the condemnation settlement associated with the transfer of Vineland distribution assets.
(e)	Includes a $19.7 million charge related to a PCI non-lease financial asset tax settlement with the IRS.
(f)	Includes a non-cash impairment charge of $102.6 million pre-tax ($66.7 million after-tax) related to Pepcom’s investment in Starpower. Also includes $32.8 million pre-tax ($19.4 million after-tax) related to the impairment of CT inventory at Conectiv Energy and $29.6 million pre-tax ($17.7 million after-tax) offset resulting from the associated reversal of a purchase accounting fair value adjustment.
(g)	Includes $108 million pre-tax ($64.1 million after-tax) related to the cancellation of a CT contract and a $57.9 million pre-tax ($34.6 million after-tax) offset resulting from the associated reversal of a purchase accounting fair value adjustment. Also includes $26.7 million resulting from net trading losses prior to the cessation of proprietary trading.
(h)	Includes a charge of $27.5 million pre-tax ($16.3 million after-tax) related to ACE’s New Jersey deferral disallowance.
(i)	Represents the favorable impact related to ACE’s accrual reversal.
(j)	Includes $14.5 million pre-tax ($8.7 million after-tax) net reserve recorded against a delinquent receivable from Mirant. Also includes a $44.7 million after-tax gain on the sale of the Edison Place office building.

BOARD OF DIRECTORS AND OFFICERS

Directors	Officers

Edmund B. Cronin, Jr.[5]

Chairman of the Board,

President and Chief Executive Officer

Washington Real Estate Investment Trust

Rockville, Maryland

(Real estate investment trust)

Jack B. Dunn, IV2,5

Chief Executive Officer and President

FTI Consulting, Inc.

Annapolis, Maryland

(Consulting)

Terence C. Golden[1,5]

Chairman

Bailey Capital Corporation Washington, D.C.

(Private investment company)

George F. MacCormack[4,5]

Retired Group Vice President Dupont

Wilmington, Delaware

(Manufacturing)

Richard B. McGlynn[1,3,4]

Attorney

Retired Vice President and General Counsel

United Water Resources, Inc.

Floretta D. McKenzie[2,3,4]

Senior Advisor

The American Institutes for Research

Washington, D.C.

(Education research)

Lawrence C. Nussdorf[1,5]

President and Chief Operating Officer

Clark Enterprises, Inc. Bethesda, Maryland

(Real estate and construction)

Peter F. O’Malley[2,4]

Of Counsel

O’Malley, Miles, Nylen & Gilmore, P.A.

Calverton, Maryland

(Law)

Frank K. Ross[1,4]

Retired Managing Partner

KPMG LLP and Distinguished Visiting Professor of Accounting Howard University Washington, D.C.

Pauline A. Schneider[2,5]

Partner

Hunton & Williams Washington, D.C.

(Law)

William T. Torgerson[3]

Vice Chairman and General Counsel

Pepco Holdings, Inc.

Dennis R. Wraase[3]

Chairman of the Board, President and Chief Executive Officer

Pepco Holdings, Inc.

A. Thomas Young[2,4]

Retired Executive Vice President

Lockheed Martin Corporation

Dennis R. Wraase

Chairman of the Board, President and Chief Executive Officer

William T. Torgerson

Vice Chairman and General Counsel

Thomas S. Shaw Executive Vice President

(President and Chief Operating Officer, Conectiv)

Joseph M. Rigby

Senior Vice President and Chief Financial Officer

Andrew W. Williams

Senior Vice President and Chief Risk Officer

E. R. Mayberry

Senior Vice President

(President and Chief Executive Officer, Pepco Energy Services, Inc.)

Beverly L. Perry

Senior Vice President Government Affairs and Public Policy

William J. Sim

Senior Vice President (President and Chief Operating Officer, Potomac Electric Power Company)

William H. Spence

Senior Vice President

(President and Chief Operating Officer, Conectiv Energy Holding Company)

Kenneth P. Cohn

Vice President and Chief Information Officer

Jill R. Downs

Vice President, Corporate Communications

Kirk J. Emge

Vice President,

Legal Services

Anthony J. Kamerick

Vice President and Treasurer

James P. Lavin

Vice President and Controller

James S. Potts

Vice President, Safety and Environment

Ellen Sheriff Rogers

Vice President, Corporate Governance, Secretary and Assistant Treasurer

Barbara J. Williams

Vice President, Human Resources

David M. Velazquez

Vice President, Strategic Planning

Karen G. Almquist

Assistant Treasurer and Assistant Secretary

Donna J. Kinzel

Assistant Treasurer

Allen E. Webb

Assistant Controller

Kathy A. White

Assistant Controller

[1]        Member of the Audit Committee of which Mr. Nussdorf is Chairman.

[2]        Member of the Corporate Governance/Nominating Committee of which Mr. O’Malley is Chairman.

[3]        Member of the Executive Committee of which Dr. McKenzie is Chairman.

[4] Member of the Compensation/Human Resources Committee of which Mr. Young is Chairman. [5] Member of the Finance Committee of which Mr. Golden is Chairman.

INVESTOR INFORMATION

Fiscal Agents

Common Stock and All Series of Preferred Stock (Atlantic City Electric Company, Delmarva Power & Light Company, and Potomac Electric Power Company)

In writing:

Wachovia Bank, N.A.

Shareholder Services Group

1525 West W. T. Harris Blvd., 3C3

Charlotte, NC 28262-8522

By telephone:

Toll free 1-866-254-6502

Via e-mail:

equityservices@wachovia.com

Inquiries concerning your Pepco Holdings, Inc. shareholdings (such as status of your account, dividend payments, change of address, lost certificates or transfer of ownership of shares) or to enroll in the dividend reinvestment plan or direct deposit of dividends, should be directed to Wachovia Bank, N.A. as listed above.

A copy of Pepco Holdings’ Form 10-K for the year ended December 31, 2004, is available without charge by contacting Wachovia Bank, N.A. as listed above.

Other Information

For Historical Stock Prices (Potomac Electric Power Company, Conectiv, Delmarva Power & Light Company and Atlantic Energy), and other Pepco Holdings, Inc. company information, including our Corporate Governance Guidelines, Corporate Business Policies (which in their totality constitute our code of business conduct and ethics) and Board Committee Charters, please visit our Web site at www.pepcoholdings.com

To exchange Potomac Electric Power Company or Conectiv common stock certificates for Pepco Holdings, Inc. stock certificates, contact Wachovia Bank, N.A. as listed in the left column.

Pepco Holdings, Inc. Notes, Potomac Electric Power Company Bonds, and Atlantic City Electric Company Bonds

In writing:

The Bank of New York

P. O. Box 11265

Church Street Station

New York, NY 10286

By telephone:

Toll Free: 1-800-548-5075

Delmarva Power & Light Company Bonds

In writing:

JP Morgan Chase Bank

Institutional Trust Service

4 New York Plaza, 15th Floor

New York, NY 10004

By telephone:

Toll free 1-800-275-2048

Investment Analyst Contact

Donna J. Kinzel, Director, Investor Relations

Telephone: 302-429-3004

E-mail: Donna.Kinzel@conectiv.com

New York Stock Exchange Ticker Symbol: POM

Pepco Holdings, Inc. filed its annual CEO Certification with the New York Stock Exchange on June 16, 2004, and filed its annual CEO and CFO Certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 as exhibits to its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Stock Market Information
2004	High	Low	Dividend	2003	High	Low	Dividend
1st Quarter	$21.71	$19.08	$.25	1st Quarter	$20.56	$16.73	$.25
2nd Quarter	$20.70	$16.94	$.25	2nd Quarter	$20.51	$16.10	$.25
3rd Quarter	$20.70	$17.90	$.25	3rd Quarter	$19.65	$16.65	$.25
4th Quarter	$21.68	$19.88	$.25	4th Quarter	$19.84	$17.28	$.25
(Close on December 31, 2004: $21.32)				(Close on December 31, 2003: $19.54)
Number of Shareholders at December 31, 2004: 75,674

Printed on recycled paper.

C/O WACHOVIA BANK, N.A. ATTN: PROXY TABULATION - NC 1153 P.O. BOX 563994 CHARLOTTE, NC 28256-9912

VOTE BY INTERNET – https://www.proxyvotenow.com/pom

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website. You will be given simple voting instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-866-205-9103

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern Time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Wachovia Bank, N.A., Attn: Proxy Tabulation - NC 1153, P.O. Box 563994, Charlotte, NC 28256-9912.

Ú  FOLD AND DETACH HERE  Ú

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☒  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPCO HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1:				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2:

1. Election of Directors				2. A proposal to amend the Restated Certificate of Incorporation to declassify the Company’s staggered Board

The Board of directors recommends a vote “FOR” the nominees listed below:				FOR AGAINST ABSTAIN ☐ ☐ ☐

(01) Edmund B. Cronin, Jr. (02) Pauline A. Schneider (03) Dennis R. Wraase	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 3: 3. A proposal to ratify the appointment of
To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.				PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2005. FOR AGAINST ABSTAIN ☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4: 4. Shareholder Proposal concerning the election of directors by a majority vote FOR AGAINST ABSTAIN ☐ ☐ ☐

Please sign below, exactly as your name or names appear on this proxy. Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.

Date:

Signature

Signature (Joint Owners)

Ú  FOLD AND DETACH HERE  Ú

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PROXY

701 Ninth Street, N.W.

Washington, D.C. 20068

Annual Meeting of Shareholders — May 20, 2005

The undersigned hereby appoints DENNIS R. WRAASE, WILLIAM T. TORGERSON, THOMAS S. SHAW and JOSEPH M. RIGBY, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 20, 2005 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (Second Floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting.

If shares of Pepco Holdings, Inc. Common Stock are issued to or held for the account of the undersigned under the Atlantic Electric 401(k) Savings and Investment Plan-B (the “Voting Plan”) and voting rights attached to such shares, then the undersigned hereby directs the Trustee of the Voting Plan to vote all shares of Pepco Holdings, Inc. Common Stock in the undersigned’s name and/or account under the Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1, 2 and 3 and AGAINST Item 4, and in the discretion of the proxy (or, in the case of the Voting Plan, in the discretion of the Voting Plan Trustee) upon such other matters, as may properly come before the Annual Meeting.

This Proxy is solicited on behalf of

the Board of Directors of Pepco Holdings, Inc.

Continued on reverse side

Your Internet or telephone vote authorizes the proxies to

vote your shares in the same manner as if you completed this proxy card.